As filed with the Securities and Exchange Commission on February 5, 2010

Registration No. 333-164089

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PhotoMedex, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3845	59-2058100
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

147 Keystone Drive

Montgomeryville, Pennsylvania 18936

(215) 619-3600

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Dennis M. McGrath

President and Chief Executive Officer

147 Keystone Drive

Montgomeryville, Pennsylvania 18936

(215) 619-3600

(Name, address, including zip code and telephone number, including area code, of agent for service)

With copies to:

Brian C. Miner, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 Telephone: (215) 963-5000 Facsimile: (215) 963-5001	Carmelo M. Gordian, Esq. David M. Kavanaugh, Esq. Nicholas F. Ducoff, Esq. Andrews Kurth LLP 111 Congress Avenue, Suite 1700 Austin, Texas 78701 Telephone: (512) 320-9290 Facsimile: (512) 320-9292

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2010

PHOTOMEDEX, INC.

1,700,000 Common Shares

This prospectus relates to the offer and sale of 1,700,000 shares of our common stock, par value $0.01 per share.

Our common stock is traded on the Nasdaq Global Market under the symbol “PHMDD.”

On February 4, 2010, the last reported sale price of our common stock was $9.75 per share, giving effect to the 1-for-6 reverse stock split, which was effective on February 3, 2010 ($1.625 on a pre-split basis). Our common stock began to trade on a split-effective basis on February 4, 2010.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 6.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option, exercisable within 45 days after the date of this prospectus, to purchase up to 255,000 additional shares of common stock upon the same terms and conditions as the shares offered by this prospectus to cover over-allotments, if any.

In connection with this offering, we have also agreed to issue to the underwriters warrants to purchase, in the aggregate, up to 85,000 shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The underwriters expect to deliver the shares of common stock to purchasers on or about             , 2010.

Rodman & Renshaw, LLC	Ladenburg Thalmann & Co. Inc.

The date of this prospectus is             , 2010.

NEOVA®
NEOVA®
DNA REPAIR FACTOR NOURISHING LOTION
NEOVA®
NEOVA®
NEOVA®
NEOVA®
DNA TOTAL REPAIR
NEOVA®
DNA TOTAL REPAIR®

PSORIASIS

XTRAC
VELOCITY™
XTRAC
VELOCITY

VITILIGO

OMNILUX clear-U™
&
OMNILUX new-U™

OMNILUX
leaders in light therapy

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the U.S.: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the U.S.  Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the U.S.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

PhotoMedex®, XTRAC®, XTRAC Velocity®, VTRAC®, SLT®, Laserpro®, Sinu-Clear®, Omnilux Blue®, Omnilux Revive®, Neova®, ProCyte®, Complex CU3®, GHK Copper Peptide Complex®, Z-Silc®, Ti-Silc®, Vital Copper®, Graftcyte® and Lumiére®, are registered trademarks of PhotoMedex, Inc. or its subsidiaries. Some of these marks are registered in certain foreign jurisdictions and some marks are registered in the U.S. Other service marks, trademarks and trade names of PhotoMedex, Inc. or its subsidiaries may be used in this prospectus. All other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, any trademarks referred to in this prospectus may appear without the ® symbol, but such references are not intended to indicate, in any way, that we or the owner of such trademark, as

i

applicable, will not assert, to the fullest extent under applicable law, our or its rights, or the right of the applicable licensor, to these trademarks.

INDUSTRY AND MARKET DATA

The market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which are derived from other relevant statistical information, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information.

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PROSPECTUS SUMMARY

This summary highlights certain information described in more detail later in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our common stock. You should carefully read the more detailed information set out in this prospectus, especially the risks related to our business and investing in our common stock that we discuss under the heading “Risk Factors,” as well as the consolidated financial statements and related notes appearing elsewhere in this prospectus. References in this prospectus to “we,” “us,” “our,” “the Company,” “our Company” and “PhotoMedex” refer to PhotoMedex, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

Our Business

PhotoMedex is a global skin health medical technology company that provides integrated disease management and aesthetic solutions through complementary laser and light-based devices, pharmaceuticals and cosmeceuticals. Through our historical relationships with dermatologists and plastic surgeons, we provide products and services that address skin diseases and skin conditions. These diseases and conditions include psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and sun damage. Our experience in addressing these diseases and conditions in the physician market has allowed us to expand our products and services to provide skin health solutions to the indoor tanning and spa markets and the in-store, on-line and television retail consumer markets for home use.

Our Current Strategy

Our strategic focus is built upon four key components—establishment of a unified sales force focused on superior skincare expertise, expanded international capabilities, the development of alternate channels for our varied product lines and a renewed commitment to innovation of our technologies.

•

Establishment of a Unified Sales Force—In the fourth quarter of 2009, we abandoned the discrete sales team approach for each of our many product segments and implemented a strategy to develop a single, skin health solutions-based sales force with expertise in our three primary skin health brands, XTRAC, Neova and Omnilux. We believe this solutions-based sales force is a cost-efficient, more productive and scalable organization. The effect of this change is to gain sales and financial leverage out of our current sales force while providing solutions across our complete product suite to our customers. In the fourth quarter of 2009, as a result of our increased efficiency, we were able to reduce our sales force headcount by approximately 25%. Along with reducing the size of our sales force, we have refocused the way that we sell our products to our customers. Rather than selling discrete products, we have shifted the way that we sell our skin health solutions from an individual product focus to educating our customers in the various ways they might utilize multiple products from our varied line to address their patients’ needs. In addition, the new sales approach has created a platform for co-marketing partnership opportunities. For example, on January 11, 2010, we entered into a co-promotion agreement with Galderma Laboratories, L.P., or Galderma, a dermatology sales company, pursuant to which we will promote Galderma’s new photodynamic therapy application (Metvixia, a drug which is activated by Aktilite, an LED device) for the treatment of actinic keratosis, a pre-cancerous skin condition. Co-marketing partnerships, such as our partnership with Galderma, which couple our sales force and products with complementary third-party products, provide us additional opportunities to increase revenue while leveraging our existing infrastructure.

•

Expanded International Capability—Our international operations and selling approach have been realigned and the once limited capabilities of the international organization have been dramatically enhanced through two initiatives. First, we have entered into an expanded management relationship with The Lotus Global Group, Inc., doing business as GlobalMed Technologies Co., or GlobalMed, with respect to our laser and light-based devices. GlobalMed is an international distribution and management company focused on creating increased market opportunity through the engagement and management of local in-country distributors and providing assistance in expediting regulatory approvals. Historically, GlobalMed managed our distribution relationships in the Pacific Rim for the XTRAC and VTRAC product lines, which represented a majority of our total international device sales. As a result of their success in managing our Pacific Rim distribution relationships, we have now expanded their responsibilities to include all of our laser and light based devices in substantially all markets outside of the U.S. Second, we have begun to undertake significant efforts to expand the international reach of our skincare business in both the physician and consumer channels by reformulating our current products to meet local standards and registering these products in major international markets. These are the first steps in the implementation of our international skincare expansion strategy.

•

Development of Alternate Channels—We are focused on expanding our sales to non-physician related channels, including the indoor tanning and spa markets and the in-store, on-line and television retail channels. We are accessing the indoor tanning and spa markets either through direct relationships with multiple-location market participants or indirectly through industry leading distributors. To further expand our retail channels, we have entered into an engagement with GlobalBeauty Group, or GlobalBeauty, to assist in the development of new sales channels in the direct to consumer skincare market, including the in-store, on-line and television retail channels. GlobalBeauty connects product-focused companies with emerging retail channels in order to expand domestic and international market opportunities.

•

Renewed Commitment to Innovation—We believe that innovation of our technologies is crucial to our ability to succeed in the extremely competitive skin health market. We have recently launched, or are working on, innovative new uses for our technologies that we believe will allow us to leverage the success of our current products in the marketplace. In June 2009, we launched the XTRAC Velocity, an innovation of the XTRAC Ultra for use in the treatment of severe psoriasis. The XTRAC Velocity was designed to treat severe psoriasis patients safely, painlessly, cost-effectively and without requiring substantial treatment time by a medical professional or the patient. With the innovation of the XTRAC Ultra into the XTRAC Velocity, we now have a psoriasis solution for physician practices of all sizes and patient demographics. We have also developed our new DNA Repair product line, which includes an innovative technology to address DNA damage caused by ultraviolet, or UV, exposure by activating the skin’s natural recovery process after damage has occurred, but before the secondary result, such as erythema or skin cancer, appears. Our DNA Repair products activate the DNA repair process, which is more effective than using sunscreen products. Finally, we are developing smaller versions of our Clear-U and New-U Omnilux home use devices. These versions will have the same power as the larger Clear-U and New-U Omnilux products, but will be less expensive to manufacture, resulting in a lower selling price. We believe these new versions of our Clear-U and New-U Omnilux products will provide consumers with greater access to our technology.

Galderma Co-Promotion Agreement

On January 11, 2010, we entered into a co-promotion agreement with Galderma, pursuant to which our sales force will sell Galderma’s Metvixia drug and Aktilite LED light for the photodynamic therapy treatment of actinic keratosis. Under the three year co-promotion agreement, which was effective as of January 1, 2010, Galderma will provide all marketing support for these products and we will provide the direct sales effort through our existing domestic sales organization.

Increase in Authorized Shares and Reverse Stock Split

On February 3, 2010, we held a Special Meeting of our Stockholders to consider and vote upon an increase in the number of our authorized shares of common stock to 35,000,000 (which number of shares would not be adjusted in the reverse stock split) and a reverse stock split of our issued and outstanding common stock at an exchange ratio of not less than 1-for-6 and not more than 1-for-10 at the discretion of our Board of Directors. Our stockholders approved both of these proposals and our Board of Directors authorized a reverse stock split at an exchange ratio of 1-for-6. Immediately following the Special Meeting of our Stockholders on February 3, 2010, we filed an amendment to our Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect both the increase of our authorized shares to 35,000,000 and the reverse stock split at an exchange ratio of 1-for-6.

Corporate Information

We were incorporated in Delaware on November 30, 1987 under our former name, Laser Photonics, Inc. Our headquarters are located at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936. Our telephone number is (215) 619-3600. Our website address is www.photomedex.com. The information on our website is not and should not be considered part of this prospectus and is intended to be an inactive textual reference only.

The Offering

Common stock offered by us	1,700,000 shares

Common stock outstanding immediately after this offering	3,938,158 shares(1)

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $14,501,000, or approximately $16,801,000 if the underwriters exercise their over-allotment option in full, based on the assumed offering price of $9.75, the last reported sale price of our common stock on February 4, 2010 giving effect to the 1-for-6 reverse stock split, and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us related to this offering.

We intend to use the net proceeds of this offering for general working capital and other corporate purposes. We may also use a portion of the proceeds from this offering to repay a portion of the outstanding principal amount of, and all accrued but unpaid interest under, our outstanding convertible promissory notes, or the Convertible Notes.

You should read the discussion in this prospectus under the heading “Use of Proceeds” for more information.

Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq Global Market Symbol	PHMDD

(1)	Excludes shares issuable upon exercise of the underwriters’ over-allotment option. The number of shares of our common stock outstanding immediately after this offering is based on 2,238,158 shares outstanding as of February 4, 2010 and excludes 155,299 shares of common stock issuable upon exercise of outstanding stock options as of February 4, 2010, 323,960 shares of common stock issuable upon exercise of outstanding warrants as of February 4, 2010, 85,000 shares of common stock issuable upon exercise of outstanding warrants to be issued to the underwriters upon the completion of this offering, 846,736 shares of common stock issuable upon conversion of the Convertible Notes as of February 4, 2010 and an aggregate of 74,556 shares of common stock reserved for issuance under our Amended and Restated 2005 Equity Compensation Plan, or the 2005 Equity Plan, and our 2000 Non-Employee Director Stock Option Plan, or the Non-Employee Director Plan.

Unless we indicate otherwise, all information in this prospectus assumes:

•

a reverse stock split of our issued and outstanding shares of common stock at an exchange ratio of 1-for-6 and an increase of our authorized shares of common stock to 35,000,000, both of which were effected on February 3, 2010;

•

the issuance and sale of our common stock in this offering at an offering price of $9.75 per share (based on the last reported sale price for our common stock on February 4, 2010, as reported by the Nasdaq Global Market);

•	that none of our outstanding stock options have been exercised or forfeited since February 4, 2010;

•	that none of our outstanding Convertible Notes have been converted as of February 4, 2010;

•	that none of the proceeds from this offering will be used to prepay any portion of the outstanding principal amount of, or any accrued but unpaid interest on, the Convertible Notes;

•	that the anti-dilution adjustments provided in our outstanding warrants or Convertible Notes have been triggered by the issuance of shares of our common stock in this offering; and

•	that the accrued but unpaid interest is not converted upon the conversion of the Convertible Notes.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data as of and for the periods presented. The summary consolidated financial data as of December 31, 2007 and 2008 and for each of the years ended December 31, 2006, 2007 and 2008 have been derived from our audited annual consolidated financial statements, which are included elsewhere in this prospectus. The summary historical consolidated balance sheet data as of December 31, 2006 has been derived from our audited annual consolidated financial statements, which have not been included in this prospectus. The summary consolidated financial data as of and for the nine months ended September 30, 2008 and 2009 have been derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. In the opinion of management, our unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, except as noted in the notes to the consolidated financial statements, necessary for a fair statement of interim periods. The financial information presented for the interim periods has been prepared in a manner consistent with our accounting policies described elsewhere in this prospectus and should be read in conjunction therewith. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year period. You should read this data together with the consolidated financial statements and related notes appearing elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus. Historical results are not necessarily indicative of future performance.

	Year Ended December 31,			Nine Months Ended September 30,
	2008	2007	2006	2009	2008
	(audited)			(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$34,770	$31,046	$26,246	$24,409	$26,518
Costs of revenues	16,995	13,486	12,768	12,585	12,223

Gross profit	17,775	17,560	13,478	11,824	14,295
Selling, general and administrative	26,797	22,375	19,722	18,674	18,460
Engineering and product development	1,073	799	1,007	850	881

Operating loss from continuing operations	(10,095)	(5,614)	(7,251)	(7,700)	(5,046)
Interest income	156	384	149	8	132
Interest expense	(1,189)	(913)	(671)	(1,746)	(893)
Change in fair value of warrants	—	—	—	1,205	—
Refinancing charge	—	(442)	—	—	—

Loss from continuing operations	(11,128)	(6,585)	(7,773)	(8,233)	(5,807)
Discontinued operations:
Income from discontinued operations	286	231	281	—	285
Loss on sale of discontinued operations	(449)	—	—	—	(415)

Net loss	$(11,291)	$(6,354)	$(7,492)	$(8,233)	$(5,937)

Basic and diluted net income (loss) per share(1):
Continuing operations	$(7.38)	$(4.38)	$(6.00)	$(5.46)	$(3.90)
Discontinued operations	(0.12)	0.18	0.18	0.00	(0.06)

Basic and diluted net income (loss) per share	$(7.50)	$(4.20)	$(5.82)	$(5.46)	$(3.96)

Shares used in computing basic and diluted net income (loss) per share(1)	1,501	1,496	1,291	1,503	1,501

Balance Sheet Data (At Period End):
Cash and cash equivalents	$3,737	$9,954	$12,886	$1,918	$6,809
Working capital	3,408	13,706	16,070	1,064	7,510
Total assets	46,714	56,687	57,482	55,747	53,529
Long-term debt (net of current portion)	3,985	5,709	3,727	1,519	5,006
Convertible debt(2)	—	—	—	17,653	—
Stockholders’ equity	29,682	39,533	44,103	22,692	34,729

(1)	For all periods, all common stock equivalents and convertible issues are antidilutive and, therefore, are not included in the weighted shares outstanding during the years in which we incurred net losses. Share amounts and basic and diluted net loss per share amounts shown on the condensed statements of operations have been adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009 and the reverse stock split of our issued and outstanding shares of common stock of 1-for-6 effective February 3, 2010.
(2)	Includes amounts with respect to the Convertible Notes and the fair-value of the related warrant liability.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you invest in our common stock, you should carefully consider the various risks of the investment, including those described below, together with all of the other information included in this prospectus. Additional risks may also impair our business operations and adversely affect our prospects. If any of the following risks actually occur, our business, financial condition or operating results could be adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

We have a history of losses, entertain the possibility of future losses and cannot assure you that we will become or remain profitable.

Historically, we have incurred significant losses and have had negative cash flows from our dermatological operations. Our surgical products business also has generated losses in recent years. To date, we have dedicated most of our financial resources to research and development and selling, general and administrative expenses. As of September 30, 2009, our accumulated deficit was approximately $113,553,000.

Our future revenues and success depend significantly upon acceptance and adoption of our excimer laser systems for the treatment principally of psoriasis. Our XTRAC system for the treatment of this condition generates revenues, but those revenues were insufficient under our consignment model to generate consistent, positive cash flows from our operations in the domestic XTRAC business segment. Our future revenues and success depend on revenue growth from our revamped sales strategies in our dermatological business. Our ability to market our products and services successfully under our revamped strategies and the expected benefits to be obtained from our products may be adversely affected by a number of factors, such as unforeseen costs and expenses, technological changes, economic downturns, competitive factors or other events beyond our control.

There can be no assurance that we will be able to maintain adequate liquidity to allow us to continue to operate our business or prevent the possible impairment of our assets. We cannot assure you that we will market any products successfully, operate profitably in the future, or that we will not require significant additional financing in order to accomplish our business plan. Any failure to achieve and maintain profitability would continue to have an adverse effect on our stockholders’ equity and working capital and could result in a decline in our stock price or cause us to cease operations.

Recent adverse developments with respect to our industry and the global macro-economy generally have adversely affected our business and our liquidity, the effect of which has resulted in our need to obtain additional financing.

The national and global economic downturn has resulted in a decline in overall consumer spending, a decline in access to credit and increased liquidity risks, all of which have, and could continue to, impact our business, financial condition and results of operations for the foreseeable future. Given our significant operating losses, negative cash flows, current forecasts and financial position as of September 30, 2009, we required significant additional funds in order to fund operations through and beyond the fourth quarter of 2009. In October 2009, we launched a private placement in which we expected to raise between $3.0 million and $5.0 million. Our gross proceeds in that offering amounted to approximately $2.85 million. The net proceeds we receive in this offering and the continued implementation of our revised sales and marketing strategies are expected to assure our liquidity through the fourth quarter of 2011.

There are no assurances that we will obtain additional equity or debt financing on favorable terms, or at all. In addition, there are no assurances that our new sales strategies will result in growth in our revenues. In the event that we are unsuccessful in raising requisite additional capital and in the event that we are also unsuccessful in spurring revenue growth, we may not be able to timely satisfy our working capital, debt repayment or capital equipment needs or execute our business plan. These adverse outcomes, should they both materialize, would raise substantial doubt about our ability to continue as a going concern.

To maintain and expand our business, we may need additional financing and such financing may not be available on favorable terms, if at all.

We have historically financed our activities through working capital provided from operations, the private placement of equity and debt securities and from lines of credit. We believe that our cash balance and other existing financial resources, and revenues from sales, distribution, licensing and manufacturing relationships, should be sufficient to meet our operating and capital requirements through the fourth quarter of 2010 and, assuming that we receive the maximum net proceeds under this offering at the assumed offering price, through the fourth quarter of 2011.

However, our operating plan or debt repayment obligations may change and we may need additional funds sooner than anticipated to meet our operational needs and repayment obligations or to answer our capital requirements for expansion, including in the event that:

•	debt financing for capital expenditures cannot be obtained;

•	operating losses continue because anticipated demand for our skincare products, including our Photo Therapeutics, or PTL, products, does not meet our expectations under our new sales strategies;

•	we fail to maintain existing, or develop new, customers or sales affiliates and alternate channels for the marketing and distribution of our skincare and PTL products;

•	we need to maintain or accelerate favorable, but costlier, growth of our revenues;

•	changes in our research and development plans necessitate unexpected, large future expenditures;

•	the investor that holds the Convertible Notes does not convert the notes, thereby obliging us to have funds to satisfy the notes upon maturity on February 27, 2014; or

•	costs to defend existing and unknown future litigation exceed our current planned resources.

If we need funds and cannot raise them on acceptable terms, we may not be able to:

•	execute our growth plan for our XTRAC system, skincare products and PTL products;

•	expand our manufacturing facilities, if necessary, based on increased demand for the XTRAC system or new skincare or PTL products which may be introduced;

•	meet our debt obligations, including the obligation to repay all amounts outstanding under our Convertible Notes at maturity on February 27, 2014;

•	take advantage of future opportunities, including synergistic, accretive acquisitions;

•	respond to customers, competitors or violators of our proprietary and contractual rights; or

•	remain in operation.

We must secure the consent of the holder of the Convertible Notes to incur debt financing. This investor is not obligated to give consent and could prohibit us from issuing debt to raise capital. To raise additional equity financing, we must first offer our terms to the investor and, if this investor declines, or fails to accept, such terms, then we have 30 days in which to pursue subscriptions and another 30 days in which to consummate the subscriptions. Such delay may inhibit our ability to raise additional equity financing in a timely matter or at all. We sent this investor a notice of our proposed offering on December 16, 2009 and the investor waived its rights to purchase shares in this offering. However, the time period within which we must complete the offering under the terms of the right of first refusal expired on January 30, 2010. As a result, we sent a new notice to this investor on January 15, 2010 and requested that the investor again waive its right of first refusal in connection with this offering. As a result of the increase in the number of shares we are seeking to sell in this offering, we provided this investor with an updated notice on January 25, 2010. In the context of our discussions with the investor relating to the potential prepayment of the Convertible Notes, the investor has verbally agreed to execute this second waiver. However, the investor has not yet formally waived its right of first refusal in accordance with this new notice. Based on the date on which we sent the new notice, and assuming that the investor does not exercise its right of first refusal, we will have until March 10, 2010 to complete the offering without having to provide another notice to the investor.

Our laser treatments of psoriasis, vitiligo, atopic dermatitis and leukoderma, our skincare products and our PTL products and any of our future products or services may fail to gain market acceptance, which could adversely affect our competitive position.

No independent studies with regard to the feasibility of our proposed business plan, including integration of the PTL products into our corporate operations, have been conducted by third parties with respect to our present and future business prospects and capital requirements. We have generated limited commercial distribution for our XTRAC system and other products. Skincare products sales are dependent on existing strategic partners for distribution and marketing of our products. It is still not established that the PTL devices targeted for the consumer market will be widely accepted in that market. We may be unsuccessful in continuing our existing, or developing new, strategic selling affiliates and alternate channels in order to maintain or expand the markets for the existing or future products of the skincare and PTL businesses. In addition, our infrastructure to enable such expansion, though stronger than in the past, is still limited.

Even if adequate financing is available and our products are ready for market, we cannot assure you that our products and services will find sufficient acceptance in the marketplace under our new sales strategies. Our efforts through our clinical specialists to help physicians increase patient awareness and interest in, and improve and increase physicians’ effective utilization of, the XTRAC system may fail.

We also face a risk that other companies in the market for dermatological products and services may be able to provide dermatologists a higher overall yield on investment and therefore compromise our ability to increase our base of users and ensure they engage in optimal usage of our products. If, for example, such other companies have products (such as Botox or topical creams for disease management) that require less time commitment from the dermatologist and yield an attractive return on a dermatologist’s time and investment, we may find that our efforts to increase our base of users is hindered.

While we have engaged in clinical studies for our psoriasis treatment and, based on these studies, we have gained U.S. Food and Drug Administration, or FDA, clearance, appropriate Current Procedural Terminology, or CPT, reimbursement codes for treatment and suitable reimbursement rates from Centers for Medicare & Medicaid Services, or CMS, for those codes, we may face other hurdles to market acceptance. For example, practitioners in significant numbers may wait to see longer-term studies; or it may become necessary to conduct studies corroborating the role of the XTRAC system as a first-line or second-line therapy for treating psoriasis; or patients simply may not elect to undergo psoriasis treatment using the XTRAC system.

We have designed the XTRAC system so that a properly trained medical technician in a physician’s office may, under the physician’s supervision, safely and effectively administer treatments to a patient. In fact, the CMS reimbursement rates at the lower labor rates are achieved through delegation to medical technicians. Nevertheless, whether a treatment may be delegated and, if so, to whom and to what extent, are matters that may vary state by state, as these matters are within the province of the state medical boards. In states that may be more restrictive in such delegation, a physician may decline to adopt the XTRAC system into his or her practice, deeming it to be fraught with too many constraints and finding other outlets for the physician’s time and staff time to be more remunerative. There can be no assurance that we will be successful in persuading such medical boards that a liberal standard for delegation is appropriate for the XTRAC system, based on its design for ease and safety of use. If we are not successful, we may find that even if a geographic region has wide insurance reimbursement, the region’s physicians may decline to adopt the XTRAC system into their practices.

We therefore cannot assure you that the marketplace will be receptive to our excimer laser technology or skincare products over competing products, services and therapies or that a cure will not be found for the underlying diseases we are focused on treating. Failure of our products to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations.

The markets for our products are highly competitive and we may not be able to compete effectively against the larger, well-established companies that dominate this market or emerging, and small, innovative companies that may seek to obtain or increase their share of the market.

The markets for our products are intensely competitive and many of our competitors are much larger and have substantially more financial and human resources than we do. Many have long histories and strong reputations within the industry and a relatively small number of companies dominate these markets. We face direct competition from large pharmaceutical companies, including for example Biogen, Inc., Centocor, Inc., and Abbott Laboratories, which are engaged in the research, development and commercialization of treatments for psoriasis, atopic dermatitis, vitiligo and leukoderma. In some cases, those companies have already received FDA approval or commenced clinical trials for such treatments. Many of these companies have significantly greater financial resources and expertise in research and development, manufacturing, conducting pre-clinical studies and clinical trials, and marketing than we do.

Competition in the wound care, skin health and hair care markets is intense. Our competitors include well-established pharmaceutical, cosmetic and healthcare companies such as Allergan, Inc., or Allergan, Obagi Medical Products, Inc., or Obagi, and Estee Lauder Inc., or Estee Lauder. These competitors have substantially more financial and other resources, larger research and development staffs, and more experience and capabilities in researching, developing and testing products in clinical trials, in obtaining FDA and other regulatory approvals, and in manufacturing, supply chain control, marketing and distribution than we do.

These companies enjoy significant competitive advantages over us, including:

•	broad product offerings, which address the needs of physicians and hospitals in a wide range of procedures;

•	greater experience in, and resources for, launching, marketing, distributing and selling products, including strong sales forces and established distribution networks;

•	existing relationships with physicians and hospitals;

•	more extensive intellectual property portfolios and resources for patent protection;

•	greater financial and other resources for product research and development;

•	greater experience in obtaining and maintaining FDA and other regulatory clearances or approvals for products and product enhancements;

•	established manufacturing operations and contract manufacturing relationships;

•	significantly greater name recognition and more recognizable trademarks; and

•	established relationships with healthcare providers and payors.

Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Our commercial opportunity will be reduced or eliminated if we are unsuccessful in convincing physician and patient customers and consumers to use our products or if our competitors develop and commercialize products that are safer and more effective than any products that we may develop.

Our success is dependent on intellectual property rights held by us and our business may be adversely affected by direct competition if we are unable to protect these rights both domestically and internationally.

Our success will depend, in part, on our ability to maintain and defend our patents. However, we cannot guarantee that the patents covering certain of our technologies and processes will not be contested, found to be invalid or unenforceable or would not be circumventable. Moreover, as our patents expire, competitors may utilize the technology found in such patents to commercialize their own products. While we seek to offset the losses relating to important expiring patents by securing additional patents on commercially desirable improvements, there can be no assurance that we will be successful in securing such additional patents, or that such additional patents will adequately offset the effect of the expiring patents. Further, pending patent applications are not enforceable.

Of particular note is U.S. Patent No. 4,891,818, or the 818 Patent, which was directed to, among other things, the design of the gas chamber in the XTRAC laser. The 818 Patent has expired and therefore it no longer serves as a barrier to entry to the U.S. market. The additional patent rights we seek, if issued, may serve less to bar competitors from entry and may serve more, when aggregated with other clinical and competitive strengths, to differentiate and distinguish our products (e.g., the XTRAC Ultra and the XTRAC Velocity), in both utility and its range of applications, from those of competitors. If we are unable through our technological innovations to preserve our proprietary rights, our ability to market the XTRAC system could be materially and adversely affected.

We will rely on certain of our PTL patents to protect the home-use market for two of our PTL hand-held devices. If the patents prove unenforceable or circumventable, we may not attain growth and may lose market share from these PTL products.

Trade secrets and other proprietary information which are not protected by patents are also critical to our business. We attempt to protect our trade secrets by, among other steps, entering into confidentiality agreements with third parties, employees and consultants. However, such other steps may be ineffective and these agreements can be breached and, if they are and even if we are able to prove the breach or that our technology has been misappropriated under applicable state law, there may not be an adequate remedy available to us. In addition, costly and time-consuming litigation may be necessary to enforce and determine the scope of our proprietary rights; even should we prevail in such litigation, the party over which we prevail may have insufficient resources available to satisfy a judgment.

Furthermore, our skincare business seeks to establish customer loyalty, in part, by means of our use of trademarks. It can be difficult and costly to defend trademarks from encroachment, especially on the Internet, or misappropriation overseas. Third parties may also challenge the validity of our trademarks. In either eventuality, our customers may become confused and direct their purchases to competitors. Third parties may independently discover trade secrets and proprietary information that allow them to develop technologies and products that are substantially equivalent or superior to our own. Without the protection afforded by our patent, trade secret and proprietary information rights, we may face direct competition from others commercializing their products using our technology, which may have a material adverse effect on our business and our prospects.

From an international perspective, intellectual property law outside of the U.S. is uncertain to us. The laws of some countries may not protect our intellectual property rights to the same extent as laws in the U.S. The intellectual property rights we enjoy in one country or jurisdiction may be rejected in other countries or jurisdictions, or, if recognized there, the rights may be significantly diluted. It may be necessary or useful for us to participate in proceedings to determine the validity of our foreign intellectual property rights, or those of our competitors, which could result in substantial cost and divert our resources, efforts and attention from other aspects of our business.

In addition, we may be subject in the ordinary course of our business to legal proceedings and claims relating to the intellectual property or derivative rights of others. Defending against intellectual property infringement claims, both domestically and internationally, could be time-consuming and expensive and, if we are not successful, could cause substantial expenses and disrupt our business. If we are unable to defend our intellectual property rights internationally, we may face increased competition outside the U.S., which could materially and adversely affect our future business, prospects, operating results and financial results and financial condition.

Our success depends on third-party reimbursement of patients’ costs for our XTRAC system, which could result in potentially reduced prices or reduced demand.

Our ability to market the XTRAC system and other treatment products successfully will depend in large part on the extent to which various third parties are willing to reimburse patients or providers for the costs of medical procedures utilizing such products. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors are systematically challenging the prices charged for medical products and services. They may deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. Further, although third parties may approve reimbursement, such approvals may be under terms and conditions that discourage use of the XTRAC system. Accordingly, if less costly drugs or other treatments are available, third-party payors may not authorize or may limit reimbursement for the use of our products, even if our products are safer or more effective than the alternatives.

Although we have received reimbursement approvals from an increasing number of private healthcare plans, we cannot give assurance that private plans will continue to adopt or maintain favorable reimbursement policies or to accept the XTRAC system in its clinical role as a second-line therapy in the treatment of psoriasis. Additionally, third-party payors may require further clinical studies or changes to our pricing structure and revenue model before authorizing reimbursement.

As of December 31, 2009, we estimate, based on published coverage policies and on payment practices of private and Medicare insurance plans, that more than 90% of the insured population in the U.S. is covered by insurance coverage or payment policies that reimburse physicians for using the XTRAC system for treatment of psoriasis. Based on these reports and estimates, we are continuing the implementation of a roll-out strategy under revised user models for the XTRAC system in the U.S. in selected areas of the country where reimbursement is widely available. The success of the roll-out depends on increasing physician and patient demand for the treatment. We can give no assurance that health insurers will not adversely modify their reimbursement policies for the use of the XTRAC system in the future.

We intend to seek coverage and reimbursement for the use of the XTRAC system to treat other inflammatory skin disorders after additional clinical studies are initiated. There can be no assurances that we will be in a position to expand coverage for vitiligo or to seek reimbursement for the use of the XTRAC system to treat atopic dermatitis or leukoderma, or, if we do, that any health insurers will agree to any reimbursement policies.

Any failure in our customer education efforts could significantly reduce product marketing.

It is important to the success of our marketing efforts to educate physicians and technicians how to properly use the XTRAC system. We rely on physicians to spend their time and money to attend our pre-sale educational sessions. Positive results using the XTRAC system are highly dependent upon proper use by physicians and technicians. If physicians and technicians use the XTRAC system improperly, they may have unsatisfactory patient outcomes or cause patient injury, which may give rise to negative publicity or lawsuits against us, any of which could have a material adverse effect on our reputation, revenues and profitability.

If revenue from a significant customer declines, we may have difficulty replacing the lost revenue, which would negatively affect our results and operations.

Excluding niche marketing efforts, the Skin Care business segment targets its sales in the U.S. market to physicians, who then mark the products up for sale to their patients. No single physician practice in itself is generally responsible for a significant proportion of our sales. However, a number of physician practices specializing in hair transplants are united under the management of a single group and this group accounts for a disproportionate share of our hair care products. Revenues from this group were approximately $1,056,000 in 2009 (subject to audit), $990,455 in 2008 and $1,218,698 in 2007. We find as well that a few physicians re-sell our products not just to their own patients, but also at discounted prices on the internet. These practices undercut the sales of other physicians and violate our internet sales policy, but this policy can be difficult to enforce.

In our International Dermatology Equipment business segment (as well as in our Surgical Products business segment), we depend for a material portion of our sales in the international arena on several key sub-distributors, especially GlobalMed, which is our master distributor over much of the international arena. If we lose GlobalMed or one of these sub-distributors, our sales of phototherapy and surgical lasers are likely to suffer in the short term, which could have a negative effect on our revenues and profitability.

Our PTL products will likely be targeted to the consumer market significantly through mass retailers. It may be unfeasible to obtain long-term purchase commitments from such retailers. Loss of such a retailer could adversely impact revenues from the consumer market. Additionally, OEM arrangements or license arrangements will carry reduced profits.

The international nature of our business exposes us to certain business risks that could limit the effectiveness of our growth strategy and cause our results of operations to suffer.

Continued expansion into international markets is an element of our growth strategy. Introducing and marketing our services internationally, developing direct and indirect international sales and support channels and managing foreign personnel and operations will require significant management attention and financial resources. We face a number of risks associated with expanding our business internationally that could negatively impact our results of operations, including:

•	management, communication and integration problems resulting from cultural differences and geographic dispersion;

•	compliance with foreign laws, including laws regarding importation and registration of products;

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compliance with foreign regulatory requirements and the ability of GlobalMed to establish additional regulatory clearances necessary to expand distribution of our products in countries outside of the United States;

•	competition from companies with international operations, including large international competitors and entrenched local companies;

•	difficulties in protecting intellectual property rights in international jurisdictions;

•	political and economic instability in some international markets;

•	sufficiency of qualified labor pools in various international markets;

•	currency fluctuations and exchange rates; and

•	potentially adverse tax consequences or an inability to realize tax benefits.

We may not succeed in our efforts to expand our international presence as a result of the factors described above or other factors that may have an adverse impact on our overall financial condition and results of operations. In addition, we have a relationship with GlobalMed, whereby they provide us with certain non-U.S. regulatory support. To the extent that we discontinue our relationship with GlobalMed, or if GlobalMed is otherwise unable to provide us with the resources and assistance that we need, we may have a difficult time expanding into international markets in an effective manner.

If we fail to integrate, build and manage our sales and marketing force or to market and distribute our products effectively, we may experience diminished revenues and profits.

There are significant risks involved in integrating, building and managing our sales and marketing force and marketing our products, including our ability:

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to hire, as needed, a sufficient number of qualified sales and marketing personnel with the aptitude, skills and understanding to market our XTRAC system, our skincare products and our surgical products effectively;

•	to adequately train our sales and marketing force in the use and benefits of all our products and services, thereby making them more effective promoters;

•	to manage our sales and marketing force and our ancillary channels (e.g., telesales) such that variable and semi-fixed expenses grow at a lesser rate than our revenues;

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to set the prices and other terms and conditions for treatments using the XTRAC system in a complex legal environment so that they will be accepted as attractive and appropriate alternatives to conventional modalities and treatments; and

•	to cope with employee turnover among the sales force in the skincare business, in which there is substantial competition for talented sales representatives.

To increase acceptance and utilization of our XTRAC system, we may have to expand our sales and marketing programs in the U.S. While we may be able to draw on currently available personnel within our organization to meet this need, we also expect that we will have to increase the number of representatives devoted to the sales and marketing programs and to broaden, through such representatives, the talents we have at our disposal. In some cases, we may look outside our organization for assistance in marketing our products.

In similar fashion, we cannot predict how successful we may be in marketing our skincare and Omnilux products in the U.S., nor can we predict the success of any new skincare or Omnilux products that we may introduce. Despite an increased focus on developing alternate channels for many of our skincare and Omnilux products, we may find that channels that are attractive to us are unavailable because they already carry competitive products. No assurance can be given that we will be successful in marketing and selling our skin health and hair care products or our Omnilux products.

The home-use consumer market is new to us. We may be unsuccessful in accessing this market with our PTL products or with our skincare products. Distribution through the consumer market will be principally through mass-retail chains in the near term, but will also include e-commerce and electronic media. While we expect the volumes will be higher, the margins may be lower. It may also prove difficult to obtain long-term commitments from the retailers. If we are unable to obtain favorable pricing or long-term commitments, our efforts in the home-use consumer market may be unsuccessful.

We may encounter difficulties manufacturing our products in commercial quantities, which could adversely impact the rate at which we grow.

We may encounter difficulties manufacturing our products because we have limited experience manufacturing our products in significant commercial quantities and because we will, in order to increase our manufacturing output significantly, have to attract and retain qualified employees for assembly and testing operations.

Some of the components necessary for the assembly of our products, including our PTL products, are currently provided to us by third-party suppliers. While alternative suppliers exist and could be identified, the disruption or termination of the supply of components could cause a significant increase in the costs of these components, which could affect our operating results. Our dependence on a limited number of third-party suppliers and the challenges we may face in obtaining adequate supplies involve several risks, including limited control over pricing, availability, quality and delivery schedules. A disruption or termination in the supply of components could also result in our inability to meet demand for our products, which could harm our ability to generate revenues, lead to customer dissatisfaction and damage our reputation. Furthermore, if we are required to change the manufacturer of a key component of our products, we may be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could delay our ability to manufacture our products in a timely manner or within budget. We face the risk that there will be supply chain problems if the volumes do not match to the margins, as our consumer market products are intended to be high-volume, lower-margined products.

Although we believe that our current manufacturing facilities are adequate to support our commercial manufacturing activities for the foreseeable future, we may be required to expand or restructure our manufacturing facilities to increase capacity substantially. If we are unable to provide customers with high-quality products in a timely manner, we may not be able to achieve market acceptance for our XTRAC system or achieve market acceptance and growth for our skincare products. Our inability to manufacture or commercialize our devices successfully could have a material adverse effect on our revenue.

We may have difficulty managing our growth.

If private carriers continue to approve favorable reimbursement policies for psoriasis and our marketing programs are successful in increasing utilization of the XTRAC system, we expect to experience growth in the number of our employees and customers, and the scope of our operations. We also intend to enter the home-use market with our PTL products. Such growth may place a strain on our management and operations. Our ability to manage this growth will depend upon, among other factors, our ability to broaden our management team; our ability to attract, hire and retain skilled employees; and the ability of our officers and key employees to continue to implement and improve our operational, financial and other systems, to manage multiple, concurrent customer relationships and different products and to respond to increasing compliance requirements. Our future success is heavily dependent upon achieving such growth and acceptance of our products. If we cannot manage this growth, it could have a material adverse effect on our business and we may not become profitable.

We are reliant on a limited number of suppliers for production of key products.

Production of our XTRAC system requires specific component parts obtained from our suppliers. Production of our surgical laser systems requires some component parts that may become harder to procure as the design of a system ages. Similarly, our skincare products may require compounds that can be efficiently produced only by a limited number of suppliers. Our PTL business segment has one primary supplier of LEDs and relies on contract manufacturers. While we believe that we could find alternative suppliers, in the event that our suppliers fail to meet our needs, a change in suppliers or any significant delay in our ability to have access to such resources would have a material adverse effect on our delivery schedules, business, operating results and financial condition.

Our failure to respond to rapid changes in technology and its applications in the medical devices industry or the development of a cure for skin conditions treated by our products could make our treatment system obsolete.

The medical device industry is subject to rapid and substantial technological development and product innovations. To be successful, we must respond to new developments in technology, new applications of existing technology and new treatment methods. We may also encounter greater pressure for innovation in order to satisfy a demand for novelty in the consumer market. Our financial condition and operating results could be adversely affected if we fail to be responsive on a timely and effective basis to competitors’ new devices, applications, treatments or price strategies. For example, the development of a cure for psoriasis, vitiligo, atopic dermatitis or leukoderma would eliminate the need for our XTRAC system for these diseases and would require us to focus on other uses of our technology, which would have a material adverse effect on our business and prospects.

As we develop new products or improve our existing products, we may accelerate the economic obsolescence of the existing, unimproved products and their components. The obsolete products and related components may have little to no resale value, leading to an increase in the reserves we have against our inventory. Likewise, there is a risk that the new products or improved existing products may not achieve market acceptance and therefore may also lead to an increase in the reserves against our inventory.

Our products may be found defective or physicians and technicians may misuse our products and damages imposed on us may exceed our insurance coverage, or we may be subject to claims that are not covered by insurance.

Product returns and the potential need to remedy defects or provide replacement products or parts for items shipped in volume could result in substantial costs and have a material adverse effect on our business and results of operations. The clinical testing, manufacturing, marketing and use of our products and procedures may also expose us to product liability claims. Certain indications for use for our PTL light-based devices, though patented outside the U.S., are not approved in the U.S. If a physician elects to apply an off-label use and the use leads to injury, we may be involved in costly litigation. In addition, the fact that we train technicians whom we do not supervise in the use of our XTRAC system during patient treatment may expose us to third-party claims if those doing the training are accused of providing inadequate training. We presently maintain liability insurance with coverage limits of at least $5,000,000 per occurrence. However, continuing insurance coverage may not be available at an acceptable cost, if at all. We thus may not be able to obtain insurance coverage that will be adequate to satisfy a liability that may arise. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a product, injury to its reputation, withdrawal of clinical trial volunteers and loss of revenues. As a result, regardless of whether we are insured, a product liability claim or product recall may result in losses that could have a material adverse effect upon our business, financial condition and results of operations.

We depend on our executive officers and key personnel to implement our business strategy and could be harmed by the loss of their services.

We believe that our growth and future success will depend in large part upon the skills of our management and technical team. In particular, our success depends in part upon the continued service and performance of our named executive officers and of our chief financial officer:

•	Dennis M. McGrath, President and Chief Executive Officer;

•	Michael R. Stewart, Executive Vice President and Chief Operating Officer; and

•	Christina L. Allgeier, Vice President and Chief Financial Officer.

We have fixed-term employment agreements with Mr. McGrath and Mr. Stewart and an at-will employment agreement with Ms. Allgeier; however, there are no assurances that the services of these individuals will be available to us for any specified period of time. The loss of the services of one or more of these officers could adversely affect our ability to develop and introduce our new products.

The competition for qualified personnel in the laser and skincare industries is intense, and we cannot assure you that we will be able to retain our existing key personnel or to attract additional qualified personnel. In addition, we do not have key-person life insurance on any of our employees. The loss of our key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect our business.

We may be unsuccessful in attaining our goals from the acquisition of PTL.

We acquired PTL in the first quarter of 2009 with the following goals in mind:

•	that PTL’s extensive international network of distributors would present a growth opportunity for us to market our existing products;

•	that PTL would benefit from our significantly larger U.S. direct sales and marketing organization;

•	that PTL’s presence in the tanning spa and medi-spa markets would present a growth opportunity for us to market our existing products;

•	that the combined company would realize short-term cost savings and have the opportunity for additional longer-term cost efficiencies, thus providing additional cash flow for operations; and

•	that PTL’s hand-held devices would open up to us a path to the consumer market.

We are still in the process of realizing some of these goals, and we are adopting new sales strategies to enhance our ability to fully realize these goals. If we fail to attain some of the goals noted above, the benefits of the acquisition could be limited and our overall business and financial health could be materially and adversely affected.

Our indebtedness and debt service obligations may adversely affect our cash flows and operating flexibility.

If we are unable to generate sufficient cash to meet our interest and principal payment obligations under the Convertible Notes and our other debt obligations, we may have to restructure or limit our operations. The Convertible Notes mature on February 27, 2014. Interest is payable on a bi-annual basis either in cash or in kind through the issuance of additional notes with the same terms. We have paid all interest in kind to date. Our Convertible Notes and indebtedness could have significant additional negative consequences, including, but not limited to:

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requiring the dedication of a substantial portion of our expected cash flow from operations to service the indebtedness, thereby reducing the amount of expected cash flow available for other purposes, including capital expenditures;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	limiting our flexibility to plan for, or react to, changes in our business and the industry in which we compete; and

•	placing us at a possible competitive disadvantage to competitors with less debt obligations and competitors that have better access to capital resources.

Our Convertible Notes provide that upon the occurrence of various events of default, one of our investors would be entitled to require us to prepay the Convertible Notes for cash, which could leave us with little or no working capital for operations or capital expenditures.

The terms of our Convertible Notes require us to prepay the Convertible Notes upon the occurrence of various events of default, such as the failure to pay any principal payments due and for the breach of any representations and warranties under the Convertible Notes, the Securities Purchase Agreement, or SPA, or the related transaction documents with the investor. The Convertible Notes also contain a cross-acceleration provision, which means that an acceleration of payment under other instruments would give the investor the right to accelerate repayment under the Convertible Notes. If we are unable to comply with the covenants under the Convertible Notes, the investor may declare us in default and may declare all amounts due under the notes, including any accrued interest and penalties. As of December 31, 2009, we were in compliance with the covenants under the Convertible Notes. We expect to remain in compliance with the covenants of the Convertible Notes. We can make no assurances that we will remain in compliance with all of the covenants under the Convertible Notes.

As a result of the security interest and lien granted in connection with the Convertible Notes, if we fail to meet our payment or other obligations under the Convertible Notes, the investor would be entitled to foreclose on the assets subject to those encumbrances. Under those circumstances, we may not have sufficient funds to service our day-to-day operational needs. Any foreclosure by the investor of the Convertible Notes would have a material adverse effect on our financial condition.

In addition, if an event of default or a change in control occurs, we may be unable to prepay the entire amount due under the Convertible Notes in cash as required by their terms. Even if we are able to prepay the entire amount in cash, any such prepayment could leave us with little or no working capital for our business. We have not established a sinking fund for payment of our obligations under the Convertible Notes, nor do we anticipate doing so.

The terms of the SPA prohibit us from taking certain actions without the consent of one of our investors.

Pursuant to the terms of the SPA, we are prohibited from taking certain corporate actions without the prior consent of one of our investors.

The SPA provides that, until such time as no Convertible Notes are outstanding and the investor no longer holds at least 66% of the aggregate number of shares of common stock issuable upon conversion of the Convertible Notes and the warrants, we may not take certain corporate actions without the prior consent of the investor. These actions include, among others:

•	consummating any transaction that would result in a change of control of us unless such transaction is for consideration that meets certain thresholds specified in the SPA;

•	acquiring another business or corporation or a substantial portion of the assets of any such entity;

•	selling any of our assets that are material, individually or in the aggregate, to our business;

•	paying dividends to our stockholders; and

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amending or modifying, subject to certain exceptions, any compensation arrangement with any of our executive officers or directors, including hiring or terminating the employment of our Chief Executive Officer or Chief Financial Officer.

These restrictive covenants are in addition to the investor’s right of first refusal and preemptive right with respect to future equity issuances and approval right with respect to future debt financings. If our management and Board of Directors desire to take any of such actions, there can be no assurance that the investor will provide its consent as required, despite the fact that such actions may be in the best interests of us and our stockholders other than the investor. Any failure of the investor to provide its consent could have a material adverse effect on our business, financial condition and results of operation.

We are affected by the market’s currency conditions.

Substantially all of our operations are conducted in U.S. dollars. Our PTL business, however, is exposed on a minimal basis to currency fluctuations. The majority of sales invoicing for our PTL business is done in either Euros or U.S. dollars, while product costs and the overhead of the offices in the United Kingdom are denominated in Pounds Sterling. Our U.S. operations, with U.S. dollar operating costs, serve to reduce the exposure to fluctuations in the value of the Pound Sterling or the Euro. To the extent that we adjust our invoicing practices for our PTL business, or if the remainder of our business (or any portion thereof) ceases to be conducted primarily in U.S. dollars, our exposure to the market’s currency conditions could present a greater risk to us.

Risks Related to Regulatory Matters

Healthcare policy changes, including pending proposals to reform the U.S. healthcare system, may have a material adverse effect on us.

Healthcare costs have risen significantly over the past decade. There have been and continue to be proposals by legislators, regulators and third-party payors to keep these costs down. Certain proposals, if passed, would impose limitations on the prices we will be able to charge for our products, or the amounts of reimbursement available for our products from governmental agencies or third-party payors. These limitations could have a material adverse effect on our financial position and results of operations.

Changes in the health care industry in the U.S. and elsewhere could adversely affect the demand for our products as well as the way in which we conduct our business. Significantly, the new administration and Congressional and state leaders have expressed a strong desire to reform the U.S. health care system. Recently, President Obama and members of Congress have proposed significant reforms. On November 7, 2009, the House of Representatives passed and, on December 24, 2009, the Senate passed health reform legislation that would require most individuals to have health insurance, establish new regulations on health plans, create insurance pooling mechanisms and a government health insurance option to compete with private plans and other expanded public health care measures. This legislation also would reduce Medicare spending on services provided by hospitals and other providers and the House bill proposes a 2.5 percent tax on the first taxable sale of any medical device. The Senate bill includes a $2 billion annual fee or excise tax on the medical device manufacturing sector.

Various healthcare reform proposals have also emerged at the state level. We cannot predict what healthcare initiatives, if any, will be implemented at the federal or state level, or the effect any future legislation or regulation will have on us. However, an expansion in government’s role in the U.S. healthcare industry may lower reimbursements for our products, reduce medical procedure volumes and adversely affect our business, possibly materially. In addition, if the excise taxes contained in the House or Senate health reform bills are enacted into law, our operating expenses resulting from such an excise tax and results of operations would be materially and adversely affected.

If the effectiveness and safety of our products are not supported by long-term data, our revenues could decline.

Our products may not be accepted in the market if we do not produce clinical data supported by the independent efforts of clinicians. We received clearance from the FDA for the use of the XTRAC system to treat psoriasis based upon our study of a limited number of patients. Safety and efficacy data presented to the FDA for the XTRAC system was based on studies on these patients. For the treatment of vitiligo, atopic dermatitis, and leukoderma, we have received clearance from the FDA for the use of the XTRAC system based primarily on a showing of substantial equivalence to other previously cleared predicate devices. However, we may discover that physicians will expect clinical data on such treatments with the XTRAC system. We also may find that data from longer-term psoriasis patient follow-up studies may be inconsistent with those indicated by our relatively short-term data. If longer-term patient studies or clinical experience indicate that treatment with the XTRAC system does not provide patients with sustained benefits or that treatment with our product is less effective or less safe than our current data suggests, our revenues could decline. We can give no assurance that we will find that our data is substantiated in studies involving more patients. In such a case, we may never achieve significant revenues or profitability.

Certain indications for use for the PTL light-based products are permitted in Europe and elsewhere in the world, but are not approved or cleared for marketing in the U.S. Such approvals/clearances in the U.S. could be costly and take significant time to obtain. If we are ultimately not approved or cleared to market the devices for these additional indications for use in the U.S., it is uncertain whether the products will be successful in the U.S.

If we are found to be promoting the use of our products for unapproved or “off-label” uses or engaging in other noncompliant activities, we may be subject to recalls, fines, penalties, injunctions, prosecution, or other adverse actions, resulting in damage to our reputation and business.

Our labeling, advertising, promotional materials, and user training materials must comply with the FDA and other applicable laws and regulations, including the prohibition of the promotion of a medical device for a use that has not been cleared or approved by the FDA. Use of a device outside its cleared or approved indications is known as “off-label” use. If the FDA determines that our labeling, advertising, promotional materials, or user training materials include the promotion of an off-label use for the device, the agency could take the position that these materials have misbranded our devices and request that we modify our labeling, advertising, or user training or promotional materials and/or subject us to regulatory or legal enforcement actions, including the issuance of an Untitled Letter or a Warning Letter, injunction, seizure, recall, civil penalties, criminal penalties, or other adverse actions. It is also possible that other federal, state, or foreign enforcement authorities might take action if they consider our labeling, advertising, promotional, or user training materials to constitute promotion of an unapproved use, which could result in significant fines, penalties, or other adverse actions under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged and adoption of the products would be impaired. Although we intend to refrain from statements that could be considered off-label promotion of our products, the FDA or another regulatory agency could disagree and conclude that we have engaged in off-label promotion. In addition, the off-label use of our products may increase the risk of injury to patients, and, in turn, the risk of product liability claims. Product liability claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws and regulations and could face substantial penalties if we are unable to fully comply with such laws.

While we do not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, many healthcare laws and regulations apply to our business. For example, we could be subject to healthcare fraud and abuse and patient privacy regulation and enforcement by both the federal government and the states in which we conduct our business. The healthcare laws and regulations that may affect our ability to operate include:

•

the federal healthcare programs’ Anti-Kickback Law, which prohibits, among other things, persons or entities from soliciting, receiving, offering or providing remuneration, directly or indirectly, in return for or to induce either the referral of an individual for, or the purchase order or recommendation of, any item or service for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs;

•

federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, or are for items or services not provided as claimed and which may apply to entities like us to the extent that our interactions with customers may affect their billing or coding practices;

•

the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which established new federal crimes for knowingly and willfully executing a scheme to defraud any healthcare benefit program or making false statements in connection with the delivery of or payment for healthcare benefits, items or services, as well as leading to regulations imposing certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

•

state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Recently, the medical device industry has been under heightened scrutiny as the subject of government investigations and enforcement actions involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, including arrangements with physician consultants. If our operations or arrangements are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of our operations. Any penalties, damages, fines, exclusions, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If the physicians or other providers or entities with whom we do business are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on our business.

Our failure to obtain or maintain necessary FDA clearances or approvals, or equivalents thereof in relevant foreign markets, could hurt our ability to distribute and market our products.

Our laser products are considered medical devices and are subject to extensive regulation in the U.S. and in foreign countries where we intend to do business. In addition, certain of our skincare products and product candidates may fall under the regulatory purview of various centers at the FDA and in other countries by similar health and regulatory authorities. As we seek to expand sales of our skincare products outside the U.S., we may encounter requirements that we did not anticipate or that we may not be able to satisfy.

Each medical device that we wish to market in the U.S. must first receive either 510(k) clearance or premarket approval from the FDA unless an exemption applies. Either process can be lengthy and expensive. The FDA’s 510(k) clearance process may take from three to twelve months, or longer and may or may not require human clinical data. The premarket approval process is much more costly and lengthy. It may take from eleven months to three years, or even longer, and will likely require significant supporting human clinical data. Delays in obtaining regulatory clearance or approval could adversely affect our revenues and profitability. Although we have obtained 510(k) clearances for our XTRAC system for use in treating psoriasis, vitiligo, atopic dermatitis and leukoderma, and extensive 510(k) clearances for our surgical products, our clearances may be subject to revocation if post-marketing data demonstrates safety issues or lack of effectiveness. Similar clearance processes may apply in foreign countries. Further, more stringent regulatory requirements or safety and quality standards may be issued in the future with an adverse effect on our business.

Although cosmetic products are not subject to any FDA premarket approval or clearance process, they must, nonetheless, comply with the FDA’s formulation and labeling requirements or such products may be considered adulterated or misbranded by the agency which could subject us to potential regulatory enforcement actions. Similar, or more stringent, requirements may apply in foreign jurisdictions as well. We may also find that if our cosmetic products compete with a third-party’s drug product, competitive and regulatory pressure may be applied against the cosmetic products.

Certain indications for use for our PTL light-based products are permitted in Europe and elsewhere in the world, but are not cleared or approved for marketing in the U.S. Such clearances/approvals could be costly and take significant time to obtain. If we are not approved or cleared to market the indications for use in the U.S., it is uncertain whether the products will be successful in the U.S.

Our market acceptance in international markets requires regulatory approvals from foreign governments and may depend on third party reimbursement of participants’ cost.

We have introduced our XTRAC system into markets in more than 30 countries in Europe, the Middle East, the Far East Asia, Southeast Asia, Australia, South Africa, and parts of Central and South America. We intend to expand the number of countries in these markets where we distribute our products through the network of distributors which PTL has built. We cannot be certain that our distributors will be successful in marketing XTRAC systems in these or other countries or that our distributors will purchase XTRAC systems beyond their current contractual obligations or in accordance with our expectations.

We are regularly audited on the compliance of our quality systems with applicable requirements, which can be extensive and complex and subject to change due to evolving interpretations and changing requirements. Adverse audit findings could negatively affect our ability to market our products.

Even if we obtain and maintain the necessary foreign regulatory registrations or approvals, market acceptance of our products in international markets may be dependent, in part, upon the availability of reimbursement within applicable healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government-sponsored healthcare and private insurance. We may seek international reimbursement approvals for our products, but we cannot assure you that any such approvals will be obtained in a timely manner, if at all. Failure to receive international reimbursement approvals in any given market could have a material adverse effect on the acceptance or growth of our products in that market or others.

If we or our third-party manufacturers or suppliers fail to comply with the FDA’s Quality System Regulation or any applicable state equivalent, our manufacturing operations could be interrupted and our potential product sales and operating results could suffer.

We and some of our third-party manufacturers and suppliers are required to comply with some or all of the FDA’s Quality System Regulation, or QSR, that delineates the design controls, document controls, purchasing controls, identification and traceability, production and process controls, acceptance activities, nonconforming product requirements, corrective and preventive action requirements, labeling and packaging controls, handling, storage, distribution, and installation requirements, records requirements, servicing requirements, and statistical techniques potentially applicable to the production of our medical devices. We and our manufacturers and suppliers are also subject to the regulations of foreign jurisdictions regarding the manufacturing process if we market our products overseas. The FDA enforces the QSR through periodic and announced or unannounced inspections of manufacturing facilities. Our facilities have been inspected by the FDA and other regulatory authorities, and we anticipate that we and certain of our third-party manufacturers and suppliers will be subject to additional future inspections. If our facilities or those of our manufacturers or suppliers are found to be in significant non-compliance or fail to take satisfactory corrective action in response to adverse QSR inspectional findings, FDA could take enforcement actions against us and/or our products, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

Although we believe that we are in substantial compliance with all applicable FDA regulations, current regulations depend heavily on administrative interpretation. We are also subject to periodic inspections by the FDA, other governmental regulatory agencies, as well as certain third party regulatory groups. Future interpretations made by the FDA or other regulatory bodies made during the course of these inspections may vary from current interpretations and may adversely affect our business and prospects. The FDA’s and foreign regulatory agencies’ statutes, regulations, or policies may change, and additional government regulation or statutes may be enacted, which could increase post-approval regulatory requirements, or delay, suspend, or prevent marketing of any cleared/approved products. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.

Risks Relating to an Investment in Our Common Stock

Delaware law and our charter documents, as well as the SPA, contain provisions that could delay or prevent actual and potential changes in control, even if they would benefit stockholders.

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a business combination between a corporation and an interested stockholder within three years of the stockholder becoming an interested stockholder, except in limited circumstances. In addition, our bylaws contain certain provisions which require stockholders actions to be taken at meetings and not by written consent, and supermajority votes of stockholders to notice of special meetings of stockholders. Finally, pursuant to the SPA, the holder of our Convertible Notes must consent to any change of control transaction, subject to certain exceptions. These provisions could delay or prevent actual and potential changes in control, even if they would benefit our stockholders.

Potential fluctuations in our operating results could lead to fluctuations in the market price for our common stock.

Our results of operations are expected to fluctuate significantly from quarter-to-quarter, depending upon numerous factors, including:

•	the present macro-economic downturn in the global economy and financial industry and governmental monetary and fiscal programs to stimulate better economic conditions;

•	healthcare reform and reimbursement policies;

•	demand for our products;

•	changes in our pricing policies or those of our competitors;

•	increases in our manufacturing costs;

•	the number, timing and significance of product enhancements and new product announcements by ourselves and our competitors;

•	the termination or expiration of significant royalty-generating licensing contracts to which we are party;

•	the expiration of certain of our patents;

•

our ability to develop, introduce and market new and enhanced versions of our products on a timely basis considering, among other things, delays associated with the FDA and other regulatory approval processes and the timing and results of future clinical trials; and

•	product quality problems, personnel changes and changes in our business strategy.

Variations in the above operating factors could lead to significant fluctuations in the market price of our stock. Our quarter-to-quarter operating results could also be affected by the timing and usage of individual laser units in the treatment of patients, since our revenue model for the XTRAC system is based on a payment-per-usage plan.

Our stock price has been and continues to be volatile.

The market price for our common stock could fluctuate due to various factors. These factors include, among others:

•	conversion of the Convertible Notes;

•	announcements by us or our competitors of new contracts, products, or technological innovations or;

•	changes in government regulations;

•	fluctuations in our quarterly and annual operating results; and

•	general market and economic conditions.

In the event the Convertible Notes were to be converted to common stock, such common stock would represent 846,736 shares, or 27.4%, of our outstanding common stock immediately prior to the completion of this offering. Such conversion could impact the price of our common stock by virtue of the overall dilution to our stockholders. Currently, the Convertible Notes convert at a price of $22.10844 per share of common stock to be received in the conversion. In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of our common stock.

Securities analysts may not initiate coverage for our common stock or may issue negative reports and this may have a negative impact on the market price of our common stock.

Securities analysts currently do not provide research coverage of our common stock and may not initiate coverage after the completion of this offering. The lack of research coverage may adversely affect the market price of our common stock. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about us or our business. It may be difficult for companies such as ours, with smaller market capitalizations, to attract securities analysts that will cover our common stock. If one or more of the analysts who elect to cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline. This could have a negative effect on the market price of our stock.

Shares eligible for future sale by our current or future stockholders may cause our stock price to decline.

If our stockholders or holders of our other securities sell substantial amounts of our common stock in the public market, including shares issued in completed acquisitions or upon the exercise of outstanding Convertible Notes, options and warrants, then the market price of our common stock could fall. As of February 4, 2010, the holder of the Convertible Notes had the right to convert the Convertible Notes into 846,736 shares of our common stock and holds a warrant to purchase 244,251 shares of our common stock.

Issuance of shares of our common stock upon conversion of our Convertible Notes and exercise of warrants (including the underwriters’ warrants), or payment of interest in kind, will dilute the ownership interest of our existing stockholders and could adversely affect the market price of our common stock.

As of February 4, 2010, we had outstanding stock options to purchase an aggregate of 155,299 shares of common stock under our 2005 Equity Plan, warrants to purchase an aggregate of 323,960 shares of common stock and Convertible Notes convertible into 846,736 shares of common stock. In addition, we also have 74,556 shares of common stock reserved for issuance under our 2005 Equity Plan. Upon completion of this offering, we will issue to the underwriters for nominal consideration warrants to purchase, in the aggregate, up to 85,000 shares of common stock.

The exercise of the stock options, warrants and Convertible Notes and the sales of stock issuable pursuant to them, would further reduce a stockholder’s percentage voting and ownership interest. Further, the stock options, warrants, Convertible Notes and underwriters’ warrants are likely to be exercised when our common stock is trading at a price that is higher than the exercise price of these options and warrants and we would be able to obtain a higher price for our common stock than we would receive under such options and warrants. The exercise, or potential exercise, of these options, warrants and Convertible Notes could adversely affect the market price of our common stock and the terms on which we could obtain additional financing.

In addition, we may issue additional convertible promissory notes as payment of interest in kind. Any of these issuances will further dilute the ownership interests of our existing stockholders. Any sales in the public market of this common stock could adversely affect prevailing market prices of our common stock. In addition, the existence of our note and our warrants may encourage short selling by market participants.

The terms of the Convertible Notes issued to one of our investors provides that, if on any date that is at least 31 trading days after the date of issuance, the market price for our common stock, as determined in accordance with the terms and conditions of the SPA, exceeds 300% of the then-effective conversion price of the Convertible Notes, then the entire principal amount and all accrued but unpaid interest under the Convertible Notes will automatically convert into shares of our common stock at the then-effective conversion price. Such a mandatory conversion of the Convertible Notes will dilute the ownership interests of our existing stockholders.

This offering will trigger anti-dilution adjustments in the Convertible Notes and related warrant, which will further dilute the ownership interest of our existing stockholders.

The ownership interests of our existing stockholders will be further diluted through adjustments to the Convertible Notes and related warrant under the terms of the anti-dilution provisions contained in the Convertible

Notes and related warrant. The investor holds two Convertible Notes in an aggregate principal amount of $18,720,000, which are currently convertible into 846,736 shares of our common stock based on the conversion price of $22.10844 per share and a warrant to purchase 244,251 shares of our common stock at an exercise price of $22.10844 per share. Both the Convertible Notes and the related warrant are subject to weighted-average anti-dilution adjustments in the event of an issuance of our common stock below the current exercise price. Upon the conclusion of this offering at the assumed offering price and assuming (1) the exercise in full by the underwriters of their over-allotment option and (2) the issuance of the underwriters’ warrants, the conversion price of the Convertible Notes will be subject to adjustment, resulting in such Convertible Notes becoming convertible into an aggregate of 1,151,019 shares of common stock at an exercise price of $16.26386 per share. The warrant will also be subject to adjustment, resulting in such warrant becoming exercisable for an aggregate of 332,026 shares of common stock at an exercise price of $16.26386 per share. These adjustments will result in an additional 392,058 shares of common stock being reserved for issuance and will, upon conversion of the Convertible Notes or the warrant by the investor, further dilute the ownership interests of our existing stockholders.

We have not paid dividends in the past and do not expect to pay dividends in the future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payments of dividends present in any of our future debt agreements and other factors our Board of Directors may deem relevant. If we do not pay dividends, a return on your investment will only occur if our stock price appreciates.

We will have broad discretion in applying the net proceeds of this offering and may not use those proceeds in ways that will enhance the market value of our common stock.

We have significant flexibility in applying the net proceeds we will receive in this offering. We will use the proceeds that we receive from the sale of common stock in this offering for working capital and general corporate purposes. In addition, we may use a portion of the net proceeds from this offering to repay all or a portion of the outstanding principal amount of the Convertible Notes. As part of your investment decision, you will not be able to assess or direct how we apply these net proceeds. If we do not apply these funds effectively, we may lose significant business opportunities. Furthermore, our stock price could decline if the market does not view our use of the net proceeds from this offering favorably.

New investors in our common stock will experience immediate and substantial dilution after this offering.

If you purchase shares of our common stock in this offering, you will experience immediate dilution of $7.11 per share based on the assumed offering price because the price that you pay will be substantially greater than the adjusted pro forma net tangible book value per share of common stock that you acquire. This dilution is due in large part to the fact that a substantial portion of our net book value relates to intangible assets, which are excluded from our calculations of net tangible book value per share and the pro forma adjustments related thereto. If outstanding options to purchase our common stock are exercised, you will experience additional dilution. See the section entitled “Dilution” in this prospectus for a more detailed description of this dilution.

Our future capital needs could result in dilution of your investment.

Our Board of Directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of our common stock or other securities. These issuances would likely dilute the ownership interests of the investors in this offering and may dilute the net tangible book value per share of our common stock. Investors in subsequent offerings may also have rights, preferences and privileges senior to our current stockholders which may adversely impact our current stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information included in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the attainment of which involves various risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “continue” or similar terms, variations of those terms or the negative of those terms.

These forward-looking statements are based on assumptions that we have made in light of our experience in the industry in which we operate, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial condition or results of operations and cause actual results to differ materially from those in the forward-looking statements. These factors include, among other things:

•	an inability to partner with additional productive dermatologists in order to place our XTRAC systems in their offices and generate additional revenues for the use of such systems;

•	less than expected growth in the skincare and dermatology markets, especially for the procedures in which our systems and products are used;

•	termination or adverse changes to the terms of our reimbursement arrangements with third-party payors;

•	decreases in reimbursement rates from third-party payors, either in markets where we currently operate or into which we plan to expand;

•	adoption of new laws or regulations applicable to our products or services, either in markets where we currently operate or into which we plan to expand;

•	changing patterns of enforcement or new interpretations of existing laws and regulations;

•

the occurrence of adverse medical outcomes relating to our systems or products, or other events that adversely affect the reputation of our systems or products or the dermatologists that administer them;

•	development of new technologies that we do not adopt in our existing systems or products;

•	an increase in litigation against us, or against physicians who administer or recommend our systems or products; and

•	other factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

Because of these factors, we caution that you should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time and it is impossible for us to predict these events or how they may affect us. We are under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $14,501,000, or approximately $16,801,000 if the underwriters exercise their over-allotment option in full, based on the assumed offering price of $9.75 (the last reported sale price of our common stock on February 4, 2010, giving effect to the 1-for-6 reverse stock split effective on February 3, 2010) and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us related to this offering.

We intend to use the net proceeds of this offering for general working capital and other corporate purposes. In addition, we may use a portion of the net proceeds from this offering to repay all or a portion of the outstanding principal amount of the Convertible Notes. The Convertible Notes, a portion of the proceeds of which were used in connection with the PTL acquisition, accrue interest at a rate of 8% per annum, payable in cash or through the issuance of additional Convertible Notes, and mature on February 27, 2014. The terms of the Convertible Notes do not currently allow us to prepay any amount of outstanding principal. However, we have reached an agreement in principle with the holder of the Convertible Notes to permit us to prepay all of the outstanding principal amount of, and accrued but unpaid interest on, the Convertible Notes. In connection with a full repayment, all related warrants would be surrendered and all liens securing the Convertible Notes will be released. Any such prepayment would be subject to the determination of our Board of Directors that it is in our best interests, as well as in the best interests of our stockholders, to prepay the Convertible Notes with a portion of the offering proceeds and to the negotiation of the related definitive documentation. We are still in negotiations with respect to our ability to prepay less than all of the Convertible Notes.

If our Board of Directors determines that it is not in our best interests and in the best interests of our stockholders to prepay all or a portion of the Convertible Notes with a portion of the offering proceeds, we will use all of the net proceeds from this offering for working capital and general corporate purposes. In addition, there is no guarantee that we will be able to reach final agreement with the holder of the Convertible Notes with respect to the definitive documentation relating to the prepayment.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq Global Market under the symbol “PHMDD.” The following table sets forth, for the periods indicated, the high and low sale prices of our common stock, as adjusted for the reverse stock split of 1-for-7 effective January 26, 2009 and the reverse stock split of our issued and outstanding shares of common stock at a ratio of 1-for-6 effective February 3, 2010:

	High	Low
2010:
First Quarter (through February 4, 2010)	$13.80	$5.70

2009:
Fourth Quarter	$5.82	$3.78
Third Quarter	6.42	3.96
Second Quarter	12.30	5.52
First Quarter	22.80	8.16

2008:
Fourth Quarter	$18.40	$5.46
Third Quarter	33.60	13.02
Second Quarter	40.32	23.10
First Quarter	48.30	33.60

On February 4, 2010, the closing market price for our common stock on the Nasdaq Global Market was $9.75 per share (as adjusted for the reverse stock split of our issued and outstanding shares of common stock at a ratio of 1-for-6, which was effective on February 3, 2010). As of February 3, 2010, we had 851 stockholders of record, without determining the number of stockholders who held shares in “street name” or other nominee accounts.

DIVIDEND POLICY

We have not declared or paid any dividend since inception on our common stock. We do not anticipate that we will declare or pay dividends in the foreseeable future on our common stock.

CAPITALIZATION

The following table describes our capitalization, cash and cash equivalents as of September 30, 2009 (1) on an actual basis, (2) on a pro forma basis to reflect the issuance of shares in our private placement completed in the fourth quarter of 2009 and (3) on a pro forma as adjusted basis to reflect our sale of shares of common stock in this offering at the assumed offering price, after deducting estimated underwriting discounts and commissions and offering expenses payable by us related to this offering. The numbers presented in this table reflect the consummation of the reverse stock split of our issued and outstanding common stock at a ratio of 1-for-6, which was effective on February 3, 2010.

You should read this capitalization table together with the consolidated financial statements and related notes appearing elsewhere in this prospectus, as well as “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

	September 30, 2009
	(unaudited)
	(in thousands, except share data)
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(4)
Cash and Cash Equivalents:	$1,840	$4,697	$19,198

Debt:
Current portion of long-term notes payable, debt and other obligations	$3,769	$3,769	$3,769
Long-term notes payable, debt and other obligations	19,172	19,172	19,172

Total notes payable, debt and other obligations	22,941	22,941	22,941

Stockholders’ equity:
Common stock $0.01 par value 35,000,000(3) shares authorized; 1,505,530 shares issued and outstanding, actual; 2,238,158 shares issued and outstanding pro forma; 3,938,158 shares issued and outstanding, pro forma as adjusted	15	22	39
Additional paid in capital	136,152	139,002	153,486
Accumulated other comprehensive income	78	78	78
Accumulated deficit	(113,553)	(113,553)	(113,553)

Total stockholders’ equity	22,692	25,549	40,050

Total capitalization:	$45,633	$48,490	$62,991

(1)	Reflects the issuance of shares in our private placement consummated in the fourth quarter of 2009.
(2)	Assumes no exercise of the underwriters’ over-allotment option and no exercise of the underwriters’ warrants.
(3)	Assumes our stockholders approve the increase in our authorized shares.
(4)	The pro forma adjustments in this column do not take into account any potential prepayment of any outstanding principal or interest amounts under the Convertible Notes. Please see the discussion in “Use of Proceeds” on page 26 of this prospectus.

DILUTION

Dilution is the amount by which the portion of the offering price paid by the purchasers of the common stock to be sold in this offering exceeds the net tangible book value or deficiency per share of our common stock after the offering. Net tangible book value or deficiency per share of our common stock is determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

Our net tangible book deficit as of September 30, 2009 was approximately $6,965,000, or $4.63 per share of common stock based on 1,505,530 shares then outstanding. After giving effect to (1) our receipt of approximately $2,857,000 of net proceeds from the private placement of 732,628 shares in the fourth quarter of 2009, which increased, on a pro-forma basis, our shares then outstanding to 2,238,158 shares; (2) our receipt of approximately $14,501,000 of estimated net proceeds (after deducting underwriting discounts and commissions and estimated offering expenses payable by us) from our sale of common stock in this offering based on the assumed offering price and (3) the application of the estimated net proceeds as described under “Use of Proceeds,” our adjusted net tangible book value as of September 30, 2009 would have been approximately $10,393,125, or $2.64 per share of common stock based on a total of 3,938,158 shares of our common stock outstanding on September 30, 2009 on a pro-forma basis. This amount represents an immediate decrease in net tangible book deficit of $4.48 per share of our common stock to existing stockholders and an immediate dilution of $7.11 per share of our common stock to new investors purchasing shares of common stock in this offering at the assumed offering price.

The following table illustrates this dilution on a per share basis:

Assumed offering price per share		$9.75
Net tangible book deficit per share as of September 30, 2009	$(4.63)
Increase per share attributable to cash payments made by investors in our private placement in the fourth quarter of 2009	$2.79

Increase per share attributable to cash payments made by investors in this offering	$4.48

Adjusted net tangible book value per share after this offering		$2.64

Dilution per share to new investors		$7.11

If the underwriters exercise their over-allotment option in full, the adjusted net tangible book value per share after giving effect to the offering would be $3.03 per share. This represents a decrease in net tangible book deficit of $4.87 per share to existing stockholders and an immediate dilution in adjusted net tangible book deficit of $6.72 per share to new investors.

The dilution calculation, including the above discussion and table, reflects the reverse stock split of our issued and outstanding shares of common stock at a ratio of 1-for-6, which was effective on February 3, 2010.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected historical consolidated financial data in conjunction with our consolidated financial statements included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 31 of this prospectus. The selected historical consolidated statements of operations data for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, and the selected historical consolidated balance sheet data as of December 31, 2008 and December 31, 2007, are derived from our audited consolidated financial statements included in this prospectus. The selected historical consolidated balance sheet data as of December 31, 2006 has been derived from our audited annual consolidated financial statements, which have not been included in this prospectus. The selected consolidated financial data as of and for the nine months ended September 30, 2009 have been derived from our unaudited consolidated financial statements, which are also included in this prospectus. The selected historical consolidated statements of operations data for the years ended December 31, 2005 and December 31, 2004 and the selected historical consolidated balance sheet data as of December 31, 2006, December 31, 2005 and December 31, 2004 are derived from our audited consolidated financial statements not included in this prospectus. The historical results presented here are not necessarily indicative of future results.

	Nine Months Ended September 30, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004
	(unaudited)	(in thousands, except per-share data)
Statement of Operations Data:
Revenues	$24,409	$34,770	$31,046	$26,246	$20,665	$9,919
Costs of revenues	12,585	16,995	13,486	12,768	10,000	5,363

Gross profit	11,824	17,775	17,560	13,478	10,665	4,556
Selling, general and administrative	18,674	26,797	22,375	19,722	15,284	9,062
Engineering and product development	850	1,073	799	1,007	1,128	1,802

Loss from continuing operations before refinancing charge, interest and other income, net	(7,700)	(10,095)	(5,614)	(7,251)	(5,747)	(6,308)
Interest income	8	156	384	149	61	43
Interest expense	(1,746)	(1,189)	(913)	(671)	(403)	(181)
Refinancing charge	1,205	—	(442)	—	—	—
Other income, net	—	—	—	—	1,302	—

Loss from continuing operations	(8,233)	(11,128)	(6,585)	(7,773)	(4,787)	(6,446)
Discontinued operations:
Income from discontinued operations	—	286	231	281	851	1,462
Loss on sale of discontinued operations	—	(449)	—	—	—	—

Net loss	$(8,233)	$(11,291)	$(6,354)	$(7,492)	$(3,936)	$(4,984)

Basic and diluted net income (loss) per share(1):
Continuing operations	$(5.46)	$(7.38)	$(4.38)	$(6.00)	$(4.08)	$(6.96)
Discontinued operations	0.00	(0.12)	0.18	0.18	0.72	1.56

Basic and diluted net income (loss) per share	$(5.46)	$(7.50)	$(4.20)	$(5.82)	$(3.36)	$(5.40)

Shares used in computing basic and diluted net income (loss) per share(1)	1,503	1,501	1,496	1,291	1,162	926

Balance Sheet Data (At Period End):
Cash and cash equivalents	$1,918	$3,737	$9,954	$12,886	$5,610	$3,997
Working capital	1,064	3,408	13,706	16,070	11,151	6,119
Total assets	55,747	46,714	56,687	57,482	48,675	22,962
Long-term debt (net of current portion)	1,519	3,985	5,709	3,727	2,437	1,399
Convertible debt(2)	17,653	—	—	—	—	—
Stockholders’ equity	22,692	29,682	39,533	44,103	38,417	14,580

(1)	For all periods, all common stock equivalents and convertible issues are antidilutive and, therefore, are not included in the weighted shares outstanding during the years in which we incurred net losses. Share amounts and basic and diluted net loss per share amounts shown on the condensed statements of operations have been adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009 and the reverse stock split of our issued and outstanding shares of common stock of 1-for-6 effective February 3, 2010.
(2)	Includes amounts with respect to the Convertible Notes and the fair-value of the related warrant liability.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data,” and the audited and unaudited historical consolidated financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements and involves numerous risks and uncertainties including, but not limited to, those discussed in “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. You should read “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

Introduction, Outlook and Overview of Business Operations

We view our current business as comprised of the following five business segments:

•	Domestic XTRAC;

•	International Dermatology Equipment;

•	Skin Care;

•	PTL; and

•	Surgical Products.

Domestic XTRAC

Our Domestic XTRAC business segment is a U.S. based business with revenues generally derived from procedures performed by dermatologists. We develop, manufacture and market our proprietary XTRAC excimer laser and delivery systems and techniques used in the treatment of inflammatory skin disorders, including psoriasis, vitiligo, atopic dermatitis and leukoderma.

As part of our commercialization strategy in the U.S., we offer the XTRAC laser system to targeted dermatologists at no initial capital cost. Under this contractual arrangement, we retain ownership of the laser and earn revenue each time a physician treats a patient with the equipment. We believe this arrangement increases market penetration of this product. We also sell our lasers directly to the physician customers in certain situations. We believe that through sales of lasers we are able to reach, at reasonable margins, a sector of the market that is better suited to a sale model than a per-procedure model.

More than 90% of the insured U.S. population has policies that provide nearly full reimbursement for the treatment of psoriasis by means of an excimer laser, which includes our XTRAC laser systems.

International Dermatology Equipment

We derive revenues in the international market by selling our dermatology laser and lamp systems and replacement parts to distributors and directly to physicians. In this market, we have benefited from both our clinical studies and from the improved reliability and functionality of the XTRAC laser system. The sales of laser and lamp systems in the international segment are influenced by competition from similar laser technologies, as well as non-laser lamp alternatives. Over time, this competition has reduced the prices we are able to charge to international distributors for our XTRAC products. To compete with other non-laser type B ultraviolet, or UVB, products, we offer a lower-priced, lamp-based system called the VTRAC. We have expanded the international marketing of the VTRAC since its introduction in 2006. The VTRAC is used to treat psoriasis and vitiligo.

Skin Care

Our Skin Care business segment generates revenues primarily from the sale of skin health, hair care and wound care products.

Our skincare products target the growing demand for skin health and hair care products, including products to enhance appearance and address the effects of aging on skin and hair. Our skin care products are formulated, branded and targeted at specific markets. Our initial products addressed the dermatology, plastic and cosmetic surgery markets for use after various procedures. We recently added anti-aging skincare products to our Skin Care product line, which allows us to offer a comprehensive approach for a patient’s skincare regimen. We also introduced Neova Skin Care Systems, which are kits of Neova products that target specific conditions with complete treatment programs, including Intense Age Defense, Extremely Clear and Essential Eye Recovery. These kits make it easier for physicians to dispense the products and to ensure patient compliance and satisfaction.

PTL

Our PTL business segment develops and provides non-laser light devices for the treatment of a range of clinical and non-clinical dermatological conditions. Our PTL business segment has a portfolio of independent, experimental research that supports the efficacy and safety of our Omnilux technology system. Based on a patented technology platform comprised of a unique LED array, this technology delivers narrow-band, spectrally pure light of specific intensity, wavelength and dose to achieve clinically proven results through a process called “photo bio-modulation”. Because this technology generates no heat, a patient feels no pain or discomfort, resulting in improved regime compliance and a higher likelihood of repeat procedures. This is in direct contrast to the current laser light-based technologies serving the aesthetics market today, which generate heat and can cause patient pain or discomfort.

Our PTL LED products compete in the professional device market for LED aesthetic and medical procedures. In addition, we recently developed a line of consumer devices to address the home-use market opportunity. The FDA has issued over the counter clearances for our two hand-held consumer devices.

We have incorporated our PTL technology offering into a range of products targeting both the professional-based sector and the home-use market. Our PTL business segment’s current portfolio of products is divided into three types: the Omnilux systems, which address the medical professional market; the Lumiere systems, which address the non-medical professional market (such as spas); and our home-use products, which address the consumer market.

The unaudited consolidated financial statements contained in this prospectus include the results of our PTL business segment from February 27, 2009, the date we acquired the PTL business, through September 30, 2009.

Surgical Products

Our Surgical Products business segment generates revenues by selling laser products and disposables to hospitals and surgery centers both within and outside of the U.S. Also included in this business segment are various non-laser surgical products. We believe that sales of surgical laser systems and the related disposable base will decline as hospitals continue to seek outsourcing solutions. We are working to offset such decline by increasing sales from our Diode surgical laser, which includes entering into additional original equipment manufacturer, or OEM, arrangements.

Sales and Marketing

As of December 31, 2009, our sales and marketing personnel consisted of 49 employees. On October 2, 2009, we reduced the size of our sales force by 11 individuals, which represented approximately 25% of our sales force.

Sale of Surgical Services Business

Our Surgical Services business segment was a fee-based procedures business using mobile surgical laser equipment operated by our technicians at hospitals and surgery centers in the U.S. We sold this division in August 2008 primarily because the growth rates and operating margins of the division have decreased as the business changed to rely more heavily upon procedures performed using equipment from third-party suppliers, thereby limiting the profit potential of these services. We sold certain assets of our Surgical Services business segment on August 8, 2008, including accounts receivable, inventory and equipment, for approximately $3.1 million.

Reverse Stock Splits

On January 26, 2009, we completed the reverse split of our common stock at a 1-for-7 exchange ratio, whereby every seven shares of our common stock was exchanged for one share of our common stock. Our common stock began trading on January 27, 2009 on a split-adjusted basis. As of September 30, 2009, we had 9,033,175 shares of common stock outstanding on a post-split basis, taking into account the rounding-up of fractional shares (and not adjusted for our 1-for-6 reverse stock split described below).

On February 3, 2010, we completed a reverse split of our common stock at a 1-for-6 exchange ratio, whereby every six shares of our common stock was exchanged for one share of our common stock. Our common stock began trading on February 4, 2010 on a split-adjusted basis. As of February 4, 2010, we had a total of 2,238,158 shares of common stock outstanding on a post-split basis, without taking into account the rounding-up of fractional shares on an individual stockholder basis.

Recent Transactions

On October 22, 2009, we sold 694,295 shares of our common stock to certain purchasers in a private placement transaction at a price of $3.90 per share, which yielded gross proceeds of approximately $2.7 million. On November 10, 2009, we issued to an affiliate of one of the accredited investors participating in the October 22, 2009 closing an additional 38,333 shares at the same price of $3.90 per share, which yielded additional gross proceeds of approximately $149,500.

On January 11, 2010, we entered into a co-promotion agreement with Galderma, pursuant to which our sales force will promote Galderma’s Metvixia drug and Aktilite LED light for the photodynamic therapy treatment of actinic keratosis. Under the three year co-promotion agreement, which was effective January 1, 2010, Galderma will provide all marketing support for these products and we will provide the direct sales effort through our existing domestic sales organization.

Critical Accounting Policies and Estimates

We regularly discuss our critical accounting policies and the significant estimates made in accordance with them with our Audit Committee. The discussion and analysis of our financial condition and results of operations in this prospectus is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures at the date of the financial statements. On an on-going basis, we evaluate our estimates, including, but not limited to, those related to revenue recognition, accounts receivable, inventories, impairment of property and equipment and of intangibles and accruals for warranty claims. We use authoritative pronouncements, historical experience and other assumptions as the basis for making estimates. Actual results could differ from those estimates. Management believes that the following critical accounting policies affect our more significant judgments and estimates in the preparation of our Consolidated Financial Statements. These critical accounting policies and the significant estimates made in accordance with these policies have been discussed with our Audit Committee.

Revenue Recognition

XTRAC-Related Operations

We have two distribution channels for our phototherapy treatment equipment. We either (i) sell the laser through a distributor or directly to a physician or (ii) place the laser in a physician’s office (at no charge to the physician) and charge the physician a fee for an agreed-upon number of treatments. When we sell an XTRAC laser to a distributor or directly to a foreign or domestic physician, revenue is recognized when the following four criteria under Staff Accounting Bulletin No. 104, or SAB 104, have been met: (i) the product has been shipped and we have no significant remaining obligations; (ii) persuasive evidence of an arrangement exists; (iii) the price to the buyer is fixed or determinable; and (iv) collection is probable. At times, units are shipped but revenue is not recognized until all of the SAB 104 criteria have been met and, until that time, the unit is carried on our books as inventory.

We ship most of our products freight on board, or FOB, shipping point, although from time to time certain customers, for example governmental customers, will insist upon FOB destination. We take into account certain factors in determining the proper time at which to recognize revenue are when title to the goods transfers and when the risk of loss transfers. We recognize revenue on shipments to distributors or physicians that do not fully satisfy the collection criteria only when invoiced amounts are fully paid or assured.

Under the terms of our distributor agreements, distributors do not have a unilateral right to return any unit that they have purchased. However, we do allow products to be returned, under warranty, by our distributors for product defects or other claims.

When we place a laser in a physician’s office, we recognize service revenue based on the number of patient treatments performed by the physician. We defer revenue for treatments (in the form of random access codes) that are sold to physicians but not yet used and we recognize such unused treatments as a liability until the physician performs the treatment. Unused treatments remain an obligation of ours because the treatments can only be performed on our equipment. Once the treatments are delivered to a patient, this obligation has been satisfied.

We exclude substantially all sales of treatment codes made within the last two weeks of the period in determining the number of procedures performed by our physician-customers. Our management believes this approach closely approximates the actual number of unused treatments that existed at the end of a period. For the years ended December 31, 2008 and 2007, we deferred $670,546 and $563,336, respectively, under this approach.

Skin Care Operations

We generate revenues from our Skin Care business primarily through product sales for skin health, hair care and wound care. Bulk sales of the copper peptide compound, and royalties related thereto, are no longer a significant factor in our revenues. We recognize revenues on the products and copper peptide compound when they are shipped, net of returns and allowances. We ship the products FOB shipping point.

Surgical Products and Service Operations

We generate revenues from our surgical business primarily from product sales of laser systems, related maintenance service agreements, recurring laser delivery systems and laser accessories. We recognize revenues from surgical laser and other product sales, including sales to distributors and other customers, when the SAB 104 criteria have been met.

We defer revenue from maintenance service agreements and recognize such revenue on a straight-line basis over the term of the agreements. We recognize revenue for billable services, including repair activity, when the service is provided.

Inventory.    We account for inventory at the lower of cost (first-in, first-out) or market. We determine cost to be purchased cost for raw materials and the production cost (materials, labor and indirect manufacturing cost) for work-in-process and finished goods. Throughout the laser manufacturing process, we record the related production costs within inventory. Work-in-process is immaterial, given the typically short manufacturing cycle and, therefore we disclose such work-in-process in conjunction with raw materials. We perform full physical inventory counts for XTRAC and cycle counts on the other inventory to maintain controls and obtain accurate data.

Our XTRAC laser is either (i) sold to distributors or physicians directly or (ii) placed in a physician’s office and remains our property. The cost to build a laser, whether for sale or for placement, is accumulated in inventory. When we place a laser in a physician’s office, the cost is transferred from inventory to “lasers in service” within property and equipment. At times, we ship units to distributors, but we do not recognize revenue until all of the SAB 104 criteria have been met and, until that time, we carry the unit on our books as inventory. We do not recognize revenue from these distributors until payment is either assured or paid in full.

We provide reserves for slow-moving and obsolete inventories based on historical experience and product demand. Management evaluates the adequacy of these reserves periodically based on forecasted sales and market trends.

Allowance for Doubtful Accounts.    We reduce accounts receivable by an allowance for amounts that may become uncollectible in the future. The majority of receivables related to phototherapy sales are due from various distributors located outside of the U.S. and from physicians located inside the U.S. The majority of receivables related to skincare products and surgical products are due from various customers and distributors located inside the U.S. From time to time, our customers dispute the amounts due to us and, in other cases, our customers experience financial difficulties and cannot pay on a timely basis. In certain instances, these factors ultimately result in uncollectible accounts. The determination of the appropriate reserve needed for uncollectible accounts involves significant judgment on our part and we consider factors such as changes in the financial condition of our customers as a result of industry, economic or customer-specific factors. A change in the factors used to evaluate collectability could result in a significant change in the reserve needed.

Property and Equipment.    As of December 31, 2008 and 2007, we had net property and equipment of $10,388,406 and $8,024,461, respectively. The most significant component of these amounts relates to the XTRAC lasers placed by us in physicians’ offices. We own the equipment and charge the physician on a per-treatment basis for their use of the equipment. The recoverability of the net carrying value of the lasers is predicated on continuing revenues from the physicians’ use of the lasers. If the physician does not generate sufficient treatments, then we may remove the laser from the physician’s office and redeploy it elsewhere. As a result of their improved reliability, XTRAC lasers that we placed in service after December 31, 2005 are depreciated on a straight-line basis over the estimated useful life of five-years, while other XTRAC lasers that were placed in service prior to December 31, 2005 were depreciated over the original useful life of three years. For other property and equipment, including property and equipment acquired from ProCyte, we calculate depreciation on a straight-line basis over the estimated useful lives of the assets, primarily three to seven years for computer hardware and software, furniture and fixtures, automobiles and machinery and equipment. We amortize leasehold improvements over the lesser of the useful lives or lease terms. We determine useful lives based upon an estimate of either physical or economic obsolescence, or both.

Intangibles.    Our balance sheet includes goodwill and other intangible assets which affect the amount of future period amortization expense and any possible impairment expense that we will incur. Management’s judgments regarding the existence of impairment indicators are based on various factors, including market conditions and operational performance of our business. As of December 31, 2008 and 2007, we had $19,155,895 and $20,933,681, respectively, of goodwill and other intangibles, accounting for 41% and 37% of our total assets at the respective dates. We do not amortize the goodwill, but we do amortize the other intangibles. The determination of the value of such intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. We test our goodwill for impairment on at least an annual basis. We usually conduct this test in December of each year in connection with our annual budgeting and forecast process. We also evaluate, on a quarterly basis, whether events have occurred that would negatively impact the realizable value of our intangibles or goodwill.

There has been no change in 2008 and 2007 to the carrying value of goodwill that is allocated to the Domestic XTRAC and the International Dermatology Equipment business segments. In connection with the acquisition of our ProCyte business on March 18, 2005, we acquired certain intangibles, which we recorded at fair value as of the date of acquisition and fully allocated to the Skin Care business segment. As of December 31, 2008, the ProCyte Neutrogena Agreement was reduced to its fair value of $0.

The balances of these acquired intangibles, net of amortization, were as follows:

	December 31,
	2008	2007
ProCyte Neutrogena Agreement	$—	$1,062,000
ProCyte Customer Relationships	412,265	752,261
ProCyte Tradename	683,360	793,364
ProCyte Developed Technologies	91,784	120,356
Goodwill	13,973,385	13,973,385

Total	$15,160,794	$16,701,366

Deferred Income Taxes.    We have a deferred tax asset that is fully reserved by a valuation allowance. We have not recognized the deferred tax asset, given our historical losses and the lack of certainty of future taxable income. However, if and when we become profitable and can reasonably foresee continuing profitability, then under Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 740 we may recognize some of the deferred tax asset. The recognized portion may reduce acquired goodwill, increase stockholders’ equity and/or benefit the statement of operations.

Warranty Accruals.    We establish a liability for warranty repairs based on estimated future claims for XTRAC systems and a historical analysis of the cost of repairs for our surgical laser systems. However, future returns of defective laser systems and related warranty liability could differ significantly from our estimates and historical patterns, which would adversely affect our operating results.

There were no changes to our critical accounting policies and estimates in the three and nine months ended September 30, 2009, except as noted below.

Effective January 1, 2009, we were required to account for warrants and other convertible securities with anti-dilution protections as liabilities. These anti-dilution provisions reduce the exercise price of a warrant or convertible note (and increase the number of shares of our common stock into which the warrant or note are convertible) if we issue equity shares for a price that is lower than the exercise price of those instruments or issue new warrants or convertible instruments that have a lower exercise price. Management evaluated whether any of our outstanding convertible securities contain provisions that protect holders from declines in our stock price or otherwise could result in modification of the exercise price and/or number of shares of our common stock in which such convertible securities are convertible based on a variable that is not an input or indexed to the fair value of a “fixed-for-fixed” option. Management determined that the warrants issued to one of our investors are not indexed to our common stock. We recognize these warrants as a liability at the fair value of such warrant on each reporting date. We measured the fair value of these warrants as of September 30, 2009 and recorded $281,462 and $1,205,178, respectively, as a reduction in the liability associated with these warrants for the three and nine months ended September 30, 2009. We determined the fair values of these securities using a Black-Scholes valuation model.

On January 1, 2009, we adopted an amendment to the FASB ASC Topic 805 “Business Combinations,” or ASC Topic 805, which establishes principles and requirements relating to how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in an acquisition and the goodwill acquired. For example, we are required to record expenses incurred in an acquisition as expensed and not capitalized. ASC Topic 805 also establishes disclosure requirements that enable users to evaluate the nature and financial effects of the business combination. ASC Topic 805 was effective for business combinations that were completed on or after the beginning of the first annual reporting period on or after December 15, 2008.

Our acquisition of the subsidiaries of Photo Therapeutics Group Ltd., or Photo Therapeutics, was completed after December 31, 2008 and, therefore, ASC Topic 805 applies to the acquisition. We expensed acquisition costs of $1,532,798 incurred through December 31, 2008 as of December 31, 2008. We expensed acquisition costs of $432,353 incurred in 2009 as of February 27, 2009.

Results of Operations

Three and Nine Months Ended September 30, 2009 Compared to the Three and Nine Months Ended September 30, 2008

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
XTRAC Domestic Services	$3,546,777	$3,001,878	$9,381,389	$8,546,583
International Dermatology Equipment Products	819,568	1,096,853	2,879,259	2,963,031
Skin Care Products	2,047,089	3,627,940	6,261,278	10,327,189
Photo Therapeutics (PTL) Products	1,236,042	—	3,262,678	—

Total Dermatology Revenues	7,649,476	7,726,671	21,784,604	21,836,803
Surgical Products	947,516	1,070,455	2,624,040	4,680,936

Total Surgical Revenues	947,516	1,070,455	2,624,040	4,680,936

Total Revenues	$8,596,992	$8,797,126	$24,408,644	$26,517,739

We accounted for revenues in 2008 from our Surgical Services business segment in the amount of $736,298 and $4,398,047 for the three and nine months ended September 30, 2008, respectively, as a discontinued operation.

Domestic XTRAC Business Segment

Recognized treatment revenue for the three months ended September 30, 2009 and 2008 for domestic XTRAC procedures was $2,467,887 and $1,967,748, respectively, reflecting billed procedures of 36,632 and 36,079, respectively. In addition, we performed 1,846 and 1,800 procedures in the three months ended September 30, 2009 and 2008, respectively, without billing from us, in connection with clinical research and customer evaluations of the XTRAC laser. Recognized treatment revenue for the nine months ended September 30, 2009 and 2008 for domestic XTRAC procedures was $7,140,514 and $5,870,803, respectively, reflecting billed procedures of 107,978 and 98,374, respectively. In addition, we performed 4,872 and 4,449 procedures in the nine months ended September 30, 2009 and 2008, respectively, without billing from us, in connection with clinical research and customer evaluations of the XTRAC laser. The increase in procedures in the periods ended September 30, 2009 compared to the comparable periods in 2008 was largely due to our increased marketing programs. Increases in procedures are dependent upon building market acceptance with our physician partners and their patients that the XTRAC procedures will provide a clinical benefit and will be generally reimbursed.

We have a program to support certain physicians who may be denied reimbursement by private insurance carriers for XTRAC treatments. We recognize service revenue under this program from the sale of XTRAC procedures or equivalent treatments to physicians participating in this program only to the extent that the physicians have been reimbursed for the treatments. For the three months ended September 30, 2009, we deferred net revenues of $5,245 (82 procedures) under this program compared to deferred net revenues of $15,496 (238 procedures) for the three months ended September 30, 2008. For the nine months ended September 30, 2009, we deferred net revenues of $9,146 (140 procedures) under this program compared to deferred net revenues of $74,343 (1,139 procedures) for the nine months ended September 30, 2008. The change in deferred revenue under this program is presented in the table below.

We defer substantially all sales of treatment codes ordered by and delivered to the customer within the last two weeks of the period in determining the amount of procedures performed by its physician-customers. Management believes this approach closely approximates the actual amount of unused treatments that existed at the end of a period. For the three months ended September 30, 2009, we recognized net revenues of $125,803 (1,963 procedures) and for the three months September 30, 2008, we deferred net revenues of $367,199 (5,636 procedures), respectively, under this approach. For the nine months ended September 30, 2009, we recognized net revenues of $107,552 (1,649 procedures) and for the nine months ended September 30, 2008, we deferred net revenues of $474,877 (7,277 procedures), respectively, under this approach.

For the three and nine months ended September 30, 2009, domestic XTRAC laser sales were $1,078,890 and $2,240,875, respectively. There were 35 and 60 lasers sold, respectively. For the three and nine months ended September 30, 2008, domestic XTRAC laser sales were $1,034,130 and $2,675,780, respectively. There were 20 and 51 lasers sold, respectively. We also sell our lasers directly to the customer in certain situations. We believe that through sales of lasers we are able to reach, at reasonable margins, a sector of the market that is better suited to a sale model than a per-procedure model.

The following table illustrates the above analysis for our Domestic XTRAC segment for the periods reflected below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Total revenue	$3,546,777	$3,001,878	$9,381,389	$8,546,583
Less: laser sales revenue	(1,078,890)	(1,034,130)	(2,240,875)	(2,675,780)

Recognized treatment revenue	2,467,887	1,967,748	7,140,514	5,870,803
Change in deferred program Revenue	5,245	15,496	9,146	74,343
Change in deferred unused Treatments	(125,803)	367,199	(107,552)	474,877

Net billed revenue	$2,347,329	$2,350,443	$7,042,108	$6,420,023

Procedure volume total	38,478	37,879	112,850	102,823
Less: Non-billed procedures	1,846	1,800	4,872	4,449

Net billed procedures	36,632	36,079	107,978	98,374

Avg. price of treatments billed	$64.08	$65.15	$65.22	$65.26
Change in procedures with deferred program revenue, net	82	238	140	1,139
Change in procedures with deferred unused treatments, net	(1,963)	5,636	(1,649)	7,277

The average price for a treatment may be reduced in some instances based on the volume of treatments performed. The average price for a treatment also varies based upon the mix of mild and moderate psoriasis patients treated by our physician partners. We charge a higher price per treatment for moderate psoriasis patients due to the increased body surface area required to be treated, although there are fewer patients with moderate psoriasis than mild psoriasis.

International Dermatology Equipment Business Segment

International sales of our XTRAC and VTRAC systems and related parts were $819,568 for the three months ended September 30, 2009 compared to $1,096,853 for the three months ended September 30, 2008. We sold 18 and 25 systems in the three-month periods ended September 30, 2009 and 2008, respectively. International sales of our XTRAC and VTRAC laser systems and related parts were $2,879,259 for the nine months ended September 30, 2009 compared to $2,963,031, for the nine months ended September 30, 2008. We sold 58 and 63 systems in the nine-month periods ended September 30, 2009 and 2008, respectively. The average price of dermatology equipment sold internationally varies due to the quantities of refurbished domestic XTRAC systems and VTRACs sold. Both of these products have lower average selling prices than new XTRAC laser systems.

•

We sell refurbished domestic XTRAC laser systems into the international market. The selling price for used equipment is substantially less than new equipment and some of the used equipment may be substantially depreciated in connection with its use in the domestic market. We did not sell any used lasers in the three months ended September 30, 2009, but we sold four used lasers in the nine months ended September 30, 2009 at an average price of $32,500. We sold two and six of such used lasers in the three and nine months ended September 30, 2008, at an average price of $32,500 and $31,667, respectively.

•

In addition to the XTRAC laser system (both new and used), we sell the VTRAC, a lamp-based, alternative UVB light source that has a wholesale sales price that is targeted to be below our competitors’ international dermatology equipment and below our XTRAC laser. In the three and nine months ended September 30, 2009, we sold 10 and 13 VTRAC systems, respectively. In the three and nine months ended September 30, 2008, we sold nine and 19 VTRAC systems, respectively.

The following table illustrates the above analysis for our International Dermatology Equipment business segment for the periods reflected below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues	$819,568	$1,096,853	$2,879,259	$2,963,031
Less: part sales	(209,568)	(138,853)	(647,459)	(530,031)

Laser and lamp revenues	610,000	958,000	2,231,800	2,433,000
Laser and lamp systems sold	18	25	58	63

Average revenue per laser and lamp	$33,889	$38,320	$38,479	$38,619

Skin Care Business Segment

For the three months ended September 30, 2009, our Skin Care business segment revenues were $2,047,089 compared to $3,627,940 in the three months ended September 30, 2008. For the nine months ended September 30, 2009, our Skin Care business segment revenues were $6,261,278 compared to $10,327,189 in the nine months ended September 30, 2008. These revenues are generated from the sale of various skin, hair care and wound products and from the sale of copper peptide compound. The product sales decreased for the three and nine months ended September 30, 2008 due to the general worldwide economic decline and the transition to the sale of our internally developed Neova Advanced Essential Lash eyelash conditioner following the termination of the MD Lash Factor license. Our Skin Care business segment is more susceptible to macro-economic conditions than our other business segments because consumers are more likely to consider our cosmetic products to be discretionary items that are not medically necessary.

•

The product sales decreased for the three and nine months ended September 30, 2009 due to general worldwide economic decline and the transition from the sale of our MD Lash Factor product to the sale of our internally developed Neova Advanced Essential Lash eyelash conditioner, which was launched on February 1, 2009. Product sales for the three months ended September 30, 2009 were approximately $1.9 million, down from approximately $3.5 million for the three months ended September 30, 2008. Product sales for the nine months ended September 30, 2009 were approximately $6.0 million, down from approximately $10.1 million for the nine months ended September 30, 2008.

•

Included in product sales for the three and nine months ended September 30, 2008, were $1,139,204 and $2,247,038, respectively, of revenues from MD Lash Factor as part of an exclusive license to distribute in the U.S. In the three and nine months ended September 30, 2009, there were no revenues from this product as we had discontinued marketing MD Lash Factor as of January 31, 2009 and had replaced this product with our internally developed Neova Advanced Essential Lash eyelash conditioner, which we launched on February 1, 2009. For the three and nine months ended September 30, 2009, we sold $108,515 and $299,287 of Neova Advanced Essential Lash, respectively.

•

Bulk compound sales increased by $63,840 for the three months ended September 30, 2009 and decreased by $16,240 for the nine months ended September 30, 2009, compared to the three and nine months ended September 30, 2008.

The following table illustrates the above analysis for our Skin Care business segment for the periods reflected below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Product sales	$1,887,249	$3,530,327	$6,019,755	$10,066,389
Bulk compound sales	159,840	96,000	239,760	256,000
Royalties	—	1,613	1,763	4,800

Total ProCyte revenues	$2,047,089	$3,627,940	$6,261,278	$10,327,189

PTL Business Segment

For the three and nine months ended September 30, 2009, our PTL business segment’s revenues were $1,236,042 and $3,262,678. Because we acquired PTL on February 27, 2009, there were no corresponding revenues for the three and nine months ended September 30, 2008. We generate PTL business segment revenues from the sale of LED devices and licensing revenues.

The following table illustrates the above analysis for our PTL business segment for the periods reflected below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Product revenues	$1,236,042	$—	$3,049,573	$—
Licensing revenues	—	—	213,105	—

Total PTL revenues	$1,236,042	$—	$3,262,678	$—

Surgical Products Business Segment

Our Surgical Products business segment revenues include revenues derived from the sale of surgical laser systems together with sales of related laser fibers and laser disposables. Laser fibers and laser disposables are more profitable than laser systems, but the sales of laser systems generate subsequent recurring sales of fibers and disposables.

For the three months ended September 30, 2009, surgical products revenues were $947,516 compared to $1,070,456 in the three months ended September 30, 2008. For the nine months ended September 30, 2009, surgical products revenues were $2,624,039 compared to $4,680,937 for the nine months ended September 30, 2008. The decrease in the nine-month periods was mainly related to the termination of an OEM contract in 2008 with AngioDynamics, Inc., or AngioDynamics. In the second half of 2008, our OEM contract with AngioDynamics was terminated. Sales to AngioDynamics were $0 for the nine months ended September 30, 2009, compared to sales of approximately $1.4 million for the nine months ended September 30, 2008.

The change in average price per laser between the periods, as set forth in the table below, was largely due to the mix of lasers sold and partly due to the trade level at which the lasers were sold (i.e. wholesale versus retail). Our diode laser has replaced our Nd:YAG laser, which had a higher sales price. Included in laser sales during the three months ended September 30, 2009 and 2008 were sales of 6 and 7 diode lasers, respectively. Included in laser sales during the nine months ended September 30, 2009 and 2008 were sales of 12 and 130 diode lasers, respectively. The diode lasers have lower sales prices than our other types of lasers. We are phasing out our holmium and CO2 laser systems.

Fiber and other disposables sales decreased 20% and 13% between the comparable three and nine-month periods ended September 30, 2009 and 2008, respectively. We expect that our disposables base may erode over time as hospitals continue to seek outsourcing solutions instead of purchasing lasers and related disposables for their operating rooms.

The following table illustrates the above analysis for the Surgical Products business segment for the periods reflected below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues	$947,516	$1,070,455	$2,624,040	$4,680,936
Laser systems sold	9	8	16	134

Laser system revenues	$227,350	$171,393	$357,996	$2,080,133

Average revenue per laser	$25,261	$21,424	$22,375	$15,523

Cost of Revenues

Our costs of revenues are comprised of product cost of revenues and service cost of revenues. Within product cost of revenues are the costs of products sold in our International Dermatology Equipment business segment, our Skin Care business segment (with royalties included in the services side of the business segment), our PTL business segment and our Surgical Products business segment (with laser maintenance fees included in the services side of this business segment). Product costs also include domestic XTRAC laser sales. Within services cost of revenues are the costs associated with our Domestic XTRAC business segment, excluding laser sales, as well as costs associated with royalties and maintenance revenue.

Product cost of revenues for the three months ended September 30, 2009 was $3,349,218, compared to $2,828,986 in the comparable period in 2008. The $520,232 increase is due to the increases in product cost of sales for domestic XTRAC laser sales of $246,796, an increase in surgical products of $118,559 related to the increase in laser sales and by an increase in international dermatology equipment sales in the amount of $41,990. In addition, there was an increase due to the inclusion of $812,462 in product costs for our PTL business segment. These increases were offset, in part, by a decrease in skincare products costs of $699,575 resulting from the switch to our internally produced Neova product.

Product cost of revenues for the nine months ended September 30, 2009 was $8,464,916, compared to $8,682,917 in the comparable period in 2008. The $218,001 decrease is due to the decreases in product cost of sales for surgical products of $863,872 related to the decrease in laser sales, a decrease in skincare products of

$1,391,316 resulting from the switch to our internally produced Neova product and a decrease in domestic XTRAC laser sales of $40,157. These decreases were offset, in part, by an increase in international dermatology equipment sales in the amount of $424,257. In addition, there was an increase due to the inclusion of $1,653,087 in product costs for our PTL business.

Service cost of revenues was $1,531,839 in the three months ended September 30, 2009, compared to $1,240,670 in the comparable period in 2008, representing an increase of $291,169. The increase is directly related to the increase in Domestic XTRAC business segment costs of $286,296.

Service cost of revenues was $4,119,858 in the nine months ended September 30, 2009, compared to $3,539,882 in the comparable period in 2008, representing an increase of $579,976. The increase is directly related to the increase in Domestic XTRAC business segment costs of $565,126.

We charge certain allocable XTRAC manufacturing overhead costs against the XTRAC service revenues. Our manufacturing facility in Carlsbad, California is used exclusively for the production of the XTRAC lasers. We allocate unabsorbed costs to the Domestic XTRAC and the International Dermatology Equipment business segments based on actual production of lasers for each business segment. We also include unabsorbed labor and direct plan costs in these allocated manufacturing costs.

The following table illustrates the above analysis of cost of revenues for the periods reflected below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Product:
XTRAC Domestic	$653,408	$406,612	$1,036,128	$1,076,285
International Dermatology Equipment	628,855	586,865	1,917,810	1,493,553
Skin Care	589,371	1,288,946	2,038,094	3,429,410
PTL	812,462	—	1,653,087	—
Surgical products	665,122	546,563	1,819,797	2,683,669

Total Product costs	$3,349,218	$2,828,986	$8,464,916	$8,682,917
Services:
XTRAC Domestic	$1,499,744	$1,213,448	$4,023,485	$3,458,359
Surgical products	32,095	27,222	96,373	81,513

Total Services costs	$1,531,839	$1,240,670	$4,119,858	$3,539,882

Total Costs of Revenues	$4,881,057	$4,069,656	$12,584,774	$12,222,789

Gross Profit Analysis

Gross profit decreased to $3,715,935 during the three months ended September 30, 2009 from $4,727,470 during the same period in 2008. As a percent of revenues, gross margin decreased to 43.2% for the three months ended September 30, 2009 from 53.7% for the same period in 2008. Gross profit decreased to $11,823,870 during the nine months ended September 30, 2009 from $14,294,950 during the same period in 2008. As a percent of revenues, gross margin decreased to 48.4% for the nine months ended September 30, 2009 from 53.9% for the same period in 2008.

The following table illustrates our gross margin for the periods reflected below:

Company Profit Analysis	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues	$8,596,992	$8,797,126	$24,408,644	$26,517,739
Percent decrease	(2.3)%		(8.0)%
Cost of revenues	4,881,057	4,069,656	12,584,774	12,222,789
Percent increase	19.9%		3.0%

Gross profit	$3,715,935	$4,727,470	$11,823,870	$14,294,950
Gross margin percentage	43.2%	53.7%	48.4%	53.9%

The primary reasons for the changes in gross profit and the gross margin percentage for the three months ended September 30, 2009, compared to the same period in 2008 were as follows:

•

The general worldwide economic decline, as well as the related credit crisis, has affected our revenues and consequently has required us to lower our expectations for growth until the market conditions improve.

•

Our Skin Care business segment is more susceptible to shifts in economic conditions than our other business segments because consumers are more likely to consider our cosmetic products to be discretionary items that are not medically necessary. Product sales for the third quarter of 2009 were approximately $1.9 million down from approximately $3.5 million for the third quarter of 2008. The product sales decreased for the three months ended September 30, 2009 due in part to general worldwide economic decline and to transitioning from the sale of our MD Lash Factor product to the sale of our internally developed Neova Advanced Essential Lash eyelash conditioner. The margins in our Skin Care business segment are substantially higher than in our other business segments and, as a result, substantial shifts in the revenues attributed to our Skin Care business segment’s sales will have a significant impact on the overall margins of our business as a whole.

•

Sales of domestic XTRAC lasers in the three months ended September 30, 2009 and 2008 were relatively flat at approximately $1.1 million and $1.0 million, respectively, although the current period sales were at lower margins compared to the same period in 2008. A number of the lasers sold during these periods were already being depreciated due to the fact that they had previously been placed in a doctor’s office. The gross margin percentages on these capital equipment sales was 39% in 2009 compared to 61% in 2008.

•

Additional gross profit was realized from our PTL business segment during 2009. We acquired PTL on February 27, 2009 and, as a result, only activity after that date is recorded in our financial statements. There was no activity recorded in our financial statements in 2008.

•

While we decreased the number of laser systems placed with our customers in 2009, we maintained the same level of XTRAC treatment procedures as compared to 2008. Procedure volume increased 1.5% from 36,079 to 36,632 billed procedures in the three months ended September 30, 2009 compared to the same period in 2008. Increased usage at existing sites carries negligible variable cost, thereby enhancing our profit margins. Our ability to increase the number of procedures sold is a direct result of increased insurance reimbursement and marketing efforts.

The primary reasons for the changes in gross profit and gross margin percentages for the nine months ended September 30, 2009, compared to the same period in 2008, were as follows:

•

Our Skin Care business segment is more susceptible to the general worldwide economic decline than our other business segments because consumers are more likely to consider our cosmetic products to be discretionary items that are not medically necessary. Product sales for the first nine months of 2009 were approximately $6.0 million down from approximately $10.1 million for the first nine months of 2008. The margins in our Skin Care business segment are substantially higher than in our other business segments and, as a result, substantial shifts in the revenues attributed to our Skin Care business segment’s sales will have a significant impact on the overall margins of our business as a whole.

•

There were 118 fewer laser systems sold in our Surgical Products business segment in the nine months ended September 30, 2009 than in the comparable period of 2008. This included 100 sales under our OEM arrangement. In the second half of 2008, we ended our OEM relationship with AngioDynamics and, since that time, our sales to AngioDynamics have been $0. Additionally, the higher manufacturing levels in 2008 resulted in a better absorption of our fixed overhead costs, which lowered our average unit costs and resulted in a higher gross margin in 2008 compared to 2009.

•

We sold $434,905 less in domestic XTRAC lasers in the nine months ended September 30, 2009 as compared to the comparable period in 2008. In addition, our sales for the first nine months of 2009 were at lower margins compared to the same period in 2008. A number of the lasers sold during these periods were already being depreciated due to the fact that they had previously been placed in a doctor’s office. The margin on these capital equipment sales was 53% in 2009 compared to 60% in 2008.

•	We recorded severance and lease liability of approximately $226,000 related to the integration of the PTL acquisition and the relocation of the Skin Care facility.

•

We realized additional gross profit from our PTL business segment. We acquired PTL on February 27, 2009 and, as a result, only sales activity after that date is recorded in our financial statements. There was no PTL-related activity recorded in our financial statements in 2008.

•

We decreased the number of laser systems placed with our customers, but were able to sell a greater number of XTRAC treatment procedures in 2009 than in 2008. Procedure volume increased 9.8% from 98,374 to 107,978 billed procedures in the nine months ended September 30, 2009 compared to the same period in 2008. Increased usage at existing sites carries negligible variable cost thereby enhancing profit margins. Our ability to increase the number of procedures sold is a direct result of increased insurance reimbursement and marketing efforts.

The following table illustrates the gross profit for our Domestic XTRAC business segment for the periods reflected below:

Domestic XTRAC Business Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues	$3,546,777	$3,001,878	$9,381,389	$8,546,583
Percent increase	18.2%		9.8%
Cost of revenues	2,153,152	1,620,060	5,059,613	4,534,644
Percent increase	32.9%		11.6%

Gross profit	$1,393,625	$1,381,818	$4,321,776	$4,011,939
Gross margin percentage	39.3%	46.0%	46.1%	46.9%

Gross profit increased for this business segment for the three months ended September 30, 2009 from the comparable periods in 2008 by $11,807. Key factors for the increases were as follows:

•

Insurance reimbursement and increased direct-to-consumer advertising in targeted territories are key drivers in increasing the fee-per-procedure revenue from this business segment. Another key factor in this increase was the fact that we offered enhanced services to our customers through a recently developed membership program, which offers features and benefits such as enhanced access to our reimbursement team, marketing assistance and discounts off our other product lines. These factors resulted in an increase in our procedure volume of 1.5% from 36,079 to 36,632 billed procedures in the three months ended September 30, 2009 compared to the same period in 2008. Procedure volume also increased 9.8% from 98,374 to 107,978 billed procedures in the nine months ended September 30, 2009 compared to the same period in 2008, though the price per procedure did not change significantly between the periods. Each treatment procedure carries negligible variable cost.

•

We sold approximately the same amount in domestic XTRAC lasers in the three months ended September 30, 2009, although at lower margins compared to the same period in 2008. A number of the lasers sold during these periods were already being depreciated due to the fact that they had previously been placed in a doctor’s office. The margin on these capital equipment sales was 39% in the three months ended September 30, 2009 compared to 61% in the comparable period in 2008.

•

The cost of revenues increased by $533,092 for the three months ended September 30, 2009. This increase is due primarily to an increase in cost of revenues related to laser sales of $246,796 over the comparable period in 2008. In addition, there were increases in our service expenses, due to the increase in lasers placed in the field, of $46,855 and in certain of our allocable XTRAC manufacturing overhead costs that are charged against the XTRAC service revenues of $184,180. The increase in allocated manufacturing overhead costs is due to an increased effort to refurbish the existing lasers. The depreciation costs will continue to increase in subsequent periods as the number of net placements grows.

Gross profit increased for this business segment for the nine months ended September 30, 2009 from the comparable period in 2008 by $309,837. In addition to the overall higher revenues between the periods, other key factors for the increases were as follows:

•

Insurance reimbursement and increased direct-to-consumer advertising in targeted territories are key drivers in increasing the fee-per-procedure revenue from this business segment. Another key factor in this increase was the fact that we offered enhanced services to our customers through a recently developed membership program, which offers features and benefits such as enhanced access to our reimbursement team, marketing assistance and discounts off our other product lines. Procedure volume increased 9.8% from 98,374 to 107,978 billed procedures in the nine months ended September 30, 2009 compared to the same period in 2008, though the price per procedure did not change significantly between the periods. Each treatment procedure carries negligible variable cost.

•

We sold $434,905 less in domestic XTRAC lasers in the nine months ended September 30, 2009, although at lower margins compared to the same period in 2008. A number of the lasers sold during these periods were already being depreciated due to the fact that they had previously been placed in a doctor’s office. The margin on these capital equipment sales was 53% in the nine months ended September 30, 2009 compared to 60% in the comparable period in 2008.

•

The cost of revenues increased by $524,969 for the nine months ended September 30, 2009. This increase is due primarily to an increase in the service expenses due to the increase in lasers placed in the field, of approximately $242,250 and in certain allocable XTRAC manufacturing overhead costs that are charged against the XTRAC service revenues of $215,509. This increase was partially offset by a decrease in cost of revenues related to laser sales of $40,156 over the comparable period in 2008. The depreciation costs will continue to increase in subsequent periods as the number of net placements grows.

The following table illustrates the gross profit for our International Dermatology Equipment business segment for the periods reflected below:

International Dermatology Equipment Business Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues	$819,568	$1,096,853	$2,879,259	$2,963,031
Percent decrease	(25.3)%		(2.8)%
Cost of revenues	628,855	586,865	1,917,810	1,493,553
Percent increase	7.2%		28.4%

Gross profit	$190,713	$509,988	$961,449	$1,469,478
Gross margin percentage	23.3%	46.5%	33.4%	49.6%

Gross profit for the three and nine months ended September 30, 2009 decreased by $319,275 and $508,029, respectively, from the comparable period in 2008. The key factors for the decrease were as follows:

•

We sold eight XTRAC laser systems and 10 VTRAC lamp-based excimer systems during the three months ended September 30, 2009 and 16 XTRAC laser systems and nine VTRAC systems in the comparable period in 2008. Gross profit decreased primarily as a result of a decrease in the volume of units sold. The gross margin percentage for the VTRAC is higher than for the XTRAC.

•

We sold 34 XTRAC laser systems and 23 VTRAC lamp-based excimer systems during the nine months ended September 30, 2009 and 44 XTRAC laser systems and 19 VTRAC systems in the comparable period in 2008. The gross margin percentage for the VTRAC is higher than for the XTRAC.

•

International part sales, which have a higher margin percentage than system sales, increased $70,715 and $117,428, respectively, for the three and nine months ended September 30, 2009, as compared to the comparable periods in 2008.

•

In addition, there were increases of approximately $120,000 and $235,000, for the three and nine months ended September 30, 2009 and 2008, respectively, in certain allocable XTRAC manufacturing overhead costs that are charged against our international dermatology equipment revenues.

The following table illustrates the gross margin for our Skin Care business segment for the periods presented below:

Skin Care Business Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Product revenues	$1,887,249	$3,530,327	$6,019,755	$10,066,389
Bulk compound revenues	159,840	96,000	239,760	256,000
Royalties	—	1,613	1,763	4,800

Total revenues	2,047,089	3,424,557	6,261,278	10,327,189
Percent decrease	(43.6)%		(39.4)%
Product cost of revenues	498,235	1,220,594	1,901,390	3,197,488
Bulk compound cost of revenues	91,136	68,352	136,704	231,922

Total cost of revenues	589,371	1,288,946	2,038,094	3,429,410
Percent decrease	(54.3)%		(40.6)%

Gross profit	$1,457,718	$2,338,994	$4,223,184	$6,897,779
Gross margin percentage	71.2%	64.5%	67.4%	66.8%

Gross profit decreased for the three and nine months ended September 30, 2009 from the comparable periods by $881,276 and $2,674,595, respectively. The key factors for the changes in this business segment were as follows:

•

Revenues decreased for the three months ended September 30, 2009 due in part to the general economic worldwide decline and to transitioning from the sale of our MD Lash Factor product to the sale of our internally developed Neova Advanced Essential Lash eyelash conditioner. Our Skin Care business segment is more susceptible to economic conditions than our other business segments because consumers are more likely to consider our cosmetic products to be discretionary items that are not medically necessary. Product sales for the third quarter of 2009 were approximately $1.9 million down from approximately $3.5 million for the third quarter of 2008. Product sales for the first nine months of 2009 were approximately $6.0 million down from approximately $10.1 million for the first nine months of 2008.

•	Copper peptide bulk compound is sold at a substantially lower gross margin than our other skincare products.

•	In the nine months ended September 30, 2009, we recorded severance and lease liability expense of approximately $168,000 with respect to the relocation of our warehouse facility.

The following table illustrates the gross profit for our PTL business segment for the periods presented below:

PTL Business Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues	$1,236,042	$—	$3,262,678	$—
Percent increase	100%		100%
Cost of revenues	812,462	—	1,653,087	—
Percent increase	100%		100%

Gross profit	$423,580	$—	$1,609,591	$—
Gross margin percentage	34.3%		49.3%

The key factors impacting gross profit in this business segment were as follows:

•

Since the business was acquired on February 27, 2009, there was no corresponding activity for the periods ending 2008. Consequently, the activity for the nine months ended September 30, 2009 includes activity from February 27, 2009 through September 30, 2009.

•

The nine months ended September 30, 2009 includes revenues from a milestone payment of $213,000 under a certain third-party licensing arrangement for the Clear-U hand-held device. The licensee intends to use the device and related technology as a platform to attempt to address the mass consumer acne market. There are no specific costs allocated to this revenue stream.

The following table illustrates the gross profit for our Surgical Products business segment for the periods presented below:

Surgical Products Business Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues	$947,516	$1,070,455	$2,624,040	$4,680,936
Percent decrease	(11.5)%		(43.9)%
Cost of revenues	697,217	573,783	1,916,170	2,765,183
Percent increase/(decrease)	21.5%		(30.7)%

Gross profit	$250,299	$496,673	$707,869	$1,915,754
Gross margin percentage	26.4%	46.4%	27.0%	40.9%

Gross profit for our Surgical Products business segment in the three and nine months ended September 30, 2009 decreased by $246,374 and $1,207,885, respectively, when compared to the same periods in 2008. The key factors impacting gross profit were as follows:

•

This business segment includes product sales of surgical laser systems and laser disposables. Disposables are more profitable than laser systems, but the sale of laser systems generates the subsequent recurring sale of laser disposables.

•

Revenues for the three months ended September 30, 2009 decreased by $122,939 from the three months ended September 30, 2008, while cost of revenues increased by $123,434 for the same periods. There was one additional laser system sold in the three months ended September 30, 2009 than in the comparable period of 2008. Revenues for the nine months ended September 30, 2009 decreased by $2,056,896 from the nine months ended September 30, 2008, while cost of revenues decreased by

$849,013 for the same periods. There were 118 fewer laser systems sold in the nine months ended September 30, 2009 than in the comparable period of 2008.

•

The sales of our diode systems in the nine months ended September 30, 2008 included approximately 100 sales pursuant to our OEM arrangement. We discontinued our OEM arrangement with AngioDynamics during the second half of 2008 and, since that time, our sales to AngioDynamics have been $0. Additionally, the higher manufacturing levels in 2008 enabled us to better absorb our fixed overhead costs, which lowered our average unit costs and resulted in a higher gross margin in 2008 compared to 2009.

•

Additionally, our sales of disposables decreased, which sales have a higher gross margin as a percentage of revenues as compared to sales of our lasers. Fiber and other disposables sales decreased 20% and 13% between the comparable three and nine-month periods ended September 30, 2009 and 2008.

Selling, General and Administrative Expenses

For the three months ended September 30, 2009, selling, general and administrative expenses decreased to $5,042,552 from $6,211,101 for the three months ended September 30, 2008, primarily for the following reasons:

•

Salaries, benefits and travel expenses decreased by approximately $447,000 as a result of a decrease in our sales force and decreased revenues, which in turn resulted in lower commission expenses, particularly in our Skin Care business segment.

•	Our legal costs decreased approximately $130,000 during the current three month period.

•	Our bonus expense decreased by approximately $375,000 due to the fact that no bonus accrual was recorded in the current year.

•

Our stock option and restricted stock expense decreased by approximately $235,000 due to fewer options issued in the current year and the accelerated vesting of the restricted stock and options in connection with our decision to terminate the services of our former chief executive officer, which occurred in the three months ended September 30, 2009.

•	Additionally, amortization expense decreased by approximately $120,000 due to the impairment of certain intangibles as of the year end December 31, 2008.

•	Our selling, general and administrative expenses related to our PTL business segment increased by $509,339 and partially offset the decreases described above.

For the nine months ended September 30, 2009, selling, general and administrative expenses increased to $18,673,589 from $18,459,602 for the nine months ended September 30, 2008 primarily for the following reasons:

•	Selling, general and administrative expenses related to our PTL business segment accounted for $1,535,209 of the increase.

•	We expensed approximately $987,000 related to severance and accelerated vesting of restricted stock and options in connection with the termination of our former chief executive officer.

•	We expensed approximately $432,000 of additional costs which incurred in connection with the acquisition of our PTL business segment.

•

These increases were partially offset by a decrease in salaries, benefits and travel expenses of approximately $1,469,000. This decrease was a result of a decrease in the sales force and decreased revenues, which in turn generated lower commission expenses, particularly in our Skin Care business segment. Our bonus expense also decreased by approximately $475,000 due to the fact that no bonus accrual was recorded in the current year. Additionally, our amortization expense decreased by approximately $360,000 as a result of the impairment of certain intangibles as of the year end December 31, 2008.

Engineering and Product Development

Engineering and product development expenses for the three months ended September 30, 2009 increased to $311,181 from $224,236 for the three months ended September 30, 2008. Engineering and product development expenses related to our PTL business segment accounted for $95,470 of the increase.

Engineering and product development expenses for the nine months ended September 30, 2009 decreased to $849,588 from $881,268 for the nine months ended September 30, 2008. The decrease for the nine months ended September 30, 2009 was primarily due to meeting our financial sponsorship obligations in March 2008 for the severe psoriasis study by John Y.M. Koo, MD, of the University of California San Francisco, of $189,000. The expenses of our PTL business segment of $186,762 for the nine months ended September 30, 2009 partially offset this decrease.

Interest Expense, Net

Net interest expense for the three months ended September 30, 2009 increased to $654,721, as compared to $251,883 for the three months ended September 30, 2008. The change in net interest expense was the result of the interest expense on the convertible notes that we issued on February 27, 2009. The following table illustrates the change in interest expense, net:

	Three Months Ended September 30,
	2009	2008	Change
	(unaudited)
Interest expense	$655,518	$276,590	$378,928
Interest income	(797)	(24,707)	23,910

Net interest expense	$654,721	$251,883	$402,838

Net interest expense for the nine months ended September 30, 2009 increased to $1,738,567, as compared to $761,020 for the nine months ended September 30, 2008. The change in net interest expense was the result of the interest expense on the convertible notes that we issued on February 27, 2009. The following table illustrates the change in interest expense, net:

	Nine Months Ended September 30,
	2009	2008	Change
	(unaudited)
Interest expense	$1,745,993	$892,932	$853,061
Interest income	(7,426)	(131,912)	124,486

Net interest expense	$1,738,567	$761,020	$977,547

Change in fair value of warrants

Beginning on January 1, 2009, we began recognizing certain warrants as liabilities at their respective fair values on each reporting date. We measured the fair value of these warrants as of September 30, 2009 and recognized $281,462 and $1,205,178 for the three and nine months ended September 30, 2009, respectively, in other income.

Net Loss

The factors discussed above resulted in a net loss of $2,011,057 during the three months ended September 30, 2009, as compared to a net loss of $1,787,505 during the three months ended September 30, 2008, for an increase of 12.5%. The factors discussed above resulted in a net loss of $8,232,696 during the nine months ended September 30, 2009, as compared to a net loss of $5,936,669 during the nine months ended September 30, 2008, for an increase of 38.7%. The three and nine months ended September 30, 2008 included a loss from the sale of discontinued operations of $131,186 and $414,658, respectively.

The following table illustrates the impact of major expenses, namely depreciation, amortization and stock option expense, between the periods:

	For the three months ended September 30,
	2009	2008	Change
	(unaudited)
Net loss	$2,011,057	$1,787,505	$223,552

Components included in net loss:
Depreciation and amortization	(1,221,778)	(1,038,428)	(183,350)
Stock-based compensation	(146,932)	(382,228)	235,296
Litigation costs	(38,632)	(334,160)	295,528
Interest expense, net	(654,721)	(251,883)	(402,838)
Change in fair value of warrants	281,462	—	281,462
Income on sale of discontinued operations	—	131,186	(131,186)

	$(1,780,601)	$(1,875,513)	$94,912

The following table illustrates the impact of major expenses, namely depreciation, amortization and stock option expense between the periods:

	For the nine months ended September 30,
	2009	2008	Change
	(unaudited)
Net loss	$8,232,696	$5,936,669	$2,296,027

Components included in net loss:
Acquisition expenses	$(432,352)	$—	$(432,352)
Depreciation and amortization	(3,409,245)	(3,447,891)	38,646
Stock-based compensation	(1,247,324)	(1,087,699)	(159,625)
Severance costs	(827,935)	—	(827,935)
Litigation costs	(379,313)	(805,259)	425,946
Interest expense, net	(1,738,567)	(761,020)	(977,547)
Change in fair value of warrants	1,205,178	—	1,205,178
Loss on sale of discontinued operations	—	(414,658)	414,658

	$(6,829,558)	$(6,516,527)	$(313,031)

Year Ended December 31, 2008 Compared to the Years Ended December 31, 2007 and December 31, 2006

Revenues

The following table illustrates revenues from our four business segments for the periods listed below:

	For the Year Ended December 31,
	2008	2007	2006
Dermatology:
Domestic XTRAC Services	$12,419,972	$9,141,857	$5,611,387
International Dermatology Equipment Products	3,782,456	3,256,505	2,186,424
Skin Care Products	12,829,816	13,471,973	12,646,910

Total Dermatology Revenues	$29,032,244	$25,870,335	$20,444,721

Surgical:
Surgical Products	$5,738,048	$5,176,108	$5,800,865

Total Surgical Revenues	$5,738,048	$5,176,108	$5,800,865

Total Revenues	$34,770,292	$31,046,443	$26,245,585

We accounted for revenues from our Surgical Services business segment, in the amount of $4,398,047, through August 4, 2008, the date that we sold this business segment, as a discontinued operation. Revenues from our Surgical Services business segment of $7,667,174 and $6,994,291 for the years ended December 31, 2007 and 2006 were reclassified to discontinued operations.

Domestic XTRAC Business Segment

Recognized treatment revenue for the years ended December 31, 2008, 2007 and 2006 was $8,500,452, $6,981,223 and $5,142,022, respectively, reflecting billed procedures of 133,594, 109,139 and 83,272, respectively. In addition, 6,899, 4,157 and 5,168 procedures were performed for the years ended December 31, 2008, 2007 and 2006, respectively, without billing from us, in connection with clinical research and customer evaluations of the XTRAC laser. The increase in procedures for the year ended December 31, 2008, compared to the same periods in 2007 and 2006, was primarily related to our increased marketing programs. Increases in procedures are dependent upon building market acceptance through marketing programs with our physician partners and their patients that the XTRAC procedures will provide a clinical benefit and will be generally reimbursed.

We have a program to support certain physicians who may be denied reimbursement by private insurance carriers for XTRAC treatments. In accordance with the requirements of SAB No. 104, we recognize service revenue under this program from the sale of XTRAC procedures or equivalent treatments to physicians participating in this program only to the extent the physician has been reimbursed for the treatments. For the year ended December 31, 2008, we deferred revenues of $109,777 (1,682 procedures) net, under this program, compared to deferred revenues of $103,851 (1,587 procedures) net, under this program for the year ended December 31, 2007. For the year ended December 31, 2006, we deferred revenues of $124,427, (1,897 procedures) net, under this program. The change in deferred revenue under this program is presented in the table below.

For the years ended December 31, 2008 and 2007, Domestic XTRAC business segment laser sales were $3,919,520 and $2,160,634, respectively. We sold 78 and 43 lasers during these respective periods. The sale of one Omnilux product from PTL was included in the year ended December 31, 2008 laser sales, for which we had been acting as a distributor in the U.S. There were 11 XTRAC lasers sold for the year ended December 31, 2006 for a total of $469,365. We also sell our lasers directly to the physician customer in certain situations. We believe that through sales of lasers we are able to reach, at reasonable margins, a sector of the market that is better suited to a sale model than a per-procedure model.

The following table illustrates the above analysis for the Domestic XTRAC business segment for the periods reflected below:

	For the Year Ended December 31,
	2008	2007	2006
Total revenue	$12,419,972	$9,141,857	$5,611,387
Less: laser sales revenue	(3,919,520)	(2,160,634)	(469,365)

Recognized treatment revenue	8,500,452	6,981,223	5,142,022
Change in deferred program revenue	109,777	103,851	124,427
Change in deferred unused treatments	107,210	56,896	194,869

Net billed treatment revenue	8,717,439	7,141,970	5,461,318

Procedure volume total	140,493	113,296	88,440
Less: Non-billed procedures	6,899	4,157	5,168

Net billed procedures	133,594	109,139	83,272

Avg. price of treatments sold	$65.25	$65.44	$65.58
Procedures with deferred program revenue, net	1,682	1,587	1,897
Procedures with deferred unused treatments, net	1,643	869	2,971

The average price for a treatment may be reduced in some instances based on the volume of treatments performed. The average price for a treatment also varies based upon the mix of mild and moderate psoriasis patients treated by our physician partners. We charge a higher price per treatment for moderate psoriasis patients due to the increased body surface area required to be treated, although there are fewer patients with moderate psoriasis than there are with mild psoriasis.

International Dermatology Equipment Business Segment

International sales of our XTRAC and VTRAC systems and related parts were $3,782,456 for the year ended December 31, 2008 compared to $3,256,505 and $2,186,424 for the years ended December 31, 2007 and 2006, respectively. We sold 86 systems in the year ended December 31, 2008 which compared to 65 and 46 systems in the years ended December 31, 2007 and 2006, respectively. The average price of dermatology equipment sold internationally varies due to the quantity mix of refurbished domestic XTRAC systems and VTRACs sold. Both of these products have lower average selling prices than new XTRAC laser systems. However, by adding these to our product offerings along with expanding into new geographic territories where the products are sold, we have been able to increase overall international dermatology equipment revenues.

•

We sell refurbished domestic XTRAC laser systems into the international market. The selling price for used equipment is substantially less than new equipment and some of the used equipment may be substantially depreciated in connection with its use in the domestic market. We sold 11 of these used lasers in the year ended December 31, 2008 at an average price of $33,000. We sold five and six of these used lasers, at an average price of $36,500 and $28,000, for the years ended December 31, 2007 and 2006, respectively.

•

In addition to the XTRAC laser system (both new and used) we sell the VTRAC, a lamp-based, alternative UVB light source that has a wholesale sales price that is targeted to be below our competitors’ international dermatology equipment and below our XTRAC laser. In the years ended December 31, 2008, 2007 and 2006, we sold 34, 20 and 12 VTRAC systems, respectively.

The following table illustrates the above analysis of the International Dermatology Equipment business segment for the periods reflected below:

	For the Year Ended December 31,
	2008	2007	2006
Revenues	$3,782,456	$3,256,505	$2,186,424
Less: part sales	(664,456)	(543,015)	(322,964)

Laser/lamp revenues	3,118,000	2,713,490	1,863,460
Laser/lamp systems sold	86	65	46

Average revenue per laser/lamp	$36,256	$41,746	$40,510

Skin Care Business Segment

For the year ended December 31, 2008, our Skin Care business segment revenues were $12,829,816 compared to $13,471,973 for the year ended December 31, 2007 and $12,646,910 for the year ended December 31, 2006. We generate Skin Care business segment revenues primarily from the sale of various skin and hair care products and secondarily from the sale of copper peptide compound and from royalties on licenses.

•

The product sales decreased slightly for the year ended December 31, 2008 due to general worldwide economic decline and to transitioning from the sale of our MD Lash Factor product to the sale of our internally developed Neova Advanced Essential Lash eyelash conditioner. This business segment is more susceptible to macro-economic conditions than our other business segments because consumers are more likely to consider cosmetic products to be discretionary items and not medically necessary. Product sales for the fourth quarter of 2008 were approximately $2.5 million, down from approximately $3.9 million for the fourth quarter of 2007.

•

Included in product sales for the year ended December 31, 2008 were $2,687,241 of revenues from MD Lash Factor as part of an exclusive license to distribute in the U.S. We launched our distribution of the MD Lash Factor product in August 2007 and, as a result, there were $1,037,212 of revenues for 2007. We have discontinued marketing MD Lash Factor as of January 31, 2009 and have replaced this product with out own internally developed Neova Advanced Essential Lash eyelash conditioner, which we launched February 1, 2009.

•

Bulk compound sales decreased by $208,000 for the year ended December 31, 2008 compared to the year ended December 31, 2007. We were previously entitled to collect minimum contractual royalties from Neutrogena, but our right to collect such royalties expired in January 2007. As a result, royalties decreased $268,023 for the year ended December 31, 2008 from the year ended December 31, 2007. Royalties for the year ended December 31, 2007 decreased $25,000 from the year ended December 31, 2006.

The following table illustrates the above analysis of the Skin Care business segment for the periods reflected below:

	For the Year Ended December 31,
	2008	2007	2006
Product sales	$12,566,839	$12,732,973	$11,674,510
Bulk compound sales	256,000	464,000	672,400
Royalties	6,977	275,000	300,000

Total Skin Care revenue	$12,829,816	$13,471,973	$12,646,910

Surgical Products Business Segment

Our Surgical Products business segment revenues include revenues derived from the sales of surgical laser systems together with sales of related laser fibers and laser disposables. Laser fibers and laser disposables are more profitable than laser systems, but the sales of laser systems generate subsequent recurring sales of fibers and disposables.

For the year ended December 31, 2008, surgical products revenues were $5,738,048 compared to $5,176,108 for the year ended December 31, 2007. The increase was mainly related to our OEM contract with AngioDynamics, which had initial shipments in December 2007. Our sales to AngioDynamics were $0 for the last six months of 2008 and approximately $1.4 million for the year ended December 31, 2008 compared to approximately $480,000 for the year ended December 31, 2007. There were no comparable sales in the year ended December 31, 2006. In the second half of 2008, our OEM contract with AngioDynamics was terminated.

Fiber and other disposable sales for the year ended December 31, 2008 were consistent with the year ended December 31, 2007. We expect that our disposables base may erode over time as hospitals continue to seek outsourcing solutions instead of purchasing lasers and related disposables for their operating rooms.

For the year ended December 31, 2007, surgical products revenues were $5,176,108 compared to $5,800,864 in the year ended December 31, 2006. This decrease was due to a decrease in fiber and disposables sales of $436,300 compared to the prior year period. There was also a decline in the average price per laser sold for the year ended December 31, 2007 compared to the prior year period.

The change in average price per laser between the periods, as set forth in the table below, was largely due to the mix of lasers sold and partly due to the trade level at which the lasers were sold (i.e. wholesale versus retail). Our diode laser has replaced our Nd:YAG laser, which had a higher sales price. Included in laser sales during the years ended December 31, 2008, 2007 and 2006 were sales of 141, 78 and 65 diode lasers, respectively. The diode lasers have lower sales prices than our other types of lasers and thus the increase in the number of diodes sold reduced the average price per laser. We expect that we will continue to sell more diode lasers than our other types of lasers into the near future.

The following table illustrates the above analysis of the Surgical Products business segment for the periods reflected below:

	For the Year Ended December 31,
	2008	2007	2006
Revenues	$5,738,048	$5,176,108	$5,800,864
Percent increase/(decrease)	10.9%	(10.8)%
Laser systems sold	145	87	80

Laser system revenues	$2,236,000	$1,684,000	$1,802,000

Average revenue per laser	$15,422	$19,356	$22,525

Cost of Revenues

Our cost of revenues are comprised of product cost of revenues and service cost of revenues. Within product cost of revenues are the costs of products sold in the International Dermatology Equipment business segment, the Skin Care business segment (with royalties included in the services side of the business segment) and the Surgical Products business segment (with laser maintenance fees included in the services side of this business segment). Product costs also include domestic XTRAC laser sales. Within services cost of revenues are the costs associated with the Domestic XTRAC business segment, excluding the laser sales, as well as costs associated with the above-referenced royalties and maintenance.

Product cost of revenues during the year ended December 31, 2008 were $11,968,222, compared to $9,582,715 for the year ended December 31, 2007. The increase of $2,385,507 is due to product cost increases from the following business segments: Domestic XTRAC of $978,664; International Dermatology Equipment of $170,368; Surgical Products of $1,013,217; and Skin Care of $223,258. The increases are primarily a result of the increased number of laser sales, which have a higher cost percentage than non-laser products. The increase in our Skin Care business segment cost of revenues is the result of third-party licensed products, which have a higher cost. There were also approximately $374,000 and $162,000 increases to the excess and obsolete inventory reserves, primarily in the Surgical Product, and Skin Care business segments, respectively. Warranty expense, which is included in cost of goods sold, amounted to $238,662 and $95,314 for the year ended December 31, 2008 and 2007, respectively.

Product cost of revenues during the year ended December 31, 2007 were $9,582,715, compared to $8,571,133 for the year ended December 31, 2006. The increase of $1,011,582 is due to product cost increases from the following business segments: Domestic XTRAC of $689,893; International Dermatology Equipment of $499,115; and Skin Care of $349,343. The Domestic XTRAC and International Dermatology Equipment increases were primarily a result of and increased number of laser sales and the increase in our Skin Care business segment was a direct result of the increased sales of our skincare products. These increases were partially offset by a decrease of $526,769 in costs for our surgical products.

Services cost of revenues was $5,027,095 in the year ended December 31, 2008 compared to $3,998,911 in the year ended December 31, 2007, representing an increase of $1,028,184. The increase is directly related to the increase in Domestic XTRAC business segment costs of $1,029,175.

Services cost of revenues was $3,998,911 in the year ended December 31, 2007 compared to $4,115,822 in the year ended December 31, 2006, representing a decrease of $116,911. The decrease is directly related to the decrease in Domestic XTRAC business segment costs of $125,692.

We charge certain allocable XTRAC manufacturing overhead costs against the XTRAC service revenues. Our manufacturing facility in Carlsbad, California is used exclusively for the production of the XTRAC lasers. We allocate unabsorbed costs, relating to excess capacity, to the Domestic XTRAC and the International Dermatology Equipment business segments based on actual production of lasers for each business segment. We also include unabsorbed labor and direct plan costs in these allocated manufacturing costs.

The following table illustrates the above analysis of cost of revenues for the periods reflected below:

	For the Year Ended December 31,
	2008	2007	2006
Product:
XTRAC Domestic	$1,797,397	$818,733	$128,840
International Dermatology Equipment	1,871,470	1,701,102	1,201,987
Skin Care	4,431,545	4,208,287	3,858,944
Surgical products	3,867,810	2,854,593	3,381,362

Total Product costs	$11,968,222	$9,582,715	$8,571,133

Services:
XTRAC Domestic	$4,917,389	$3,888,214	$4,013,906
Surgical products	109,706	110,697	101,916

Total Services costs	$5,027,095	$3,998,911	$4,115,822

Total Costs of Revenues	$16,995,317	$13,581,626	$12,686,955

Gross Profit Analysis

Gross profit increased to $17,774,975 during the year ended December 31, 2008 from $17,464,817 during the same period in 2007. As a percent of revenues, the gross margin decreased to 51.1% for the year ended December 31, 2008 from 56.3% for the same period in 2007.

Gross profit increased to $17,464,817 during the year ended December 31, 2007 from $13,558,631 during the same period in 2006. As a percent of revenues, the gross margins increased to 56.3% for the year ended December 31, 2007 from 51.7% for the same period in 2006.

The following table illustrates the above analysis of our gross margin for the periods reflected below:

Company Profit Analysis	For the Year Ended December 31,
	2008	2007	2006
Revenues	$34,770,292	$31,046,443	$26,245,586
Percent increase	12.0%	18.3%
Cost of revenues	16,995,317	13,581,626	12,686,955
Percent increase	25.1%	7.1%

Gross profit	$17,774,975	$17,464,817	$13,558,631
Gross margin percentage	51.1%	56.3%	51.7%

The primary reasons for changes in gross profit for the year ended December 31, 2008, compared to the same period in 2007 were as follows:

•

We sold approximately $1,759,000 of additional lasers domestically in the year ended December 31, 2008 at lower margins compared to the same period in 2007. A number of these lasers were previously being depreciated. The margin on these capital equipment sales was 59% in the year ended December 31, 2008 compared to 62% in the comparable period in 2007.

•

There was an increase in depreciation of approximately $429,000 included in the Domestic XTRAC business segment cost of sales as a result of an increase in the overall number of placements of new lasers since the year ended December 31, 2007.

•	There was an increase in warranty expense of approximately $143,000 due to the increased number of laser sales for the year ended December 31, 2008 compared to the same period in 2007.

•

We recorded additional excess and obsolete inventory reserves of approximately $579,000, primarily due to slow-moving skincare products and our decision to stop production of our CTH and CO2 laser systems.

•

Skincare product revenues included revenues from products that are manufactured by a third-party supplier under the terms of a licensing agreement of $2,687,241 and $1,037,212 for the year ended December 31, 2008 and 2007, respectively. The margin on these licensed products is lower than the margins on other internally developed brands that we distribute.

•

We sold a greater number of treatment procedures for the XTRAC laser systems in 2008 than in 2007, which partially offset the negative impact on our gross profit described above. Procedure volume increased 22% from 109,139 to 133,594 billed procedures in the year ended December 31, 2008 compared to the same period in 2007. Because each treatment procedure carries negligible variable cost, this increase in volume significantly enhanced profit margins. This increase in procedure volume was a direct result of increased insurance reimbursement and marketing efforts.

•	We sold approximately $405,000 worth of additional international dermatology equipment for the year ended December 31, 2008 compared to the same period in 2007.

The primary reasons for changes in gross profit for the year ended December 31, 2007, compared to the same period in 2006 were as follows:

•

We sold a greater number of treatment procedures for the XTRAC laser systems in 2007 than in 2006. Procedure volume increased 31% from 83,272 to 109,139 billed procedures in the year ended December 31, 2007 compared to the same period in 2006. Since each incremental treatment procedure carries negligible variable cost, this significantly enhanced profit margins. The increase in procedure volume was a direct result of improving insurance reimbursement and increased marketing efforts.

•	We sold approximately $850,000 worth of additional international dermatology equipment for the year ended December 31, 2007 compared to the same period in 2006.

•

We sold approximately $1,691,000 worth of additional lasers domestically in the year ended December 31, 2007 at lower margins compared to the same period in 2006. Certain of these lasers were previously being depreciated.

•	There was an increase in warranty expense of approximately $176,000 due to the increased number of laser sales for the year ended December 31, 2007 compared to the same period in 2006.

•

There was an increase in depreciation of approximately $417,000 included in the Domestic XTRAC cost of sales as a result of increasing the overall placements of new lasers since the year ended December 31, 2006.

The following table illustrates the gross profit for our Domestic XTRAC business segment for the periods reflected below:

Domestic XTRAC business segment	For the Year Ended December 31,
	2008	2007	2006
Revenues	$12,419,972	$9,141,857	$5,611,387
Percent increase	35.9%	62.9%
Cost of revenues	6,714,786	4,706,947	4,142,746
Percent increase	42.7%	11.7%

Gross profit	$5,705,186	$4,434,910	$1,468,641
Gross margin percentage	45.9%	48.5%	26.2%

Gross profit increased for this business segment for the year ended December 31, 2008 from the comparable periods in 2007 by $1,270,276. The key factors were as follows:

•	Domestic XTRAC business segment deferred revenues increased $151,612 between the year-end periods without any offset in the cost of revenues.

•

The cost of revenues increased by $2,007,839 for the year ended December 31, 2008. This increase is due to an increase in depreciation on the lasers-in-service of approximately $429,000, an increase in cost of revenues related to the laser sales of approximately $978,700 and an increase in warranty expense of approximately $88,700 over the comparable prior period. The depreciation costs will continue to increase in subsequent periods as the business grows. In addition, there were unabsorbed costs, relating to excess capacity, allocated to the Domestic XTRAC including unabsorbed labor and direct plant costs.

•

We sold approximately $1,759,000 worth of additional domestic XTRAC lasers in the year ended December 31, 2008 at lower margins compared to the same period in 2007. Certain of these lasers were previously being depreciated, since they were placements. The margin on these capital equipment sales was 59% in the year ended December 31, 2008 compared to 62% in the comparable period in 2007.

•

Key drivers in increasing the fee-per-procedure revenue from this business segment are insurance reimbursement and increased direct-to-consumer advertising in targeted territories. Improved insurance reimbursement, together with greater consumer awareness of the XTRAC therapy, increase treatment revenue accordingly. Our clinical support specialists focus their efforts on increasing physicians’ utilization of the XTRAC laser system. Consequently procedure volume increased 22% from 109,139 to 133,594 billed procedures in the year ended December 31, 2008 compared to the same period in 2007. Price per procedure did not change significantly between the periods. Each incremental treatment procedure carries negligible variable cost.

Gross profit increased for this business segment for the year ended December 31, 2007 from the comparable period in 2006 by $2,966,269. The key factors were as follows:

•	Domestic XTRAC business segment deferred revenues increased $49,011 between the year-end periods without any offset in the cost of revenues which is consistent with a procedures-based model.

•

We sold approximately $1,691,000 worth of additional domestic XTRAC lasers in the year ended December 31, 2007 at lower margins compared to the same period in 2006. Certain of these lasers were previously being depreciated, since they were originally placements. The margin on these capital equipment sales was 62% in the year ended December 31, 2007 compared to 73% in the comparable period in 2006.

•

The cost of revenues increased by $564,201 for the year ended December 31, 2007. This increase is due to an increase in depreciation on the lasers-in-service of approximately $416,700, an increase in cost of revenues related to the laser sales of approximately $690,000 and an increase in warranty expense of approximately $176,000 over the comparable prior period. The depreciation costs will continue to increase in subsequent periods as the business grows.

•

Key drivers in increasing the fee-per-procedure revenue from this business segment are insurance reimbursement and increased direct-to-consumer advertising in targeted territories. Improved insurance reimbursement, together with greater consumer awareness of the XTRAC therapy, increase treatment revenue accordingly. Our clinical support specialists focus their efforts on increasing physicians’ utilization of the XTRAC laser system. Consequently procedure volume increased 31% from 83,272 to 109,139 billed procedures in the year ended December 31, 2007 compared to the same period in 2006. Price per procedure did not change significantly between the periods. Each incremental treatment procedure carries negligible variable cost.

The following table illustrates the gross profit for our International Dermatology Equipment business segment for the periods reflected below:

International Dermatology Equipment Business Segment	For the Year Ended December 31,
	2008	2007	2006
Revenues	$3,782,456	$3,256,505	$2,186,424
Percent increase	16.2%	48.9%
Cost of revenues	1,871,470	1,701,102	1,201,987
Percent increase	10.0%	41.5%

Gross profit	$1,910,986	$1,555,403	$984,437
Gross margin percentage	50.5%	47.8%	45.0%

Gross profit for the year ended December 31, 2008 increased by $355,583 from the comparable prior year period. The key factors for the increase were as follows:

•

We sold 52 XTRAC laser systems and 34 VTRAC lamp-based excimer systems during the year ended December 31, 2008 and 45 XTRAC laser systems and 20 VTRAC systems in the comparable period in 2007. Consequently, gross profit increased as a result of an increase in the volume of units sold. The gross margin percentage for the VTRAC is higher than the XTRAC.

•	International part sales, which have a higher margin percentage than system sales, increased for the year ended December 31, 2008 by approximately $121,400 compared to the same period in 2007.

Gross profit for the year ended December 31, 2007 increased by $570,966 from the comparable prior year period. The key factors in this business segment were as follows:

•	We sold 45 XTRAC laser systems and 20 VTRAC lamp-based excimer systems during the year ended December 31, 2007 and 34 XTRAC laser systems and 12 VTRAC systems in the comparable period in 2006.

•	Additionally, international part sales increased for the year ended December 31, 2007 by approximately $219,000 compared to the same period in 2006.

The following table illustrates our gross margin for our Skin Care business segment for the periods presented below:

Skin Care Business Segment	For the Year Ended December 31,
	2008	2007	2006
Product revenues	$12,566,839	$12,732,973	$11,674,510
Bulk compound revenues	256,000	464,000	672,400
Royalties	6,977	275,000	300,000

Total revenues	12,829,816	13,471,973	12,646,910
Percent (decrease) increase	(4.8)%	6.5%

Product cost of revenues	4,249,273	3,885,229	3,441,636
Bulk compound cost of revenues	182,272	323,058	417,308

Total cost of revenues	4,431,545	4,208,287	3,858,944
Percent increase	5.3%	9.1%

Gross profit	$8,398,271	$9,263,686	$8,787,966
Gross margin percentage	65.5%	68.8%	69.5%

Gross profit for the year ended December 31, 2008 decreased by $865,415 over the comparable period in 2007. The key factors in this business segment were as follows:

•

For the year ended December 31, 2008 and 2007 product revenues include $2,687,241 and $1,037,212, respectively, of products which are manufactured by a third-party supplier in conjunction with a licensing agreement. The margin of these licensed products is lower than the margins of other internally developed brands which we distribute.

•

Copper peptide bulk compound is sold at a substantially lower gross margin than skincare products, while royalty revenues generated from licensees have no significant costs associated with this revenue stream.

•	Additionally, we increased the excess and obsolete reserves by approximately $162,000 for slow moving products, which had a direct impact on the gross margin.

Gross profit for the year ended December 31, 2007 increased by $475,720 over the comparable period in 2006. The key factors in this business segment were as follows:

•

The gross margin for our skincare products is relatively consistent between the periods; 68.8% in 2007 and 69.5% in 2006. The increase in total cost of revenues of $349,343 in 2007 from 2006 is directly related to the increases in revenues.

•

Copper peptide bulk compound is sold at a substantially lower gross margin than skincare products, while royalty revenues generated from licensees have no significant costs associated with this revenue stream.

The following table illustrates our gross profit for our Surgical Products business segment for the periods reflected below:

Surgical Products Business Segment	For the Year Ended December 31,
	2008	2007	2006
Revenues	$5,738,048	$5,176,108	$5,800,864
Percent increase (decrease)	10.9%	(10.8)%
Cost of revenues	3,977,516	2,965,290	3,483,278
Percent increase (decrease)	34.1%	(14.9)%

Gross profit	$1,760,532	$2,210,818	$2,317,586
Gross margin percentage	30.1%	42.7%	40.0%

Gross profit for the year ended December 31, 2008 decreased by $450,286 from the comparable prior year period. The key factors in this business segment were as follows:

•

This business segment includes product sales of surgical laser systems and laser disposables. Disposables are more profitable than laser systems, but the sale of laser systems generates the subsequent recurring sale of laser disposables.

•

Revenues for the year ended December 31, 2008 increased by $561,940 from the year ended December 31, 2007 while cost of revenues increased by $1,012,226 between the same periods. There were 58 more laser systems sold in the year ended December 31, 2008 than in the comparable period of 2007. However, the lasers sold in the 2007 period were at higher prices than those sold in the comparable period in 2008. The decrease in average price per laser was largely due to the mix of lasers sold and volume discounts. Included in the laser sales for the year ended December 31, 2008 and 2007 were sales of diode lasers of $2,026,000 (representing 141 systems) and $1,190,000 (representing 78 systems), respectively. Diode lasers have substantially lower list sales prices than the other types of surgical lasers. The sales of diode systems for the years ended December 31, 2008 and 2007 included 100 diode lasers and 30 diode lasers, respectively, due to our OEM arrangement. Despite the lower average sales price of the laser systems sold compared to the prior year, the higher manufacturing levels in 2008 caused better absorption of fixed overheads thereby lowering average unit costs.

•

Additionally, we increased the excess and obsolete inventory reserves by approximately $374,000 due to the decision to stop producing the CTH and CO2 laser systems, which should not impact future revenues as there was only one sale of these lasers in 2008. This had a direct impact on lowering the gross margin for the year ended December 31, 2008.

Gross profit for the year ended December 31, 2007 decreased by $106,768 from the comparable prior year period. The key factors in this business segment were as follows:

•

This business segment includes product sales of surgical laser systems and laser disposables. Disposables are more profitable than laser systems, but the sale of laser systems generates the subsequent recurring sale of laser disposables.

•

Revenues for the year ended December 31, 2007 decreased by $624,756 from the year ended December 31, 2006 while cost of revenues decreased by $517,988 between the same periods. There were 7 more laser systems sold in the year ended December 31, 2007 than in the comparable period of 2006. However, the lasers sold in the 2006 period were at higher prices than those sold in the comparable period in 2007. The decrease in average price per laser was largely due to the mix of lasers sold and volume discounts. Included in the laser sales for the year ended December 31, 2007 and 2006 were sales of $1,190,000, representing 78 systems and $1,120,000, representing 65 systems, of diode lasers, respectively, which have substantially lower list sales prices than the other types of surgical lasers.

•

Additionally there was a decrease in sales of disposables between the periods. Fiber and other disposables sales decreased 15% between the comparable periods ended December 31, 2007 and 2006. This is due in part to having a one-time order of approximately $250,000 in the year ended December 31, 2006.

Selling, General and Administrative Expenses

For the year ended December 31, 2008, selling, general and administrative expenses increased to $26,797,107 from $22,279,534 for the year ended December 31, 2007 for the following reasons:

•

The majority of the increase related to an approximate $2,155,000 increase in salaries, benefits and travel expenses associated with an increase in the sales force, marketing programs and increased revenues which generate higher commission expenses, particularly in the Domestic XTRAC and Skin Care business segments;

•	We expensed approximately $1,533,000 of costs under SFAS No. 141R incurred in connection with the acquisition of Photo Therapeutics.

•	We wrote off approximately $353,000 for the investment in AzurTec and the related intangibles, net, due to the dissolution of AzurTec and the impairment of the assets.

•	Additionally, we wrote down the ProCyte Neutrogena Agreement intangible due to impairment by approximately $582,000 to its fair value.

For the year ended December 31, 2007, selling, general and administrative expenses increased to $22,279,534 from $19,803,179 for the year ended December 31, 2006 for the following reasons:

•

The majority of the increase related to an approximate $2,062,000 increase in salaries, benefits and travel expenses associated with an increase in the sales force, marketing programs and increased revenues which generate higher commission expenses, particularly in the Domestic XTRAC and Skin Care business segments; and

•	An increase of approximately $262,000 for legal expenses.

Engineering and Product Development Expenses

Engineering and product development expenses for the year ended December 31, 2008 increased to $1,073,215 from $799,108 for the year ended December 31, 2007. The increase for the year ended December 31, 2008 was due to meeting our financial sponsorship obligations in March 2008 for the severe psoriasis study by John Y.M. Koo, MD, of the University of California San Francisco, of $189,000.

Engineering and product development expenses for the year ended December 31, 2007 decreased to $799,108 from $1,006,600 for the year ended December 31, 2006. The decrease is primarily due to a decrease in salaries and related benefits of approximately $154,000 due to reduced headcount.

Refinancing Charge

Refinancing charge for the year ended December 31, 2007 was due to the termination of the lending arrangements with both GE Capital Corporation, or GE, and Leaf Financial, or Leaf. This included $108,876 for prepayment penalties; $178,699 buyback of previously issued warrants to GE; and $154,381 of unamortized costs for previous draws on the line of credit. These costs were incurred in order to obtain a new credit facility with CIT on terms more favorable to us.

Interest Expense, Net

Net interest expense for the year ended December 31, 2008 increased to $1,032,597, as compared to $529,489 for the year ended December 31, 2007. The change in net interest expense was the result of the interest earned on cash reserves in the year ended December 31, 2007 due to the equity financing in November 2006, which offset interest expense in those periods from the draws on the line of credit. The draws, on average, were for larger amounts at higher rates in 2008 as compared to 2007. The following table illustrates the change in interest expense, net:

	December 31, 2008	December 31, 2007	Change
Interest expense	$1,188,783	$913,821	$274,962
Interest income	(156,186)	(384,332)	228,146

Net interest expense	$1,032,597	$529,489	$503,108

Net interest expense for the year ended December 31, 2007 increased to $529,489, as compared to $521,769 for the year ended December 31, 2006. The following table illustrates the change in interest expense, net:

	December 31, 2007	December 31, 2006	Change
Interest expense	$913,821	$670,839	$242,982
Interest income	(384,332)	(149,070)	(235,262)

Net interest expense	$529,489	$521,769	$7,720

Net Loss

The aforementioned factors resulted in a net loss of $11,290,907 during the year ended December 31, 2008, as compared to a net loss of $6,354,246 for the year ended December 31, 2007, an increase of 77.7%. The year ended December 31, 2008 included a loss on sale of discontinued operations of $448,675. The increase was also due to expensing the Photo Therapeutics acquisition costs of $1,532,798 pursuant to SFAS No. 141(R), which is in effect for acquisitions closing after December 31, 2008. Additionally, included in the net loss were impairments to the fair values of certain intangibles and other long-lived asset of $934,612.

The following table illustrates the impact of these components between the periods:

	For the Year ended December 31,
	2008	2007	Change
Net loss	$11,290,907	$6,354,246	$4,936,661

Components included in net loss:
Pending acquisition expenses	(1,532,798)	—	(1,532,798)
Loss on sale of discontinued operations	(448,675)	—	(448,675)
Impairment on intangibles and other long-lived asset	(934,612)	—	(934,612)
Refinancing charge	—	(441,956)	441,956
Interest expense, net	(1,032,597)	(529,489)	(503,108)
Sales and marketing expenses	(15,583,293)	(12,673,073)	(2,910,220)
Legal expenses	(1,437,181)	(1,558,387)	121,206
Depreciation and amortization expense	(4,542,038)	(4,822,035)	279,997
Stock-based compensation expense	(1,395,538)	(1,444,880)	49,342

	$(26,906,732)	$(21,469,820)	$(5,436,912)

The aforementioned factors resulted in a net loss of $6,354,246 during the year ended December 31, 2007, as compared to a net loss of $7,492,397 for the year ended December 31, 2006, a decrease of 15.2%. The decrease was primarily due to an increase in revenues of 16.6% which was offset, in part by increases in personnel for sales and marketing in the Domestic XTRAC business segment of the business. Also there was a charge to expense of $441,956 due to the costs involved in refinancing of the GE and Leaf credit facilities.

The following table illustrates the impact of these components between the periods:

	For the Year ended December 31,
	2007	2006	Change
Net loss	$6,354,246	$7,492,398	$(1,138,152)

Components included in net loss:
Refinancing charge	(441,956)	—	(441,956)
Interest expense, net	(529,489)	(521,769)	(7,720)
Sales and marketing expenses	(12,673,073)	(10,550,202)	(2,122,871)
Legal expenses	(1,558,387)	(1,377,772)	(180,615)
Depreciation and amortization expense	(4,822,035)	(4,199,047)	(622,988)
Stock-based compensation expense	(1,444,880)	(1,437,170)	(7,710)

	$(21,469,820)	$(18,085,960)	$(3,383,860)

Income taxes were immaterial, given our current period losses and operating loss carryforwards.

Liquidity and Capital Resources

At September 30, 2009, our current ratio was 1.08 compared to 1.26 at December 31, 2008. As of September 30, 2009 we had $1,063,878 of working capital compared to $3,408,187 as of December 31, 2008. Cash and cash equivalents were $1,917,625 as of September 30, 2009, as compared to $3,736,607 as of December 31, 2008. We had $78,000 of cash that was classified as restricted as of both September 30, 2009 and December 31, 2008.

Based on our presently available resources, including the private placement of our securities described below, the substantial reduction in the use of cash in the third quarter of 2009 compared to the prior quarter and the third quarter of 2008 and the continuation of our restructuring efforts, we believe that we can fund operations through and beyond the fourth quarter of 2010. However, given the uncertainty in the general economic conditions and the impact on our business and industry and, in light of our historical operating losses and negative cash flows, there is no assurance that we will not require additional funds in order to continue as a going concern through and beyond the fourth quarter of 2010.

Starting in August 2009, we began to restructure our operations and redirect our efforts in a manner that management expects will result in improved results of operations. As part of such redirected efforts, management continues comprehensive efforts to minimize our operational costs and capital expenditures. In addition, we are developing strategies to increase ongoing revenue streams and have also refocused our sales efforts to convert customer relationships within the Domestic XTRAC business segment which are underperforming under the consignment model, to a sale of the currently consigned equipment in order to make them more profitable and to accelerate cash receipts. In the quarter ended September 30, 2009, we sold 22 of these underperforming lasers, which generated approximately $592,000 in proceeds. We plan on continuing the conversion program through the fourth quarter of 2009 and anticipate raising proceeds similar to the proceeds raised in the third quarter. In addition, in an effort to preserve cash resources, we have secured from certain vendors extended payable arrangements.

On October 22, 2009, we closed a private placement of our shares of common stock, which yielded gross proceeds of approximately $2.7 million and which improved our available cash. On November 10, 2009, we issued an additional 38,333 shares to an affiliate of one of the accredited investors participating in the October 22, 2009 closing, which yielded additional gross proceeds of $149,500. Although this financing, together with our other resources and arrangements with creditors, has satisfied our immediate liquidity constraints, we continue to explore additional opportunities to secure capital which may be used to develop new business opportunities that are not within our current forecasts or which may, if necessary, be used to fund operations. To raise additional equity financing, we must first offer any proposed terms to one of our investors and, if such investor declines such terms, then we have 30 days in which to consummate such equity financing. Any issuance of equity securities would dilute the holdings of existing stockholders, possibly to a material extent. There are no assurances, however, that we will obtain additional financing on favorable terms, or at all.

If we are unsuccessful with the restructuring of our operations and in securing additional financings, we may not be able to execute our business plan, which could have a negative impact on our working capital and possibly our debt repayment or capital equipment needs. In such case we would assess all available or permitted alternatives. These two conditions, should they materialize, would raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result should we be unable to continue as a going concern.

On December 31, 2007, we entered into a term-note credit facility from CIT. The credit facility had a commitment term of one year, which expired on December 31, 2008. We accounted for each draw as funded indebtedness, with ownership in the lasers remaining with us. CIT holds a security interest in the lasers and in their revenue streams. Each draw against the credit facility has a repayment period of three years, except for legacy components refinanced from previous borrowings. On September 30, 2008, the facility was amended to permit us to make a fourth draw of approximately $1.9 million in the third quarter of 2008; Life Sciences Capital did not participate in the fourth draw. We used our entire availability under the CIT credit facility. A summary of the terms and activity under the CIT credit facility is presented in Note 10, Long-term Debt, of the Financial Statements included in this prospectus.

On February 27, 2009, as part of the first tranche of the convertible debt financing in connection with our acquisition of PTL, one of our investors funded approximately $5.0 million of working capital, approximately

$3.0 million of which was used to pay for costs related to the acquisition and its financing and approximately $2.0 million of which was to be used by us for working capital purposes. A summary of the terms and activity under the convertible debt is presented in Note 11, Convertible Debt, of the Financial Statements included in this prospectus.

Net cash and cash equivalents used in operating activities—continuing operations was $1,323,787 for the nine months ended September 30, 2009 compared to $95,661 for the nine months ended September 30, 2008. The decrease was mostly due to the increase in net loss. Net cash and cash equivalents used in operating activities—continuing operations was $1,294,070 for the year ended December 31, 2008 compared to cash used of $1,739,728 for the year ended December 31, 2007. The change in cash used between the years was mostly due to the increases in accounts payable and other accrued liabilities and decreases in accounts receivable and prepaid expenses and other assets. Net cash and cash equivalents used in operating activities—continuing operations was $1,739,728 for the year ended December 31, 2007, compared to cash used of $580,411 for the year ended December 31, 2006. The increase was mostly due to the increases in accounts receivable and inventory.

Net cash and cash equivalents used in investing activities—continuing operations was $14,547,871 for the nine months ended September 30, 2009 compared to $2,695,624 for the nine months ended September 30, 2008. This was primarily due to acquisition costs, net of cash received, of $12,578,022 in connection with the Photo Therapeutics acquisition. The balance of the increase was mainly for the placement of lasers into service. Net cash and cash equivalents used in investing activities—continuing operations was $2,766,153 for the year ended December 31, 2008 compared to $4,301,624 for the year ended December 31, 2007. This was primarily for the placement of lasers into service. The year ended December 31, 2008 was net of proceeds received from the sale of discontinued operations of $3,149,736. Net cash and cash equivalents used in investing activities—continuing operations was $4,301,624 for the year ended December 31, 2007 compared to $4,028,270 for the year ended December 31, 2006. This was primarily for the placement of lasers into service.

The placement of lasers into service is shown net of the remaining net book value of the lasers that we have sold during the period presented. When we retire a laser from service, we transfer the laser into inventory and then write off the net book value of the laser, which is typically negligible. Over the last few years the retirement of lasers from service have been minor or immaterial and, therefore, they are reported with placements on a net basis.

Net cash and cash equivalents provided by financing activities was $13,970,427 for the nine months ended September 30, 2009 compared to cash used of $1,013,091 for the nine months ended September 30, 2008. In the nine months ended September 30, 2009, we received approximately $18.0 million in proceeds in the convertible debt financing which was partially offset by repayment of $3,684,784 on the line of credit and $261,757 for certain notes payable.

Net cash and cash equivalents used in financing activities was $2,634,849 for the year ended December 31, 2008 compared to cash provided by financing activities of $2,659,036 for the year ended December 31, 2007. In the year ended December 31, 2008 we repaid $1,655,123 on the lease and term-note lines of credit, net of advances and $1,018,726 for the payment of certain notes payable and capital lease obligations.

Net cash provided by financing activities was $2,659,036 for the year ended December 31, 2007 compared to $12,292,533 for the year ended December 31, 2006. In the year ended December 31, 2007 we received $3,314,426 from the advances under the lease and term-note lines of credit, net of payments, $85,954 from the exercise of common stock options and a decrease in restricted cash of $39,000. These cash receipts were offset by $784,543 for the payment of certain notes payable and capital lease obligations. The year ended December 31, 2006 included $10,547,002 of net cash received from the issuance of common stock.

We have historically financed our operations with cash provided by equity financing and from lines of credit.

Contractual Obligations

Set forth below is a summary of current obligations as of September 30, 2009 to make future payments due by the period indicated below, excluding payables and accruals. We expect to be able to meet our obligations in the ordinary course. The obligations under the credit facility from CIT are term notes. Operating lease and rental obligations are respectively for personal and real property which we use in our business. The obligations relating to the Convertible Notes are stated at the principle amount due and are not discounted for related warrants or origination costs.

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1–3 years	4–5 years
Convertible Notes	$18,720,000	$—	$—	$18,720,000
Credit facility obligations	5,006,594	3,515,034	1,491,560	—
Capital lease obligations	—	—	—	—
Operating lease obligations	989,828	489,277	500,551	—
Notes payable	330,317	275,977	54,340	—

Total	$25,046,739	$4,280,288	$2,046,451	$18,720,000

Our ability to expand our business operations is currently dependent in significant part on financing from external sources. There can be no assurance that changes in our manufacturing and marketing, research and development plans or other changes affecting our operating expenses and business strategy will not require financing from external sources before we will be able to develop profitable operations. Under the terms of the SPA, we must secure the investor’s approval for the incurrence of debt. In addition, the investor has a right of first refusal with respect to the issuance of equity securities, subject to customary exceptions. There can be no assurance that additional capital will be available on terms favorable to us, if at all. To the extent that additional capital is raised through the sale of additional equity or convertible debt securities, the issuance of such securities could result in additional dilution to our stockholders. Moreover, our cash requirements may vary materially from those now planned because of marketing results, product testing, changes in the focus and direction of our marketing programs, competitive and technological advances, the level of working capital required to sustain our planned growth, litigation, operating results, including the extent and duration of operating losses and other factors. In the event that we experience the need for additional capital, and are not able to generate capital from financing sources or from future operations, management may be required to modify, suspend or discontinue our business plan.

Off-Balance Sheet Arrangements

At September 30, 2009, we had no off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Impact of Inflation

We have not operated in a highly inflationary period and we do not believe that inflation has had a material effect on our sales or expenses. Severe increases in inflation, however, could affect the global and U.S. economies and could have an adverse effect on our business, financial condition and results of operation.

BUSINESS

Our Company

PhotoMedex is a global skin health medical technology company that provides integrated disease management and aesthetic solutions through complementary laser and light-based devices, pharmaceuticals and cosmeceuticals. Through our historical relationships with dermatologists and plastic surgeons, we provide products and services that address skin diseases and skin conditions. These diseases and conditions include psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and sun damage. Our experience in addressing these diseases and conditions in the physician market has allowed us to expand our products and services to provide skin health solutions to the indoor tanning and spa markets and the in-store, on-line and television retail consumer markets for home use.

Our History

We were organized in 1987 and through 1999 were principally a research and development company with insignificant end-user revenue. In January 2000, the FDA issued a 510(k) clearance for the XTRAC laser system, an important milestone in our history. The XTRAC was a new breakthrough technology designed to treat psoriasis using targeted narrow band UVB light. Despite receiving FDA clearance, our ability to commercialize the XTRAC was limited due to the lack of insurance reimbursement available for the treatment, a key driver in the acceptance by dermatologists and their psoriasis patients. A prolonged effort was undertaken to establish insurance reimbursement, an effort that would ultimately take until 2007 for the Blue Cross Blue Shield Association to include the XTRAC in its National Reference Policy and until 2008 for all of the Blue Cross and Blue Shield Plans to issue policies covering the system.

During this period, we augmented our business through a series of acquisitions which expanded our product suite to include skincare and LED product lines. While these acquisitions, along with the development and growth of the XTRAC business, have significantly increased our revenues over this time, the limited integration of the sales and marketing teams which were previously product focused, coupled with an emphasis on short term goals over long term strategy, has resulted in a history of losses.

Our Key Strategies

Our current strategic focus is built upon four key components – establishment of a unified sales force focused on superior skin health expertise, expanded international capabilities, the development of alternate channels for our varied product lines and a renewed commitment to innovation of our technologies.

Establishment of a Unified Sales Force

In the fourth quarter of 2009, we began implementing a strategy to develop a single, skin health solutions-based sales force with expertise in our three primary skin health brands: XTRAC, Neova and Omnilux. The goal of this strategy is to gain sales and financial leverage out of our current sales force while providing solutions across our complete product suite to our customers. In furtherance of this strategy, we have reduced the size of our sales force by approximately 25%, which resulted in an increase in the amount of time each salesperson spends with physicians and their staff in their respective geographic territories. These steps have reduced the cost of our sales force and increased productivity.

Along with reducing the size of our sales force, we have refocused the way that we sell our products to our customers. Rather than selling discrete products, we have shifted the way we sell our skin health solutions from an individual product focus to educating our customers in the various ways they might utilize multiple products from our varied line to address their patients’ needs. This approach requires each member of our sales force to be an expert with respect to each one of our products. We have implemented a continual training program for our sales representatives to expertly position all of our products through comprehensive protocols demonstrating how our skin health solutions are best used in combination rather than simply as stand-alone offerings. We believe this approach increases our ability to sell multiple products into a single physician practice.

This new unified sales approach has created a platform for co-marketing partnership opportunities. Our sales force is now a scalable organization that is able to take products manufactured by others and add them to the skin health solutions that are presented to our customers. For example, on January 11 2010, we entered into a co-promotion agreement with Galderma, pursuant to which our sales force will promote Galderma’s Metvixia drug and Aktilite LED light for the photodynamic therapy treatment of actinic keratosis. Under the three year co-promotion agreement, which was effective on January 1, 2010, Galderma will provide all marketing support for these products and we will provide the direct sales effort through our existing domestic sales organization. Co-marketing partnerships, such as our partnership with Galderma, which couple our sales force and products with complementary third-party products, provide us additional opportunities to increase revenue while leveraging our existing infrastructure.

Expanded International Capabilities

In the third quarter of 2009, we realigned our international operations and selling approach, and the once limited capabilities of the international organization have been dramatically enhanced through two initiatives.

First, we have entered into an expanded management relationship with GlobalMed with respect to our laser and light based devices. GlobalMed is an international distribution and management company focused on creating increased market opportunity through the engagement and management of local in-country distributors and providing assistance in expediting regulatory approvals. Historically, GlobalMed managed our distribution relationships in the Pacific Rim for the XTRAC and VTRAC product lines, which represented a majority of our total international device sales. As a result of their success in managing our Pacific Rim distribution relationships, we have now expanded their responsibilities to include all of our laser and light based devices in substantially all markets outside of the U.S. For purposes of our business and the discussion in this prospectus, we consider the “Pacific Rim” to include the following countries: the Philippines, China, Taiwan, Korea, Japan, Singapore, Malaysia, Indonesia, Thailand, Australia, New Zealand, Cambodia and Vietnam. GlobalMed’s efforts are supported by our internal organization and by GlobalMed employees in each major region of the world.

Second, we have begun to undertake significant efforts to expand the international reach of our skincare business in both the physician and consumer channels. We have reformulated our clinical skincare products by eliminating certain preservatives and other ingredients in order to comply with international regulations. All of our skincare product packaging has been redesigned to meet international regulations and we are currently in the process of making required filings in order to register our products in certain foreign jurisdictions. We intend to submit applications for product marketing approval in Canada, China, the European Union, Japan, Korea, Mexico and certain countries in South and Central America in the first half of 2010 and anticipate that we may obtain one or more approvals by the end of 2010. Our sales approach in these countries will incorporate procedure specific protocols for in-office treatments coupled with outpatient product kits designed for patients to continue to use the products at home. The protocols combine the use of several of our skincare products and Omnilux professional and hand-held LED light systems in a regimen designed to address skin rejuvenation, acne clearance, skin brightening, eye treatment and recovery and photoaging repair. In these unique protocols, our copper peptide complexes, DNA repair enzymes and LED technology combine to provide patients with optimized treatment outcomes.

In addition, we have put in place an international organization of employees comprised of seven professionals, including five employees and two consultants, capable of driving the sales, marketing, regulatory and operational requirements of international sales for our clinical skincare and handheld Omnilux products throughout the world. This organization effectively interfaces with GlobalMed and our other direct distribution partners. We have distribution capability through approximately 65 distribution partners worldwide.

Development of Alternate Channels

We are currently focused on expanding sales of our professional products through channels beyond the physician markets that we serve. Our products are adaptable to alternative channels of distribution, enabling us to expand our sales opportunities through industry leading distributors and directly to end consumers.

We believe that there are opportunities to sell our products through non-physician related markets in which our customers can sell or distribute our products to consumers. We are accessing these markets either through direct relationships with multi-location organizations or through relationships with distributors. In the indoor tanning market, which today services approximately 30 million people in the U.S. on an annual basis, we sell Omnilux LED devices and certain skincare products directly to Planet Beach, Planet Beach International, LLC and Planet Beach Franchising Corporation for use and sale within their tanning/spa franchises. ETS, LLC, the leading distributor in the indoor tanning industry, purchases Omnilux and skincare products for sale in their substantial network of stores. In addition, we are working with a leading tanning bed manufacturer on what we believe will be significant enhancements to their products through incorporation of our skin rejuvenation light technology. In the spa market, we have developed a relationship with Four Seasons Sales & Service, Inc., a Nashville, Tennessee-based company that specializes in indoor tanning equipment and supplies, to carry our Omnilux products. We intend to expand this relationship and enter into new relationships with several other spa groups both domestically and internationally to sell our other products.

To further expand our retail channels, we are working with GlobalBeauty to develop new sales channels in the direct to consumer skincare markets, including the in-store, on-line and television retail channels. GlobalBeauty is experienced in identifying and pursuing, through long-standing relationships, distribution of retail and home use products and technologies through the appropriate specialty, prestige and mass retail channels and electronic media. As a result of this new relationship, the Omnilux New-U handheld unit for the reduction of wrinkles is scheduled to be aired for the first time on the Home Shopping Network in January 2010. Our strategy in working with GlobalBeauty is to maximize the distribution of our skincare and home use Omnilux products into appropriate channels and to develop new lines of skincare products specifically to take advantage of the retail opportunity that we believe our technologies present.

Other retail opportunities have led us to enter into an agreement with a leader in household health and personal care products for the worldwide distribution of our Omnilux handheld acne product. Our partner in this relationship had approximately $10 billion in worldwide revenue in 2008. Omnilux incorporates clinically efficacious doses of LED light into a home use device capable of treating skin rejuvenation or wrinkle reduction and providing an effective regimen for the clearance of acne. We believe future indications may also include applications for alleviating pain and accelerating the healing of certain wounds.

Renewed Commitment to Innovation

We believe that our innovative products have been crucial to our ability to succeed in the extremely competitive skin health market. Under the guidance of our Scientific Advisory Board, future indications for our products are being explored as well as potential combinations of our products with other dermatological treatments. We have recently launched, or are working on, innovative new uses for our technologies that we believe will allow us to leverage the success of our current products in the marketplace.

XTRAC Velocity.    Prior to June 2009, we offered the XTRAC Ultra as our only solution for the treatment of psoriasis. The XTRAC Ultra is most appropriate for use on patients with mild to moderate psoriasis. We did not have a device which we marketed to physicians to use to treat patients with severe psoriasis. Over $1 billion is spent annually in the U.S. on device and drug treatments of severe psoriasis, many of which have side effects or FDA warning labels. To deliver a safe and more cost-effective treatment for psoriasis, we launched the XTRAC Velocity, an innovation of the XTRAC Ultra. The XTRAC Velocity is three times faster and more powerful than the XTRAC Ultra, making it ideal for practices having a greater mix of severe patients or having a significantly larger volume of psoriasis patients overall. With the innovation of the XTRAC Ultra into the XTRAC Velocity, we now have a psoriasis solution for physician practices of all sizes and patient demographics.

In addition, beginning in early 2010, we are co-sponsoring a clinical trial with Dr. John Y. M. Koo, the Director of the Psoriasis Treatment Center at the University of California San Francisco Medical Center, to demonstrate the effectiveness of the XTRAC Velocity in combination with the drug Clobex from Galderma Pharma S.A. for patients with severe psoriasis. Dr. Koo has published numerous articles and book chapters in the field of psoriasis. The goal is to achieve better patient results in fewer treatments than either the drug or the XTRAC Velocity can achieve as a stand-alone treatment. If successful, the end result will be greater efficacy and convenience for the patient, which we believe will result in an increase in the use and applicability of the XTRAC Velocity.

DNA Repair.    UV-induced stresses to the skin can cause damage to skin cells and their DNA. The first natural line of defense against the damaging effects of the sun is melanin which reflects or absorbs UV light and prevents damaging UV rays from striking the DNA in the cell nucleus. During this process, UV photons produce a chemical in the DNA bases, which alters the genetic code. Alterations to those genes can interrupt or destroy the repair process. The consequences of unrepaired DNA damage for skin cells can be severe and include discolorations, wrinkles and other signs of photodamage.

We have identified certain types of damage that, if not repaired quickly, become permanent. Our new DNA Repair topical products, which include DNA Nourishing Lotion and DNA Total Repair, use innovative technology to address DNA damage by activating the skin’s natural recovery process after damage has occurred but before the secondary result, such as erythema or skin cancer, appears. Modern sunscreen products frequently combine UV filters with one or more antioxidants, which provide a degree of secondary photoprotection against oxygen radicals. Our DNA Repair products activate the DNA repair process. The liposome system used in our DNA Repair products has been specifically engineered for the transference of DNA repair enzymes into epidermal cells and to enhance DNA repair of UV-irradiated skin.

Our DNA Repair products help skin continuously repair its appearance in three advanced ways. First, the products heighten the skin’s natural repair process, which, over time, results in a reduction in the visible signs of aging, including fine lines, wrinkles and discolorations. Second, the products help skin continuously repair the appearance of past damage caused by UV exposure before they become permanent. Finally, the products, which contain a blend of an anti-inflammatory and a powerful antioxidant, block the activation of the two enzymes, elastase and matrix metalloproteinase, which degrade collagen and elastin and destroy the skin’s supporting structure, leading to wrinkle formation.

Omnilux Home Use Devices.    Consumers have long sought products that would help them look their best conveniently and affordably. Since the prices of professional procedures performed in a salon, spa or medical office can be high, and traveling to these establishments for treatment typically entails an additional commitment of time for the consumer, products developed for home-use often best meet these needs. The Omnilux New-U for treating peri-orbital wrinkles was cleared by the FDA for over-the-counter sale directly to the consumer on March 3, 2008. The Omnilux Clear-U was cleared by the FDA for over-the-counter sale directly to the consumer on January 16, 2009. We are continuing to advance the technology by reducing the size of the products even further and thereby reducing their manufacturing costs. We intend to launch the Omnilux Nano and the Omnilux Micro in 2010. Both will have the same power as the larger Clear-U and New-U, but the Nano will treat fewer skin surface areas in a single treatment and the Micro will only have one wavelength rather than two. Both advancements will result in a lower selling price for the products as compared to the Clear-U and New-U, providing greater access to the technology by the consumer.

Our Products

Our products have applications in two general areas: management of skin diseases and conditions and skincare. Some of our products, which are described in more detail below, address both the management of skin diseases and conditions and skincare areas, as illustrated in the following chart:

Our Ability to Treat Skin Diseases and Conditions

Our XTRAC System

In January 2000, we obtained FDA 510(k) clearance to market our XTRAC excimer laser system for the treatment of psoriasis, a chronic, autoimmune disease that appears on the skin. Indications for the XTRAC were later expanded to include the treatment of vitiligo, a medical condition that causes the skin to lose color; atopic dermatitis (eczema), an inflammation of the skin; and leukaderma, an acquired condition with localized loss of pigmentation of the skin that may occur after any number of inflammatory skin conditions, including burns and scars.

According to the National Psoriasis Foundation, psoriasis afflicts as many as 7.5 million Americans and 125 million people worldwide. While the exact cause of psoriasis is unknown, the immune system and genetics play major roles in the development of this disease. Most researchers agree that the immune system is mistakenly triggered, which causes the acceleration of skin cell growth. Normal skin cells mature and fall off the body in 28 to 30 days. In a patient with psoriasis, skin cells take only three to four days to mature and instead of falling off, build up on the surface of the skin, forming psoriatic lesions.

Our XTRAC system applies a concentrated dose of UVB radiation directly to the diseased skin at a high intensity, which temporarily stops this excess cell buildup and allows the diseased skin to return to a more normal state during a term of remission. Remission length varies from several months to in excess of one year. Our XTRAC system utilizes a 308-nm light wavelength, which studies have shown to be an optimal wavelength to treat psoriasis effectively.

Nearly one-quarter of people with psoriasis have cases that are considered moderate to severe. We offer two versions of our XTRAC system: the XTRAC Ultra, which has been established as one of the most clinically effective therapies for treating patients with mild to moderate psoriasis, and the XTRAC Velocity, launched in June 2009, which is three times faster than the XTRAC Ultra and enables physicians to safely treat severe psoriasis patients conveniently and effectively without the significant side effects of other more expensive modalities.

Vitiligo, which affects up to 2% of the world population, develops when cells called melanocytes die or are destroyed by the body’s immune system. As the cells die, an area of skin or hair turns white because the cells no longer make pigment. The XTRAC treatment of vitiligo, delivered in much the same way as when treating psoriasis but requiring more treatments, re-ignites the melanocytes causing pigment to return to the skin. We do not yet know how long the positive effects of our treatment for vitiligo will last on an individual, but based on anecdotal data we believe the re-pigmentation may last for several years. Vitiligo is genetically inherited and is thought to be triggered by certain unknown environmental factors. There is presently no known cure for vitiligo.

Our VTRAC System

Our VTRAC system is a lamp-based product line that is sold principally outside of the U.S. and is used to treat the same diseases and conditions as the XTRAC laser. This product offering provides an effective, non-laser option to compete against lower-priced UVB lamp-based international competitors.

Our Omnilux Products

We market a family of products under the brand name Omnilux that produce certain therapeutic wavelengths of light through LEDs. Our Omnilux technology is based on narrowband LEDs and the range of products include the Omnilux blue (blue light), Omnilux revive (red light), Omnilux plus (infrared light) and Omnilux PDT (red light-marketed only outside the U.S.). The professional products consist of a base unit upon which an interchangeable LED head is attached. Each detachable treatment head delivers pure, optimized, narrowband light via a matrix of LEDs carefully positioned to deliver a measured dosage of light to the treatment area. In addition, we have developed two hand-held home use devices, the Omnilux New-U for the treatment of peri-orbital wrinkles (skin rejuvenation) and the Omnilux Clear-U for the treatment of acne.

Our Omnilux products provide treatments for acne and actinic keratosis and also offer skin health solutions addressing skin rejuvenation, anti-aging, post-procedure care and wound healing. The Omnilux therapy stimulates the body’s own cellular mechanisms through a process known as photomodulation. The therapy produces no heat, is non-invasive and non-ablative and causes no damage to sub-dermal tissue.

Actinic keratosis is considered the earliest stage in the development of certain skin cancers. The treatment for actinic keratosis lesions ranks as one of the most frequent reasons that people consult a dermatologist.

Acne is the most common skin disorder in the U.S., affecting as many as 50 million Americans. The bacteria within acne produce chemicals, that when stimulated by the blue light of the Omnilux blue, neutralize the bacteria. With the bacteria eliminated, the inflammation of acne subsides. Red light is also used in the treatment of acne due to its anti-inflammatory properties. The handheld Omnilux Clear-U device allows the user to switch between red light and blue light in the same device.

Galderma’s Metvixia and Aktilite Products

On January 11, 2010, we entered into a co-promotion agreement with Galderma, pursuant to which our sales force will promote Galderma’s Metvixia drug and Aktilite LED light for the photodynamic therapy treatment of actinic keratosis. Metvixia is a topical porphyrin precursor used in photodynamic therapy. When applied to actinic keratosis lesions, Metvixia is selectively absorbed into precancerous cells causing a build-up of endogenous porphyrins. These endogenous porphyrins are illuminated with the Aktilite CL128 lamp emitting a narrow output spectrum of red light with a peak wavelength at 630 nm. Subsequently, a reaction occurs that results in the destruction of the precancerous cells. Clinical trials in various countries with the Metvixia PDT system have shown comparable or better response rates than conventional treatments, such as cryotherapy or surgery. Metvixia PDT selectively targets precancerous cells so the surrounding healthy cells are less subjected to the treatment, therein minimizing scarring and ensuring more acceptable cosmetic outcomes for patients.

Our Skin Health Solutions—Neova Therapy and Omnilux Products

Skin Rejuvenation and Anti-Aging

The highly competitive clinical skincare market has been dominated by anti-aging products. It continues to lead the skincare market with over $30 billion in estimated global sales. Over the last seven years, the skincare market has witnessed an increasing convergence of the personal care and pharmaceutical industries, which has led to the emergence of new hybrid markets where actives and ingredients have been leveraged from pharmaceuticals into cosmeceuticals. Our Neova Therapy product line consists of anti-aging and skin rejuvenation products that we specifically developed in response to the demand from physician customers for a comprehensive approach to medically directed skincare. The Neova Therapy line of copper peptide complex products include moisturizers and serums that are complemented by cleansers, toners and masks for an integrated approach to skincare. We also market a line of facial peel products and Neova Advanced Essential Lash, an eyelash conditioner. We have recently added products containing DNA repair enzymes to our line of Neova products. DNA repair enzymes are designed to help cellular components of skin recover from past damage. They help restore thymine dimers, which are pieces of DNA that have been broken by UV exposure. Our Omnilux revive and plus products deliver wavelengths of light in the red and infrared spectrums that have been proven to stimulate cellular mechanisms responsible for tissue repair and regeneration. The Omnilux products are used both as stand-alone treatment as well as in conjunction with our Neova line of products.

Post-Procedure Care and Wound Healing

The global market size for advanced/active wound care products is estimated to be $4.9 billion and growing at a 10% annual rate. Within our Neova line, our Complex Cu3 topical products provide a comprehensive approach to post-procedure care and allow us to differentiate our line of skincare products on the basis of our proprietary copper and manganese peptide technologies. Studies have indicated that the skin heals more rapidly with the use of copper peptide compounds than with a placebo treatment. Our Complex Cu3 Post Laser Lotion, Intensive Repair Crème, Cleanser and Hydrating Gel products containing copper peptide compounds are used to treat patients following chemical peels, microdermabrasion and laser treatments. Our Omnilux professional and handheld units also provide wound healing results. Trials have clearly displayed that 633 nm light not only enhances DNA synthesis, but also augments cellular tissue regeneration pathways, including collagen deposition. Light at 830nm is known to stimulate tissue, remodel cell lines and influence remodeling and restructuring of collagen. Study groups have shown that near infrared light (830nm, Omnilux plus) combined with red light (633nm, Omnilux revive) accelerates the wound healing response and therefore offers an effective treatment for the healing of compromised tissue. The Omnilux handheld New-U combines both wavelengths in a single device.

Sun Protection

Ti-Silc and Z-Silc are our line of advanced sun protection products, which are recommended by dermatologists and plastic surgeons to assist in the prevention of sun exposure that can lead to a number of problems including age spots, hyperpigmentation, premature aging and melanoma.

Competition

The market in which our XTRAC system competes is highly competitive. We compete with other products and methodologies used to treat the symptoms of psoriasis, vitiligo, atopic dermatitis and leukoderma, including topical treatments, systemic medications and other phototherapies. We believe that our XTRAC system will favorably compete with alternative treatments for these disorders primarily on the basis of its effectiveness, as well as on the basis of its cost-effectiveness. Market acceptance of our XTRAC system treatment for these diseases is dependent on our ability to establish, with the medical and patient communities, the efficacy of our XTRAC system as a preferred treatment modality. In addition, all or a portion of patient costs for many of the alternative treatments are paid or are reimbursable by health insurance coverage or other third-party payors, such as Medicaid and Medicare. Patient costs for treatments utilizing our XTRAC system may not be initially eligible for health care coverage or reimbursement by third-party payors until such payors approve reimbursement. This may cause some patients or physicians to choose alternative treatments offered by our competitors that are eligible for such coverage reimbursement.

We also face direct competition from other companies, including large pharmaceutical companies, engaged in the research, development and commercialization of treatments for psoriasis, atopic dermatitis, vitiligo and leukoderma. In some cases, those companies have already received FDA approval or commenced clinical trials for such treatments. Many of these companies have significantly greater financial resources and expertise in research and development, manufacturing, conducting pre-clinical studies and clinical trials and marketing than we do.

Various other companies are now marketing laser-based phototherapy treatment products. In addition to one company that has received FDA clearance to market an excimer laser for the treatment of psoriasis in the U.S., we are aware of foreign-based companies which market an excimer laser for the treatment of skin disorders outside of the U.S. Other devices include pulse-dye lasers, lamp-based systems, intense pulsed systems and standard UVB systems using fiber-optic delivery systems. We expect that other devices may enter the market in the future. All of these technologies will continue to evolve with time. We cannot say how much these technologies will impact us, but we anticipate that most competitors that enter the U.S. market will not use a fee-per-procedure model but will use an outright sales model and will likely sell not on claims of superior quality, but on claims of lower prices and possibly better economic returns. Non-laser systems are typically reimbursed at substantially lower rates.

Competition in the wound care, skin health and hair care markets is intense. Our competitors include well-established pharmaceutical, cosmetic and healthcare companies such as Obagi, La Roche Posay, Pavonia, Decleor, Murad and Allergan. These competitors have substantially more financial and other resources, larger research and development staffs and more experience and capabilities in researching, developing and testing products in clinical trials, in obtaining FDA and other regulatory approvals and in manufacturing, supply chain control, marketing and distribution than we do. A number of smaller companies are also developing or marketing competitive products. Our competitors may succeed in developing and commercializing products or obtaining patent protection or other regulatory approvals for products more rapidly than we can. In addition, competitive products may be manufactured and marketed more successfully than our potential products. Such developments could render our existing or potential products less competitive or obsolete and could have a material adverse effect on our business, financial condition and results of operations.

With regard to surgical lasers, we face substantial competition from other manufacturers of surgical laser systems, whose identity varies depending on the medical application for which the surgical system is being used and from traditional surgical methods. Other companies are developing competitive surgical systems and related technologies. Many of these companies are substantially larger and have substantially greater resources than we do.

Our LED products also face substantial competition. We compete based on quality of design, manufacturing and clinical research. In addition, we have a broad intellectual property position which will deter companies with LED products from entering the market.

Research and Development

As of December 31, 2009, our research and development team, including engineers, included 13 employees. We conduct research and development activities at four of our facilities. Our research and development expenditures were approximately $1.1 million in 2008, $0.8 million in 2007 and $1.0 million in 2006.

Our research and development activities are focused on:

•	the application of our XTRAC system to the treatment of inflammatory skin disorders;

•	the development of complementary devices to further improve the phototherapy treatments performed with our XTRAC and other light-based systems;

•	the development of new lines of phototherapy products for medical treatments;

•	the development of new skin health and hair care products;

•	the improvement of surgical products through tissue-effect technologies that include laser and non-laser based technologies focused on improving our product offerings;

•	the development of new lines of delivery systems for medical treatments; and

•	the development of additional products and applications, whether in phototherapy or surgery, by working closely with medical centers, universities and other companies worldwide.

Patents and Proprietary Technologies

We intend to protect our proprietary rights from unauthorized use by third parties to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

Our policy is to file patent applications and to protect certain technology, inventions and improvements that are commercially important to the development of our business. As patents expire and expose our inventions to public use, we seek to mitigate the impact of such expirations by seeking protection of improvements. The patents in our Skin Care business segment relate to use of our copper and manganese peptide-based technology for a variety of healthcare applications and to the composition of certain biologically active, synthesized compounds. Our strategy has been to apply for patent protection for certain compounds and their discovered uses that are believed to have potential commercial value in countries that offer significant market potential. As of December 31, 2009, we had 71 domestic and foreign issued patents, which serve to help protect the technology of our businesses in phototherapy, skin health and hair care and surgical products and services. As of December 31, 2009, we had 43 patent applications pending in the U.S. and abroad.

We have licensed certain of our proprietary technology to third parties. We seek licenses from third parties for technology that can broaden our product and service offerings. For example, we secured a license from the Mount Sinai School of Medicine, New York, New York, which granted us exclusive rights to a patent directed to the use of excimer lasers in the treatment of vitiligo.

We also rely on trade secrets, employee and third-party nondisclosure agreements and other protective measures to protect our intellectual property rights pertaining to our products and technology.

Many of our products and services are offered under trademarks and service marks, both registered and unregistered. We believe our trademarks encourage customer loyalty and aid in the differentiation of our products from competitors’ products, especially in our skincare products. Accordingly, we had federally registered 35 of our trademarks in the U.S. as of December 31, 2009. In addition, as of December 31, 2009, we had 121 trademark registrations for our products in foreign jurisdictions. Trademarks for products that are not commercially important may be allowed to lapse.

Government Regulation

Regulations Relating to Products and Manufacturing

Our products and research and development activities are regulated by numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies. Any medical device we manufacture and/or distribute will be subject to pervasive and continuing regulation by the FDA. The U.S. Food, Drug and Cosmetics Act, or FDA Act, and other federal and state laws and regulations govern the pre-clinical and clinical testing, design, manufacture, use, labeling and promotion of medical devices, including our XTRAC system, surgical lasers and other products currently under development by us. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources.

In the U.S., medical devices are classified into three different classes, Class I, II, and III, on the basis of controls deemed necessary to provide a reasonable assurance of the safety and effectiveness of the device. Class I devices are subject to general controls, such as facility registration, medical device listing, labeling requirements, premarket notification (510(k)) (unless the medical device has been specifically exempted from this requirement), adherence to the FDA’s Quality System Regulation, and requirements concerning the submission of device-related adverse event reports to the FDA. Class II devices are subject to general and special controls, such as performance standards, postmarket surveillance, patient registries and FDA guidelines. Some Class III devices are 510(k)-exempt. Generally, Class III devices are those that must receive premarket approval by the FDA to provide a reasonable assurance of their safety and effectiveness, such as life-sustaining, life-supporting and implantable devices, or new devices that have been found not to be substantially equivalent to existing legally marketed devices.

With limited exceptions, before a new medical device can be distributed in the U.S., marketing authorization typically must be obtained from the FDA through a premarket notification under Section 510(k) of the FDA Act, or through a premarket approval application under Section 515 of the FDA Act. The FDA will typically grant a 510(k) clearance if it can be established that the device is substantially equivalent to a predicate device that is a legally marketed Class I or II device (or to pre-amendments Class III devices for which the FDA has yet to call for premarket approvals). We have received FDA 510(k) clearance to market our XTRAC system for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma and to market our PTL products for a variety of indications for use. Additionally, the FDA has issued clearances to commercially market our Contact Laser System (which includes the system’s laser unit, laser probes, laser scalpels and fiberoptic delivery systems) in a variety of surgical specialties and procedures in gynecology, gastroenterology, urology, pulmonology, general and plastic surgery, cardiothoracic surgery, ENT surgery, ophthalmology, neurosurgery and head and neck surgery. The FDA granted these clearances under Section 510(k) on the basis of substantial equivalence to other laser or electrosurgical cutting devices that had received prior clearances. The range of clearances for our diode laser system is similar to the range of clearances for the CLMD Nd:YAG laser systems. In October 2008, we received 510(k) clearance for laser lipolysis to be performed with our 980 nm diode laser.

For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device, or that constitute a major change in the intended use of the device, will require a new 510(k) submission. In August 2003, the FDA granted 510(k) clearance for a significantly modified version of our XTRAC laser, which we have marketed as the XTRAC XL Plus Excimer Laser System. In October 2004, the FDA granted clearance for the XTRAC Ultra (AL 8000) Excimer Laser System and, in March 2008, we received 510(k) clearance for the XTRAC Velocity (AL 10000) Excimer Laser System.

A premarket approval application may be required for a Class II device if it is not substantially equivalent to an existing legally marketed Class I or II device (or a preamendments Class III device for which the FDA has yet to call for premarket approval) or if the device is a Class III premarket approval device by regulation. A premarket approval application must be supported by valid scientific evidence to demonstrate a reasonable assurance of safety and effectiveness of the device, typically including the results of clinical trials, bench tests and possibly animal studies. In addition, the submission must include, among other things, the proposed labeling. The premarket approval process can be expensive, uncertain and lengthy and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

We are subject to routine inspection by the FDA and, as noted above, must comply with a number of regulatory requirements applicable to firms that manufacture medical devices and other FDA-regulated products for distribution within the U.S., including requirements related to device labeling (including prohibitions against promoting products for unapproved or off-label uses), facility registration, medical device listing, labeling requirements, adherence to the FDA’s Quality System Regulation, good manufacturing processes and requirements for the submission of reports regarding certain device-related adverse events to the FDA.

We are also subject to the radiological health provisions of the FDA Act and the general and laser-specific radiation safety regulations administered by the Center for Devices and Radiological Health, or CDRH, of the FDA. These regulations require laser manufacturers to file initial, new product, supplemental and annual reports, to maintain quality control, product testing and sales records, to incorporate certain design and operating features (depending on the class of product) in lasers sold to end users pursuant to a performance standard and to certify and appropriately label each laser sold as belonging to one of four classes, based on the level of radiation from the laser that is accessible to users. Moreover, we are obligated to repair, replace, or refund the cost of certain electronic products that are found to fail to comply with applicable federal standards or otherwise are found to be defective. The CDRH is empowered to seek fines and other remedies for violations of the regulatory requirements. To date, we have filed the documentation with the CDRH for our laser products requiring such filing and have not experienced any difficulties or incurred significant costs in complying with such regulations.

We have received ISO 13485/EN46001 certification for our XTRAC system and our Diode, holmium and CO2 laser systems. This certification authorizes us to affix a CE mark to these products as evidence that they meet all European Community, or EC, quality assurance standards and compliance with applicable European medical device directives for the production of medical devices. This will enable us to market our approved products in all of the member countries that accept the CE mark. We also will be required to comply with additional individual national requirements that are in addition to those required by these nations. Our products have also met the requirements for marketing in various other countries.

Failure to comply with applicable regulatory requirements can result in fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspensions of production, refusals by the U.S and foreign governments to permit product sales and criminal prosecution.

As to our cosmetic products in the Skin Care business segment, the FDA Act and the regulations promulgated thereunder and other federal and state statutes govern the testing, manufacture, safety, labeling, storage, record-keeping, advertising and promotion of cosmetic products. Our cosmetic products and product candidates in the Skin Care business segment may be regulated by any of the various FDA Centers. Routinely, however, cosmetics are regulated by the FDA’s Center for Food Safety and Applied Nutrition. In other countries, cosmetic products may also be regulated by similar health and regulatory authorities. The Skin Care business also has three devices (e.g. wound care dressings) subject to 510(k) clearance, seven products (e.g. sunscreen products) that contain drugs approved for use in over-the-counter products, and one prescription drug. The process of obtaining and maintaining regulatory approvals in the U.S. and abroad for the manufacturing or marketing of our existing and potential skincare products is potentially costly and time-consuming and is subject to unanticipated delays. Regulatory requirements ultimately imposed could also adversely affect our ability to clinically test, manufacture or market products.

Failure to obtain regulatory approvals where appropriate for our cosmetic, device or drug product candidates or to attain or maintain compliance with quality system regulations or other manufacturing requirements could have a material adverse effect on our business, financial condition and results of operations.

We are or may become subject to various other federal, state, local and foreign laws, regulations and policies relating to, among other things, safe working conditions, good laboratory practices and the use and disposal of hazardous or potentially hazardous substances used in connection with research and development.

Fraud and Abuse Laws

Because of the significant federal funding involved in Medicare and Medicaid, Congress and the states have enacted, and actively enforce, a number of laws whose purpose is to eliminate fraud and abuse in federal health care programs. Our business is subject to compliance with these laws.

Anti-Kickback Laws

In the U.S., there are federal and state anti-kickback laws that generally prohibit the payment or receipt of kickbacks, bribes or other remuneration in exchange for the referral of patients or other health-related business. The U.S. federal healthcare programs’ Anti-Kickback Statute makes it unlawful for individuals or entities knowingly and willfully to solicit, offer, receive or pay any kickback, bribe or other remuneration, directly or indirectly, in exchange for or to induce the purchase, lease or order, or arranging for or recommending purchasing, leasing, or ordering, any good, facility, service, or item for which payment may be made in whole or in part under a federal healthcare program such as Medicare or Medicaid. The Anti-Kickback Statute covers “any remuneration,” which has been broadly interpreted to include anything of value, including for example gifts, certain discounts, the furnishing of free supplies, equipment or services, credit arrangements, payments of cash and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the arrangement can be found to violate the statute. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. In addition, several courts have permitted kickback cases brought under the Federal False Claims Act to proceed, as discussed in more detail below.

Because the Anti-Kickback Statue is broadly written and encompasses many harmless or efficient arrangements, Congress authorized the Office of Inspector General of the U.S. Department of Health and Human Services, or OIG, to issue a series of regulations, known as “safe harbors.” For example, there are regulatory safe harbors for payments to bona fide employees, properly reported discounts, payments and for certain investment interests. Although an arrangement that fits into one or more of these exceptions or safe harbors is immune from prosecution, arrangements that do not fit squarely within an exception or safe harbor do not necessarily violate the statute. The failure of a transaction or arrangement to fit precisely within one or more of the exceptions or safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that arguably implicate the Anti-Kickback Statute but do not fully satisfy all the elements of an exception or safe harbor may be subject to increased scrutiny by government enforcement authorities such as the OIG.

Many states have laws that implicate anti-kickback restrictions similar to the Anti-Kickback Statute. Some of these state prohibitions apply regardless of whether federal health care program business is involved such as for self-pay or private pay patients.

Government officials have focused their enforcement efforts on marketing of healthcare services and products, among other activities, and recently have brought cases against companies, and certain sales, marketing and executive personnel, for allegedly offering unlawful inducements to potential or existing customers in an attempt to procure their business.

Federal Civil False Claims Act and State False Claims Laws

The federal civil False Claims Act imposes liability on any person or entity who, among other things, knowingly and willfully presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program, including Medicare and Medicaid. The “qui tam,” or “whistleblower” provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought against healthcare providers by private individuals has increased dramatically. Medical device companies, like us, can be held liable under false claims laws, even if they do not submit claims to the government where they are deemed to have caused submission of false claims by, among other things, providing incorrect coding or billing advice about their products to customers that file claims, or by engaging in kickback arrangements with customers that file claims.

The False Claims Act also has been used to assert liability on the basis of misrepresentations with respect to the services rendered and in connection with alleged off-label promotion of products. Our future activities relating to the manner in which we sell our products and document our prices such as the reporting of discount and rebate information and other information affecting federal, state and third-party reimbursement of our products, and the sale and marketing of our products, may be subject to scrutiny under these laws.

When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 to $11,000 for each separate false claim. There are many potential bases for liability under the False Claims Act. A number of states have enacted false claim laws analogous to the federal civil False Claims Act and many of these state laws apply where a claim is submitted to any state or private third-party payor. In this environment, our engagement of physician consultants in product development and product training and education could subject us to similar scrutiny. We are unable to predict whether we would be subject to actions under the False Claims Act or a similar state law, or the impact of such actions. However, the costs of defending such claims, as well as any sanctions imposed, could significantly affect our financial performance.

HIPAA Fraud and Other Regulations

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created a class of federal crimes known as the “federal health care offenses,” including healthcare fraud and false statements relating to healthcare matters. The HIPAA health care fraud statute prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme or artifice to defraud any healthcare benefit program, or to obtain by means of false of fraudulent pretenses, any money under the control of any health care benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government-sponsored programs. The HIPAA false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment. Entities that are found to have aided or abetted in a violation of the HIPAA federal health care offenses are deemed by statute to have committed the offense and are punishable as a principal.

We are also subject to the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws applicable in non-U.S. jurisdictions that generally prohibit companies and their intermediaries from making improper payments to non-U.S. government officials for the purpose of obtaining or retaining business. Because of the predominance of government sponsored healthcare systems around the world, most of our customer relationships outside of the U.S. will be with governmental entities and therefore subject to such anti-bribery laws.

HIPAA and Other Privacy Regulations

The regulations that implement HIPAA also establish uniform standards governing the conduct of certain electronic healthcare transactions and protecting the security and privacy of individually identifiable health information maintained or transmitted by healthcare providers, health plans and healthcare clearinghouses, which are referred to as “covered entities.” Several regulations have been promulgated under HIPAA’s regulations including: the Standards for Privacy of Individually Identifiable Health Information, or the Privacy Rule, which restricts the use and disclosure of certain individually identifiable health information, the Standards for Electronic Transactions, or the Transactions Rule, which establishes standards for common healthcare transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures, and the Security Standards for the Protection of Electronic Protected Health Information, or the Security Rule, which requires covered entities to implement and maintain certain security measures to safeguard certain electronic health information. Although we do not believe we are a covered entity and therefore are not currently directly subject to these standards, we expect that our customers generally will be covered entities and may ask us to contractually comply with certain aspects of these standards by entering into requisite business associate agreements. While the government intended this legislation to reduce administrative expenses and burdens for the healthcare industry, our compliance with certain provisions of these standards entails significant costs for us.

The Health Information Technology for Economic and Clinical Health Act, or the HITECH Act, which was enacted in February 2009, strengthens and expands the HIPAA Privacy and Security Rules and the restrictions on use and disclosure of patient identifiable health information. HITECH also fundamentally changed a business associate’s obligations by imposing a number of Privacy Rule requirements and a majority of Security Rule provisions directly on business associates that were previously only directly applicable to covered entities. HITECH includes, but is not limited to, prohibitions on exchanging patient identifiable health information for remuneration, restrictions on marketing to individuals and obligations to agree to provide individuals an accounting of virtually all disclosures of their health information. Moreover, HITECH requires covered entities to report any unauthorized use or disclosure of patient identifiable health information, known as a breach, to the affected individuals, the United States Department of Health and Human Services, or HHS, and depending on the size of any such breach, the media for the affected market. Business associate are similarly required to notify covered entities of a breach. Most of the HITECH provisions will become effective in February 2010 and it is expected that the HHS will issue regulations to clarify many of the new provisions. HHS has already issued regulations governing breach notification which were effective in September 2009.

HITECH has increased civil penalty amounts for violations of HIPAA by either covered entities or business associates up to an annual maximum of $1.5 million for uncorrected violations based on willful neglect. Imposition of these penalties is more likely now because HITECH significantly strengthens enforcement. It requires HHS to conduct periodic audits to confirm compliance beginning in February 2010 and to investigate any violation that involves willful neglect which carries mandatory penalties beginning in February 2011. Additionally, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations of HIPAA Privacy and Security Rules that threaten the privacy of state residents.

In addition to federal regulations issued under HIPAA, some states have enacted privacy and security statutes or regulations that, in some cases, are more stringent than those issued under HIPAA. In those cases, it may be necessary to modify our planned operations and procedures to comply with the more stringent state laws. If we fail to comply with applicable state laws and regulations, we could be subject to additional sanctions.

Federal and state consumer protection laws are being applied increasingly by the United States Federal Trade Commission, or FTC, and state attorneys general to regulate the collection, use, storage and disclosure of personal or patient information, through websites or otherwise, and to regulate the presentation of web site content. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access. Numerous other countries have or are developing laws governing the collection, use, disclosure and transmission of personal or patient information.

HIPAA as well as other federal and state laws apply to our receipt of patient identifiable health information in connection with research and clinical trials. We collaborate with other individuals and entities in conducting research and all involved parties must comply with applicable laws. Therefore, the compliance of the surgeons, hospitals or other providers or entities with whom we collaborate also impacts our business.

Third-Party Reimbursement

Our ability to market our phototherapy products successfully depends in large part on the extent to which various third parties are willing to reimburse patients or providers for the cost of medical procedures utilizing our treatment products. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors are systematically challenging the prices charged for medical products and services. They may deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. Accordingly, if less costly drugs or other treatments are available, third-party payors may not authorize or may limit reimbursement for the use of our products, even if our products are safer or more effective than the alternatives. Additionally, they may require changes to our pricing structure and revenue model before authorizing reimbursement.

Reimbursement systems in international markets vary significantly by country and by region within some countries and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government-managed healthcare systems that control reimbursement for new devices and procedures. In most markets, there are private insurance systems, as well as government-managed systems. Our XTRAC products remain substantially without approval for reimbursement in many international markets under either government or private reimbursement systems. Since our skincare products are primarily for cosmetic applications, reimbursement is not a critical factor in growing revenues for this product segment.

In 2008, we continued our efforts to secure private, third-party reimbursement in our Domestic XTRAC business segment. We secured favorable reviews by BlueCross or BlueShield affiliates in California, Arizona, Massachusetts and Tennessee, which now essentially provides comprehensive coverage throughout the U.S. Blue Cross/Blue Shield Plans. Many private plans key their reimbursement rates to rates set by the Centers for Medicare and Medical Services under three distinct CPT codes based on the total skin surface area being treated.

As of December 31, 2009, the national rates were as follows:

•	96920 – designated for: the total area less than 250 square centimeters. CMS assigned a 2008 national payment of approximately $160.14 per treatment;

•	96921 – designated for: the total area 250 to 500 square centimeters. CMS assigned a 2008 national payment of approximately $156.89 per treatment; and

•	96922 – designated for: the total area over 500 square centimeters. CMS assigned a 2008 national payment of approximately $232.27 per treatment.

The national rates are adjusted by overhead factors applicable to each state.

In addition to Medicare and Medicaid, consistent domestic private healthcare reimbursement is critical for significant growth in XTRAC system procedures. There were more than 152,000 XTRAC procedures in 2009, 140,000 XTRAC procedures in 2008, 113,000 XTRAC procedures in 2007, 89,000 XTRAC procedures in 2006, 60,000 XTRAC procedures in 2005 and more than 50,000 XTRAC procedures in 2004 with the majority being covered by third-party reimbursement. Historically, it has been our belief that a rapid increase in widespread adoption of private healthcare reimbursement was being thwarted by a perception that the XTRAC therapy, although widely publicized as clinically safe and efficacious, was not economically cost-effective compared to other existing therapies. We sponsored the completion of an economic and clinical study to review the clinical and economic effectiveness of the XTRAC laser as a second-step therapy for the treatment of psoriasis. The conclusions of the study were: there is no additional direct cost of adding XTRAC as second-line therapy in a managed care plan; XTRAC is a cost-effective second-line treatment for mild-to-moderate plaque psoriasis; XTRAC requires fewer office visits than the majority of other treatments evaluated; XTRAC has a lower cost per treatment-free-day than the majority of other treatments evaluated; and XTRAC has a lower cost per remission day than the majority of other treatments evaluated. The results of this study were compiled in a data compendium and distributed to all the major health insurers; the results have also been published in a peer-review journal. From 2005 through 2008 substantive progress was made in connection with obtaining approvals for covering medically necessary targeted UVB therapy for psoriasis.

Properties

We lease a 42,000 sq. ft. facility in Montgomeryville, Pennsylvania that houses our executive offices and surgical laser manufacturing operations. This lease expires on July 31, 2011. The base rent is $20,475 per month.

We lease an 8,000 sq. ft. facility consisting of office, manufacturing and warehousing space in Carlsbad, California. The lease expires on June 15, 2012. We have the right to cancel the lease commencing in July 2010, provided that we pay off any remaining obligation for tenant improvements. The outstanding obligation for the tenant improvements was $77,239 as of December 31, 2009. The base rent is $6,640 per month. Our Carlsbad facility houses the manufacturing and development operations for our excimer laser business. We also lease a 6,643 sq. ft facility consisting of office and warehousing space in Carlsbad, California for use by our PTL business segment. The lease expires on June 14, 2012. The base rent is $6,577 per month.

We also lease a 12,209 sq. ft facility consisting of office and warehousing space in Redmond, Washington. The lease expires on June 30, 2010. The base rent is $12,403 per month. Our Redmond facility formerly housed the warehousing operations for our skincare business. We have relocated these operations to our headquarters.

Additionally, our PTL business segment leases two facilities in the United Kingdom. The first lease is a 2,389 sq. ft. facility consisting of office space in Tamworth, UK. The lease expires on April 1, 2011. The base rent is $3,896 per month. The second lease is a 1,500 sq. ft. facility consisting of office space in Altrincham, UK. The lease expires on April 2, 2011. The base rent is $2,856 per month.

We believe that our current facilities are sufficient to meet our needs for the foreseeable future.

Legal Proceedings

Ra Medical

Since January 2004, we have been involved in a dispute with Ra Medical Systems, Inc. and Dean Irwin, one of our former employees, arising out of a claim of misappropriation of certain of our proprietary information. We refer to Ra Medical Systems, Inc. and Dean Irwin, collectively, in this prospectus as Ra Medical. In November 2004, Ra Medical brought a malicious prosecution action against us, which was subsequently settled in May 2007. In June 2006, Ra Medical brought an action against us for unfair competition. In October 2008, Ra Medical brought a second malicious prosecution action against us and our outside counsel, alleging that the action we brought in January 2004 against Ra Medical was initiated and maintained with malice. Oral arguments have been heard on certain of these matters, and we await the decision of the appellate court.

St. Paul Fire and Marine Insurance Company

We have notified St. Paul Fire and Marine Insurance Company, or St. Paul, our general liability and umbrella liability insurer, of the second malicious prosecution suit brought by Ra Medical. St. Paul has claimed that it has no duty to defend us or indemnify us, asserting, among other things, that it had been released from such duties in the settlement of the previous malicious prosecution action brought by Ra Medical. Notwithstanding these claims, in March 2009, St. Paul informed us that they will pay for the cost of defense subject to a full reservation of rights.

Cowen and Company

We engaged Cowen and Company, or Cowen, to provide certain services in connection with our acquisition of PTL, including rendering a fairness opinion as to the consideration paid in the transaction. In July 2009, Cowen and Company brought an action against us seeking payment of the fees it had earned in the engagement. On November 10, 2009, we reached a settlement with Cowen, pursuant to which we made a payment of $300,000 to Cowen upon execution of the settlement agreement and will pay the remaining $599,380 in nine monthly installments, at no interest. The final payment will be made in August 2010.

Other

We are involved in certain other legal actions and claims arising in the ordinary course of business. We believe, based on discussions with legal counsel, that these other litigation and claims will likely be resolved without a material effect on our consolidated financial position, results of operations or liquidity.

Employees

As of December 31, 2009, we had 132 full-time employees, which consisted of three executive officers, 11 senior managers, 49 sales and marketing staff, 29 people engaged in manufacturing of lasers, 10 customer-field service personnel, 13 engaged in research and development, including eight engineers, and 17 finance and administration staff. We intend to hire additional personnel as the development of our business makes such action appropriate. The loss of the services of key employees could have a material adverse effect on our business. Since there is intense competition for qualified personnel knowledgeable in our industry, no assurances can be given that we will be successful in retaining and recruiting needed personnel.

Our employees are not represented by a labor union nor covered by a collective bargaining agreement. We believe that we have good relations with our employees.

MANAGEMENT

Our directors currently have terms which will end at our next annual meeting of the stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the Board of Directors. There are no family relationships among any of our directors and executive officers. Members of our Board of Directors are encouraged to attend meetings of the Board of Directors and the Annual Meeting of Stockholders. The Board of Directors held 28 meetings and executed three unanimous written consents in lieu of a meeting in 2009.

The following sets forth certain biographical information concerning our current directors and our executive officers.

Name	Position	Age
Richard J. DePiano	Non-Executive Chairman of the Board of Directors	68
Dennis M. McGrath	President, Chief Executive Officer and Director	52
Christina L. Allgeier	Vice President and Chief Financial Officer	37
Michael R. Stewart	Executive Vice President and Chief Operating Officer	52
David W. Anderson	Director	57
Stephen P. Connelly	Director	58
Leonard L. Mazur	Director	65
Alan R. Novak	Director	75

Directors and Executive Officers

Richard J. DePiano was appointed to our Board of Directors in May 2000 and was unanimously elected to serve as Non-Executive Chairman of the Board on January 31, 2003. Mr. DePiano has been a director of Escalon Medical Corp., a publicly traded healthcare business specializing in the development and marketing of ophthalmic devices and pharmaceutical and vascular access products, since February 1996 and has served as its Chairman and Chief Executive Officer since March 1997. Mr. DePiano has been the Chief Executive Officer of the Sandhurst Company, L.P. and Managing Director of the Sandhurst Venture Fund since 1986. Mr. DePiano was also the Chairman of the Board of Directors of SLT prior to our acquisition of SLT. Mr. DePiano serves on the Board of Trustees for Drexel University and Salus University.

Dennis M. McGrath was appointed as our President, Chief Executive Officer and a director in July 2009. Mr. McGrath also served as our Chief Financial Officer and Vice President—Finance and Administration from January 2000 through November 2009. Mr. McGrath has held several senior level positions including, from February 1999 to January 2000, serving as the Chief Operating Officer of Internet Practice, the largest division for AnswerThink Consulting Group, Inc., a public company specializing in business consulting and technology integration. Concurrently, from August 1999 until January 2000, Mr. McGrath served as Chief Financial Officer of Think New Ideas, Inc., a public company specializing in interactive marketing services and business solutions. In addition to the financial reporting responsibilities, Mr. McGrath was responsible for the merger integration of Think New Ideas, Inc. and AnswerThink Consulting Group, Inc. From September 1996 to February 1999, Mr. McGrath was the Chief Financial Officer and Executive Vice-President–Operations of TriSpan, Inc., an internet commerce solutions and technology consulting company, which was acquired by AnswerThink Consulting Group, Inc. in 1999. Mr. McGrath is currently a director of RICOMM Systems, Inc. and Noninvasive Medical Technologies, Inc. Mr. McGrath graduated with a B.S. in accounting from LaSalle University in 1979. Mr. McGrath holds a license from the states of Pennsylvania and New Jersey as a certified public accountant.

Christina L. Allgeier was appointed as our Vice President and Chief Financial Officer in October 2009. Prior to this time, Ms. Allgeier served as our corporate controller since December 2002. Ms. Allgeier graduated with a B.S. in accounting from Penn State University. Ms. Allgeier holds a license from the Commonwealth of Pennsylvania as a certified public accountant.

Michael R. Stewart was appointed as our Executive Vice President of Corporate Operations on December 27, 2002, immediately following the acquisition of SLT and, on July 19, 2005, he was appointed our Chief Operating Officer. From July 1999 to the acquisition of SLT, Mr. Stewart was the President and Chief Executive Officer of SLT and, from October 1990 to July 1999 he served as SLT’s Vice President Finance and Chief Financial Officer. Mr. Stewart graduated from LaSalle University with a B.S. in accounting and received an M.B.A. from LaSalle University in 1986. Mr. Stewart passed the CPA examination in New York in 1986.

David W. Anderson was appointed to our Board of Directors on September 28, 2004. Mr. Anderson has been the President and Chief Executive Officer of Gentis, Inc. since November 2004. He has over twenty years of entrepreneurial management experience in the medical device, orthopedics and pharmaceutical field. He has served as President and CEO of Sterilox Technologies, Inc., the world’s leader in the development and marketing of non-toxic biocides; Bionx Implants, Inc., a publicly traded orthopedic sports medicine and trauma company, and Kensey Nash Corporation, a publicly traded cardiology and biomaterials company. In addition, Mr. Anderson was previously Vice President of LFC Financial Corp., a venture capital and leasing company, where he was responsible for LFC’s entry into the healthcare market; and was a founder and Executive Vice President of Osteotech, Inc., a high-technology orthopedic start-up.

Stephen P. Connelly was appointed to our Board of Directors on May 3, 2007. Mr. Connelly has served as President and Chief Operating Officer of Viasys Healthcare, Inc., a medical technology and device company. In addition, Mr. Connelly was Senior Vice President and General Manager of the Americas as well as a member of the Executive Committee of Rhone Poulenc Rorer. Mr. Connelly’s broad background includes over twenty-five years of experience in the planning, development and management of rapid-growth marketing-driven businesses in the medical device and pharmaceutical fields. In addition, Mr. Connelly has a diverse and comprehensive business background, with expertise in such areas as strategic and tactical business development, joint ventures, mergers, acquisitions and corporate partnering, structuring and finance. Mr. Connelly is well-versed in every aspect of marketing, sales, general management, research and development of high-technology products and processes. Mr. Connelly possesses extensive international experience, having lived in Asia and having had operational P&L responsibility in many developed countries.

Leonard L. Mazur was appointed to our Board of Directors on May 13, 2009. Mr. Mazur is the co-founder and Chief Operating Officer of Triax Pharmaceuticals, LLC, or Triax. Prior to joining Triax, he was co-founder and, from 1995 to 2005, Chief Executive Officer of Genesis Pharmaceutical, Inc., a skincare company that dispenses products through dermatologists’ offices. In addition, Mr. Mazur has extensive sales, marketing and business development experience from his tenures at Medicis Pharmaceutical Corporation, ICN Pharmaceuticals, Inc. and Copper Laboratories, Inc. Mr. Mazur is a member of the Board of Trustees of Manor College in Jenkintown, PA.

Alan R. Novak was appointed to our Board of Directors in October 1997. Mr. Novak is Chairman of Infra Group, L.L.C., an international project finance and development company. He is also Chairman of Lano International, Inc., a real estate development company. Mr. Novak is a graduate of Yale University, Yale Law School and Oxford University as a Marshall Scholar. Mr. Novak practiced law at Cravath, Swaine & Moore and Swidler & Berlin, Chartered. His public service includes three years as an officer in the U.S. Marine Corps, a U.S. Supreme Court clerkship with Justice Potter Stewart, Senior Counsel to Senator Edward M. Kennedy, Senior Executive Assistant to Undersecretary of State, Eugene Rostow and the Executive Director of President Johnson’s Telecommunications Task Force. Mr. Novak was appointed by President Carter and served for five years as Federal Fine Arts Commissioner.

Compensation, Nominations and Corporate Governance and Audit Committees

General.    Our Board of Directors maintains charters for select committees. In addition, our Board of Directors has adopted a written set of corporate governance guidelines and a code of business conduct and ethics and a code of conduct for our chief executive and senior financial officers that generally formalize practices that we already had in place. We have adopted a Code of Ethics on Interactions with Health Care Professionals and an Anti-Fraud Program. To view the charters of our Audit, Compensation and Nominations and Corporate Governance Committees, Code of Ethics, Comprehensive Compliance Program, corporate governance guidelines, codes of conduct and whistle blower policy, please visit our website at www.photomedex.com (this website address is not intended to function as a hyperlink and the information contained on our website is not intended to be a part of this prospectus). The Board of Directors determined in 2009 that, except for Mr. McGrath, who is our Chief Executive Officer, all current members of the Board of Directors are independent under the revised listing standards of Nasdaq.

Compensation Committee.    Our Compensation Committee discharges the Board of Director’s responsibilities relating to compensation of our Chief Executive Officer and other executive officers, produces an annual report on executive compensation for inclusion in our annual proxy statement that is included in this prospectus and provides general oversight of compensation structure. Other specific duties and responsibilities of the Compensation Committee include:

•	reviewing and approving objectives relevant to executive officer compensation;

•	evaluating performance and determining the compensation of our Chief Executive Officer and other executive officers in accordance with those objectives;

•	reviewing employment agreements for executive officers;

•	recommending to the Board of Directors the compensation for our directors;

•	administering our stock option plans (except the Non-Employee Director Plan) and other employee benefit plans; and

•	evaluating human resources and compensation strategies, as needed.

Our Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee is currently composed of Messrs. Novak, Connelly and Mazur. Mr. DePiano attends the Compensation Committee meetings as a guest of the committee. Mr. Connelly serves as the Chairman of the Compensation Committee. Our Board of Directors determined in 2009 that each member of the Compensation Committee satisfies the independence requirements of the Commission and Nasdaq. The Compensation Committee held four meetings during 2009. Messrs. Dimun, Glazer and Withrow each served on the Compensation Committee during a portion of 2009 and resigned from the Compensation Committee and the Board of Directors effective March 17, 2009, August 5, 2009 and December 28, 2009, respectively.

The Compensation Committee reviews executive compensation from time to time and reports to the Board of Directors, which makes all final decisions with respect to executive compensation. The Compensation Committee adheres to several guidelines in carrying out its responsibilities, including performance by the employees, our performance, enhancement of stockholder value, growth of new businesses and new markets and competitive levels of fixed and variable compensation. The report of the Compensation Committee for 2009 is presented below.

Nominations and Corporate Governance Committee.    Our Board of Directors has established a Nominations and Corporate Governance Committee for the purpose of reviewing all Board of Director-recommended and stockholder-recommended nominees, determining each nominee’s qualifications and making a recommendation to the full Board of Directors as to which persons should be our Board of Director’s nominees. Our Board of Directors has adopted a written charter for the Nominations and Corporate Governance Committee. The Nominations and Corporate Governance Committee is composed of Messrs. Novak, DePiano, Anderson and

Connelly. Mr. Anderson serves as the Chairman of the Nominations and Corporate Governance Committee. Our Board of Directors determined in 2009 that each member of the Nominations and Corporate Governance Committee satisfies the independence requirements of the Commission and Nasdaq. The Nominations and Corporate Governance Committee held one formal meeting during 2009 in conjunction with a meeting of the full Board of Directors.

The duties and responsibilities of the Nominations and Corporate Governance Committee include:

•	identifying and recommending to our Board of Directors individuals qualified to become members of our Board of Directors and to fill vacant positions on our Board of Directors;

•	overseeing the compensation of non-employee directors, including administering the Non-Employee Director Plan;

•	recommending to our Board of Directors the director nominees for the next annual meeting of stockholders;

•	recommending to our Board of Directors director committee assignments;

•	reviewing and evaluating succession planning for our Chief Executive Officer and other executive officers;

•	monitoring the independence of our board members;

•	developing and overseeing the corporate governance principles applicable to members of our Board of Directors, officers and employees;

•	monitoring the continuing education for our directors; and

•	evaluating annually the Nominations and Corporate Governance Committee charter.

Our Board of Directors believes that it is necessary that the majority of our Board of Directors be comprised of independent directors and that it is desirable to have at least one financial expert serving on the Audit Committee. The Nominations and Corporate Governance Committee considers these requirements when recommending nominees to our Board of Directors. Our Nominations and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for our directors. Our Nominations and Corporate Governance Committee will regularly assess the appropriate size of our Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or other circumstances. When considering potential director candidates, the Nominations and Corporate Governance Committee also considers the candidate’s character, judgment, diversity, age, skills, including financial literacy and experience in the context of the needs of PhotoMedex and of the existing directors.

Audit Committee.    Our Board of Directors has established an Audit Committee to assist it in fulfilling its responsibilities for general oversight of the integrity of our consolidated financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our independent auditors and an internal audit function and risk assessment and risk management. The duties of our Audit Committee include:

•	appointing, evaluating and determining the compensation of our independent auditors;

•	reviewing and approving the scope of the annual audit, the audit fee and the financial statements;

•	reviewing disclosure controls and procedures, internal control over financial reporting, any internal audit function and corporate policies with respect to financial information;

•	reviewing other risks that may have a significant impact on our financial statements;

•	preparing the Audit Committee report for inclusion in the annual proxy statement;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters; and

•	evaluating annually the Audit Committee charter.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

Our Board of Directors has adopted a written charter for the Audit Committee, which charter meets the applicable standards of the Commission and Nasdaq. The members of the Audit Committee are Messrs. DePiano, Anderson and Connelly. Mr. DePiano serves as Chairman of the Audit Committee. The Audit Committee meets regularly and held 10 meetings during 2009. Messrs. Dimun and Withrow each served on the Audit Committee for a portion of 2009 and resigned from the Board of Directors and the Audit Committee on March 17, 2009 and December 28, 2009, respectively.

The Board of Directors determined in 2009 that each member of the Audit Committee satisfies the independence and other composition requirements of the Commission and Nasdaq. Our Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” under Item 401(h) of Regulation S-K under the Exchange Act and has the requisite accounting or related financial expertise required by applicable Nasdaq rules.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of our Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other companies, nor has such interlocking relationship existed in the past.

Stockholder Communications with the Board of Directors

Our Board of Directors has established a process for stockholders to communicate with our Board of Directors or with individual directors. Stockholders who wish to communicate with our Board of Directors or with individual directors should direct written correspondence to Davis Woodward, Corporate Counsel, at dwoodward@photomedex.com or to the following address (our principal executive offices): Board of Directors, c/o Corporate Secretary, 147 Keystone Drive, Montgomeryville, Pennsylvania 18936. Any such communication must contain:

•	a representation that the stockholder is a holder of record of our capital stock;

•	the name and address, as they appear on our books, of the stockholder sending such communication; and

•	the class and number of shares of our capital stock that are beneficially owned by such stockholder.

Mr. Woodward or the Corporate Secretary, as the case may be, will forward such communications to our Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case Mr. Woodward or the Corporate Secretary, as the case may be, has the authority to discard the communication or to take appropriate legal action regarding such communication.

Compliance with Section 16 of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial holders of more than 10% of our common stock to file with the Commission initial reports of ownership and reports of changes in ownership of our equity securities. We believe, based solely on a review of the copies of such reports furnished to us and representations of these persons, that no other reports were filed and that all reports needed to be filed have been filed for the year ended December 31, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Committee of our Board of Directors is responsible for reviewing and approving the annual compensation of our executive officers. The Nominations and Corporate Governance Committee of our Board of Directors is responsible for reviewing and approving the compensation of our non-employee directors.

The Compensation Committee is composed solely of directors who are not our current or former employees, and each is independent under the revised listing standards of Nasdaq. Our Board of Directors has delegated to the Compensation Committee the responsibility to review and approve our compensation and benefits plans, programs and policies, including the compensation of our President and Chief Executive Officer and our other executive officers as well as middle-level management and other key employees. The Compensation Committee administers all of our executive compensation programs, incentive compensation plans and equity-based plans and provides oversight for all of our other compensation and benefit programs.

The key components of the compensation program for executive officers are base salary and bonus, and long-term incentives in the form of stock options and now, under our 2005 Equity Plan in the form of restricted shares of our common stock. These components are administered with the goal of providing total compensation that is competitive in the marketplace, recognizes meaningful differences in individual performance and offers the opportunity to earn superior rewards when merited by individual and corporate performance.

All share numbers and per share amounts in the following discussion and the tables contained herein take into account the reverse stock split, at a ratio of 1-for-6, which was effective on February 3, 2010.

Objectives of Our Compensation Program

The Compensation Committee intends to govern and administer compensation plans to support the achievement of our long-term strategic objectives, to enhance stockholder value, to attract, motivate and retain highly qualified employees by paying them competitively and rewarding them for their own and our success.

We have no retirement plans or deferred compensation programs in effect for our non-employee directors and our executive officers, except for our 401(k) plan in which our executive officers are eligible to participate. Compensation is generally paid as earned. We do not have a specific formula for allocating between cash and non-cash compensation, which has been in the form of stock options and awards of stock.

In order to assess whether the compensation program we had been providing to our executive officers was competitive and effective, the Compensation Committee engaged a third-party consulting firm specializing in executive compensation in 2008 but did not do so in 2009. As an ongoing matter, the Compensation Committee does not engage third-party consultants to advise on our compensation policies. Furthermore, our Compensation Committee does not delegate its responsibilities for reviewing and approving executive compensation, except in the case of our 2005 Investment Plan. Our Compensation Committee has pre-approved matching option grants to an executive who purchases shares of our common stock in the open market in accordance with the provisions of our 2005 Investment Plan. Our Board of Directors terminated the 2005 Investment Plan on December 22, 2009.

To the extent consistent with the foregoing objectives, the Compensation Committee also intends to maximize the deductibility of compensation for tax purposes. The Compensation Committee may, however, decide to exceed the tax deductible limits established under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Code, when such a decision appears to be warranted based upon competitive and other factors.

What Our Compensation Program is Designed to Reward

The key components of the compensation program for our executive officers are base salary, bonus and long-term incentives under the 2005 Equity Plan. These components are administered with the goal of providing total compensation that is competitive in the marketplace, recognizes meaningful differences in individual performance and offers the opportunity to earn superior rewards when merited by individual and corporate performance.

Stock price performance has not been a factor in determining annual compensation insofar as the price of our common stock is subject to a number of factors outside of our control. We have endeavored through grants of stock options to our executive officers to incentivize individual and team performance by providing a meaningful stake in us that links their compensation to our overall success. Through awards of restricted stock, we have attempted to forge a closer link by tying the vesting of the restricted stock to certain milestone prices of our common stock.

Elements of Our Compensation Plan and How Each Element Relates to Objectives

There are three primary elements in the compensation package of our executive officers: base salary, bonus and long-term incentives. Compensation payable in the event of the termination of an executive’s employment with the Company is a secondary but material element in the package.

Base Salaries.    Base salaries for our executive officers are designed to provide a base pay opportunity that is appropriately competitive within the marketplace. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will be dependent on our financial performance and stock price appreciation rather than base salary. Adjustments to each individual’s base salary are made in connection with annual performance reviews and an assessment of market competitiveness.

Bonus.    At the outset of a fiscal year, the Compensation Committee establishes a bonus program for executive officers and other managers and key employees eligible to participate in the program. The program is based on a financial plan for the fiscal year and other business factors. The amount of bonus, if any, hinges on corporate performance and financial condition and on the performance of the participant in the program. A program will typically allow some partial or discretionary awards based on an evaluation of the relevant factors. Provision for bonus expense is typically made over the course of a fiscal year. The provision becomes fixed, based on the final review of the Compensation Committee, which is usually made after the financial results of the fiscal year have been reviewed by our independent accountants.

The Compensation Committee made portions of the bonuses established for our named executive officers for the 2008 calendar year contingent upon the completion of an ordinary-course capital equipment financing related to the XTRAC business on terms acceptable to our Board of Directors but in the aggregate amount of not less than $5,000,000 and consummated not later than December 31, 2009. The amounts contingent upon the completion of such a financing were $44,888, $32,813 and $68,217 for Messrs. McGrath, Stewart and O’Donnell, respectively, and, if earned, would have been paid within 30 days following completion of any such financing. This contingency was not met as of December 31, 2009 and therefore this portion of the bonus will not be paid.

For 2009, Messrs. McGrath and Stewart, are eligible to earn a bonus based on the amount of earnings before interest and taxes, or EBIT, for the year ended December 31, 2009, subject to completion of an audit of the financial results for the year. In the event the Company’s EBIT is $950,000 or more, these executives’ bonus opportunity would be 100%. In the event of a negative EBIT (i.e., a loss) of $950,000 or more, the bonus opportunity would be zero. In the event of a break-even EBIT, the bonus opportunity would be 40%. Each $95,000 reduction of the negative EBIT from negative $950,000 earns four percentage point increments in the bonus opportunity, while each $95,000 increase in earnings above the break-even point earns six percentage point increments in the bonus opportunity. Given the losses incurred as of December 31, 2009, no bonus has been accrued for 2009 based upon the achievement of these metrics.

Long-Term Incentives.    Grants of stock options under our stock option plans are designed to provide our executive officers and other managers and key employees with an opportunity to share, along with stockholders, in our long-term performance. Stock option grants are generally made annually to all executive officers, with additional grants being made following a significant change in job responsibility, scope or title or a significant achievement. The size of the option grant to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with us, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

Prior to 2006, stock options granted under the various stock option plans generally had a four-year vesting schedule depending upon the size of the grant, and generally were set to expire five years from the date of grant. In 2006, the Compensation Committee determined that such grants would be for 10 years and vest over five years. The exercise price of options granted under the stock option plans is at no less than 100% of the fair market value of the underlying stock on the date of grant. The number of stock options granted to each executive officer is determined by the Compensation Committee based upon several factors, including the executive officer’s salary grade, performance and the estimated value of the stock at the time of grant, but the Compensation Committee has the flexibility to make adjustments to those factors at its discretion. The options granted to executives as a rule have provisions by which vesting and exercisability are accelerated in the event of a change of control or a termination of employment initiated by the Company other than for cause.

Similar criteria are applied in making awards of restricted shares of our common stock under the 2005 Equity Plan, but in the case of restricted stock, we can make a direct link between the price performance of our common stock with the vesting schedule of the restricted stock.

To encourage our executive officers to have a greater stake in the equity of the Company, the Compensation Committee recommended, and the Board of Directors and the Company stockholders approved, the 2005 Investment Plan at the 2005 annual stockholders’ meeting. On December 22, 2009, our Board of Directors terminated the 2005 Investment Plan. No additional awards will be made under such plan, however, our executive officers will continue to be eligible to receive equity awards under our 2005 Equity Plan.

The vast majority of the stock options outstanding under the Company’s equity plans have exercise prices which are well above the current market price of our common stock. The decline in the Company’s stock price over recent years has made our goal of attracting, retaining and motivating employees more challenging.

Compensation on Termination of Employment or Change of Control.    We have employment agreements with Messrs. McGrath and Stewart. The employment agreement with Mr. O’Donnell terminated on July 31, 2009 as a result of his separation. Each of these agreements provides for severance upon termination of employment, whether in context of a change of control or not.

In the event of an involuntary termination not in connection with a change in control of the Company, an executive will be vested in those options that were unvested as of the termination but that would have vested in the 12 months following termination. In the event of a change of control, all of an executive’s unvested options will vest. Any unvested shares of restricted stock will vest upon a change of control to the extent that the acquisition price exceeds a milestone price or if an acquirer elects not to continue to employ the services of the executive.

How Amounts Were Selected for Each Element of an Executive’s Compensation

Each executive’s current and prior compensation is considered in setting future compensation. In addition, the Compensation Committee reviews from time to time the compensation practices of other companies, particularly our peer companies. To some extent, our compensation plan is based on the market and the companies we compete against for executives. Base salary and the long-term incentives are not set with reference to a formula.

An executive’s target bonus amount is set by an executive’s employment agreement, which was negotiated at arm’s length. A target bonus, or a portion thereof, is earned, based on fulfillment of conditions, which are set by the Compensation Committee at the outset of a fiscal year.

As a general rule, options and restricted stock awards are made in the first or second fiscal quarter of a year and after the financial results for the prior year have been audited and reported to our Board of Directors. Grants and awards are valued, and exercise prices are set, as of the date the grant or award is made. Exceptions to the general rule may arise for grants made to recognize a promotion or to address the effect of expiring options. The Compensation Committee may elect to defer a grant until after the Company has made public disclosure of its financial results, typically in a conference call on earnings. In such a case, the exercise price is set at the higher of the closing price on the approval date or the fixed grant date. In these deliberations, the Compensation Committee does not delegate any related function, unless to the Board of Directors as a whole, and the grants or awards made to executives are valued under the same measurement standards as grants made to other grantees.

Accounting and Tax Considerations

On January 1, 2006, we adopted FASB ASC Topic 718. Under this accounting standard, we are required to value stock options granted, and restricted stock awarded, in 2006 and beyond under the fair value method and expense those amounts in our income statement over the vesting period of the stock option or restricted stock. We were also required to value unvested stock options granted prior to our adoption of FASB ASC Topic 718 under the fair value method and amortize such expense in our income statement over the stock option’s remaining vesting period. A material portion of such amortizing expense relates to stock option grants made to our executive officers and future option grants and stock awards made in 2006 and beyond to our executive officers will also have a material impact on such expense.

Our compensation program has been structured to comply with Sections 409A and 162(m) of the Code. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive service-provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Under Section 162(m) of the Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The Compensation Committee has been advised that based upon prior stockholder approval on January 26, 2009 of the material terms of our 2005 Equity Plan, compensation under our 2005 Equity Plan is excluded from this limitation, provided that the other requirements of Section 162(m) are met. However, when warranted based upon competitive and other factors, the Compensation Committee may decide to exceed the tax deductible limits established under Section 162(m). The base salary provided to each of our executives in 2007, 2008 and 2009 did not exceed the limits under Section 162(m) for tax deductibility. None of our executives exercised any options in 2007, 2008 or 2009.

Overview of Executive Employment Agreements and Option Awards

Employment Agreement with Jeffrey F. O’Donnell.    The employment agreement with Mr. O’Donnell is no longer in force as Mr. O’Donnell separated from us effective July 31, 2009. Mr. O’Donnell has received, and will continue to receive, severance in accordance with the terms of his employment agreement.

Employment Agreement with Dennis M. McGrath.    In November 1999, we entered into an employment agreement with Dennis M. McGrath to serve as our Chief Financial Officer and Vice President-Finance and Administration. We amended and restated that agreement in August 2002, September 2007 and May 6, 2008. On July 2, 2009, Mr. McGrath became our President and Chief Executive Officer following Mr. O’Donnell’s separation. Mr. McGrath’s employment agreement was renewed in accordance with its terms through December 31, 2010. Mr. McGrath’s annual base salary was approximately $300,000 in 2008 and 2009. Mr. McGrath’s 2010 annual base salary will be $325,000. The severance arrangements contained in Mr. McGrath’s employment agreement are summarized in the section below entitled “Potential Payments upon Termination of Employment or Change in Control.”

On February 1, 2008, Mr. McGrath was awarded under the 2005 Equity Plan 3,886 options to purchase shares of our common stock at an exercise price of $37.38 per share. These options vest over five years and will expire on February 1, 2018.

On June 15, 2009, Mr. McGrath was awarded under the 2005 Equity Plan 2,917 restricted shares of common stock at a purchase price of $0.06 per share. We have the right to repurchase the shares at $0.06 per share if we do not have positive adjusted net income in the year 2010. “Adjusted net income” is defined as “net income after income taxes, excluding expense from options and warrants.” Mr. McGrath was also granted 8,750 options to purchase shares of our common stock at an exercise price of $6.24 per share. The options vest over five years and will expire on June 15, 2019.

Employment Agreement with Michael R. Stewart. Effective August 1, 2002, Michael R. Stewart became our Executive Vice President of Corporate Operations, pursuant to an employment agreement. The employment agreement was amended and restated in September 2007. Mr. Stewart became our Chief Operating Officer on July 19, 2005, at which time he was granted 5,000 options. Mr. Stewart’s annual base salary was $262,500 in 2008 and 2009. Mr. Stewart’s 2010 annual base salary will be $300,000. Mr. Stewart’s employment agreement was renewed in accordance with its terms through December 31, 2010. The severance arrangements contained in Mr. Stewart’s employment agreement are summarized in the section below entitled “Potential Payments upon Termination of Employment or Change in Control.”

On February 1, 2008, Mr. Stewart was awarded 3,110 options to purchase shares of our common stock under the 2005 Equity Plan at an exercise price of $37.38 per share. The options vest over five years and will expire on February 1, 2018.

On June 15, 2009, Mr. Stewart was awarded 1,750 restricted shares of common stock under the 2005 Equity Plan at a purchase price of $0.06 per share. We have the right to repurchase the shares at $0.06 per share if we do not have positive adjusted net income in the year 2010. Mr. Stewart was also granted 5,250 options to purchase shares of our common stock at an exercise price of $6.24 per share. The options vest over five years and will expire on June 15, 2019.

Summary Compensation Table

The following table includes information for the years ended December 31, 2009 and 2008 concerning compensation for our named executive officers. Mr. O’Donnell was Chief Executive Officer and President until July 2, 2009, at which time the Board of Directors appointed Mr. McGrath to serve as our Chief Executive Officer and President. Ms. Allgeier was appointed to serve as our Chief Financial Officer on November 4, 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Dennis M. McGrath, President and Chief Executive Officer	2009 2008	300,000 297,606	0 53,865	18,025 —	45,045 116,362	20,156 18,192	383,226 486,025

Michael R. Stewart, Chief Operating Officer & Executive Vice President	2009 2008	262,500 261,058	0 39,375	10,815 —	27,027 93,158	19,097 19,261	319,439 412,852

Christina L. Allgeier, Chief Financial Officer & Vice President	2009	101,521	0	0	4,290	2,766	108,577

Jeffrey F. O’Donnell, former President and Chief Executive Officer	2009 2008	367,500 365,481	0 83,377	0 —	0 139,677	10,170 20,388	377,670 608,923

(1)	“Bonus” in the foregoing table is the bonus earned in 2009 and 2008, even though such bonus will have been paid in a subsequent period. No bonus has been accrued for 2009 as the condition for accrual has not been met. The bonus for 2008 does not include portions contingent upon events in 2009, which have not occurred.

(2)	The amounts shown for option awards, restricted stock awards and stock purchase rights relate to shares granted under our 2005 Equity Plan. These amounts are equal to the aggregate grant-date fair value with respect to the awards made in 2009 and 2008, computed in accordance with FASB ASC Topic 718 (formerly SFAS 123R), before amortization and without giving effect to estimated forfeitures. For information regarding the number of shares subject to 2009 and 2008 awards, other features of those awards, and the grant-date fair value of the awards, see the Grants of Plan-Based Awards Table on page 95.

(3)	“All Other Compensation” includes car allowance ($1,000 per month), premiums for supplementary life and/or disability insurance and matching 401(k) plan contributions for Messrs. McGrath, Stewart and O’Donnell and Ms. Allgeier.

Non-Equity Incentive Plan; Non-Qualified Deferred Compensation

We do not have a non-equity incentive plan, nor do we have a plan or program of non-qualified deferred compensation.

Potential Payments on Termination of Employment or Change of Control

Potential payments to our named executive officers upon termination of employment or a change of control of the Company are governed by their respective employment agreements and by the terms of their option agreements and restricted stock agreements.

Pursuant to the terms of their employment agreements, should (1) the Company terminate Mr. McGrath’s or Mr. Stewart’s employment without cause, (2) Mr. McGrath or Mr. Stewart resign for good reason or (3) the Company fail to renew the applicable employment agreement, then the affected individual will become entitled to the following benefits upon his delivery of an effective release to the Company:

(i) a cash payment equal to his annual base salary in effect at the time of such termination, payable in installments in accordance with the Company’s payroll practices based on the terms of the agreement;

(ii) a pro-rated bonus for the year in which such termination occurs;

(iii) continued medical and dental coverage for himself and his eligible dependents for the 12-month period following such termination;

(iv) continued coverage under the Company’s long-term and short-term disability plans for the 12-month period following such termination;

(v) a monthly cash payment for a period of 12 months equal to the premium cost to maintain the individual’s life insurance coverage at the level of coverage in effect at the time of such termination;

(vi) a tax gross-up to the extent to which the amounts in subparagraphs (iv) or (v) above are taxable to the individual; and

(vii) full acceleration of all outstanding equity awards held by the individual at the time of such termination. Each outstanding option will remain exercisable until the earlier of the 12-month anniversary of his termination date and the option’s expiration date.

In connection with his separation, Mr. O’Donnell became entitled, pursuant to his Employment Agreement, to the benefits described above for Messrs. McGrath and Stewart.

If, during the one-year period immediately following a change in control of the Company, Mr. McGrath’s or Mr. Stewart’s employment is terminated (1) by the Company without cause, (2) by the individual for good reason or (3) due to non-renewal of the applicable employment agreement, and the individual delivers an effective release to the Company, the affected individual will become entitled to receive the following benefits:

(i) a cash payment equal to two times his annual base salary in effect at the time of such termination, payable in installments in accordance with the Company’s payroll practices based on the terms of the agreement;

(ii) a pro-rated bonus for the year in which such termination occurs;

(iii) continued medical and dental coverage for himself and his eligible dependents for the 24-month period following such termination;

(iv) continued coverage under the Company’s long-term and short-term disability plans for the 24-month period following such termination;

(v) a monthly cash payment for a period of 24 months equal to the premium cost to maintain the individual’s life insurance coverage at the level of coverage in effect at the time of such termination;

(vi) a full tax gross-up to the extent to which the amounts in subparagraphs (iv) or (v) above are taxable to the individual;

(vii) full acceleration of all outstanding equity awards held by the individual at the time of such termination, and each outstanding option will remain exercisable until the earlier of the 12-month anniversary of his termination date and the option’s expiration date; and

(viii) a full tax gross-up with respect to any excise tax imposed under Section 4999 of the Code on any payments or benefits received in connection with such change in control (including any accelerated vesting of his equity awards) that are deemed to constitute parachute payments under Section 280G of the Code.

If, following a change in Control of the Company, Ms. Allgeier’s employment is terminated (a) by the Company without cause or (b) by Ms. Allgeier for good reason, she shall be entitled to six months salary continuation.

If any of the events set forth in the table below had occurred by December 31, 2009, then we estimate the value of the benefits that would have been triggered and thus accrued to Messrs. McGrath and Stewart and Ms. Allgeier had the triggering event occurred on December 31, 2009. Mr. O’Donnell has received, and will receive, severance benefits in accordance with the terms of his employment agreement. Such amounts are reflected in the table below.

Potential Payments Upon Termination or Change in Control Table

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Voluntary Termination	Death(1)	Disability(1)	Change in Control
Dennis McGrath	Salary & bonus(2)	$300,000	$600,000	0	0	0	N/A
	Health continuation	8,199	16,398	0	0	0	N/A
	AD&D insurance	1,046	2,092	0	0	0	N/A
	Executive life ins.	5,852	11,705	0	0	0	N/A
	Accelerated vesting(3)	69,580	69,580	0	0	0	N/A
	Tax gross-up(4)	2,578	5,156	0	0	0	N/A
	TOTAL	$387,255	$704,931	0	0	0	N/A

Michael Stewart	Salary & bonus(2)	$262,500	$525,000	0	0	0	N/A
	Health continuation	8,199	16,398	0	0	0	N/A
	AD&D insurance	1,046	2,092	0	0	0	N/A
	Executive life ins.	5,076	10,152	0	0	0	N/A
	Accelerated vesting(3)	38,486	38,486	0	0	0	N/A
	Tax gross-up(4)	2,236	4,472	0	0	0	N/A
	TOTAL	$317,543	$596,600	0	0	0	N/A

Christina Allgeier	Salary & bonus(2)	N/A	$62,500	0	0	0	N/A
	Health continuation	N/A	N/A	0	0	0	N/A
	AD&D insurance	N/A	310	0	0	0	N/A
	Executive life ins.	N/A	N/A	0	0	0	N/A
	Accelerated vesting	N/A	N/A	0	0	0	N/A
	Tax gross-up	N/A	N/A	0	0	0	N/A
	TOTAL	N/A	$62,810	0	0	0	N/A

Jeffrey O’Donnell	Salary & bonus(2)	$367,500	N/A	0	0	0	N/A
	Health continuation	8,199	N/A	0	0	0	N/A
	AD&D insurance	1,046	N/A	0	0	0	N/A
	Executive life ins.	7,366	N/A	0	0	0	N/A
	Accelerated vesting	74,700	N/A	0	0	0	N/A
	Tax gross-up(4)	3,352	N/A	0	0	0	N/A
	TOTAL	$462,163	N/A	0	0	0	N/A

(1)	An executive’s salary and benefits are paid through the end of the month of termination due to death or disability, except that we will pay the disability premiums during the period of disability.

(2)	Severance based on 2009 salary levels. No bonus will be payable for 2009 as the condition for accrual has not been met.

(3)

If upon a change of control, the acquirer does not desire the services of the executive, then any unvested restricted stock will vest. The closing price of our stock on December 31, 2009 was $0.95 per share (or $5.70 taking into account the 1-for-6 reverse split effective February 3, 2010). All shares were unvested at that date. For stock awarded prior to January 26, 2009, the date of our 1-for-7 reverse stock split, such shares were purchased for $0.42 (par value of $0.01 per share adjusted for the 1-for-7 reverse stock split and the 1-for-6 reverse stock split). For stock awarded after January 26, 2009, such shares were purchased for $0.06 (par value of $0.01 per share adjusted for the 1-for-6 reverse stock split effective February 3, 2010).

The gain associated with the acceleration of a share of restricted stock upon a change of control is calculated as the difference between the closing price of our common stock on the date of such event and the purchase price of such share of restricted stock.

All unvested options generally become exercisable by reason of a change of control. However, none of the executives’ unvested options were in the money as of December 31, 2009, and therefore there would have been no benefit as of December 31, 2009. Similarly, in the event of an involuntary termination without cause, the executive optionee becomes vested in those options that would otherwise have vested in twelve months following the date of termination. As in the hypothetical change of control, so in this case of hypothetical involuntary termination, there would have been no benefit to the optionee inasmuch as no option was in the money at December 31, 2009.

(4)	Tax gross-ups are with respect to supplementary executive life and/or disability insurance benefits.

Stock Options

Our 2005 Equity Plan is the vehicle by which restricted stock awards and option grants are made to the executives and other service-providers. At the 2009 annual meeting of stockholders, the number of shares reserved for issuance under the 2005 Equity Plan was increased to 194,286 shares of our common stock. Participation in the 2005 Investment Plan was limited to the executives; the 2005 Investment Plan was authorized by our stockholders for up to 9,524 shares of our common stock. Our Board of Directors terminated the 2005 Investment Plan effective December 22, 2009.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to the options granted and restricted stock awarded during or for the year ended December 31, 2009 to our named executive officers listed in the Summary Compensation Table as shown under the caption “Executive Compensation.” The stock awards and option grants reflected below were awarded under the 2005 Equity Plan. Mr. O’Donnell served as our President and Chief Executive Officer through July 2, 2009, but received no stock awards or option grants in 2009.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Dennis McGrath	6/15/09		2,917		8,750	$6.24	$6.24	63,070

Michael Stewart	6/15/09		1,750		5,250	$6.24	$6.24	37,842

Christina Allgeier	6/15/09		—		834	$6.24		4,290

(1)	Computed in accordance with FASB ASC Topic 718, formerly SFAS 123R.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded to the executive officers named above through, December 31, 2009.

Outstanding Equity Awards at Fiscal Year-end Table, As Adjusted to Reflect the Reverse Stock Split of 1-for-7 Effective January 26, 2009 and the Reverse Stock Split of 1-for-6 Effective February 3, 2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(2)(3)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(1)
Dennis McGrath	3,334	0	0	102.90	3/1/10	0	0	N/A	N/A
	0	N/A	0	N/A	N/A	0	0	7,977	45,469
	2,000	1,334	0	93.66	3/10/16	0	0	N/A	N/A
	119	0	0	66.36	5/24/16	0	0	N/A	N/A
	48	0	0	68.46	5/25/16	0	0	N/A	N/A
	1,572	1,048	0	46.62	11/20/16	0	0	N/A	N/A
	0	N/A	0	N/A	N/A	0	0	2,084	11,879
	778	3,109	0	37.38	2/1/18	0	0	N/A	N/A
	0	8,750	0	6.24	6/15/19	0	0	2,917	16,627

Michael Stewart	2,381	0	0	102.90	3/1/10	0	0	N/A	N/A
	953	0	0	110.46	7/19/10	0	0	N/A	N/A
	1,429	953	0	93.66	3/10/16	0	0	N/A	N/A
	0	N/A	0	N/A	N/A	0	0	1,667	9,502
	0	N/A	0	N/A	N/A	0	0	3,750	21,375
	622	2,488	0	37.38	2/1/18	0	0	N/A	N/A
	0	5,250	0	6.24	6/15/19	0	0	1,750	9,975

Christina Allgeier	274	0	0	102.90	3/1/10	0	0	N/A	N/A
	287	191	0	93.66	3/10/16	0	0	N/A	N/A
	144	215	0	47.46	1/23/17	0	0	N/A	N/A
	72	287	0	37.80	1/17/18	0	0	N/A	N/A
	0	834	0	6.24	6/15/19	0	0	N/A	N/A

Jeffrey O’Donnell	3,572	0	0	102.90	3/1/10	0	0	N/A	N/A
	4,762	0	0	105.00	7/30/10	0	0	N/A	N/A
	48	0	0	66.78	7/30/10	0	0	N/A	N/A
	2,977	0	0	46.62	7/30/10	0	0	N/A	N/A
	48	0	0	47.46	7/30/10	0	0	N/A	N/A
	24	0	0	48.30	7/30/10	0	0	N/A	N/A
	4,665	0	0	37.38	7/30/10	0	0	N/A	N/A

(1)	The market value of unvested shares of restricted stock is based on $5.70 per share, which was the closing price of our stock on December 31, 2009.

(2)	Options and restricted stock granted to Mr. O’Donnell vested as of July 31, 2009, his separation date.

(3)	Options granted to Mr. McGrath on May 24, 2006 and May 25, 2006 were made under the 2005 Investment Plan. They became exercisable on the third anniversary of the grant dates. All other options granted to Messrs. McGrath and Stewart were under the 2005 Equity Plan. The options granted to Ms. Allgeier were under the 2005 Equity Plan. Options with portions unvested as of December 31, 2009 vest ratably on each of the five anniversary dates from the respective grant dates.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included herein. Based on the review and discussion referred to above, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis referred to above be included herein subject to modification as needed to conform to newly promulgated regulations from the Commission and subject further to receipt and review of an audit of our 2009 financial statements, and possible adjustment by reason thereof.

Mr. Dimun was a member of the Compensation Committee before he resigned from our Board of Directors effective as of March 17, 2009. Mr. Mazur was appointed to the Compensation Committee on January 13, 2010. Neither of these individuals took part in the above-referenced reviews and discussions. Mr. Withrow resigned from the Compensation Committee effective December 28, 2009.

Compensation Committee

Stephen P. Connelly                    Alan R. Novak                    Leonard L. Mazur

Director Compensation

Directors who are also our employees receive no separate compensation for serving as directors or as members of committees of our Board of Directors. Directors who are not our employees are compensated under the Non-Employee Director Plan. Each director receives non-qualified options to purchase up to 834 shares of our common stock on an annual basis. The options vest quarterly in the year of grant, vesting on the last day of service within a quarter. Each outside director receives an annual cash retainer of $20,000 and is also paid $1,000 for personal attendance at each meeting of the Board of Directors and for personal attendance for each committee meeting held not in conjunction with meetings of the Board of Directors itself, and in 2009, for personal attendance at a committee meeting held in conjunction with meetings of the Board of Directors. In addition, each outside director is paid $500 for telephonic attendance at each Board of Directors or committee meeting, excluding meetings of limited scope and duration. The chairmen of each Committee of our Board of Directors will receive additional annual compensation as follows: (1) Audit Committee — $10,000, (2) Compensation Committee — $5,000, and (3) Nominations and Corporate Governance Committee — $5,000. We pro-rate the retainer for a director serving less than a full year. The table below sets forth our non-employee directors’ compensation through December 31, 2009.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Total ($)
Richard J. DePiano	$46,500	$7,825	$54,325
Alan R. Novak	30,500	7,825	38,325
Anthony J. Dimun(3)	9,167	1,956	11,123
David W. Anderson	38,500	7,825	46,325
Wayne M. Withrow(4)	38,500	7,825	46,325
Stephen P. Connelly	37,250	7,825	45,075
John M. Glazer(5)	16,667	6,443	23,110
Leonard L. Mazur(6)	19,500	4,534	24,034

	$236,584	$52,058	$288,642

(1)	The amounts shown for option awards relate to shares granted under our Non-Employee Director Plan. These amounts are equal to the aggregate grant-date fair value with respect to the option awards for financial statement purposes, computed in accordance with FASB ASC Topic 718 (formerly SFAS 123R), but without giving effect to estimated forfeitures.

(2)	The grant date fair value computed in accordance with ASC Topic 718 was $9.42 on January 1, 2009, $10.32 on February 27, 2009 and $7.26 on May 13, 2009.

(3)	Mr. Dimun resigned from our Board of Directors effective as of March 17, 2009.

(4)	Mr. Withrow resigned from our Board of Directors effective as of December 28, 2009.

(5)	Mr. Glazer joined our Board of Directors on February 27, 2009 and resigned from the Board of Directors effective as of August 7, 2009.

(6)	Mr. Mazur joined our Board of Directors on May 13, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table reflects, as of December 31, 2009, the beneficial common stock ownership of: (a) each of our directors, (b) each of our executive officers, (c) each person known by us to be a beneficial holder of five percent or more of our common stock (these data are based on such persons’ filings with the Commission), and (d) all of our executive officers and directors as a group. Options to be granted under our Non-Employee Director Stock Option Plan, or the Non-Employee Plan, to non-employee directors on January 1, 2010 are not included in the table below. Unless otherwise provided in the accompanying footnotes, the information used in the table below was obtained from the referenced beneficial owner.

Name and Address Of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)

Richard J. DePiano(2)	7,901	*
Dennis M. McGrath(3)	21,865	*
Michael R. Stewart(4)	13,208	*
Christina L. Allgeier(5)	883	*
Alan R. Novak(6)	7,468	*
David W. Anderson(7)	4,584	*
Stephen P. Connelly(8)	2,650	*
Leonard L. Mazur(9)	834	*
Perseus Partners VII, LP(10)	1,091,611	32.78
Goldman Capital Management, Inc. (11)	238,289	10.65
Corsair Capital Management, LLC(12)	256,411	11.46
AmTrust International Insurance Ltd.(13)	183,134	8.19
Paul J. Denby(14)	170,834	7.63
James W. Sight(15)	152,436	6.81
LB I Group, Inc.(16)	146,694	6.55
Jeffrey F. O’Donnell(17)	31,260	*
All directors and officers as a group (eight persons) (18)	59,393	2.61

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Commission. Shares of common stock subject to delivery, or subject to options or warrants currently exercisable or exercisable, within 60 days of December 31, 2009, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the listed officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 2,238,158 shares of common stock outstanding as of December 31, 2009. Any inconsistency between the share numbers contained in the beneficial ownership table and the footnotes relating thereto is due to rounding for purposes of reflecting the 1-for-6 reverse stock split, which was effective February 3, 2010.

(2)	Includes 758 shares of common stock and options to purchase up to 7,143 shares of common stock. Mr. DePiano’s address is 351 East Conestoga Road, Wayne, Pennsylvania 19087.

(3)	Includes 262 shares of common stock, 12,977 additional shares of common stock subject to restriction agreements with us and vested options to purchase 8,627 shares of common stock granted by us prior to December 31, 2009. Does not include options to purchase up to 13,463 shares of common stock granted by us prior to December 31, 2009, which may vest more than 60 days after December 31, 2009.

(4)	Includes 35 shares of common stock, 7,167 additional shares of common stock subject to restriction agreements with us and vested options to purchase 6,007 shares of common stock granted by us prior to

December 31, 2009. Does not include options to purchase up to 8,069 shares of common stock granted by us prior to December 31, 2009 which may vest more than 60 days after December 31, 2009.

(5)	Includes options to purchase up to 882 shares of common stock. Does not include options to purchase up to 1,382 shares of common stock, which may vest more than 60 days after December 31, 2009.

(6)	Includes 681 shares of common stock and options to purchase up to 6,786 shares of common stock. Mr. Novak’s address is 3050 K Street, NW, Suite 105, Washington, D.C. 20007.

(7)	Includes options to purchase up to 4,584 shares of common stock.

(8)	Includes 358 shares of common stock and options to purchase up to 2,292 shares of common stock.

(9)	Includes options to purchase up to 834 shares of common stock.

(10)	Includes $18,720,000 in Convertible Notes convertible into 846,736 shares of common stock at $22.10844 per share, a warrant exercisable into 244,251 shares of common stock at $22.10844 per share and options to purchase up to 625 shares of common stock. The Convertible Notes and warrant are subject to weighted-average anti-dilution adjustments for issuances below the current conversion and exercise prices. Upon the conclusion of the issuance of shares in this offering at the assumed offering price and assuming the exercise in full by the underwriters of their over-allotment option, the conversion price of the Convertible Notes will become convertible into an aggregate of 1,145,200 shares of common stock at an exercise price of $16.34649 per share and the warrant will become exercisable for an aggregate of 330,347 shares of common stock, also at an exercise price of $16.34649 per share. The adjustments to the conversion price for each of the Convertible Notes and for the exercise price of the warrant in connection with the issuance of shares in this offering are calculated as follows: (($22.10844*2,238,158)+($9.75*1,955,000)/(2,238,158+1,955,000)). In addition, assuming the issuance of the underwriters’ warrants at an exercise price equal to 125% of the assumed offering price, the Convertible Notes and warrant would be subject to a further adjustment, based on the same formula described above, resulting in the Convertible Notes becoming convertible into an aggregate of 1,151,019 shares of common stock at an exercise price of $16.26386 per share and the warrant becoming exercisable for an aggregate of 332,026 shares of common stock, also at an exercise price of $16.26386 per share. The adjustments to the conversion price for each of the Convertible Notes and for the exercise price of the warrant in connection with the issuance of the underwriters’ warrants in this offering are calculated as follows: (($16.34649*4,193,158)+($12.1875*85,000)/(4,193,158+85,000)). See disclosure under the heading “Authorized Capitalization” in “Description of Securities” on page 103 of this prospectus for a further description of the anti-dilution adjustments described in this footnote. Parties related to Perseus Partners VII, L.P. include Perseus Partners VII GP, L.L.C., Perseus Partners VII GP, L.P., Perseus L.L.C., and Perseuspur, L.L.C. The address of Perseus Partners VII, L.P. is c/o Perseus, L.L.C., 2099 Pennsylvania Avenue, NW, Ninth Floor, Washington, D.C. 20006.

(11)	Includes 238,289 shares of common stock which Goldman Capital Management Inc. owns directly and indirectly through related entities, including without limitation the Goldman Capital Management Money Purchase Plan dated 12/23/87. The foregoing information has been derived in part from a Schedule 13F-HR filed by Goldman Capital Management on October 28, 2009 and from information obtained from the investor on December 22, 2009. The address of Goldman Capital Management is 320 Park Avenue, New York, New York 10022.

(12)	Corsair Capital Management LLC is deemed to own 256,411 shares of common stock held through the following affiliates: Corsair Capital Partners LP owns 211,539 shares of common stock; Corsair Capital Investors, Ltd. owns 26,667 shares of common stock, and Corsair Capital Partners 100, L.P. owns 18,206 shares of common stock. The address of Corsair Capital Management LLC is 350 Madison Avenue, Ninth Floor, New York, NY 10017.

(13)	AmTrust International Insurance Ltd. owns 183,134 shares of common stock. The address of AmTrust International Insurance Ltd. is 10451 Mill Run Circle, Suite 400, Owings Mills, MD 21117.

(14)	Paul J. Denby is deemed to own 170,834 shares of common stock. The Paul J. Denby Revocable Trust holds 132,500 shares of common stock; Morgan Stanley & Co. holds 38,334 shares of common stock as custodian for the Paul J. Denby IRA, of which Mr. Denby is the beneficiary. Mr. Denby’s address is 179 Milford Circle, Mooresville, NC 28117.

(15)	James W. Sight owns 152,435 shares of common stock. Mr. Sight’s address is 2100 Brookwood, Mission, KS 66208.

(16)	LB I Group Inc. is a wholly-owned subsidiary of Lehman Brothers Inc, which is a wholly-owned subsidiary of Lehman Brothers Holdings Inc. LB I Group Inc. owns 146,694 shares of common stock and warrants which became exercisable on May 15, 2007 to purchase up to 21,292 shares of common stock but which cannot be exercised if LBI owns more than 4.999% of our stock. The foregoing information has been derived from a Schedule 13G/A filed on behalf of LB I Group, Inc. on February 13, 2008. The address of LB I Group is 745 Seventh Avenue, New York, New York 10019.

(17)	Includes 15,167 shares of common stock and options to purchase up to 16,093 shares of common stock. Mr. O’Donnell was a director, the President and Chief Executive Officer of the Company until July 2, 2009. Mr. O’Donnell’s address is c/o PhotoMedex, Inc., 147 Keystone Drive, Montgomeryville, PA 18936.

(18)	Includes 2,094 unrestricted shares of common stock and 20,144 restricted shares of common stock and vested options to purchase 37,155 shares of common stock granted prior to December 31, 2009. Does not include options to purchase up to 22,914 shares of common stock granted by us prior to December 31, 2009, which may vest more than 60 days after December 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As of February 4, 2010, Messrs. Michael R. Matthias and Jeffrey P. Berg, shareholders in Baker & Hostetler LLP, outside counsel to us in certain litigation, held in the aggregate 1,034 shares of our common stock. Messrs. Matthias and Berg acquired such shares through the exercise of stock options that they accepted from us in exchange for legal services performed from July 1998 to May 2000.

On February 27, 2009, we issued one of the Convertible Notes in an aggregate principal amount of $18.0 million to one of our investors. In connection with the issuance of this Convertible Note, we also issued to this investor a warrant to purchase 174,368 shares of our common stock at price per share of $30.96912. This Convertible Note was initially convertible into 581,225 shares of our common stock at a conversion price of $30.96912 per share. On September 1, 2009, as payment of interest in kind, we issued a second Convertible Note in an aggregate principal amount of $720,000 to this same investor, which Convertible Note was initially convertible into 23,249 shares of our common stock at a conversion price of $30.96912 per share. As of February 4, 2010, the Convertible Notes are convertible into an aggregate of 846,736 shares of our common stock at a conversion price of $22.10844 per share and the warrant is exercisable for 244,251 shares of our common stock at an exercise price of $22.10844 per share.

Perseus, L.L.C. is the manager of an investment fund that is the holder of the Convertible Notes and related warrant described above and that beneficially owns approximately 27.4% of our voting securities. In addition, such investment fund has the right to appoint a director to our Board of Directors and has certain approval and negative control rights.

We also have entered into an indemnification agreement with each of our directors pursuant to which we have agreed to indemnify each director against claims brought against them in their capacities as directors of PhotoMedex. These indemnification agreements also require us to maintain directors’ and officers’ liability insurance for our directors.

We believe that all transactions with our affiliates have been entered into on terms no less favorable to us than could have been obtained from independent third parties. We intend that any transactions with officers, directors and 5% or greater stockholders will be on terms no less favorable to us than could be obtained from independent third parties and will be approved by a majority of our independent, disinterested directors and will comply with the Sarbanes-Oxley Act of 2002, as amended, and other securities laws and regulations.

DESCRIPTION OF SECURITIES

The following description of the material provisions of our common stock, Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws is only a summary, does not purport to be complete and is qualified by applicable law and the full provisions of our restated certificate of incorporation, as amended, and amended and restated bylaws, which are filed as exhibits hereto.

Authorized Capitalization

As of the date of this prospectus, our authorized capital stock consists of 35,000,000 shares of common stock, par value $0.01 per share, 2,238,158 shares of which are issued and outstanding, 155,299 shares of which are issuable upon exercise of outstanding stock options, 323,960 shares of which are issuable upon exercise of outstanding warrants, 846,736 shares of which are issuable upon exercise of outstanding Convertible Notes and 74,556 shares of which are reserved for issuance under our 2005 Equity Plan and our Non-Employee Director Plan.

The number of shares reserved for issuance upon the exercise of outstanding warrants and outstanding Convertible Notes described above does not include any shares that may be issued to one of our investors in the event its warrant and Convertible Notes are subject to weighted-average anti-dilution adjustments as a result of the issuance of shares in this offering. The investor holds two Convertible Note in an aggregate principal amount of $18,720,000, which are currently convertible into 846,736 shares of our common stock based on the conversion price of $22.10844 per share, and a warrant to purchase 244,251 shares of our common stock at an exercise price of $22.10844 per share. Both of the Convertible Notes and the warrant issued to the investor are subject to weighted-average anti-dilution adjustments in the event of an issuance of our common stock below the current exercise price. The new conversion price or exercise price, as applicable, of the Convertible Notes and warrant is equal to a fraction, the numerator of which equals (A) the sum of (1) the product derived by multiplying the current conversion or exercise price by the number of shares of common stock outstanding immediately prior to such new issuance plus (2) the consideration, if any, received or receivable by us in such new issuance, and the denominator of which equals (B) the number of shares of common stock outstanding or deemed outstanding immediately after such new issuance. In connection with such adjustment, the number of warrant shares will also be increased by multiplying such number of shares of common stock currently underlying the warrant by a fraction, (X) the numerator of which equals the current exercise price in effect as of immediately prior to the adjustment and (Y) the denominator of which equals the warrant price in effect as of immediately after such adjustment.

Upon the conclusion of this offering at the assumed offering price and assuming (1) the exercise in full by the underwriters of their over-allotment option and (2) the issuance of the underwriters’ warrants, the conversion price of the Convertible Notes will be subject to adjustment, resulting in such Convertible Notes becoming convertible into an aggregate of 1,151,019 shares of common stock at an exercise price of $16.26386 per share. The warrants will also be subject to adjustment, resulting in such warrants becoming exercisable for an aggregate of 332,026 shares of common stock at an exercise price of $16.26386 per share. These adjustments will result in an additional 392,058 shares of common stock being reserved for issuance.

Immediately after the completion of this offering, 3,938,158 shares of our common stock, or 4,193,158 shares of our common stock if the underwriters exercise their over-allotment option in full, will be outstanding.

Common Stock

All shares of our common stock to be outstanding immediately after completion of this offering will be validly issued, fully paid and nonassessable. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulative voting for the election of directors.

Holders of shares of our common stock are entitled to receive dividends and other distributions in cash, property or capital stock of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. We have not declared or paid cash dividends on our common stock since our inception and we do not currently anticipate declaring or paying any dividends in the foreseeable future. Holders of shares of our common stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to shares of our common stock.

Increase in Authorized Shares and Reverse Stock Split

On February 3, 2010, we held a Special Meeting of our Stockholders to consider and vote upon an increase in the number of our authorized shares of common stock from 21,428,571 to 35,000,000 (which number of shares would not be adjusted in the reverse stock split) and a reverse stock split of our issued and outstanding common stock at an exchange ratio of not less than 1-for-6 and not more than 1-for-10 at the discretion of our Board of Directors. Our stockholders approved both proposals and our Board of Directors authorized a reverse stock split at an exchange ratio of 1-for-6. Immediately following the Special Meeting of our Stockholders on February 3, 2010, we filed an amendment to our Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect both the increase of our authorized shares to 35,000,000 and the reverse stock split at an exchange ratio of 1-for-6.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Restated Certificate of Incorporation and Bylaws

The Delaware General Corporation Law, or DGCL, our Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws contain provisions that may have some anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, or Section 203. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder becomes an interested stockholder, unless:

•

the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or after the time a stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general, an “interested stockholder” is a stockholder who, together with his, her or its affiliates and associates, owns, or within three years did own, 15% or more of the shares of our outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change of control attempts with respect to us and, therefore, may discourage attempts to acquire us.

Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws

Provisions of our Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, which are summarized in the following paragraphs, may also have an anti-takeover effect.

Quorum Requirements.    Our Amended and Restated Bylaws provide for a minimum quorum of a majority of shares then issued and outstanding and entitled to vote in voting power of the issued and outstanding shares of our capital stock entitled to vote.

No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless a company’s certificate of incorporation provides otherwise. Our Restated Certificate of Incorporation, as amended, does not expressly address cumulative voting.

Calling of Special Meeting of Stockholders.    Our Amended and Restated Bylaws provide that special meetings of our stockholders may be called only by (1) a majority of our board of directors, (2) the chairman of our board of directors, (3) our President, or (4) holders of not less than 66 2/3% of the voting power of all outstanding shares of voting stock, regardless of class.

Authorized but Unissued Shares.    Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “PHMDD.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is StockTrans, Inc.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of shares of our common stock purchased pursuant to this offering by a holder that, for U.S. federal income tax purposes, is not a “U.S. person,” as we define that term below. A beneficial owner of our common stock who is not a U.S. person is referred to below as a “non-U.S. holder.” This summary is based upon current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, administrative pronouncements and published rulings of the U.S. Internal Revenue Service, or IRS, all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, resulting in U.S. federal tax consequences different than those set forth below. We have not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the statements made in the following summary and there can be no complete assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained.

This summary is limited to non-U.S. holders who purchase shares of our common stock issued pursuant to this offering and who hold our common stock as a capital asset for U.S. federal income tax purposes. This summary also does not address the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under U.S. federal estate or gift tax laws, except as specifically described below. In addition, this summary does not address tax considerations that may be applicable to an investor’s particular circumstances nor does it address the special tax rules applicable to special classes of non-U.S. holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes;

•	U.S. expatriates;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; or

•	persons that will hold common stock as a position in a hedging transaction, “straddle,” “conversion,” or other integrated transaction for tax purposes.

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a holder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of shares of our common stock.

For purposes of this discussion, a U.S. person means a person who is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•

a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S., any state within the U.S., or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all of its substantial decisions, or other trusts considered U.S. persons for U.S. federal income tax purposes.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Dividends

If distributions are paid on shares of our common stock, the distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent a distribution exceeds our current and accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, the adjusted tax basis of your shares in our common stock. Any remainder will constitute gain on the common stock. Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, the benefits of which a non-U.S. holder is eligible. If the dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. or, if a tax treaty requires, attributable to a U.S. permanent establishment maintained by such non-U.S. holder, the dividend will not be subject to any withholding tax, provided certification requirements are met, as described below, but will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally. A corporate holder under certain circumstances also may be subject to a branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, the benefits of which a non-U.S. holder is eligible, on a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult their own tax advisors regarding the potential applicability of any income tax treaty.

To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the U.S., a non-U.S. holder must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income, or such successor forms as the IRS designates, prior to the payment of dividends. These forms must be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Gain on Disposition

A non-U.S. holder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of shares of our common stock unless any one of the following is true:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. or, if a tax treaty applies, attributable to a U.S. permanent establishment or a fixed base maintained by such non-U.S. holder;

•	the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more in the taxable year of the disposition and certain other requirements are met; or

•

common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of (1) the period during which you hold our common stock or (2) the five-year period ending on the date you dispose of our common stock.

We believe that we are not currently, and will not become, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, we cannot assure you that we will not become a USRPHC in the future. As a general matter, as long as our common stock is regularly traded on an established securities market, however, it will not be treated as a U.S. real property interest with respect to any non-U.S. holder that holds no more than 5% of such regularly traded common stock. If we are determined to be a USRPHC and the foregoing exception does not apply, among other things, a purchaser may be required to withhold 10% of the proceeds payable to a non-U.S. holder from a disposition of our common stock, and the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally but will generally not be subject to withholding. Corporate holders also may be subject to a branch profits tax on such gain. Gain described in the second bullet point above will be subject to a flat 30% U.S. federal income tax, which may be offset by certain U.S. source capital losses. Non-U.S. holders should consult any potentially applicable income tax treaties that may provide for different rules.

U.S. Federal Estate Taxes

Shares of our common stock owned or treated as owned by an individual who at the time of death is a non-U.S. holder are considered U.S. situs assets and will be included in the individual’s estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. Holder certain information including the Non-U.S. Holder’s name, address and taxpayer identification number, the aggregate amount of distributions on our common stock paid to that non-U.S. Holder during the calendar year and the amount of tax withheld, if any.

Backup withholding tax is imposed on dividends and certain other types of payments to certain U.S. persons (currently at a rate of 28%). Backup withholding tax will not apply to payments of dividends on common stock or proceeds from the sale of common stock payable to a non-U.S. Holder if the certification described above in “Dividends” is duly provided by such non-U.S. Holder or the non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the Holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to distributions even if an exemption from backup withholding is established. Copies of any information returns reporting the distributions to a non-U.S. Holder and any withholding also may be made available to the tax authorities in the country in which a non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding tax rules from a payment to a non-U.S. Holder will be allowed as a refund or a credit against such non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders are urged to consult their own tax advisors regarding their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

UNDERWRITING

Rodman & Renshaw, LLC, or Rodman, and Ladenburg Thalmann & Co. Inc., or collectively the Underwriters, are acting as co-underwriters of this offering. Under the terms and subject to the conditions contained in an underwriting agreement among us and the Underwriters, through their representative Rodman, the Underwriters have severally agreed to purchase, and we have agreed to sell to them, the shares of common stock offered by this prospectus set forth below:

Underwriter	Number of Shares
Rodman & Renshaw, LLC
Ladenburg Thalmann & Co. Inc.
Total	1,700,000

Nature of Underwriting Commitment

The Underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The Underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the Underwriters are not required to take or pay for the shares covered by the over-allotment option described below, unless and until the option is exercised. The Underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions, and part to certain dealers at a price that represents a concession not in excess of $         a share under the public offering price. The Underwriters may allow, and the dealers may reallow, a discount not in excess of $         per share to the other dealers. After the initial offering, the public offering price or any other term of the offering may be changed.

Option to Purchase Additional Shares

We have granted to the Underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of 255,000 additional shares of common stock at the public offering price, less underwriting discounts and commissions. The Underwriters may exercise this option, in whole or in part, solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. If the over-allotment option is exercised in full, the total price to the public would be $            , the total underwriter discounts and commissions would be $             and the total proceeds to us would be $            .

Discounts and Commissions

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the Underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance	$	$	$
Proceeds, before expenses, to us	$	$	$

In addition, we estimate that the expenses of this offering other than underwriting discounts and commissions payable by us will be approximately $             million.

We have agreed to pay the Underwriters a non-accountable expense allowance equal to 1% of the public offering price or $            . We have also agreed to issue to the Underwriters common stock purchase warrants to purchase, in the aggregate, up to 85,000 shares of our common stock. The warrants will have an exercise price equal to 125% of the price of the shares sold in the offering. The warrants are exercisable commencing one (1) year after the effective date of the registration statement of which the prospectus forms a part, and will be exercisable for four (4) years thereafter. The warrants also provide for unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock. Pursuant to the rules of the Financial Industry Regulatory, Inc., or FINRA, and in particular Rule 5110, the warrants (and underlying shares) issued to the Underwriters may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrants (and underlying shares) may be transferred to officers or partners of the Underwriters as long as the warrants (and underlying shares) remain subject to the lockup.

Lock-Ups

Upon completion of this offering, we expect that we, all of our directors and officers and substantially all 5% stockholders will have agreed that, subject to specified exceptions, without the prior written consent of Rodman, as representative of the Underwriters, we and they will not, during the period beginning on the date of this prospectus, which is the date upon which the registration statement containing this prospectus is declared effective, and ending (1) 180 days thereafter with respect to us and our directors and officers, and (2) on the earlier of (a) 120 days thereafter, or (b) August 1, 2010 with respect to our 5% stockholders:

•

offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock; or

•	make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the preceding paragraphs do not apply to:

•	the sale by us of shares to the Underwriters in connection with the offering;

•	options issued pursuant to employee benefit plans;

•

transactions by any person other than us relating to shares of common stock or other securities convertible or exchangeable into common stock acquired in open market transactions after the completion of the offering of the shares;

•	the transfer of shares of common stock to a charity or educational institution;

•

the transfer of shares of our common stock in connection with the sale of substantially all of a stockholder’s capital stock, partnership interests, membership interests or other similar equity interests or substantially all of such stockholder’s assets; or

•

the transfer of shares of common stock or any security convertible or exchangeable into shares of common stock as a bona fide gift, as a distribution to general or limited partners, stockholders, members or affiliates of our stockholders, or by will or intestate succession to a member of the immediate family of our stockholders, or to a trust for the benefit of such immediate family member.

With respect to the last bullet, it shall be a condition to the transfer or distribution that the transferee provide prior written notice of such transfer or distribution to Rodman, as representative of the Underwriters, execute a copy of the lock-up agreement, that no filing by any donee or transferee with the Commission shall be required or shall be made voluntarily in connection with such transfer or distribution, other than a filing on Form 5, and no such transfer or distribution may include a disposition for value.

Stabilization

In order to facilitate this offering of common stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the Underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the Underwriters under the over-allotment option. The Underwriters can close out a covered short sale by exercising the over-allotment option or by purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the Underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The Underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, the Underwriters may bid for and purchase shares of common stock in the open market. Finally, the Underwriters may reclaim selling concessions allowed for distributing the common stock in the offering if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

Other Terms

We have granted to Rodman an irrevocable right of first refusal for a period of twelve months from the closing of this offering to participate as underwriter or placement agent, as applicable, for any public or private equity or public debt offering of our securities. We have the right, at our sole discretion, to designate Rodman as the lead underwriter or placement agent or a co-manager of any underwriting group or co-placement agent in connection with such offering. Rodman shall be entitled to receive 50% of the compensation payable to the underwriting or placement agent group in the event there are two underwriters or placement agents in the group and 33% of the compensation payable to the underwriting or placement agent group in the event there are three underwriters or placement agents in the group.

We and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on a website maintained by one or more of the Underwriters, and the Underwriters may distribute prospectuses electronically.

Foreign Regulatory Restrictions on Purchase of Our Common Stock

We have not taken any action to permit a public offering of our common stock outside the U.S. or to permit the possession or distribution of this prospectus outside the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of the prospectus outside the U.S. In addition to the public offering of our common stock in the U.S., the Underwriters may, subject to applicable foreign laws, also offer our common stock to certain institutions or accredited persons in the following countries:

Italy

The offering of shares of common stock pursuant to this prospectus has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to our common stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of our common stock or distribution of copies of this prospectus or any other document relating to our common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany

The offering of our common stock is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier- Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market our common stock in or out of the Federal Republic of Germany. Our common stock is not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. This prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. Our common stock will only be available to persons who, by profession, trade or business, buy or sell securities for their own or a third-party’s account.

France

Our common stock offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been, and will not be, submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the common stock offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the common stock offered by this prospectus may be effected only in compliance with the above mentioned regulations. “Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document

d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Greece

This prospectus has been submitted for approval by the Commission and not the Greek Capital Market Committee. All information contained in this prospectus is true and accurate. The offering of our common stock does not constitute an initial public offering in Greece according to CL. 2190/1920 and L. 3401/2005 as amended and in force. This prospectus is strictly for the use of the person or entity to which it has been addressed to by us and is not to be circulated in Greece or any other jurisdiction.

This information and documentation is true and accurate and in conformity with the information contained in the prospectus for the offer of our common stock, which is being reviewed for approval only by the Commission, and does not constitute provision of the investment service of investment advice according to L. 3606/2007. Any recipient of this material has stated to be a qualified and experienced investor and will evaluate the contents and decide at his/her own discretion whether to participate or not in the offering pursuant to this prospectus.

United Kingdom

In the United Kingdom, the shares of common stock offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person in accordance with clause (3) below and who warrants, represents and agrees that: (1) it has not offered or sold, and will not offer or sell, any shares offered by this prospectus to any person in the United Kingdom except in circumstances that do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended), or the FSMA; and (2) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the common stock offered by this prospectus in, from or otherwise involving the United Kingdom; and (3) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Sweden

Neither this prospectus nor the common stock offered hereunder has been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares of common stock offered hereunder be marketed or offered for sale in Sweden other than in circumstances that are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of this prospectus may not in any way forward this prospectus to the public in Sweden.

Norway

This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly, be distributed to Norwegian potential investors.

Denmark

This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of the shares of common stock pursuant to this prospectus will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands

The Underwriters may not offer, distribute, sell, transfer or deliver any of our securities, directly or indirectly, in the Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiary, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (Vrijstellingsregeling Wet toezich teffectenverkeer1995), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Cyprus

The Underwriters have represented, warranted and agreed that it will not be (1) providing from or within Cyprus any “Investment Services,” “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, or the IFL) in relation to the shares of common stock, or (2) otherwise providing Investment Services, Investment Activities or Non-Core Services to residents or persons domiciled in Cyprus. The Underwriters have represented, warranted and agreed that they will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and they have not and will not offer any of the common stock other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Switzerland

This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. Our common stock is only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

Israel

The common stock offered by this prospectus has not been approved or disapproved by the Israeli Securities Authority, or ISA. The shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Oman

For the attention of the residents of Oman:

The information contained in this prospectus neither constitutes a public offer of securities in the Sultanate of Oman, or Oman, as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman, or CMA. Additionally, this prospectus is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

This prospectus has been sent at the request of the investor in Oman, and by receiving this prospectus, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this prospectus has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the shares within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. Neither Underwriter is licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor a bank licensed by the Central Bank of Oman to provide investment banking services in Oman. Neither Underwriter advises persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this prospectus is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This prospectus is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

United Arab Emirates

This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services

Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or the DIFC. The sale of the shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise.

The shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The shares may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Our management and the Underwriters represent and warrant that the shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

People’s Republic of China

This prospectus may not be circulated or distributed in the People’s Republic of China, or PRC, and our common stock may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Botswana

We hereby represent and warrant that we have not offered for sale or sold, and will not offer or sell, directly or indirectly, our common stock to the public in the Republic of Botswana, and confirm that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (1) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance; or (2) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the shares of common stock that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (1) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

NOTICE TO CANADIAN INVESTORS

Resale Restrictions

The distribution of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the applicable securities regulatory authorities. We are not a reporting issuer (or equivalent) in any province or territory in Canada and our common stock is not listed on any stock exchange in Canada and there is currently no public market for our common stock in Canada. We currently have no intention of becoming a reporting issuer in Canada, filing a prospectus with any common stock regulatory authority in Canada to qualify the resale of the common stock to the public, or listing our common stock on any stock exchange in Canada. Accordingly, to be made in accordance with securities laws, any resale of the common stock in Canada must be made under available statutory exemptions from registration and prospectus requirements or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Canadian purchasers are advised to seek legal and tax advice prior to any purchase or resale of our common stock.

European Economic Area

NOTICE TO PROSPECTIVE INVESTORS IN THE EEA

In relation to each member state of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the Underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or the Underwriters to produce a prospectus for such offer. Neither we nor the Underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the Underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression of an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares of our common stock contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and the Underwriters that:

(A)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B)	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters relating to this offering will be passed upon for the underwriters by Andrews Kurth LLP, Austin, Texas.

EXPERTS

The consolidated financial statements of PhotoMedex, Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, included in this prospectus and the registration statement of which this prospectus is a part, have been so included in reliance on the audit report of Amper, Politziner & Mattia, LLP, an independent registered public accounting firm, included in this prospectus and the registration statement of which this prospectus is a part, given on the authority of that firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Commission. You may inspect and copy these materials at the Public Reference Room maintained by the Commission at Room 100 F Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the Public Reference Room. You can also find our Commission filings at the Commission’s website at www.sec.gov. You may also inspect reports and other information concerning us at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. We intend to furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we may determine to be appropriate or as may be required by law.

Our primary Internet address is www.photomedex.com. Corporate information can be located by clicking on the “Investor Relations” link in the top-middle of the page, and then clicking on “SEC Filing” in the menu. We make our periodic Commission reports (Forms 10-Q and Forms 10-K) and current reports (Form 8-K) available free of charge through our Web site as soon as reasonably practicable after they are filed electronically with the Commission. We may from time to time provide important disclosures to investors by posting them in the Investor Relations section of our Web site, as allowed by the Commission’s rules. The information on the website listed above is not and should not be considered part of this prospectus and is intended to be an inactive textual reference only.

PHOTOMEDEX, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and shareholders

PhotoMedex, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of PhotoMedex, Inc. and Subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. We also have audited PhotoMedex, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). PhotoMedex, Inc.’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal controls over financial reporting, included in the accompanying consolidated financial statements. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PhotoMedex, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, PhotoMedex, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Internal Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Amper Politziner & Mattia, LLP

March 20, 2009

Edison, New Jersey

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$3,658,607	$9,837,303
Restricted cash	78,000	117,000
Accounts receivable, net of allowance for doubtful accounts of $486,000 and $526,000, respectively	5,421,688	5,797,620
Inventories	6,974,194	6,980,180
Prepaid expenses and other current assets	322,549	508,384
Current assets of discontinued operation	—	1,910,802

Total current assets	16,455,038	25,151,289

Property and equipment, net	10,388,406	8,024,461
Patents and licensed technologies, net	1,142,462	1,408,248
Goodwill, net	16,917,808	16,917,808
Other intangible assets, net	1,095,625	2,607,625
Other assets	714,930	448,046
Assets of discontinued operation	—	2,129,226

Total assets	$46,714,269	$56,686,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of notes payable	$28,975	$129,305
Current portion of long-term debt	4,663,281	4,757,133
Accounts payable	5,204,334	3,634,519
Accrued compensation and related expenses	1,487,153	1,581,042
Other accrued liabilities	864,433	674,374
Deferred revenues	798,675	668,032

Total current liabilities	13,046,851	11,444,405

Notes payable, net of current maturities	77,239	106,215
Long-term debt, net of current maturities	3,907,752	5,602,653

Total liabilities	17,031,842	17,153,273

Commitment and contingencies

Stockholders’ Equity:
Common Stock, $.01 par value, 100,000,000 shares authorized; 63,032,207 shares issued and outstanding (9,004,601 shares deemed issued and outstanding after adjustments to reflect the reverse stock split of 1-for-7 effective January 26, 2009)	90,046	90,046
Additional paid-in capital	134,912,537	133,472,633
Accumulated deficit	(105,320,156)	(94,029,249)

Total stockholders’ equity	29,682,427	39,533,430

Total liabilities and stockholders’ equity	$46,714,269	$56,686,703

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2008	2007	2006
Revenues:
Product sales	$26,144,084	$23,626,660	$20,659,506
Services	8,626,208	7,419,783	5,586,080

	34,770,292	31,046,443	26,245,586

Cost of revenues:
Product cost of revenues	11,968,222	9,582,715	8,571,133
Services cost of revenues	5,027,095	3,998,911	4,115,822

	16,995,317	13,581,626	12,686,955

Gross margin	17,774,975	17,464,817	13,558,631

Operating expenses:
Selling, general and administrative	26,797,107	22,279,534	19,803,179
Engineering and product development	1,073,215	799,108	1,006,600

	27,870,322	23,078,642	20,809,779

Loss from continuing operations before refinancing charge and interest expense, net	(10,095,347)	(5,613,825)	(7,251,148)

Refinancing charge	—	(441,956)	—
Interest expense, net	(1,032,597)	(529,489)	(521,769)

Loss from continuing operations	(11,127,944)	(6,585,270)	(7,772,917)

Discontinued operations:
Income from discontinued operations, net of tax	285,712	231,024	280,520
Loss on sale of discontinued operations	(448,675)	—	—

Net loss	$(11,290,907)	$(6,354,246)	$(7,492,397)

Basic and diluted net loss per share (Note 1):
Continuing operations	$(1.23)	$(0.73)	$(1.00)
Discontinued operations	(0.02)	0.03	0.03

Basic and diluted net loss per share	$(1.25)	$(0.70)	$(0.97)

Shares used in computing basic and diluted net loss per share (Note 1)	9,004,601	8,972,905	7,741,273

The accompanying notes are an integral part of these consolidated financial statements

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital(1)	Accumulated Deficit	Deferred Compensation	Total
	Shares(1)	Amount(1)
BALANCE, DECEMBER 31, 2005	7,344,899	$73,449	$118,581,532	$(80,182,606)	$(55,347)	$38,417,028
Reversal of deferred compensation upon adoption of SFAS 123R	—	—	(55,347)	—	55,347	—
Exercise of warrants	20,000	200	167,800	—	—	168,000
Exercise of stock options	8,679	87	87,184	—	—	87,271
Sale of stock, net of expenses	1,394,286	13,943	10,533,059	—	—	10,547,002
Amortization of deferred compensation	—	—	55,347	—	—	55,347
Stock options issued to consultants for services	—	—	132,624		—	132,624
Stock-based compensation expense related to employee options	—	—	990,372	—	—	990,372
Issuance of restricted stock	122,857	1,228	321,546	—	—	322,774
Issuance of stock for AzurTec agreement	28,571	286	382,987	—	—	383,273
Issuance of stock for Stern laser assets acquisition, net of expenses	14,430	144	191,591	—	—	191,735
Stock-based compensation expense related to severance agreement	—	—	195,497	—	—	195,497
Issuance of warrants for draws under line of credit	—	—	104,388	—	—	104,388
Net loss	—	—	—	(7,492,397)	—	(7,492,397)

BALANCE, DECEMBER 31, 2006	8,933,722	89,337	131,688,580	(87,675,003)	—	44,102,914
Exercise of stock options	10,879	109	85,845	—	—	85,954
Stock options issued to consultants for services	—	—	109,107	—	—	109,107
Stock-based compensation expense related to employee options	—	—	955,767	—	—	955,767
Issuance of restricted stock	60,000	600	383,607	—	—	384,207
Issuance of warrants for draws under line of credit	—	—	249,727	—	—	249,727
Net loss	—	—	—	(6,354,246)	—	(6,354,246)

BALANCE, DECEMBER 31, 2007	9,004,601	90,046	132,472,633	(94,029,249)	—	39,533,430
Stock options issued to consultants for services	—	—	92,501	—	—	92,501
Stock-based compensation expense related to employee options	—	—	888,546	—	—	888,546
Amortization of restricted stock	—	—	414,491	—	—	414,491
Issuance of warrants for draws under line of credit	—	—	44,366	—	—	44,366
Net loss	—	—	—	(11,290,907)	—	(11,290,907)

BALANCE, DECEMBER 31, 2008	9,004,601	$90,046	$134,912,537	$(105,320,156)	—	$29,682,427

(1)	Adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009.

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2008	2007	2006
Cash Flows From Operating Activities:
Net loss	$(11,290,907)	$(6,354,246)	$(7,492,397)
Adjustments to reconcile net loss to net cash used in operating activities-continuing operations:
Depreciation and amortization	4,172,436	3,834,870	3,407,889
Loss on sale of discontinued operations	448,675	—	—
Refinancing charge	—	441,956	—
Impairment on intangibles and other long-lived assets	934,611	—	—
Loss on disposal of property and equipment	4,658	—	—
Provision for doubtful accounts	137,766	92,892	66,211
Stock options issued to consultants for services	92,501	109,107	132,624
Stock-based compensation	1,303,037	1,335,773	11,359,893
Changes in operating assets and liabilities, net of effects from discontinued operations:
Accounts receivable	238,166	(1,836,091)	(437,145)
Inventories	(63,946)	(460,564)	1,010,738
Prepaid expenses and other assets	932,306	818,555	1,123,772
Accounts payable	1,569,815	172,794	45,648
Accrued compensation and related expenses	(93,889)	51,180	315,508
Other accrued liabilities	190,058	18,189	(279,295)
Deferred revenues	130,643	35,857	166,143

Net cash used in operating activities-continuing operations	(1,294,070)	(1,739,728)	(580,411)
Net cash provided by operating activities-discontinued operations	584,838	761,741	641,395

Net cash (used in) provided by operating activities	(709,232)	(977,987)	60,984

Cash Flows From Investing Activities:
Purchases of property and equipment	(261,822)	(131,654)	(94,976)
Lasers placed into service	(5,089,137)	(4,169,970)	(3,933,294)
Proceeds from disposition of discontinued operations	3,149,736	—	—
Deferred costs on proposed debt financing	(564,930)	—	—

Net cash used in investing activities-continuing operations	(2,766,153)	(4,301,624)	(4,028,270)
Net cash used in investing activities-discontinued operations	(68,462)	(271,864)	(998,541)

Net cash used in investing activities	(2,834,615)	(4,573,488)	(5,026,811)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock, net	—	—	10,547,002
Proceeds from issuance of restricted common stock	—	4,200	8,600
Proceeds from exercise of options	—	85,954	87,271
Proceeds from exercise of warrants	—	—	168,000
Payments on long-term debt	(107,376)	(96,504)	(179,993)
Payments on notes payable	(911,350)	(688,040)	(900,715)
Advances on line of credit	3,580,933	6,824,778	4,712,325
Repayments on line of credit	(5,236,056)	(3,510,351)	(2,200,888)
Decrease in restricted cash and cash equivalents	39,000	39,000	50,931

Net cash (used in) provided by financing activities-continuing operations	(2,634,849)	2,659,036	12,292,533
Net cash provided by financing activities-discontinued operations	—	—	—

Net cash (used in) provided by financing activities	(2,634,849)	2,659,036	12,292,533

Net (decrease) increase in cash and cash equivalents	(6,178,696)	(2,892,439)	7,326,706
Cash and cash equivalents, beginning of year	9,837,303	12,729,742	5,403,036

Cash and cash equivalents, end of year	$3,658,607	$9,837,303	$12,729,742

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – The Company and Summary of Significant Accounting Policies:

The Company:

PhotoMedex, Inc. (and its subsidiaries) (the “Company”) is a medical device and specialty pharmaceutical company focused on facilitating the cost-effective use of technologies for doctors, hospitals and surgery centers to enable their patients to achieve a higher quality of life. The Company currently operates in four distinct business units, or segments (as described in Note 10): three in Dermatology,—Domestic XTRAC®, International Dermatology Equipment, and Skin Care (ProCyte®); and one in Surgical,—Surgical Products (SLT®). The segments are distinguished by our management structure, products and services offered, markets served or types of customers. A fifth segment of business, the Surgical Services segment was sold on August 8, 2008 and is reported as a discontinued operation, with its related assets as assets of discontinued operations, in these financial statements.

The Domestic XTRAC segment generally derives revenues from procedures performed by dermatologists in the United States. Under these circumstances, the Company’s XTRAC laser system is placed in a dermatologist’s office without any initial capital cost to the dermatologist, and the Company charges a fee-per-use to treat skin disease. At times, however, the Company sells XTRAC lasers to customers, due generally to customer circumstances and preferences. In comparison to the Domestic XTRAC segment, the International Dermatology Equipment segment generates revenues solely from the sale of equipment to dermatologists outside the United States through a network of distributors. The Skin Care segment generates revenues by selling physician-dispensed skincare products worldwide and, now to a markedly lesser degree, by earning royalties on licenses for our patented copper peptide compound.

The Company designed and manufactured the XTRAC laser system to treat psoriasis, vitiligo, atopic dermatitis and leukoderma phototherapeutically. The Company has received clearances from the U.S. Food and Drug Administration (“FDA”) to market the XTRAC laser system for each of these indications. The XTRAC is approved by Underwriters’ Laboratories; it is also CE-marked, and accordingly a third party regularly audits the Company’s quality system and manufacturing facility. The manufacturing facility for the XTRAC is located in Carlsbad, California.

For the last several years the Company has sought to obtain health insurance coverage for its XTRAC laser therapy to treat inflammatory skin disease, particularly psoriasis. With the addition of new positive payment policies from Blue Cross Blue Shield plans from certain states during the first nine months of 2008, the Company now benefits from the fact that more than 90% of the insured United States population has policies that provide nearly full reimbursement for the treatment of psoriasis by means of an excimer laser (XTRAC). The Company is now focusing its efforts on accelerating the adoption of the XTRAC laser therapy for psoriasis and vitiligo by doctors and patients. Consequently, the Company has increased the size of its sales force and clinical technician personnel together with increased expenditures for marketing and advertising.

The Surgical Products segment generates revenues by selling laser products and disposables to hospitals and surgery centers both domestically and internationally. The Surgical Products segment also sells other non-laser products (e.g., the ClearESS® II suction-irrigation system).

Surgical Services was a fee-based procedures business using mobile surgical laser equipment operated by Company technicians at hospitals and surgery centers in the United States. After preliminary investigations and discussions, the Board of Directors of the Company decided on June 13, 2008 to develop plans for implementing a disposal of the assets and operations of the business. The Company accordingly classified this former segment as held for sale in accordance with SFAS No. 144. On August 1, 2008, the Company entered into a definitive agreement to sell specific assets of the business including accounts receivable, inventory and equipment, for $3,500,000, subject to certain closing adjustments. See Note 2, Discontinued Operations.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – The Company and Summary of Significant Accounting Policies: – (continued)

The Company’s board of directors approved a 1-for-7 reverse stock split of the Company’s common stock, which became effective on January 26, 2009. As a result of the reverse stock split, each seven shares of common stock were combined and reclassified into one share of common stock and the total number of shares outstanding was reduced from approximately 63 million shares to approximately 9 million shares.

Liquidity and Going Concern

The Company has incurred significant losses and negative cash flows from operations. As of December 31, 2008, the Company had an accumulated deficit of $105,320,156. The Company has historically financed its activities from operations, the private placement of equity securities and borrowings under lines of credit. To date, the Company has dedicated most of its financial resources to research and development, marketing and general and administrative expenses.

Cash and cash equivalents as of December 31, 2008 were $3,736,607, including restricted cash of $78,000. The Company has historically financed its operations with cash provided by equity financing and from lines of credit. The Company is exploring expressions of interest from third party lenders, including one of its existing lenders, to offer further debt financing for the domestic XTRAC program, though there can be no assurance that any such expressions of interest will materialize on terms favorable to the Company. In addition, the Company completed its purchase of Photo Therapeutics, Inc. and the related acquisition financing on February 27, 2009. The acquisition financing included $5 million of incremental working capital to the Company of which approximately $2 million will be applied to expenses incurred in the acquisition of the subsidiaries of Photo Therapeutics Group Limited. Management believes that the existing cash balance together with its other existing financial resources and any revenues from sales, distribution, licensing and manufacturing relationships, will be sufficient to meet the Company’s operating and capital requirements beyond the end of the second quarter of 2010. The 2009 operating plan reflects anticipated growth from both increased fee revenues for use of the XTRAC laser system based on increased utilization and wider insurance coverage in the United States and anticipated growth in revenues of the Company’s skincare products. Should such planned growth be less than expectations, management has established contingency plans to reduce its operation expense, though there can be no assurance that any such contingency plans will maintain adequate liquidity and prevent the possible impairment of assets.

The Company’s historical operating results cannot be relied on to be an indicator of future performance, and management cannot predict whether the Company will obtain or sustain positive operating cash flow or generate net income in the future.

Summary of Significant Accounting Policies:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be perceived with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired, or as additional information is obtained.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – The Company and Summary of Significant Accounting Policies: – (continued)

Cash and Cash Equivalents and Restricted Cash

The Company invests its excess cash in highly liquid short-term investments. The Company considers short-term investments that are purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consisted of cash and money market accounts at December 31, 2008 and 2007. Cash that is pledged to secure obligations is disclosed separately as restricted cash. The Company maintains its cash and cash equivalents in accounts in one bank, the balances which at times may exceed federally insured limits. Deposits at the institution are insured by the Federal Deposit Insurance Corporation up to $250,000 through December 31, 2009. As of December 31, 2008, the Company had uninsured cash balances of approximately $1,680,000 on deposit with the bank. The bank is participating in the FDIC’s Transaction Account Guarantee Program, whereby all non-interest bearing checking accounts (including accounts with interest rates less than 0.50%) are fully guaranteed by the FDIC for the entire amount through December 31, 2009.

Accounts Receivable

The majority of the Company’s accounts receivables are due from distributors (domestic and international), hospitals, universities and physicians and other entities in the medical field. Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are most often due within 30 to 90 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The Company does not accrue interest on accounts receivable past due.

Inventories

Inventories are stated at the lower of cost (first-in, first-out basis) or market. Cost is determined to be purchased cost for raw materials and the production cost (materials, labor and indirect manufacturing cost) for work-in-process and finished goods. Throughout the laser manufacturing process, the related production costs are recorded within inventory. Work-in-process is immaterial, given the typically short manufacturing cycle, and therefore is disclosed in conjunction with raw materials.

The Company’s skin disorder treatment equipment will either (i) be placed in a physician’s office and remain the property of the Company or (ii) be sold to distributors or physicians directly. The cost to build a laser, whether for sale or for placement, is accumulated in inventory. When a laser is placed in a physician’s office, the cost is transferred from inventory to “lasers in service” within property and equipment. At times, units are shipped to distributors, but revenue is not recognized until all of the criteria of Staff Accounting Bulletin No. 104 have been met, and until that time, the unit is carried on the books of the Company as inventory. Revenue is not recognized from these distributors until payment is either assured or paid in full. Until this time, the cost of these shipments continues to be recorded as finished goods inventory.

Reserves for slow moving and obsolete inventories are provided based on historical experience and product demand. Management evaluates the adequacy of these reserves periodically based on forecasted sales and market trend.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – The Company and Summary of Significant Accounting Policies: – (continued)

Property, Equipment and Depreciation

Property and equipment are recorded at cost. Excimer lasers-in-service were depreciated on a straight-line basis over the estimated useful life of three years. In reflection of their improved reliability, XTRAC lasers placed in service after December 31, 2005 are depreciated on a straight-line basis over the estimated useful life of five years; other XTRAC lasers-in-service continue to be depreciated over the original useful life of three years. For other property and equipment, depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, primarily three to seven years for computer hardware and software, furniture and fixtures, automobiles, and machinery and equipment. Leasehold improvements are amortized over the lesser of the useful lives or lease terms. Expenditures for major renewals and betterments to property and equipment are capitalized, while expenditures for maintenance and repairs are charged to operations as incurred. Upon retirement or disposition, the applicable property amounts are deducted from the accounts and any gain or loss is recorded in the consolidated statements of operations. Useful lives are determined based upon an estimate of either physical or economic obsolescence or both.

Laser units and laser accessories located at medical facilities for sales evaluation and demonstration purposes or those units/accessories used for development and medical training are included in property and equipment under the caption “machinery and equipment”. These units and accessories are being depreciated over a period of up to five years.

Management evaluates the realizability of property and equipment based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to the net realizable value. As of December 31, 2008, no such write-down was required (see Impairment of Long-Lived Assets below).

Patent Costs and Licensed Technologies

Costs incurred to obtain or defend patents and licensed technologies are capitalized and amortized over the shorter of the remaining estimated useful lives or eight to 12 years. Developed technology was recorded in connection with the purchase in August 2000 of the minority interest of Acculase, a former subsidiary of the Company, and was amortized on a straight-line basis over seven years. Developed technology was also recorded in connection with the acquisition of ProCyte in March 2005 and is being amortized on a straight-line basis over seven years. Other licenses, for example, the Stern and Mount Sinai licenses, are capitalized and amortized over the estimated useful lives of 10 years.

Management evaluates the realizability of intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than net book value of the asset, the asset is written down to fair value. As of December 31, 2008, no such write-down was required except that the carrying value of the license from, and the investment in, AzurTec was reduced from $84,320 to its fair value of $0 due to the dissolution of AzurTec in December 2008. (see Impairment of Long-Lived Assets below).

Other Intangible Assets

Other intangible assets were recorded in connection with the acquisition of ProCyte in March 2005. The assets are being amortized on a straight-line basis over 5 to 10 years.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – The Company and Summary of Significant Accounting Policies: – (continued)

Management evaluates the recoverability of such other intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to fair value. As of December 31, 2008, the Neutrogena Agreement intangible was reduced from $582,000 to its fair value of $0. No other write-down was required.

Goodwill

Goodwill was recorded in connection with the acquisition of ProCyte in March 2005 and the acquisition of Acculase in August 2000.

Management evaluates the recoverability of such goodwill based on estimates of the fair value over the remaining useful life of the asset. If the amount of such estimated fair value is less than the net book value of the asset, the asset is written down to fair value. As of December 31, 2008, no such write-down was required (see Impairment of Long-Lived Assets below).

Accrued Warranty Costs

The Company offers a warranty on product sales generally for a one to three-year period. The Company provides for the estimated future warranty claims on the date the product is sold. The activity in the warranty accrual during the years ended December 31, 2008 and 2007 is summarized as follows:

	December 31,
	2008	2007
Accrual at beginning of year	$218,587	$123,738
Additions charged to warranty expense	359,200	270,000
Expiring warranties	(49,784)	(81,899)
Claims satisfied	(85,476)	(93,252)

Accrual at end of year	$442,527	$218,587

Revenue Recognition

The Company has two distribution channels for its phototherapy treatment equipment. The Company either (i) sells the laser through a distributor or directly to a physician or (ii) places the laser in a physician’s office (at no charge to the physician) and charges the physician a fee for an agreed upon number of treatments. In some cases, the Company and the customer stipulate to a quarterly target of procedures to be performed. When the Company sells an XTRAC laser to a distributor or directly to a foreign or domestic physician, revenue is recognized when the following four criteria under Staff Accounting Bulletin No. 104 have been met: (i) the product has been shipped and the Company has no significant remaining obligations; (ii) persuasive evidence of an arrangement exists; (iii) the price to the buyer is fixed or determinable; and (iv) collection is probable (the “SAB 104 Criteria”). At times, units are shipped, but revenue is not recognized until all of the SAB 104 criteria have been met, and until that time, the unit is carried on the books of the Company as inventory.

The Company ships most of its products FOB shipping point, although from time to time certain customers, for example governmental customers, will insist upon FOB destination. Among the factors the Company takes into account in determining the proper time at which to recognize revenue are when title to the goods transfers and when the risk of loss transfers. Shipments to distributors or physicians that do not fully satisfy the collection criterion are recognized when invoiced amounts are fully paid or assured full payment.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – The Company and Summary of Significant Accounting Policies: – (continued)

Under the terms of the Company’s distributor agreements, distributors do not have a unilateral right to return any unit that they have purchased. However, the Company does allow products to be returned, under warranty, by its distributors for product defects or other claims.

When the Company places a laser in a physician’s office, it recognizes service revenue based on the number of patient treatments performed by the physician. Treatments in the form of random laser-access codes that are sold to physicians, but not yet used, are deferred and recognized as a liability until the physician performs the treatment. Unused treatments are deemed to remain an obligation of the Company because the treatments can only be performed on Company-owned equipment. Once the treatments are delivered to a patient, this obligation has been satisfied.

The Company excludes all sales of treatment codes made within the last two weeks of the period in determining the amount of procedures performed by its physician-customers and therefore the amount of revenue to be recognized. Management believes this approach closely approximates the actual amount of unused treatments that existed at the end of a period. For the year ended December 31, 2008 and 2007, the Company deferred $670,546 and $563,336, respectively, under this approach.

The Company generates revenues from its Skin Care business primarily through product sales for skin health, hair care and wound care. Lesser revenues are through sales of the copper peptide compound and through royalties generated by our licenses. The Company recognizes revenues on the products and copper peptide compound when they are shipped, net of returns and allowances. The Company ships the products FOB shipping point. Royalty revenues are based upon sales generated by our licensees. The Company recognizes royalty revenue at the applicable royalty rate applied to shipments reported by our licensee.

The Company generates revenues from its Surgical business primarily from product sales of laser systems, related maintenance service agreements, recurring laser delivery systems and laser accessories. Domestic sales generally are direct to the end-user, though the Company has some sales to or through a small number of domestic distributors; foreign sales are to distributors. The Company recognizes revenues from surgical laser and other product sales, including sales to distributors and other customers, when the SAB 104 Criteria have been met.

Revenue from maintenance service agreements is deferred and recognized on a straight-line basis over the term of the agreements. Revenue from billable services, including repair activity, is recognized when the service is provided.

Product Development Costs

Costs of research, new product development and product redesign are charged to expense as incurred.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, the liability method is used for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. Any resulting net deferred tax assets are evaluated for recoverability and, accordingly, a valuation allowance is provided when it is more likely than not that all of some portion of the deferred tax asset will not be realized.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – The Company and Summary of Significant Accounting Policies: – (continued)

Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, “Earnings Per Share”. In accordance with SFAS No. 128, basic net loss per share is calculated by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share reflects the potential dilution from the conversion or exercise of securities into common stock, such as stock options and warrants.

In these consolidated financial statements, diluted net loss per share is the same as basic net loss per share. No additional shares for the potential dilution from the conversion or exercise of securities into common stock are included in the denominator since the result would be anti-dilutive. Common stock options and warrants of 1,349,123, 1,468,465 and 1,548,626 as of December 31, 2008, 2007 and 2006, respectively, were thus excluded from the calculation of fully diluted earnings per share. Share amounts shown on the consolidated balance sheets and share amounts and basic and diluted net loss per share amounts shown on the consolidated statements of operations have been adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009, excluding the rounding up of fractional shares.

Fair Value of Financial Instruments

The estimated fair values for financial instruments under SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The fair value of cash and cash equivalents is based on its demand value, which is equal to its carrying value. The fair values of notes payable and long-term debt are based on borrowing rates that are available to the Company for loans with similar terms, collateral and maturity. The estimated fair values of notes payable and long-term debt approximate the carrying values. Additionally, the carrying value of all other monetary assets and liabilities is estimated to be equal to their fair value due to the short-term nature of these instruments.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the fair value of the asset. If the carrying amount of an asset exceeds the fair value, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposed group classified as discontinued operations would be presented separately in the appropriate asset and liability sections of the balance sheet. As of December 31, 2008, no such impairment exists, except for the Company’s investment in, AzurTec, which was reduced from its carrying value of $352,611 to its fair value of $0 and the Neutrogena intangible which was reduced from its carrying value $582,000 to its fair value of $0.

Share-Based Compensation

The Company accounts for stock-based compensation in accordance with SFAS No. 123(R), share based payment. Under the fair value recognition provision, of this statement, share-based compensations cost is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award using the straight line method.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – The Company and Summary of Significant Accounting Policies: – (continued)

Reclassifications

Certain prior period amounts have been reclassified to conform to the current year presentation.

The Company revised its consolidated statement of operations for the year ended December 31, 2007 and 2006 to reflect a reclass from sales, general and administrative costs to costs of revenues, which resulted in a decrease in gross profit. The reclassification was to move warranty expense to cost of revenues that had previously been shown as a selling expense. The correction had no effect on the Company’s previously reported net loss, consolidated balance sheet, or net cash flows, and is not considered material to any previously reported consolidated financial statements.

Supplemental Cash Flow Information

During the year ended December 31, 2008, the Company financed certain insurance policies through notes payable for $635,243 and issued warrants to a term-note credit facility which are valued at $44,366, and which offset the carrying value of debt.

During the year ended December 31, 2007, the Company financed certain credit facility costs for $149,480, financed insurance policies through notes payable for $594,815 and issued warrants to a leasing credit facility which were valued at $249,727, and which offset the carrying value of debt. In addition, the Company financed vehicle purchases of $71,941 and laser purchases of $156,000 under capital leases.

During the year ended December 31, 2006, the Company financed insurance policies through notes payable for $763,982, financed certain credit facility costs for $160,279, financed a license agreement with a note payable of $77,876 and issued warrants to credit facilities which were valued at $104,388, and which offset the carrying value of debt. In March 2006, the Company issued 101,010 shares of its restricted common stock to Stern Laser srl (“Stern”) due upon achievement of a milestone under the Master Purchase Agreement with Stern. The cost associated with this issuance is included in the license from Stern, which is found in patents and licensed technologies. In March 2006, the Company also issued 200,000 shares of its restricted common stock to AzurTec, Inc. (“AzurTec”) as part of an investment in the capital stock of AzurTec as well as for a license agreement on AzurTec technology, both existing and to be developed in the future.

For the years ended December 31, 2008, 2007 and 2006, the Company paid interest of $1,188,783, $913,821 and $670,839, respectively. Income taxes paid in the years ended December 31, 2008, 2007 and 2006 were immaterial.

Recent Accounting Pronouncements

In October 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective for the Company on September 30, 2008 for all financial assets and liabilities recognized or disclosed at fair value in our Consolidated Financial Statements on a recurring basis (at least annually).

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. The statement is intended to improve financial reporting by identifying a consistent hierarchy for selecting

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – The Company and Summary of Significant Accounting Policies: – (continued)

accounting principles to be used in preparing financial statements that are presented in conformity with GAAP. Prior to the issuance of SFAS No. 162, GAAP hierarchy was defined in the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards (SAS) No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” Unlike SAS No. 69, SFAS No. 162 is directed to the entity rather than the auditor. Statement No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. SFAS No. 162 is not expected to have any material impact on the Company’s results of operations, financial condition or liquidity.

Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements”. In February 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157”, which provides a one year deferral of the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, the Company has adopted the provisions of SFAS No. 157 with respect to its financial assets and liabilities only. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS No. 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS No. 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The adoption of this Statement did not have a material impact on the Company’s consolidated results of operations and financial condition.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”, or SFAS No. 141R. SFAS No. 141R replaces SFAS No. 141. This Statement establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. This Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. This Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This Statement will have an impact on future acquisitions. The acquisition of the subsidiaries of Photo Therapeutics Group Ltd. was completed after December 31, 2008, so the Company expensed its costs incurred in the acquisition of $1,532,798 as of December 31, 2008. As part of the purchase accounting, the Company will also have to record an estimate of the earn-out payment the Company expects to pay to the sellers to Photo Therapeutics.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an Amendment of Accounting Research Bulletin No. 51.” SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. This Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the adoption of this Statement to have a material impact, if any, on the Company’s consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Discontinued Operations:

Surgical Services is a fee-based procedures business using mobile surgical laser equipment operated by Company technicians at hospitals and surgery centers in the United States. The Company decided to sell this division primarily because the growth rates and operating margins of the division had decreased as the business had begun to rely more heavily upon procedures performed using equipment from third-party suppliers, thereby limiting the profit potential of these services. After preliminary investigations and discussions, the Board of Directors of the Company, with the aid of its investment banker, decided on June 13, 2008 to enter into, substantive, confidential discussions with potential third-party buyers and began to develop plans for implementing a disposal of the assets and operations of the business. The Company accordingly classified this former segment as held for sale in accordance with SFAS No. 144. On August 1, 2008, the Company entered into a definitive agreement to sell specific assets of the business including accounts receivable, inventory and equipment, for $3,500,000, subject to certain closing adjustments. Such closing adjustments resulted in net proceeds to the Company of $3,149,737. The transaction closed on August 8, 2008. No income tax benefit was recognized by the Company from the loss on the sale of discontinued operations.

The accompanying consolidated financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. Prior year financial statements for 2007 have been restated in conformity with generally accepted accounting principles to present the operations of Surgical Services as a discontinued operation. The Company recognized a loss of $448,675 on the sale of the discontinued operations in the year ended December 31, 2008, representing the difference between the adjusted net purchase price and the carrying value of the assets being sold.

Revenues from Surgical Services, reported as discontinued operations, for the years ended December 31, 2008, 2007 and 2006 were $4,398,047, $7,667,174 and $6,944,291, respectively. Income from surgical services, reported as discontinued operations, for the years ended December 31, 2008, 2007 and 2006 were $285,712, $231,024 and $280,520, respectively. No income tax provision was recognized by the Company against income from Surgical Services over the three comparable years.

The following is a summary of the net assets sold as initially determined as of December 31, 2007:

December 31, 2007
Current assets of discontinued operations
Accounts receivable	$961,440
Inventories	949,362

Total current assets of discontinued operations	1,910,802

Long term assets of discontinued operations:
Property, plant and equipment, net	2,119,347
Deposits	9,879

Total long term assets of discontinued operations	2,129,226

Total net assets of discontinued operations	$4,040,028

AzurTec Transaction

On March 30, 2006, the Company closed the transaction provided for in the Investment Agreement with AzurTec. The Company issued 200,000 shares of its restricted common stock in exchange for 6,855,141 shares of AzurTec common stock and 181,512 shares of AzurTec Class A preferred stock, which represents a 14% interest in AzurTec, on a fully diluted basis. In accordance with APB No. 18, and related interpretations, the Company accounted for its investment in AzurTec on the cost basis.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Discontinued Operations: – (continued)

The Company also received a license from AzurTec with respect to its existing and future technology for the MetaSpex Laboratory System. The license gives the Company rights to manufacture and market the ex vivo versions of the MetaSpex product in exchange for certain royalty obligations. The license also provides the Company certain rights on a potential in situ version of the MetaSpex product. AzurTec remains responsible for the development and clinical trial costs of the MetaSpex products, for which AzurTec is committed to raise additional equity capital. AzurTec has contracted with the Company to resume development work of the ex vivo versions of the MetaSpex product. The Company would resume, and be paid for, such work once AzurTec has raised additional equity capital and has settled its prior indebtedness owed to the Company for development work.

AzurTec did not raise additional equity capital. AzurTec elected to dissolve in December 2008. AzurTec assigned its intellectual property to the Company, and the Company reduced the carrying value of $352,611 to its fair value of $0 for its license from, and investment in, AzurTec.

Note 3 – Inventories:

Set forth below is a detailed listing of inventories.

	December 31,
	2008	2007
Raw materials and work-in-process	$5,157,455	$4,527,708
Finished goods	1,816,739	2,452,472

Total inventories	$6,974,194	$6,980,180

Work-in-process is immaterial given the typically short manufacturing cycle, and therefore is disclosed in conjunction with raw materials. There are no finished goods as of December 31, 2008 and 2007 for laser systems shipped to distributors, but not recognized as revenue until all the criteria of Staff Accounting Bulletin No. 104 have been met. At times, units are shipped but revenue is not recognized until all of the criteria are met, and until that time, the unit is carried on the books of the Company as inventory. The Company ships most of its products FOB shipping point, although from time to time certain customers, for example governmental customers, will insist on FOB destination. Among the factors the Company takes into account in determining the proper time at which to recognize revenue are when title to the goods transfers and when the risk of loss transfers. Shipments to the distributors that do not fully satisfy the collection criteria are recognized when invoiced amounts are fully paid. As of December 31, 2008 and 2007, the Company carried reserves against its inventories of $1,836,441 and $1,124,345, respectively.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Property and Equipment:

Set forth below is a detailed listing of property and equipment.

	December 31,
	2008	2007
Lasers in service	$17,288,400	$15,055,730
Computer hardware and software	341,407	341,407
Furniture and fixtures	562,418	361,174
Machinery and equipment	830,778	870,986
Leasehold improvements	259,595	247,368

	19,282,597	16,876,665
Accumulated depreciation and amortization	(8,894,192)	(8,852,204)

Property and equipment, net	$10,388,406	$8,024,461

Depreciation expense was $2,977,506 in 2008, $2,608,106 in 2007 and $2,148,751 in 2006. At December 31, 2008 and 2007, net property and equipment included $0 and $471,385, respectively, of assets recorded under capitalized lease arrangements, of which $0 and $254,178, respectively, of the capital lease obligation was included in long-term debt at December 31, 2008 and 2007 (see Note 9).

Note 5 – Patents and Licensed Technologies:

Set forth below is a detailed listing of patents and licensed technologies.

	December 31,
	2008	2007
Patents, owned and licensed, at gross costs of $583,623 and $501,657 net of accumulated amortization of $359,195 and $268,540, respectively	$224,428	$242,402
Other licensed and developed technologies, at gross costs of $2,328,059 and $2,432,258, net of accumulated amortization of $1,410,025 and $1,266,412 respectively	918,034	1,165,846

Total patents and licensed technologies, net	$1,142,462	$1,408,248

Related amortization expense was $264,930, $296,764 and $329,138 for the years ended December 31, 2008, 2007 and 2006, respectively. Included in other licensed and developed technologies is $200,000 for cost of developed technologies acquired from ProCyte and $114,982 of cost for the license with AzurTec, for the year ended December 31, 2007 only.

On March 31, 2006, the Mount Sinai School of Medicine of New York University granted the Company an exclusive license, effective April 1, 2006, to use Mount Sinai’s patented methodology for utilization of ultraviolet laser light for the treatment of vitiligo. The licensed patent is US Patent No. 6,979,327, Treatment of Vitiligo. It was issued December 27, 2005, and the inventor is James M. Spencer, MD, a member of the Company’s Scientific Advisory Board. The license is carried on the Company’s books at $66,494 and $64,248, net at December 31, 2008 and 2007, respectively. Amortization of this intangible is on a straight-line basis over 10 years, which began in April 2006. The Company is also obligated to pay Mount Sinai a royalty on a combined base of domestic sales of XTRAC treatment codes used for psoriasis as well as for vitiligo. In the first four years of the license, however, Mount Sinai may elect to be paid royalties on an alternate base, comprised simply of treatments for vitiligo, but at a higher royalty rate than the rate applicable to the combined base. This technology is for the laser treatment of vitiligo and is included in other licensed and developed technologies.

Estimated amortization expense for amortizable intangible assets for the next five years is $214,000 in 2009, $213,000 in 2010, $175,000 in 2011, $151,000 in 2012, $141,000 in 2013 and $248,000 thereafter.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 – Other Intangible Assets:

Set forth below is a detailed listing of other intangible assets, all of which were acquired from ProCyte and which were initially recorded at their appraised fair values:

	December 31,
	2008	2007
Neutrogena Agreement, at gross cost of $0 and $2,400,000 net of accumulated amortization of 0 and $1,338,000, respectively.	$—	$1,062,000
Customer Relationships, at gross cost of $1,700,000 net of accumulated amortization of $1,287,735 and $947,739, respectively.	412,265	752,261
Tradename, at gross cost of $1,100,000 net of accumulated amortization of $416,640 and $306,636, respectively.	683,360	793,364

	$1,095,625	$2,607,625

Related amortization expense was $930,000 for 2008, 2007 and 2006. Estimated amortization expense for amortizable intangible assets for the next five years is $450,000 in 2009, $182,250 in 2010, $110,000 in 2011, $110,000 in 2012, $110,000 in 2013 and $133,375 thereafter. Under the Neutrogena Agreement, the Company has licensed to Neutrogena rights to its copper peptide technology and for which the Company receives royalties. As of December 31, 2008, the Company reduced the carrying value of $582,000 to its fair value of $0 for the Neutrogena Agreement. Customer Relationships represent the value to the Company of relationships that ProCyte had formed with its customers. Tradename includes the name of “ProCyte” and various other trademarks associated with ProCyte’s products.

Note 7 – Other Accrued Liabilities:

Set forth below is a detailed listing of other accrued liabilities.

	December 31,
	2008	2007
Accrued professional and consulting fees	$186,162	$225,820
Accrued warranty	442,527	218,587
Accrued sales taxes and other expenses	235,744	229,967

Total other accrued liabilities	$864,433	$674,374

Note 8 – Notes Payable:

Set forth below is a detailed listing of notes payable. The stated interest rate approximates the effective cost of funds from the notes.

	December 31,
	2008	2007
Note payable—unsecured creditor, interest at 5.44%, payable in monthly principal and interest installments of $51,354 through February 2008.	$—	$102,013
Note payable—unsecured creditor, interest at 6%, payable in monthly principal and interest installments of $2,880 through June 2012.	106,214	133,507

	106,214	235,520
Less: current maturities	(28,975)	(129,305)

Notes payable, net of current maturities	$77,239	$106,215

Aggregate maturities of the notes payable as of December 31, 2008 are $28,975 in 2009, $30,762 in 2010, $32,660 in 2011 and $13,817 in 2012.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Long-term Debt:

In the following table is a summary of the Company’s long-term debt.

	December 31,
	2008	2007
Total borrowings on credit facilities	$8,571,033	$10,105,608
Capital lease obligations (see Note 4)	—	254,178
Less: current portion	(4,663,281)	(4,757,133)

Total long-term debt	$3,907,752	$5,602,653

Term-Note Credit Facility

The Company entered into a leasing credit facility with GE Capital Corporation (“GE”) on June 25, 2004. Eleven draws were made against the facility, the last of which was in March 2007. In June 2007, the Company entered a term-note facility with Leaf Financial Corporation (“Leaf”) and made its single draw against that facility. In December 2007, the Company extinguished its outstanding indebtedness under the GE and Leaf facilities, recognizing as costs (including acceleration of the amortization of debt issuance costs and the debt discount and termination costs) of such extinguishment as a refinancing charge of $441,956, including $178,699 related to the premium paid for the buyback of the warrants, under APB No. 26.

Upon the pay-off of the GE and Leaf facilities, the Company entered a term-note facility with CIT Healthcare LLC and Life Sciences Capital LLC, as equal participants (collectively, “CIT”), for which CIT Healthcare acts as the agent. The facility was for $12 million and was for one year. The stated interest rate for any draw was set as 675 basis points above the three-year Treasury rate. CIT levied no points on a draw. Each draw was secured by specific XTRAC laser systems consigned under usage agreements with physician-customers.

The first draw had three discrete components: carryover debt attributable to the former GE borrowings, as increased by extinguishment costs (including redemption of the GE warrants) which CIT financed; carryover debt attributable to Leaf, as increased by extinguishment costs which CIT financed; and debt newly incurred to CIT on XTRAC units not pledged to GE or Leaf. The carryover components maintained the monthly debt service payments from GE and Leaf with increases to principal and changes in the stated interest rates causing minor changes in the number of months set to pay off the discrete draws. The third component was self-amortizing over three years.

The beginning principal of each component was $4,724,699, $1,612,626, and $3,990,000, respectively. The effective interest rate for the first draw was 12.50%. The pay-off of each component is 27, 30, and 36 months, respectively. On March 31, 2008, the Company made an additional draw under the credit facility for $840,000. This additional draw is amortized over 36 months at an effective interest rate of 8.55%. On June 30, 2008, the Company made a draw under the credit facility for $832,675 based on the limitations on gross borrowings under the facility. This draw is amortized over 36 months at an effective interest rate of 9.86%.

On September 30, 2008, CIT amended the credit facility to increase the amount the Company could draw on the credit facility by $1,927,534. The interest rate for draws against this amount was set at 850 basis points above the LIBOR rate two days prior to the draw. Each draw was to be secured by certain XTRAC laser systems consigned under usage agreements with physician-customers and the stream of payments generated from such lasers. Each draw would have a repayment period of three years. On September 30, 2008, the Company made a draw under the credit facility for the maximum amount allowable under the credit facility. This draw is amortized over 36 months at an effective interest rate of 12.90%. The Company has used its entire availability under the CIT credit facility. The Company is considering multiple written proposals for additional debt financing but there

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Long-term Debt: – (continued)

can be no assurance whether any such proposals will materialize on terms favorable to the Company. CIT also raised certain defaults, which the Company took steps to cure and which CIT waived as of February 27, 2009.

In connection with the CIT facility, the Company issued 235,525 warrants to each of CIT Healthcare and Life Sciences Capital in December 2007 (33,646 warrants as adjusted to reflect the reverse stock split of 1-for-7 effective January 27, 2009). In connection with the amendment to the CIT facility, the Company issued 192,753 warrants to CIT Healthcare in September 2008 (27,536 warrants as adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009). The warrants are treated as a discount to the debt and are amortized under the effective interest method over the repayment term of 36 months. The Company has accounted for these warrants as equity instruments in accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” since there is no option for cash or net-cash settlement when the warrants are exercised. The Company computed the value of the warrants using the Black-Scholes method. The key assumptions used to value the warrants are, as adjusted to reflect the reserve stock split of 1-for-7 effective January 26, 2009, as follows:

CIT	December 2007	September 2008
Number of warrants	67,293	27,536
Exercise price	$7.84	$3.08
Fair value of warrants	$221,716	$44,366
Volatility	59.44%	60.92%
Risk-free interest rate	3.45%	2.98%
Expected dividend yield	0%	0%
Expected warrant life	5 years	5 years

GE	March 2006	June 2006	September 2006	December 2006	March 2007
Number of warrants	2,935	3,530	3,577	4,580	4,757
Exercise price	$14.42	$11.83	$11.76	$8.40	$8.96
Fair value of warrants	$27,853	$26,548	$28,103	$21,884	$28,011
Volatility	87.16%	84.17%	84.52%	72.53%	68.37%
Risk-free interest rate	4.79%	5.18%	4.59%	4.69%	4.54%
Expected dividend yield	0%	0%	0%	0%	0%
Expected warrant life	5 years	5 years	5 years	5 years	5 years

The following table summarizes the future minimum payments that the Company expects to make for the draws made under the credit facility:

Year Ended December 31,
2009	$5,375,788
2010	3,444,782
2011	811,059

Total minimum payments	9,631,629
Less: interest	(940,152)
Less: unamortized warrant discount	(120,444)

Present value of total minimum obligations	$8,571,033

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Commitments and Contingencies:

Leases

The Company has entered into various non-cancelable lease agreements for real property, and one minor operating lease for personal property. These arrangements expire at various dates through 2012. Rent expense was $601,947, $583,372 and $601,062 for the years ended December 31, 2008, 2007 and 2006, respectively. The future annual minimum payments under these leases are as follows:

Year Ending December 31,
2009	$524,795
2010	488,195
2011	307,567
Thereafter	89,863

Total	$1,410,420

Litigation

In the matter brought by the Company on January 4, 2004, against Ra Medical Systems, Inc. and Dean Irwin in the United States District Court for the Southern District of California, the Company has appealed to the Ninth Circuit Court of Appeals from the district judge’s grant of summary judgment to the defendants. No date has been set for oral argument.

In the matter which Ra Medical and Mr. Irwin brought against the Company on June 6, 2006 for unfair competition and which the Company removed to the United States District Court for the Southern District of California, the district judge has certified the Company’s an interlocutory appeal to the Ninth Circuit of Appeals from the judge’s dismissal, among other things, of the Company’s counterclaim of misappropriation. The Company has filed its opening brief on appeal and await appellees’ opposition brief.

On October 29, 2008, Ra Medical and Dean Irwin brought a second malicious prosecution action against the Company, and outside counsel, in the California Superior Court for San Diego County. The Company was not served until nearly the end of the 60-day period in which service of process must be affected. The plaintiffs allege that the action which the Company brought in January 2004 against Ra Medical and Mr. Irwin was initiated and maintained with malice. On October 30, 2008, the day of the Company’s quarterly investors’ conference call, Ra Medical issued a press release accusing the Company of having acted with malice. On or about January 22, 2009, the Company filed a demurrer to the complaint on the grounds that it was brought while the underlying Federal action was still on appeal before the Ninth Circuit Court of Appeals, and therefore before the plaintiffs had secured a final and favorable judgment in the underlying Federal action—a necessary pre-condition to bringing the action. The Court sustained the Company’s demurrer but did not dismiss the complaint, but rather stayed the action with leave to amend the complaint.

On December 1, 2008, the Company filed a complaint for declaratory judgment in the United States District Court for the Southern District of California based on the accusations made in Ra Medical’s press release of October 30, notwithstanding that the district judge in the underlying Federal action had specifically ruled that the Company had not acted in the litigation vexatiously or in bad faith. The Company is asking the court to rule on whether the accusations made in the press release are true or false. The defendants have moved to dismiss the complaint based on lack of jurisdiction in the Federal court. The Company awaits a ruling on the defendants’ motion, which has been fully briefed and submitted.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Commitments and Contingencies: – (continued)

The Company notified its general liability and umbrella liability insurer, St. Paul Fire and Marine Insurance Company, of the suit that Ra Medical and Mr. Irwin stated in their press release that they had brought for malicious prosecution. On or about January 27, 2009, St. Paul sent the Company a letter via regular mail setting forth reasons why it believed it had no duty to indemnify the Company against any liability which the Company might incur in the malicious prosecution action, and inviting the Company’s response to its position. Meanwhile and before the Company had received the January 27 letter, St. Paul brought an action on January 29, 2009 in the California Superior Court for San Diego County for a declaratory judgment that it has no duty to defend us or indemnify the Company, asserting that it had been released from such duties in the settlement of the first malicious prosecution action brought by Ra Medical and also asserting that the policy should be governed by California law, not Pennsylvania law. The Company has removed that action to the U.S. District Court for the Southern District of California, but the Company has not yet been required to file a response to the St. Paul complaint.

The insurance policy under which the Company seeks coverage from St. Paul is the same policy under which St. Paul defended and indemnified the Company in the first malicious prosecution action brought by Ra Medical against the Company. In connection with the first malicious prosecution action, the Company filed a declaratory judgment action in the U.S. District Court for the Eastern District of Pennsylvania against St. Paul seeking a ruling that it was obligated to pay all reasonable defense costs incurred in the defense of that action and any judgment or settlement which the Company might incur. The Company obtained a summary judgment in that action holding that, under governing Pennsylvania law, the policy covered malicious prosecution claims and St. Paul was required to provide full coverage for the action brought by Ra Medical. On March 3, 2009, the Company filed an action in the U.S. District Court for the Eastern District of Pennsylvania seeking a ruling, consistent with the earlier ruling of this court, that the law of Pennsylvania governs the policy and that the policy provides coverage for the latest malicious prosecution action. The Company’s complaint was served on St. Paul on March 4, 2009. The case has been assigned to the same judge who granted the Company’s motion for summary judgment in the earlier declaratory judgment action.

In the patent infringement suit brought on November 7, 2007, by Allergan, Inc. in the United States District Court for the Central District of California, the Company settled this suit on November 11, 2008, and it was dismissed with prejudice. In return for the Company’s promise to cease marketing MD Lash Factor eyelash conditioner or any other prostaglandin-based conditioner on or before January 31, 2009, Allergan released PhotoMedex and its affiliates, its licensor and supplier, and the sub-suppliers, of MD Lash Factor, and the Company’s customers and their end-user customers from any claims deriving from MD Lash Factor that the Company sold on or before January 31, 2009. In fact, the Company ceased marketing of MD Lash Factor by the appointed date.

The Company is involved in certain other legal actions and claims arising in the ordinary course of business. The Company believes, based on discussions with legal counsel, that these other litigation and claims will likely be resolved without a material effect on the Company’s consolidated financial position, results of operations or liquidity.

Employment Agreements

The Company has severance agreements with certain key executives and employees that create certain liabilities in the event of their termination of employment without cause, or following a change in control of the Company. The aggregate commitment under these executive severance agreements, should all covered executives and employees be terminated other than for cause, was approximately $1,552,197 as of December 31, 2008, based on 2008 salary levels. Should all covered executives be terminated following a change in control of the Company, the aggregate commitment under these executive severance agreements at December 31, 2008 was approximately $2,102,269, based on 2008 salary levels.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Commitments and Contingencies: – (continued)

Restricted Securities and Warrants

If an investor participating in the November 2006 private placement exercises a warrant received in the placement, then Cowen & Company is entitled to a 6.5% commission on the gross proceeds to the Company from such exercise. If all such warrants are exercised, then the Company will receive $3,904,000 and will owe Cowen & Company $253,760 in commissions. To date, no such exercises of these warrants have occurred.

Note 11 – Stockholders’ Equity:

Common Stock, adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009

The Company’s board of directors approved a 1-for-7 reverse stock split of the Company’s common stock, which became effective on January 26, 2009. As a result of the reverse stock split, each seven shares of common stock were combined and reclassified into one share of common stock and the total number of shares outstanding was reduced from approximately 63 million shares to approximately 9 million shares.

On January 26, 2009, the stockholders voted to increase the number of authorized shares of common stock from 14,285,714 to 21,428,571 shares.

As of December 31, 2008, the Company had issued 84,266 shares of its restricted common stock in connection with the Asset Purchase agreement with Stern Laser Srl, or Stern.

On June 26, 2007, the stockholders voted to increase the number of authorized shares of common stock from 10,714,286 to 14,285,714 shares.

On November 3, 2006, the Company closed on a private placement for 1,394,286 shares of common stock at $8.19 per share resulting in gross proceeds of $11,419,200. The closing price of the Company’s common stock on November 1, 2006 was $8.89 per share. In connection with this private placement, the Company paid commissions and other expenses of $864,308, resulting in net proceeds of $10,554,892. In addition, the investors received warrants to purchase 348,571 shares of common stock at an exercise price of $11.20 per share, and Cowen & Company, the placement agent, received warrants to purchase 34,857 shares of common stock, under the same terms and conditions as the warrants issued to the investors. As such the warrants have a five-year term and will become exercisable on May 1, 2007 (see Common Stock Warrants below). Cowen & Company is entitled to a 6.5% commission on any proceeds to the Company from future exercises by the investors of their warrants. The warrants issued to Cowen & Company were in consideration of its services as the placement agent and have a value under the Black Scholes method of approximately $200,000. The Company has used the proceeds of this financing to pay for working capital and other general corporate purposes. The shares sold in the private placement, including the shares underlying the warrants, have been registered with the Securities and Exchange Commission.

Common Stock Options, adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009

In January 1996, the Company adopted the 1995 Non-Qualified Option Plan (the “1995 Plan”) for key employees, officers, directors, and consultants, and initially provided for up to 71,429 options to be issued thereunder.

On April 10, 1998, the Company created a stock option plan for outside/non-employee members of the Board of Directors. Pursuant to the stock plan, each outside/non-employee director was to receive an annual grant of options, in addition to any other consideration he or she may receive, to purchase up to 2,857 shares of common stock as compensation, at an exercise price equal to the market price of the common stock on the last trading day of the preceding year. The options granted pursuant to this plan vested at the rate of 714.25 options per quarter during each quarter in which such person had served as a member of the Board of Directors. Since the date of adoption of

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Stockholders’ Equity: – (continued)

the Non-Employee Director Stock Option Plan (discussed below), the Company no longer grants options to members of the Board of Directors under this plan. At December 31, 2008, the plan had 2,143 options outstanding.

In May 2000, the Company adopted the 2000 Stock Option Plan (the “2000 Plan”). The 2000 Plan initially reserved for issuance up to 142,857 shares of the Company’s common stock, which was increased to 285,714 shares pursuant to the affirmative vote of the stockholders on June 10, 2002 and to 478,571 shares on December 16, 2003. The reserved shares are to be used for granting of incentive stock options (“ISOs”) to employees of the Company and for granting of non-qualified stock options (“NSOs”) and other stock-based awards to employees and consultants. The option exercise price for ISOs shall not be less than the fair market value of the Company’s stock on the date of grant. All ISOs granted to less than ten-percent stockholders may have a term of up to 10 years, while ISOs granted to greater than ten-percent stockholders shall have a term of up to five years. The option exercise price for NSOs shall not be less than 85% of the fair market value of the Company’s stock on the date of grant. No NSOs shall be exercisable for more than 10 years after the date of the respective grant. The plan became inactive on December 28, 2005, and had 194,857 options outstanding at December 31, 2008.

In May 2000, the Company also adopted the Non-Employee Director Stock Option Plan (the “Non-Employee Director Plan”). The Non-Employee Director Plan reserved for issuance up to 35,714 shares of the Company’s common stock for the granting of non-qualified options to members of the Company’s Board of Directors. In consideration for services rendered, each director received on each of January 1, 2001 and 2002 an option to purchase 2,857 shares of the Company’s common stock. The Company’s stockholders voted on June 10, 2002 to increase the number of reserved shares to 92,857 and also to increase the annual grant to each director from 2,857 to 5,000. On December 16, 2003, the stockholders voted to increase the number of reserved shares to 142,857, on December 28, 2005, they voted to increase the number of reserved shares to 200,000 and on June 26, 2007, they voted to increase the number of reserved shares to 300,000. The plan is active and had 192,857 options outstanding at December 31, 2008.

In March 2005, the Company assumed four option plans from ProCyte: the 2004 Stock Option Plan, the 1996 Stock Option Plan, the 1991 Restated Stock Option Plan for Non-Employee Directors and the 1989 Restated Stock Option Plan. The plans became inactive on December 28, 2005, and had 6,214, 54,789, 1,514 and 3,784 options outstanding at December 31, 2008, respectively.

On December 28, 2005, the stockholders approved the 2005 Equity Compensation Plan, authorizing 451,429 shares thereto. The Company’s stockholders voted on June 26, 2007, to increase in the number of shares reserved to 880,000. The Company’s stockholders voted on January 26, 2009, to increase in the number of shares reserved to 1,165,714. The plan is active and had 592,850 options outstanding at December 31, 2008.

On December 28, 2005, the stockholders approved the 2005 Investment Plan, authorizing 57,143 shares thereto. The plan is active and had 1,714 options outstanding at December 31, 2008.

In January 2008, the Company issued 30,000 options to purchase common stock to non-employee directors, in accordance with the terms of the Non-Employee Director Plan.

Also, during the course of 2008, the Company granted an aggregate of 151,457 options to purchase common stock to a number of employees and consultants with a strike price equal to the quoted market value of our stock at the date of grant. The options vest over five years and expire ten years from the date of grant.

In January 2007 and May 2007, the Company issued 30,000 and 3,750 options, respectively, to purchase common stock to non-employee directors, in accordance with the terms of the Non-Employee Director Plan.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Stockholders’ Equity: – (continued)

On May 1, 2007, the Company awarded 37,500 restricted shares of our common stock to three of the Company’s executive officers, and on August 13, 2007, 22,500 restricted shares of our common stock to one of the Company’s executive officers.

Also, during the course of 2007, the Company granted an aggregate of 81,179 options to purchase common stock to a number of employees and consultants with a strike price equal to the quoted market value of our stock at the date of grant. The options vest over five years and expire ten years from the date of grant.

In January 2006 and August 2006, the Company issued 25,000 and 2,500 options, respectively, to purchase common stock to non-employee directors, in accordance with the terms of the Non-Employee Director Plan.

On January 15, 2006, the Company awarded 122,857 restricted shares of our common stock to two of the Company’s executive officers, and 28,571 stock options to one of the two executive officers.

Also, during the course of 2006, the Company granted an aggregate of 176,929 options to purchase common stock to a number of employees and consultants at the market value at the date of grant. The options vest over five years and expire ten years from the date of grant.

In January 2006, the Company granted 6,000 options to purchase common stock to the various members of the Company’s Scientific Advisory Board for services rendered with a strike price equal to the quoted market value of our stock at the date of grant. The options have an exercise price of $12.04 per share. The options vest upon issuance and will expire ten years from the date of the grant.

In May 2006, the Company granted 1,286 options to purchase common stock to executives in accordance with the terms of the 2005 Investment Plan.

A summary of option transactions for all of the Company’s options during the years ended December 31, 2008, 2007 and 2006, as adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009, is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2005	725,378	$14.77
Granted	240,286	13.44
Exercised	(8,679)	10.08
Expired/cancelled	(86,453)	13.44

Outstanding at December 31, 2006	870,532	14.63
Granted	114,929	7.84
Exercised	(10,879)	7.91
Expired/cancelled	(98,915)	13.3

Outstanding at December 31, 2007	875,667	14.00
Granted	181,457	5.95
Exercised	—	—
Expired/cancelled	(186,259)	13.16

Outstanding at December 31, 2008	870,865	$12.46

Exercisable at December 31, 2008	552,385	$14.07

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Stockholders’ Equity: – (continued)

As of December 31, 2008, 552,385 options to purchase common stock were vested and exercisable at prices ranging from $5.53 to $66.50 per share. As of December 31, 2007, 581,148 options to purchase common stock were vested and exercisable at prices ranging from $5.18 to $66.50 per share. Options are issued with exercise prices equal to the market price on the date of issue, so the weighted-average exercise price equals the weighted-average fair value price.

The aggregate intrinsic value for options outstanding and exercisable at December 31, 2008 was immaterial.

The weighted average grant date fair value of options was $4.83 and $6.44 for options granted during the years ended December 31, 2008 and 2007, respectively. The total intrinsic value of options exercised during the years ended December 31, 2008 and 2007 was $0 and $13,035, respectively.

The Company uses the Black-Scholes option-pricing model to estimate fair value of grants of stock options with the following weighted average assumptions:

	Year Ended December 31,
	2008	2007	2006
Risk-free interest rate	3.75%	4.74%	4.62%
Volatility	84.06%	85.94%	92.48%
Expected dividend yield	0%	0%	0%
Expected life	8.1 years	8.1 years	7.50 years
Estimated forfeiture rate	10%	16%	16%

The Company calculates expected volatility for a share-based grant based on historic daily stock price observations of its common stock during the period immediately preceding the grant that is equal in length to the expected term of the grant. For estimating the expected term of share-based grants made in the years ended December 31, 2008 and 2007, the Company has adopted the simplified method authorized in Staff Accounting Bulletin No. 107. SFAS No. 123R also requires that estimated forfeitures be included as a part of the estimate of expense as of the grant date. The Company has used historical data to estimate expected employee behaviors related to option exercises and forfeitures.

With respect to both grants of options and awards of restricted stock, the risk-free rate of interest is based on the U.S. Treasury rates appropriate for the expected term of the grant or award.

With respect to awards of restricted stock, the Company uses the Monte-Carlo pricing model to estimate fair value of restricted stock awards. There were no restricted stock awards for the year ended December 31, 2008. The awards made in the first and second quarters 2007 and the first quarter 2006 were estimated with the following weighted average assumptions:

Assumptions for Stock Awards	Year Ended December 31, 2007	Year Ended December 31, 2006
Risk-free interest rate	4.52%	4.32%
Volatility	74.64%	70%
Expected dividend yield	0%	0%
Expected Life	5.07 years	4.92 years

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Stockholders’ Equity: – (continued)

The Company calculated expected volatility for restricted stock based on a mirror approach, where the daily stock price of our common stock during the seven-year period immediately after the grant would be the mirror of the historic daily stock price of our common stock during the seven-year period immediately preceding the grant.

Options that were assumed from ProCyte and that were unvested as of March 18, 2005 were re-measured as of March 18, 2005 under intrinsic-value-based accounting. Unearned or deferred compensation of $132,084 was recorded and was amortized over the remaining vesting period, which is an average of two years. The Company recognized $55,347 of such expense in the year ended December 31, 2006 and the remaining $76,737 in 2005.

Compensation expense for the year ended December 31, 2008 included $888,546 from stock options grants and $414,491 from restricted stock awards. Compensation expense for the year ended December 31, 2007 included $955,767 from stock options grants and $380,007 from restricted stock awards. Compensation expense for the year ended December 31, 2006 included $990,372 from stock options grants and $314,174 from restricted stock awards.

Compensation expense is presented as part of the operating results in selling, general and administrative expenses. For stock options granted to consultants an additional selling, general, and administrative expense in the amount of $92,501, $109,107 and $132,624 was recognized during the years ended December 31, 2008, 2007 and 2006, respectively.

At December 31, 2008, there was $2,613,357 of total unrecognized compensation cost related to non-vested option grants and stock awards that is expected to be recognized over a weighted-average period of 2.18 years.

The outstanding options, including options exercisable at December 31, 2008, have a range of exercise prices and associated weighted remaining contractual life and weighted average exercise price, as adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009, as follows:

Options Range of Exercise Prices	Outstanding Number of Shares	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Exercisable Number of Shares	Exercisable Weighted Avg. Exercise Price
$0 - $17.50	831,143	5.77	$11.76	514,717	$13.09
$17.51 - $35.00	26,150	1.33	$18.90	24,096	$18.76
$35.01 - $52.50	11,429	2.00	$39.41	11,429	$39.41
$52.51 - up	2,143	1.34	$66.50	2,143	$66.50

Total	870,865	5.56	$12.46	552,385	$14.14

The outstanding options will expire, as adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009, as follows:

Year Ending	Number of Shares	Weighted Average Exercise Price	Exercise Price
2009	106,481	$14.77	$6.93 - $18.90
2010	112,815	17.85	$7.49 - $66.50
2011	30,940	22.40	$10.43 - $39.41
2012	18,859	14.00	$12.95 - $19.32
2013 and later	601,770	10.50	$1.82 - $17.15

	870,865	$12.46	$1.82 - $66.50

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Stockholders’ Equity: – (continued)

Common Stock Warrants, adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009

In September 2008, the Company issued 27,536 warrants to purchase common stock to CIT Healthcare related to the term-note credit facility amendment of September, 2008. The warrants have an exercise price of $3.08 per share and have a five-year term, expiring in September 2013.

In December 2007, the Company issued 33,646 warrants to purchase common stock to each of CIT Healthcare and Life Sciences Capital related to the term-note credit facility of December 31, 2007. The warrants have an exercise price of $7.84 per share and have a five-year term, expiring in December 2012. Also in December 2007, the Company redeemed and cancelled all of the warrants that were previously issued to GE Capital Corporation.

In March 2007, the Company issued 4,757 warrants to purchase common stock to GE Capital Corporation related to the leasing credit facility. The warrants had an exercise price of $8.96 per share and had a five-year term.

In November 2006, in addition to receiving common stock in the Company’s private placement, the investors and placement agent received warrants to purchase 383,429 shares of common stock at an exercise price of $11.20 per share. The warrants have a five-year term, expiring in November 2011.

In 2006, the Company issued warrants to purchase common stock to GE Capital Corporation related to the leasing credit facility in the following manner: on March 29, 2006, 2,935 shares at an exercise price of $14.42; on June 30, 2006, 3,530 shares at an exercise price of $11.83 per share; on September 29, 2006, 3,577 shares at an exercise price of $10.71 per share; and on December 28, 2006, 4,580 at an exercise price of $8.40 per share. The warrants had a five-year term.

A summary of warrant transactions for the years ended December 31, 2008, 2007 and 2006, adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009, is as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2005	300,044	$13.86
Issued	398,050	11.20
Exercised	(20,000)	14.00
Expired/cancelled	—	—

Outstanding at December 31, 2006	678,094	12.25
Issued	72,050	7.91
Exercised	—	—
Expired/cancelled	(157,346)	13.23

Outstanding at December 31, 2007	592,798	11.48
Issued	27,536	3.08
Exercised	—	—
Expired/cancelled	(142,076)	14.00

Outstanding at December 31, 2008	478,258	$10.29

At December 31, 2008, all outstanding warrants were exercisable at prices ranging from $3.08 to $11.20 per share.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Stockholders’ Equity: – (continued)

If not previously exercised, the outstanding warrants will expire, as adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009, as follows:

Year Ending December 31,	Number of Warrants	Weighted Average Exercise Price
2009	—	$—
2010	—	—
2011	383,429	11.20
2012	67,293	7.84
2013	27,536	3.08

	478,258	$10.29

Note 12 – Income Taxes:

The Company accounts for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes”. SFAS No. 109 is an asset-and-liability approach that requires the recognition of deferred tax assets and liabilities for the expected tax consequences of events that have been recognized in the Company’s financial statements or tax returns.

The Company recorded no provisions in 2008, 2007 and 2006 due to losses incurred. Any other provisions, including accrual adjustments for prior periods, were completely offset by changes in the deferred tax valuation allowance.

Because the Company acquired ProCyte Corporation on March 18, 2005, the effect of ProCyte’s deferred tax asset is included for 2007, 2006 and only a part of 2005. Income tax expense (benefit) consists of the following:

	Year Ended December 31,
	2008	2007	2006
Federal, including AMT tax:
Current	$—	$—	$—
Deferred	(2,494,000)	(2,371,000)	(1,805,000)
State:
Current	—	—	—
Deferred	(228,000)	(630,000)	(2,131,000)

	(2,722,000)	(3,001,000)	(3,936,000)
Change in valuation allowance	2,722,000	3,001,000	3,936,000

Income tax expense	$—	$—	$—

A reconciliation of the effective tax rate with the Federal statutory tax rate of 34% follows:

	Year Ended December 31,
	2008	2007	2006
Expected Federal tax benefit at statutory rate	$3,839,000	$2,160,000	$2,547,000
Gross change in valuation allowance	(2,722,000)	(3,001,000)	3,936,000
Adjustments of temporary differences and net operating loss expirations and limitations	(1,313,000)	130,000	(4,460,000)
State income taxes	228,000	630,000	278,000
Other, including adjustment due to State loss carryforwards	(32,000)	81,000	(2,301,000)

Income tax expense	$—	$—	$—

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Income Taxes: – (continued)

In 2006, the gross deferred tax asset from net operating loss carryforwards was reduced to take into account expirations of state and federal net operating loss carryforwards and cumulative limitations as to the utilization of such loss carryforwards. In 2007, the gross deferred tax asset from net operating loss carryforwards was further adjusted to account for a change of ownership, as defined under the Internal Revenue Code Section 382, deemed to have occurred as of July 31, 2005.

As of December 31, 2008, the Company had approximately $135,000,000 of federal net operating loss carryforwards. Included in the aggregate net operating loss carryforward are approximately $9,812,000 of losses sustained by SLT prior to the tax-free acquisition on December 27, 2002 and approximately $36,877,000 of losses sustained by ProCyte prior to the tax-free acquisition on March 18, 2005. As of December 31, 2008, the Company has estimated that only $5,025,000 of the net operating loss from SLT and $16,636,000 of the loss from ProCyte can be realized upon, based on Federal limitations on the useabililty of such expiring losses. There have been no other changes of ownership identified by management in 2008 that materially constrain the Company’s utilization of loss carryforwards. If the Company undergoes a change or ownership in the future, the utilization of the Company’s loss carryforwards may be materially constrained.

In addition, the Company had approximately $1,588,000 of Federal tax credit carryforwards and alternative minimum tax credits of $112,000 as of December 31, 2008. The credit carryforwards have begun, and continue, to expire over the ensuing 20 years. Primarily due to Federal rules applicable to the acquisition of SLT and ProCyte, approximately $901,000 are subject to severe utilization constraints and accordingly have been ascribed minimal value in the deferred tax asset.

Net deductible, or favorable, temporary differences were approximately $29,602,000 at December 31, 2008.

The changes in the deferred tax asset are as follows.

	December 31,
	2008	2007
Beginning balance, gross	$49,116,000	$46,115,000
Net changes due to:
Operating loss carryforwards	(203,000)	1,955,000
Other, including adjustment due to state loss carryforwards and net operating loss limitations and expirations	2,925,000	1,046,000

Ending balance, gross	51,838,000	49,116,000
Less: valuation allowance	(51,838,000)	(49,116,000)

Ending balance, net	$—	$—

The ending balances of the deferred tax asset have been fully reserved, reflecting the uncertainties as to realizability evidenced by the Company’s historical results and restrictions on the usage of the net operating loss carryforwards.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Income Taxes: – (continued)

Deferred tax assets (liabilities) are comprised of the following.

	December 31,
	2008	2007
Loss carryforwards	$39,208,000	$39,411,000
Carryforward and AMT credits	799,000	831,000
Accrued employment expenses	1,249,000	830,000
Amortization and write-offs	2,783,000	1,418,000
Bad debts	185,000	206,000
Deferred R&D costs	3,594,000	3,291,000
Deferred revenues	304,000	254,000
Depreciation	2,757,000	1,970,000
Inventoriable costs	66,000	86,000
Inventory reserves	698,000	460,000
Other accruals and reserves	195,000	359,000

Gross deferred tax asset	51,838,000	49,116,000
Less: valuation allowance	(51,838,000)	(49,116,000)

Net deferred tax asset	$—	$—

Benefits that may be realized from components in the deferred tax asset that were contributed by Acculase from periods prior to the buy-out of the minority interest in August 2000 and that approximate $4,087,000 in benefit, or that were contributed by ProCyte from periods prior to the acquisition in March 2005 and that approximate $7,070,000 in benefit will first be taken to reduce the carrying value of goodwill and other intangibles that were recorded in the respective transactions. Only after such values have been fully reduced will any remaining benefit be reflected in the Company’s Statement of Operations. It is expected that benefits of $2,968,000 and $1,309,000 will be reflected in the Statement of Operations from Acculase and ProCyte, respectively. Within the net operating loss carryforward as of December 31, 2008 are approximately $6,651,000 of benefit from tax deductions from the exercise of Company stock options. The preponderance of these options were to employees and therefore no book expense was recognized on their grant under APB No. 25.

Effective January 1, 2007, the Company adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN No. 48”), which clarifies the accounting for uncertainty in income taxes recognized in the financial statement in accordance with FASB Statement No. 109 Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. There were no significant matters determined to be unrecognized tax benefits taken or expected to be taken in a tax return that have been recorded on the Company’s consolidated financial statements for the year ended December 31, 2008.

Additionally, FIN No. 48 provides guidance on the recognition of interest and penalties related to income taxes. There were no interest or penalties related to income taxes that have been accrued or recognized as of and for the years ended December 31, 2008, 2007 and 2006.

The Company files corporate income tax returns in the United States, both in the Federal jurisdiction and in various state jurisdictions. The Company is subject to Federal income tax examination for calendar tax years 2005 through 2008 and is also generally subject to various state income tax examinations for calendar years 2002 through 2008.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Significant Alliances/Agreements:

On March 31, 2005, the Company entered into a Sales and Marketing Agreement with GlobalMed (Asia) Technologies Co., Inc. (“GlobalMed”). Under this agreement, GlobalMed acts as master distributor in the Pacific Rim for the Company’s XTRAC excimer laser and for the Company’s LaserPro® diode surgical laser system. The Company’s diode laser will be marketed for, among other things, use in a gynecological procedure pioneered by David Matlock, MD. The Company has engaged Dr. Matlock as a consultant to explore further business opportunities for the Company. In connection with this engagement, Dr. Matlock received options to purchase up to 25,000 shares of the Company’s common stock at an exercise price which was the market value of the Company’s common stock on the date of the grant. In July 2006, the Company broadened the territory covered by the Sales and Marketing Agreement to include the United States and added Innogyn, Inc., a related party of GlobalMed, as co-distributor under the agreement. For the years ended December 31, 2008, 2007 and 2006, sales to GlobalMed were $2,995,000, $2,137,200 and $1,354,300, respectively.

On March 31, 2006, the Mount Sinai School of Medicine of New York University granted the Company an exclusive license, effective April 1, 2006, to use Mount Sinai’s patented methodology for utilization of ultraviolet laser light for the treatment of vitiligo. The licensed patent is US Patent No. 6,979,327, Treatment of Vitiligo. It was issued December 27, 2005, and the inventor is James M. Spencer, MD, a member of the Company’s Scientific Advisory Board. The Company is obligated to pay royalties, quarterly, over the life of the agreement.

Pursuant to the license agreement, the Company reimbursed $77,876 to Mount Sinai, over the first 18 months of the license term and at no interest, for patent prosecution costs incurred. The Company is also obligated to pay Mount Sinai a royalty on a combined base of domestic sales of XTRAC treatment codes used for psoriasis as well as for vitiligo. In the first four years of the license, however, Mount Sinai may elect to be paid royalties on a alternate base, comprised simply of treatments for vitiligo, but a higher royalty rate and developed technologies. (See Note 5 Patents and Licensed Technologies). The Company has paid Mount Sinai royalties of $156,179, $119,560 and $90,174 for the years ended December 31, 2008, 2007 and 2006, respectively.

On April 14, 2006, the Company entered into a Clinical Trial Agreement protocol with the University of California at San Francisco. The agreement covers a protocol for a phase 4, randomized, double-blinded study to evaluate the safety and efficacy of the XTRAC laser system in the treatment of moderate to severe psoriasis. John Koo, MD, a member of our Scientific Advisory Board, is guiding the study using our high-powered Ultra™ excimer laser. Dr. Koo presented the favorable findings of the study at the Hawaii Dermatology Seminar in March 2008. Dr. Koo concluded that the XTRAC Excimer Laser may be appropriate for the majority of moderate to severe psoriasis sufferers. It also allows dermatologists to treat those patients with a high level of safety, as opposed to the use of many systemic products. Other phototherapy treatments such as broadband or narrow band UVB can also be used; however, undesirable aspects of these treatments include exposure of healthy skin to UVB light, and the inconvenience of extended treatment periods, which are often necessary for moderate to severe patients. We expensed $189,000 in the year ended December 31, 2008 in payment for this study.

In September 2007, the Company entered with AngioDynamics into a three-year OEM agreement under which the Company manufactures for AngioDynamics, on a non-exclusive basis, a private-label, 980-nanometer diode laser system. The system is designed for use with AngioDynamics’ NeverTouch™ VenaCure® patented endovenous therapy for treatment of varicose veins. The OEM agreement provides that the Company shall supply this laser on an exclusive basis to AngioDynamics, should AngioDynamics meet certain purchase requirements. Having received from AngioDynamics a purchase order that exceeded the minimum purchase requirement for delivery of lasers over the first contract year, the Company will now provide this laser exclusively to AngioDynamics for worldwide sale in the peripheral vascular treatment field. Notwithstanding,

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Significant Alliances/Agreements: – (continued)

AngioDynamics settled Diomed’s patent infringement claims against itself, AngioDynamics, and purchased the assets of Diomed out of bankruptcy. Having received no purchase orders from AngioDynamics in the last six months of 2008, it appears that AngioDynamics will source its diode lasers from the assets purchased from Diomed. The Company has no carrying value for the OEM arrangement on its balance sheet, as no up-front investment was required and no other costs have otherwise been capitalized.

In December 2007, the Company engaged Universal Business Solutions, Inc. (“UBS”) to distribute in the United States the line of spa products of the skin care segment. UBS will be a stocking distributor. The agreement is for 3 years.

Note 14 – Significant Customer Concentration:

No one customer represented 10% or more of total revenues for the year ended December 31, 2008, 2007 and 2006

Note 15 – Business Segment and Geographic Data:

Segments are distinguished by the Company’s management structure, products and services offered, markets served and types of customers. The Domestic XTRAC business derives its primary revenues from procedures performed by dermatologists in the United States. The International Dermatology Equipment segment, in comparison, generates revenues from the sale of equipment to dermatologists outside the United States through a network of distributors. The Skin Care (ProCyte) segment generates revenues by selling skincare products and by earning royalties on licenses for the Company’s patented copper peptide compound. The Surgical Products segment generates revenues by selling laser products and disposables to hospitals and surgery centers on both a domestic and international basis. For the years ended December 31, 2008, 2007 and 2006, the Company did not have material revenues from any individual customer.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Business Segment and Geographic Data: – (continued)

Unallocated operating expenses include costs incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses. Unallocated assets include cash, prepaid expenses and deposits. Goodwill that was carried at $2,944,423 at December 31, 2008 and 2007 has been allocated to the domestic and international XTRAC segments (i.e. International Dermatology Equipment) based upon its fair value as of the date of the Acculase buy-out in the amounts of $2,061,096 and $883,327, respectively. Goodwill of $13,973,385 at December 31, 2008 from the ProCyte acquisition has been entirely allocated to the Skin Care segment. The following tables reflect results of operations from our business segments for the periods indicated below:

	Year Ended December 31, 2008
	DOMESTIC XTRAC	INTERN’L DERM. EQUIPMENT	SKIN CARE	SURGICAL PRODUCTS AND OTHER	TOTAL
Revenues	$12,419,972	$3,782,456	$12,829,816	$5,738,048	$34,770,292
Costs of revenues	6,714,786	1,871,470	4,431,545	3,977,516	16,995,317

Gross profit	5,705,186	1,910,986	8,398,271	1,760,532	17,774,975

Allocated operating expenses:
Selling, general and administrative	8,141,717	248,262	6,883,466	377,489	15,650,934
Engineering and product development	168,214	20,790	461,702	422,509	1,073,215
Unallocated operating expenses	—	—	—	—	11,146,173

	8,309,931	269,052	7,345,168	799,998	27,870,322

Loss from operations	(2,604,745)	1,641,934	1,053,103	960,534	(10,095,347)
Interest expense, net	—	—	—	—	(1,032,597)

(Loss) income from continuing operations	(2,604,745)	1,641,934	1,053,103	960,534	(11,127,944)
Discontinued operations:
Income from discontinued operations	—	—	—	—	285,712
Sale of discontinued operations	—	—	—	—	(448,675)

Net (loss) income	$(2,604,745)	$1,641,934	$1,053,103	$960,534	$(11,290,907)

Segment assets	$17,369,541	$2,542,375	$18,398,212	$3,765,114	$42,075,242
Capital expenditures	$2,405,082	$25,363	$—	$31,241	$2,461,686

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Business Segment and Geographic Data: – (continued)

	Year Ended December 31, 2007
	DOMESTIC XTRAC	INTERN’L DERM. EQUIPMENT	SKIN CARE	SURGICAL PRODUCTS AND OTHER	TOTAL
Revenues	$9,141,857	3,256,505	$13,471,973	$5,176,108	$31,046,443
Costs of revenues	4,706,947	1,701,102	4,208,287	2,965,290	13,581,626

Gross profit	4,434,910	1,555,403	9,263,686	2,210,818	17,464,817

Allocated operating expenses:
Selling, general and administrative	6,189,047	251,318	5,812,185	395,211	12,647,761
Engineering and product development	—	—	391,928	407,180	799,108
Unallocated operating expenses	—	—	—	—	9,631,773

	6,189,047	251,318	6,204,113	802,391	23,078,642

Loss from operations	(1,754,137)	1,304,085	3,059,573	1,408,427	(5,613,825)
Refinancing charge	—	—	—	—	(441,956)
Interest expense, net	—	—	—	—	(529,489)

(Loss) income from continuing operations	(1,754,137)	1,304,085	3,059,573	1,408,427	(6,585,270)
Discontinued operations:
Income from discontinued operations	—	—	—	—	231,024

Net loss,	$(1,754,137)	$1,304,085	$3,059,573	$1,408,427	$(6,354,246)

Segment assets	$13,823,060	$2,194,876	$21,269,256	$4,946,011	$42,233,203
Capital expenditures	$3,324,411	$15,679	$6,917	$72,474	$3,419,481

	Year Ended December 31, 2006
	DOMESTIC XTRAC	INTERN’L DERM. EQUIPMENT	SKIN CARE	SURGICAL PRODUCTS AND OTHER	TOTAL
Revenues	$5,611,387	$2,186,424	$12,646,910	$5,800,865	$26,245,586
Costs of revenues	4,142,746	1,201,987	3,858,944	3,483,278	12,686,955

Gross profit	1,468,641	984,437	8,787,966	2,317,587	13,558,631

Allocated operating expenses:
Selling, general and administrative	4,408,753	193,947	5,580,985	517,487	10,701,172
Engineering and product development	—	—	498,602	507,998	1,006,600
Unallocated operating expenses	—	—	—	—	9,102,007

	4,408,753	193,947	6,079,587	1,025,485	20,728,808

Loss from operations	(2,940,112)	790,490	2,708,379	1,292,102	(7,251,148)
Interest expense, net	—	—	—	—	(521,769)

(Loss) income from continuing operations	(2,940,112)	790,490	2,708,379	1,292,102	(7,772,917)
Discontinued operations:
Income from discontinued operations	—	—	—	—	280,520
Sale of discontinued operations	—	—	—	—	—

Net (loss) income	$(2,940,112)	$790,490	$2,708,379	$1,292,102	$(7,492,397)

Segment assets	$11,143,750	$1,838,558	$21,750,716	$4,772,302	$39,505,326
Capital expenditures	$2,933,680	$885	$—	$70,215	$3,004,780

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Business Segment and Geographic Data: – (continued)

	December 31,
	2008	2007
Assets:
Total assets for reportable segments	$42,075,242	$42,233,203
Total assets held for sale	—	4,040,028
Other unallocated assets	4,639,027	10,413,472

Consolidated total	$46,714,269	$56,686,703

For the years ended December 31, 2008, 2007 and 2006, there were no material net revenues attributed to an individual foreign country. Net revenues by geographic area were as follows:

	Year Ended December 31,
	2008	2007	2006
Domestic	$27,398,356	$24,359,462	$20,746,866
Foreign	7,371,936	6,686,981	5,498,720

	$34,770,292	$31,046,443	$26,245,586

Note 16 – Quarterly Financial Data (Unaudited):

	For the Quarter Ended
	Mar. 31	Jun. 30	Sep. 30	Dec. 31
2008
Revenues	$8,330,000	$9,390,000	$8,797,000	$8,253,000
Gross profit	4,213,000	5,355,000	4,727,000	3,480,000
Net loss	(2,542,000)	(1,607,000)	(1,787,000)	(5,354,000)
Basic and diluted net loss per share(1)	$(0.28)	$(0.18)	$(0.20)	$(0.59)
Shares used in computing basic and diluted net loss per share(1)	9,004,601	9,004,601	9,004,601	9,004,601

	Mar. 31	Jun. 30	Sep. 30	Dec. 31
2007
Revenues	$7,207,000	$7,311,000	$7,023,000	$9,505,000
Gross profit	3,967,000	4,007,000	3,885,000	5,606,000
Net loss	(1,883,000)	(1,836,000)	(1,653,000)	(982,000)
Basic and diluted net loss per share(1)	$(0.21)	$(0.20)	$(0.18)	$(0.11)
Shares used in computing basic and diluted net loss per share(1)	8,933,722	8,958,450	8,993,840	9,004,601

	Mar. 31	Jun. 30	Sep. 30	Dec. 31
2006
Revenues	$6,465,000	$6,474,000	$6,498,000	$6,808,000
Gross profit	3,172,000	3,614,000	3,249,000	3,526,000
Net loss	(2,350,000)	(1,340,000)	(1,693,000)	(2,109,000)
Basic and diluted net loss per share(1)	$(0.32)	$(0.18)	$(0.22)	$(0.25)
Shares used in computing basic and diluted net loss per share(1)	7,453,374	7,517,456	7,522,733	8,462,840

(1)	Adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 – Valuation and Qualifying Accounts:

Description	Balance at Beginning of Period	Additions Charged to		Deductions(1)	Balance at End of Period
		Cost and Expenses	Other Accounts
For The Year Ended December 31, 2008:
Reserve for Doubtful Accounts	$520,913	$144,750	$—	$179,501	$486,162

Reserve for Excess and Obsolete Inventories	$1,124,345	$769,323	$—	$57,227	$1,836,441

For The Year Ended December 31, 2007:
Reserve for Doubtful Accounts	$496,540	$95,624	$—	$71,251	$520,913

Reserve for Excess and Obsolete Inventories	$1,354,443	$134,541	$—	$364,639	$1,124,345

For The Year Ended December 31, 2006:
Reserve for Doubtful Accounts	$734,450	$66,211	$—	$304,121	$496,540

Reserve for Excess and Obsolete Inventories	$931,719	$435,679	$—	$12,955	$1,354,443

(1)	Represents write-offs of specific accounts receivable and inventories.

Note 18 – Subsequent Events:

On January 26, 2009, the Company completed the reverse split of its common stock in the ratio of 1-for-7. The Company’s common stock began trading at the market opening on January 27, 2009 on a split-adjusted basis. The reverse split is intended to enable the Company to increase its marketability to institutional investors and to maintain its listing on the Nasdaq Global Market, among other benefits. As a result of the stock split, the Company now has 9,005,175 shares of common stock outstanding, taking into account any fractional shares issued.

On February 27, 2009, the Company completed the acquisition of PTL. Under the terms of the acquisition agreement, the initial purchase price of $13 million was paid at closing (“PTL Closing”), and under an earn-out provision, up to an additional $7 million of consideration to be paid to the sellers if certain gross profit milestones are met by the acquired PTL business between July 1, 2008 and June 30, 2009, subject to customary adjustments. The acquisition was funded through a convertible debt investment of $18 million from the Investor that closed simultaneously with the PTL Closing. The convertible note transaction financed the $13 million purchase price of the acquisition, and a further $5 million in working capital at the closing of the acquisition. Under the terms of the investment, the Investor will make up to an additional $7 million convertible debt investment in PhotoMedex in the event the additional consideration is payable under the terms of the PTL acquisition. After the payment of approximately $2 million of transaction expenses associated with the acquisition and the debt investment, the Company will have approximately $3 million remaining for use as working capital.

At the PTL Closing, in exchange for the Investor’s payment to the Company of a purchase price of $18 million, the Company issued the Investor (i) a Note in the principal amount of $18 million, and (ii) a Warrant to purchase 1,046,204 shares of our common stock. At the PTL Closing, the Company also paid the Investor a transaction fee of $210,000 in cash.

In connection with Amendment No. 1 to the Securities Purchase Agreement, at the PTL Closing the Company and the Investor entered into that certain Pledge and Security Agreement (the “Security Agreement”). As security for the Company’s obligations to the Investor under the SPA and the Notes, the Company granted the Investor a first priority security interest in: (i) all of the stock of (A) ProCyte Corporation, the Company’s wholly-owned subsidiary, and (B) Photo Therapeutics, Inc., which became a wholly-owned subsidiary of the Company at the PT Closing; (ii) 65% of the stock of Photo Therapeutics Limited, which also became a wholly-owned subsidiary of the Company at the PTL Closing; and (iii) certain other assets of the Company.

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(Unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$1,839,625	$3,658,607
Restricted cash	78,000	78,000
Accounts receivable, net of allowance for doubtful accounts of $433,000 and $486,000, respectively	4,476,354	5,421,688
Inventories, net	7,939,382	6,974,194
Prepaid expenses and other current assets	612,936	322,549

Total current assets	14,946,297	16,455,038
Property and equipment, net	9,998,325	10,388,406
Patents and licensed technologies, net	8,014,140	1,142,462
Goodwill	19,472,686	16,917,808
Other intangible assets, net	2,170,625	1,095,625
Other assets	1,144,487	714,930

Total assets	$55,746,560	$46,714,269

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of notes payable	$275,976	$28,975
Current portion of long-term debt	3,492,847	4,663,281
Accounts payable	6,144,320	5,204,334
Accrued compensation and related expenses	1,569,180	1,487,153
Accrued interest payable	124,800	—
Other accrued liabilities	1,438,760	864,433
Deferred revenues	836,536	798,675

Total current liabilities	13,882,419	13,046,851
Long-term liabilities:
Notes payable	54,341	77,239
Long-term debt	1,464,443	3,907,752
Convertible debt	17,307,824	—
Warrants related to convertible debt	345,133	—

Total liabilities	33,054,160	17,031,842

Stockholders’ equity:
Common stock, $0.01 par value, 21,428,572 shares authorized; 9,033,175 and 9,004,601 shares issued and outstanding, respectively	90,331	90,046
Additional paid-in capital	136,076,543	134,912,537
Accumulated deficit	(113,552,852)	(105,320,156)
Accumulated other comprehensive income	78,378	—
Total stockholders’ equity	22,692,400	29,682,427

Total liabilities and stockholders’ equity	$55,746,560	$46,714,269

*	The December 31, 2008 balance sheet was derived from the Company’s audited financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,
	2009	2008
Revenues:
Product sales	$6,118,941	$6,789,127
Services	2,478,051	2,077,999

	8,596,992	8,797,126
Cost of revenues:
Product cost of revenues	3,349,218	2,828,986
Services cost of revenues	1,531,839	1,240,670

	4,881,057	4,069,656

Gross profit	3,715,935	4,727,470

Operating expenses:
Selling and marketing	3,159,903	3,622,002
General and administrative	1,882,649	2,589,099
Engineering and product development	311,181	224,236
	5,353,733	6,433,337

Operating loss from continuing operations	(1,637,798)	(1,705,867)
Other income (loss):
Interest expense, net	(654,721)	(251,883)
Change in fair value of warrants (see Note 1)	281,462	—

Loss from continuing operations	(2,011,057)	(1,957,750)
Discontinued operations:
Income from discontinued operations, net of nil in taxes	—	39,059
Loss on sale of discontinued operations	—	131,186

Net loss	$(2,011,057)	$(1,787,505)

Basic and diluted net loss per share:
Continuing operations	$(0.22)	$(0.22)
Discontinued operations	$(0.00)	$0.02

Basic and diluted net loss per share	$(0.22)	$(0.20)

Shares used in computing basic and diluted net loss per share	9,033,175	9,004,601

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Nine Months Ended September 30,
	2009	2008
Revenues:
Product sales	$16,982,601	$20,549,712
Services	7,426,043	5,968,027

	24,408,644	26,517,739
Cost of revenues:
Product cost of revenues	8,464,916	8,682,917
Services cost of revenues	4,119,858	3,539,872

	12,584,774	12,222,789

Gross profit	11,823,870	14,294,950

Operating expenses:
Selling and marketing	10,701,822	11,490,801
General and administrative	7,971,767	6,968,801
Engineering and product development	849,588	881,268

	19,523,177	19,340,870

Operating loss from continuing operations	(7,699,307)	(5,045,920)
Other income (loss):
Interest expense, net	(1,738,567)	(761,020)
Change in fair value of warrants (see Note 1)	1,205,178	—

Loss from continuing operations	(8,232,696)	(5,806,940)
Discontinued operations:
Income from discontinued operations, net of nil in taxes	—	284,929
Loss on sale of discontinued operations	—	(414,658)

Net loss	$(8,232,696)	$(5,936,669)

Basic and diluted net loss per share:
Continuing operations	$(0.91)	$(0.65)
Discontinued operations	$(0.00)	$(0.01)

Basic and diluted net loss per share	$(0.91)	$(0.66)

Shares used in computing basic and diluted net loss per share	9,016,095	9,004,601

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

(Unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	Shares	Amount
BALANCE, DECEMBER 31, 2008	9,004,601	$90,046	$134,912,537	$(105,320,156)	$—	$29,682,427
Round up for fractional shares due to the reverse stock split	574	5	(5)	—	—	—
Stock options issued to consultants for services	—	—	42,533	—	—	42,533
Issuance of restricted stock	28,000	280	—	—	—	280
Amortization of expense for restricted stock	—	—	601,156	—	—	601,156
Change in cumulative translation adjustments	—	—	—	—	78,378	78,378
Stock-based compensation expense related to employee options	—	—	603,635	—	—	603,635
Registration costs	—	—	(83,313)	—	—	(83,313)
Net loss for the nine months ended September 30, 2009	—	—	—	(8,232,696)	—	(8,232,696)

BALANCE, SEPTEMBER 30, 2009	9,033,175	$90,331	$136,076,543	$(113,552,852)	$78,378	$22,692,400

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2009	2008
Cash Flows From Operating Activities:
Net loss	$(8,232,696)	$(5,936,669)
Adjustments to reconcile net loss to net cash used in operating activities-continuing operations:
Depreciation and amortization	3,409,245	3,078,475
Loss on sale of discontinued operations	—	414,658
Stock options issued to consultants for services	42,533	78,015
Stock-based compensation expense related to employee options and restricted stock	1,204,791	1,009,684
Provision for bad debts	55,088	89,259
Change in estimated fair value of warrant liability (See Note 1)	(1,205,178)	—
Changes in operating assets and liabilities, net of effects from discontinued operations:
Accounts receivable	1,733,253	(1,013,633)
Inventories	1,059,263	(254,490)
Prepaid expenses and other assets	98,453	642,448
Accounts payable	3,885	1,053,352
Accrued compensation and related expenses	46,121	(100,725)
Other accrued liabilities	155,143	371,049
Interest accrued on convertible debt	844,800	—
Deferred revenues	(538,488)	472,916

Net cash used in operating activities—continuing operations	(1,323,787)	(95,661)
Net cash provided by operating activities—discontinued operations	—	766,328

Net cash (used in) provided by operating activities	(1,323,787)	670,667

Cash Flows From Investing Activities:
Purchases of property and equipment	(61,511)	(229,942)
Lasers placed into service	(1,908,338)	(3,852,917)
Proceeds from disposition of discontinued operations	—	3,149,736
Deferred costs on proposed acquisition	—	(1,762,501)
Acquisition costs, net of cash received	(12,578,022)	—

Net cash used in investing activities—continuing operations	(14,547,871)	(2,695,624)
Net cash used in investing activities—discontinued operations	—	(68,462)

Net cash used in investing activities	(14,547,871)	(2,764,086)

Cash Flows From Financing Activities:
Registration costs	(83,313)	—
Issuance of restricted stock	280	—
Payments on long-term debt other than line of credit	—	(107,376)
Payments on notes payable	(261,756)	(672,399)
Advances on line of credit	—	3,600,209
Repayments on line of credit	(3,684,784)	(3,872,525)
Decrease in restricted cash and cash equivalents	—	39,000
Proceeds from convertible debt	18,000,000	—

Net cash provided by (used in) financing activities—continuing operations	13,970,427	(1,013,091)
Net cash provided by (used in) financing activities—discontinued operations	—	—

Net cash provided by (used in) financing activities	13,970,427	(1,013,091)

Effect of exchange rate changes on cash	82,249	—
Net decrease in cash and cash equivalents	(1,818,982)	(3,106,510)

Cash and cash equivalents, beginning of period	3,658,607	9,837,303

Cash and cash equivalents, end of period	$1,839,625	$6,730,793

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation:

The Company:

Background

PhotoMedex, Inc. and its subsidiaries (the “Company”) is a medical device and specialty pharmaceutical company focused on facilitating the cost-effective use of technologies for doctors, hospitals and surgery centers to enable their patients to achieve a higher quality of life. The Company currently operates in five distinct business units, or segments (as described in Note 14): four in Dermatology: Domestic XTRAC®, International Dermatology Equipment, Skin Care (ProCyte®) and Photo Therapeutics (PTL); and one in Surgical: Surgical Products (SLT®). The segments are distinguished by our management structure, products and services offered, markets served or types of customers. A sixth segment of our business, the Surgical Services segment, was sold on August 8, 2008 and was reported in the financial statements for 2008 as a discontinued operation, including its related assets.

The Domestic XTRAC segment generally derives revenues from procedures performed by dermatologists in the United States. Under these circumstances, the Company’s XTRAC laser system is placed in a dermatologist’s office without any initial capital cost to the dermatologist, and the Company charges a fee-per-use to treat skin disease. The Company also sells XTRAC lasers directly to customers, based generally on customer circumstances and preferences. In comparison to the Domestic XTRAC segment, the International Dermatology Equipment segment generates revenues solely from the sale of equipment and parts to dermatologists outside the United States through a network of distributors. The Skin Care segment generates revenues primarily by selling physician-dispensed skincare products worldwide. The Photo Therapeutics segment, a business acquired on February 27, 2009, generates revenues by selling light emitting diodes (“LEDs”) and associated skin care products for the treatment of a range of clinical and aesthetic dermatological conditions. It sells to professional users and, recently, to the home-use consumer market. See Note 2, Acquisition.

The Company designed and manufactured the XTRAC laser system to treat psoriasis, vitiligo, atopic dermatitis and leukoderma phototherapeutically. The Company has received clearances from the U.S. Food and Drug Administration (“FDA”) to market the XTRAC laser system for each of these indications. The XTRAC is approved by Underwriters’ Laboratories; it is also CE-marked, and accordingly a third party regularly audits the Company’s quality system and manufacturing facility. The manufacturing facility for the XTRAC is located in Carlsbad, California.

For the last several years, the Company has sought to obtain health insurance coverage for its XTRAC laser therapy to treat inflammatory skin disease, particularly psoriasis. The Company now benefits from the fact that more than 90% of the insured United States population has policies that provide nearly full reimbursement for the treatment of psoriasis by the XTRAC.

The Surgical Products segment generates revenues by selling laser products and disposables to hospitals and surgery centers both domestically and internationally. The Surgical Products segment also sells other non-laser products (e.g., the ClearESS® II suction-irrigation system).

The Surgical Services segment was a fee-based procedures business using mobile surgical laser equipment operated by Company technicians at hospitals and surgery centers in the United States. On August 8, 2008, the Company sold certain assets of the business including accounts receivable, inventory and equipment, for $3,149,737. See Note 2, Discontinued Operations.

The Company’s board of directors approved a 1-for-7 reverse stock split of the Company’s common stock, which became effective upon receiving stockholder consent on January 26, 2009. As a result of the reverse stock

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation: – (continued)

split, every seven shares of common stock were combined and reclassified into one share of common stock and the total number of shares outstanding was reduced from approximately 63 million shares to approximately 9 million shares for all periods presented.

Liquidity and Going Concern

As of September 30, 2009, the Company had an accumulated deficit of $113,552,852. To date, the Company has dedicated most of its financial resources to research and development, sales and marketing, and general and administrative expenses.

Cash and cash equivalents as of September 30, 2009 were $1,917,625, including restricted cash of $78,000. The Company has historically financed its activities with cash from operations, the private placement of equity and debt securities and borrowings under lines of credit.

Based on its presently available resources, including the private placement of it securities described below, the substantial reduction in the use of cash in the third quarter compared to the prior quarter and the third quarter of 2008 and the continuation of its restructuring efforts, the Company believes that it can fund operations through and beyond the fourth quarter of 2010. However, given the uncertainty in the general economic conditions and its impact on the Company’s business and industry, and in light of the Company’s historical operating losses and negative cash flows, there is no assurance that the Company will not require additional funds in order to continue as a going concern through and beyond the fourth quarter of 2010.

Starting in August 2009, the Company began to restructure its operations and redirect its efforts in a manner that management expects will result in improved results of operations. As part of such redirected efforts, management continues comprehensive efforts to minimize the Company’s operational costs and capital expenditures. In addition, the Company is developing strategies to increase ongoing revenue streams and has also refocused its sales efforts to convert customer relationships within the Domestic XTRAC segment which are underperforming under the consignment model, to a sale of the currently consigned equipment in order to make them more profitable and to accelerate cash receipts. In the quarter ended September 30, 2009, the Company sold 22 of these underperforming lasers, which generated approximately $592,000 in proceeds. The Company plans on continuing the conversion program through the fourth quarter of 2009 and anticipates raising proceeds similar to the proceeds raised in the third quarter. In addition, in an effort to preserve cash resources, the Company has secured from certain vendors extended payable arrangements.

On October 22, 2009, the Company closed a private placement of its common shares, which yielded gross proceeds of approximately $2.7 million and which improved the available cash. On November 10, 2009, the Company issued to an affiliate of one of the accredited investors participating in the October 22, 2009 closing an additional 230,000 shares at a price of $0.65 per share, which yielded additional gross proceeds of $149,500 in the placement. Although this financing, together with the Company’s other resources and arrangements with creditors, has satisfied its immediate liquidity constraints, the Company continues to explore additional opportunities to secure capital which may be used to develop new business opportunities that are not within its current forecasts or which may, if necessary, be used to fund operations. To raise additional equity financing, the Company must first offer any proposed terms to the Investor (defined below in Supplemental Cash Flow Information), and if the Investor declines such terms, then the Company has 30 days in which to consummate such equity financing. Any issuance of equity securities would dilute the holdings of existing stockholders, possibly to a material extent. There are no assurances, however, that the Company will obtain additional financing on favorable terms, or at all.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation: – (continued)

If the Company is unsuccessful with the restructuring of its operations and in securing additional financings, it may not be able to execute its business plan, which could have a negative impact on its working capital, and possibly its debt repayment or capital equipment needs. In such case the Company would assess all available or permitted alternatives. These conditions would raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result should the Company be unable to continue as a going concern.

Summary of Significant Accounting Policies:

Quarterly Financial Information and Results of Operations

The financial statements as of September 30, 2009 and for the three and nine months ended September 30, 2009 and 2008, are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company’s financial position as of September 30, 2009, and the results of operations and cash flows for the three and nine months ended September 30, 2009 and 2008. The results for the three and nine months ended September 30, 2009 are not necessarily indicative of the results to be expected for the entire year. While management believes that the disclosures presented are adequate to make the information not misleading, these consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The Surgical Services business segment is presented as discontinued operations for all 2008 periods presented.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The former subsidiaries of Photo Therapeutics Group Ltd. have been included in the financial statements from February 27, 2009, the closing date of the acquisition.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events or changes in prevailing economic conditions occur, as more experience is acquired, or as additional information is obtained.

See “Summary of Significant Accounting Policies” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the estimates and judgments necessary in the Company’s accounting for cash and cash equivalents, accounts receivable, inventories, property, equipment and depreciation, product development costs and fair value of financial instruments.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation: – (continued)

Fair Value Measurements

The Company measures fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“FASB ASC 820”). FASB ASC 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions there exists a three-tier fair-value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

•	Level 2 – inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•	Level 3 – unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The Company’s recurring fair value measurements at September 30, 2009 are as follows:

	Fair Value as of September 30, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Derivative financial instruments (Note 12)	$345,133	$—	$—	$345,133

The fair value of cash and cash equivalents is based on its demand value, which is equal to its carrying value. The fair values of notes payable and long-term debt are based on borrowing rates that are available to the Company for loans with similar terms, collateral and maturity. The estimated fair values of notes payable and long-term debt approximate the carrying values. Additionally, the carrying value of all other monetary assets and liabilities is estimated to be equal to their fair value due to the short-term nature of these instruments. The carrying amount of derivative instruments is marked to fair value. See Note 12, Warrants, for additional discussion.

Derivative Financial Instruments

The Company recognizes all derivative financial instruments as assets or liabilities in the financial statements and measures them at fair value with changes in fair value reflected as current period income or loss unless the derivatives qualify as hedges. As a result, certain warrants are now accounted for as derivatives. See Note 12, Warrants.

Revenue Recognition

The Company has two distribution channels for its phototherapy treatment equipment. The Company either (i) sells its lasers through a distributor or directly to a physician or (ii) places its lasers in a physician’s office (at no charge to the physician) and generally charges the physician a fee for an agreed upon number of treatments. In

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation: – (continued)

some cases, the Company and the customer stipulate to a quarterly or other periodic target of procedures to be performed, and accordingly revenue is recognized ratably over the period. When the Company sells an XTRAC laser to a distributor or directly to a foreign or domestic physician, revenue is recognized when the following four criteria have been met: (i) the product has been shipped and the Company has no significant remaining obligations; (ii) persuasive evidence of an arrangement exists; (iii) the price to the buyer is fixed or determinable; and (iv) collection is probable (“the Criteria”). At times, units are shipped, but revenue is not recognized, until all of the Criteria have been met and, until that time, the unit is carried on the books of the Company as inventory.

The Company ships most of its products FOB shipping point, although from time to time certain customers, for example governmental customers, will insist upon FOB destination. Among the factors the Company takes into account when determining the proper time at which to recognize revenue are when title to the goods transfers and when the risk of loss transfers. Shipments to distributors or physicians that do not fully satisfy the collection criterion are recognized when invoiced amounts are fully paid or fully assured.

Under the terms of the Company’s distributor agreements, distributors do not have a unilateral right to return any unit that they have purchased. However, the Company does allow products to be returned by its distributors for product defects or other claims.

When the Company places a laser in a physician’s office, it generally recognizes service revenue based on the number of patient treatments performed, or purchased under a periodic commitment, by the physician. Treatments in the form of random laser-access codes that are ordered by a physician from time to time, but not yet used, are deferred and recognized as a liability until the physician performs the treatment. Unused treatments remain an obligation of the Company because the treatments can only be performed on Company-owned equipment. Once the treatments are provided to a patient, this obligation has been satisfied.

The Company defers substantially all sales of treatment codes ordered by and delivered to its customers within the last two weeks of the period in determining the amount of procedures performed by its physician-customers. Management believes this approach closely approximates the actual amount of unused treatments that existed at the end of a period. As of September 30, 2009 and 2008, the Company deferred $491,150 and $1,038,213, respectively, under this approach.

The Company generates revenues from its Skin Care business primarily through product sales for skin health, hair care and wound care. The Company recognizes revenues on its products and copper peptide compound when they are shipped, net of returns and allowances. The Company ships the products FOB shipping point.

The Company generates revenues from its Photo Therapeutics business primarily from two channels. The first is through product sales of LEDs and skin care products. The second is through milestone payments and potential royalty payments from a licensing agreement. The Company recognizes revenues from the product sales, including sales to distributors and other customers, when the Criteria have been met. The Company recognizes the milestone payments when the milestones have been achieved and potential royalty revenues as they are earned from the licensee.

The Company generates revenues from its Surgical Products business primarily from product sales of laser systems, related maintenance service agreements, recurring laser delivery systems and laser accessories. Domestic sales generally are direct to the end-user, though the Company has some sales to or through a small number of domestic distributors; foreign sales are to distributors. The Company recognizes revenues from surgical laser and other product sales, including sales to distributors and other customers, when the Criteria have been met.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation: – (continued)

Revenue from maintenance service agreements is deferred and recognized on a straight-line basis over the term of the agreements. Revenue from billable services, including repair activity, is recognized when the service is provided.

Impairment of Long-Lived Assets and Intangibles

Long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the fair value of the asset. If the carrying amount of an asset exceeds the fair value, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as discontinued operations are presented separately in the appropriate asset and liability sections of the balance sheet. As of September 30, 2009, no such impairment exists.

Patent Costs and Licensed Technologies

Costs incurred to obtain or defend patents and licensed technologies are capitalized and amortized over the shorter of the remaining estimated useful lives or eight to 12 years. Developed technology was also recorded in connection with the acquisition of ProCyte in March 2005 and is being amortized on a straight-line basis over seven years. Significant patent costs were recorded in connection with the acquisition of the Photo Therapeutics segment in February 2009 and are being amortized on a straight-line basis over ten years. Other licenses, including the Stern and Mount Sinai licenses, are capitalized and amortized over the estimated useful lives of 10 years. (See Note 5, Patent and Licensed Technologies).

Management evaluates the recoverability of intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to fair value. As of September 30, 2009, no such write-down was required. (See Impairment of Long-Lived Assets and Intangibles).

Other Intangible Assets

Other intangible assets were recorded in connection with the acquisition of ProCyte in March 2005. With the exception of the Neutrogena intangible, which has been written down to zero, the assets are being amortized on a straight-line basis over 5 to 10 years. In addition, other intangible assets were recorded in connection with the acquisition of Photo Therapeutics in February 2009. These assets are being amortized on a straight-line basis over 10 years. See Note 2, Acquisition.

Management evaluates the recoverability of such other intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows is less than the net book value of the asset, the asset is written down to fair value. As of September 30, 2009 no such write-down was required. (See Impairment of Long-Lived Assets and Intangibles).

Goodwill

Goodwill was recorded in connection with the acquisition of Photo Therapeutics in February 2009, the acquisition of ProCyte in March 2005 and the acquisition of Acculase in August 2000.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation: – (continued)

Goodwill is the excess of the acquisition cost of businesses over the fair value of the identifiable net assets acquired. Goodwill is not amortized but reviewed annually (or more frequently under various conditions) for impairment using a fair value approach. The goodwill impairment assessment involves estimating the fair value of the reporting unit and comparing it to its carrying amount. If the carrying value of the reporting unit exceeds its estimated fair value, additional steps are followed to determine if an impairment of goodwill is required. The fair value of the reporting units is estimated using discounted cash flow methodologies, as well as considering third party market value indicators. Goodwill impairment is measured by the excess of the carrying amount of the reporting unit’s goodwill over its implied fair value. Calculating the fair value of the reporting units, and allocating the estimated fair value to all of the tangible assets, intangible assets and liabilities, requires significant estimates and assumptions by management. Should the estimates and assumptions regarding the fair value of the reporting units prove to be incorrect, the Company may be required to record additional impairments to its goodwill in future periods and such impairments could be material.

Accrued Warranty Costs

The Company offers a warranty on product sales generally for a one to two-year period. In the case of domestic sales of XTRAC lasers, however, the Company offers longer warranty periods, ranging from three to four years, in order to meet competition or meet customer demands. The Company provides for the estimated future warranty claims on the date the product is sold. Total accrued warranty is included in other accrued liabilities on the balance sheet. The activity in the warranty accrual during the nine months ended September 30, 2009 is summarized as follows:

Nine Months Ended September 30, 2009
(unaudited)
Accrual at beginning of period	$442,527
Additions due to PTL acquisition	227,334
Additions to accrued warranties	273,091
Expiring warranties	(112,828)
Claims satisfied	(135,132)

Accrual at end of period	$694,992

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes (“FASB ASC 740”). FASB ASC 740 prescribes that the use of the liability method be used for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. Any resulting net deferred tax assets are evaluated for recoverability and, accordingly, a valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized.

Net Loss per Share

The Company computes net loss per share by dividing net loss available to common stockholders by the weighted average of common shares outstanding for the period. Diluted net loss per share reflects the potential dilution from the conversion or exercise into common stock of securities such as stock options and warrants.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation: – (continued)

In these consolidated financial statements, diluted net loss per share from continuing operations is the same as basic net loss per share. Thus, no additional shares for the potential dilution from the conversion of the convertible note of the Investor, or from the exercise of options or of the Investor’s and others’ warrants, into common stock are treated as outstanding in the calculation of diluted net loss per share, since the result would be anti-dilutive. Common stock options and warrants of 934,626 and 1,524,461 as of September 30, 2009 and 2008, respectively, were excluded from the calculation of fully diluted earnings per share from continuing operations since their inclusion would have been anti-dilutive. Share amounts shown on the consolidated balance sheet as of December 31, 2008 and share amounts and basic and diluted net loss per share amounts shown on the consolidated statement of operations for the three and nine months ended September 30, 2008 have been adjusted to reflect the reverse stock split of 1-for-7 effective January 26, 2009, excluding the rounding up of fractional shares. For the three and nine months ended September 30, 2008, there was income from discontinued operations, but basic net income per share and diluted net income per share from discontinued operations for these periods were immaterial.

Comprehensive Income (Loss)

Comprehensive income (loss) is a more inclusive financial reporting method that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss). Comprehensive income (loss) is defined as net income and other changes in shareholders’ investment from transactions and events other than with shareholders. Total comprehensive income (loss) is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Net loss	$(2,011,057)	$(1,787,505)	$(8,232,696)	$(5,936,669)
Change in cumulative translation adjustment	(29,987)	—	78,378	—

Comprehensive loss	$(2,041,044)	$(1,787,505)	$(8,154,318)	$(5,936,669)

Share-Based Compensation

Share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the award using the straight-line method.

Supplemental Cash Flow Information

During the nine months ended September 30, 2009, the Company issued warrants to an investor that manages an investment fund (the “Investor”) in conjunction with a private placement of convertible debt which funded the Company’s purchase of the PTL business. These warrants were initially valued at $1,550,311, are carried as a liability and result in a discount from the face of the convertible debt. The Company paid interest payable on the convertible debt with an issuance of additional convertible note in the amount of $720,000. The Company financed certain insurance policies during the period through notes payable for $485,860.

During the nine months ended September 30, 2008, the Company financed certain insurance policies through notes payable for $635,243 and issued warrants to a leasing credit facility which are valued at $44,366, and which offset the carrying value of debt.

For the nine months ended September 30, 2009 and 2008, the Company paid interest of $1,745,993 and $892,932, respectively. Income taxes paid in the nine months ended September 30, 2009 and 2008 were immaterial.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation: – (continued)

Subsequent Events

The Company evaluated all subsequent events that occurred between September 30, 2009 and November 16, 2009. During this period no material subsequent events came to our attention, except as discussed in Note 16, Subsequent Events.

Accounting Standards Update

In June 2009, the FASB issued FASB ASC 105, Generally Accepted Accounting Principles (“ASC Topic 105”), which establishes the FASB Accounting Standards Codification as the sole source of authoritative generally accepted accounting principles. Pursuant to the provisions of FASB ASC 105, the Company has updated referenced to GAAP in its financial statements issued for the period ended September 30, 2009. The adoption of FASB ASC 105 did not impact the Company’s financial position or results of operation.

In April 2009, the FASB updated ASC topic 825, “Financial Instruments” (“ASC Topic 825”), which requires disclosures about fair value of financial instruments for interim reporting periods as well as in annual financial statements. The Company has adopted the amended provisions of ASC Topic 825 effective June 30, 2009 and has included the required disclosures in Note 12.

In May 2008, the FASB updated ASC topic 470, “Debt—Debt with Conversion and Other Options” (“ASC Topic 470”), which clarifies the accounting treatment of convertible debt instruments. Additionally, ASC Topic 470 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. ASC Topic 470 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company adopted the amended sections of ASC Topic 470 beginning in the first quarter of 2009, and this standard must be applied on a retrospective basis. The adoption of ASC Topic 470 did not have a material impact on the Company’s consolidated results of operations and financial condition.

Note 2 – Acquisition:

Photo Therapeutics Transaction:

On February 27, 2009, the Company completed the acquisition of the subsidiaries of Photo Therapeutics Group Ltd. The subsidiaries are Photo Therapeutics Ltd. (based in the United Kingdom) and Photo Therapeutics, Inc. (based in California) and are collectively referred to herein as “Photo Therapeutics” or “PTL.” Photo Therapeutics is a developer and provider of non-laser light aesthetic devices for the treatment of a range of clinical and non-clinical dermatological conditions.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Acquisition: – (continued)

The Company paid an aggregate purchase price of $13 million in the Photo Therapeutics acquisition. The fair value of the assets acquired and liabilities assumed were based on management estimates and values derived from an outside independent appraisal. Based on the purchase price allocation, the following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Cash and cash equivalents	$421,978
Accounts receivable	843,007
Inventories	1,979,983
Prepaid expenses and other current assets	187,232
Property and equipment	80,462
Patents and licensed technologies	7,400,000
Other intangible assets	1,500,000

Total assets acquired at fair value	12,412,662

Accounts payable	(936,099)
Accrued compensation and related expenses	(35,906)
Other accrued liabilities	(419,186)
Deferred revenues	(576,349)

Total liabilities assumed	(1,967,540)

Net assets acquired	$10,445,122

The purchase price exceeded the fair value of the net assets acquired by $2,554,878, which was recorded as goodwill. Acquisition costs amounting to $1,532,798 and incurred through December 31, 2008 were expensed as of December 31, 2008; acquisition costs amounting to $432,353 and incurred in 2009 were expensed as of February 27, 2009. Acquisition costs accruing after February 27, 2009 were immaterial and expensed. Based on its analyses, the Company determined that no earn-out will be due to Photo Therapeutics Group Ltd, and that no working capital adjustment will be made to the aggregate purchase price of $13 million. The Company has, to date, made no claims for indemnification out of the $1 million set aside in escrow on February 27, 2009.

The accompanying consolidated financial statements do not include any revenues or expenses related to the PTL business on or prior to February 27, 2009, the closing date of the acquisition. The Company’s unaudited pro-forma results for the three and nine months ended September 30, 2009 and 2008 are summarized in the following table, assuming the acquisition had occurred on January 1, 2008:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Net revenues	$8,596,992	$11,564,887	$25,236,052	$24,531,312
Net loss	$(2,011,057)	$(1,952,790)	$(8,945,839)	$(8,285,186)
Basic and diluted loss per share	$(0.22)	$(0.22)	$(0.99)	$(0.92)
Shares used in calculating basic and diluted loss per share	9,033,175	9,004,601	9,016,095	9,004,601

These unaudited pro-forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have actually resulted had the acquisition occurred on January 1, 2008, nor to be indicative of future results of operations.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Acquisition: – (continued)

Discontinued Operations:

Surgical Services was a fee-based procedures business using mobile surgical laser equipment operated by Company technicians at hospitals and surgery centers in the United States. The Company decided to sell this segment primarily because the growth rates and operating margins of the division had decreased as the business had changed to rely more heavily upon procedures performed using equipment from third-party suppliers, thereby limiting the profit potential of these services. After preliminary investigations and discussions, the Board of Directors of the Company decided on June 13, 2008 to enter into, with the aid of an investment banker, substantive, confidential discussions with potential third-party buyers and began to develop plans for implementing a disposal of the assets and operations of the business. The Company accordingly classified this former segment as held for sale in accordance with SFAS No. 144. On August 1, 2008, the Company entered into a definitive agreement to sell specific assets of the business including accounts receivable, inventory and equipment, for $3,500,000, subject to certain closing adjustments. Such closing adjustments resulted in net proceeds to the Company of $3,149,737. The transaction closed on August 8, 2008. No income tax benefit was recognized by the Company from the loss on the sale of discontinued operations.

Prior year financial statements for 2008 have been restated in conformity with generally accepted accounting principles to present the operations of Surgical Services as a discontinued operation.

Revenues from Surgical Services for the three and nine months ended September 30, 2008 were $736,298 and $4,398,047, respectively. Income from Surgical Services for the three and nine months ended September 30, 2008 were $39,059 and $284,929, respectively.

Note 3 – Inventories:

Set forth below is a detailed listing of inventories:

	September 30, 2009	December 31, 2008
	(unaudited)
Raw materials and work in progress	$4,929,090	$5,157,455
Finished goods	3,010,292	1,816,739

Total inventories	$7,939,382	$6,974,194

Work-in- progress is immaterial given the Company’s typically short manufacturing cycle, and therefore is disclosed in conjunction with raw materials. As of September 30, 2009 and December 31, 2008, the Company carried specific reserves for excess and obsolete stocks against its inventories of $2,027,037 and $1,836,441, respectively.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Property and Equipment:

Set forth below is a detailed listing of property and equipment:

	September 30, 2009	December 31, 2008
	(unaudited)
Lasers in service	$17,201,817	$17,288,400
Computer hardware and software	368,666	341,407
Furniture and fixtures	626,159	562,418
Machinery and equipment	832,406	830,778
Leasehold improvements	262,395	259,595
Vehicles	4,521	—

	19,295,964	19,282,598

Accumulated depreciation and amortization	(9,297,639)	(8,894,192)

Property and equipment, net	$9,998,325	$10,388,406

Depreciation and related amortization expense was $2,392,053 and $2,221,936 for the nine months ended September 30, 2009 and 2008, respectively.

Note 5 – Patents and Licensed Technologies:

Set forth below is a detailed listing of patents and licensed technologies:

	September 30, 2009	December 31, 2008
	(unaudited)
Patents, owned and licensed, at gross costs of $8,043,190 and $583,623, net of accumulated amortization of $828,015 and $359,195, respectively.	$7,215,175	$224,428
Other licensed or developed technologies, at gross costs of $2,332,364 and $2,328,059, net of accumulated amortization of $1,533,399 and $1,410,025, respectively.	798,965	918,034

	$8,014,140	$1,142,462

Related amortization expense was $592,194 and $159,037 for the nine months ended September 30, 2009 and 2008, respectively. Included in Patents is $7,400,000 in patents, patents pending and related know-how acquired in the Photo Therapeutics transaction. Included in other licensed or developed technologies is $200,000 in developed technologies acquired from ProCyte and $92,963 for the license from the Mount Sinai School of Medicine of New York University. The Company is also obligated to pay Mount Sinai a royalty on a combined base of domestic sales of XTRAC treatment codes used for psoriasis as well as for vitiligo. During the first four years of the license ending April 2010, however, Mount Sinai may elect to be paid royalties on an alternate base, comprised simply of treatments for vitiligo, but at a higher royalty rate than the rate applicable to the combined base. This technology is for the laser treatment of vitiligo and is included in other licensed or developed technologies.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 – Other Intangible Assets:

Set forth below is a detailed listing of other intangible assets, which were acquired in the Photo Therapeutics and ProCyte acquisitions and were recorded at their appraised fair values at the date of their respective acquisitions:

	September 30, 2009	December 31, 2008
	(unaudited)
Customer Relationships, at gross cost of $2,200,000 and $1,700,000, net of accumulated amortization of $1,571,899 and $1,287,735, respectively.	$628,101	$412,265
Tradename, at gross cost of $2,100,000 and $1,100,000, net of accumulated amortization of $557,476 and $416,640, respectively.	1,542,524	683,360

	$2,170,625	$1,095,625

Related amortization expense was $425,000 and $697,500 for the nine months ended September 30, 2009 and 2008, respectively. Customer Relationships embody the value to the Company of relationships that ProCyte and Photo Therapeutics had formed with their customers, as well as the value of a non-compete covenant agreed to by Photo Therapeutics Group Ltd. Tradename includes the name of “ProCyte” and various other trademarks associated with ProCyte products. It also includes the various trademarks associated with Photo Therapeutics products.

Note 7 – Accrued Compensation and related expenses:

Set forth below is a detailed listing of accrued compensation and related expenses:

	September 30, 2009	December 31, 2008
	(unaudited)
Accrued payroll and related taxes	$76,797	$348,677
Accrued vacation	178,880	143,922
Accrued commissions and bonus	824,057	930,355
Accrued severance	489,446	64,199

Total accrued compensation and related expense	$1,569,180	$1,487,153

The Board of Directors elected to terminate, without cause, the employment of Jeffrey F. O’Donnell, its Chief Executive Officer effective July 31, 2009. Under Mr. O’Donnell’s Employment Agreement, dated October 30, 2007, he was therefore entitled to: (i) severance equal to his base salary, including FICA taxes, from August 1, 2009 to July 31, 2010, amounting to $379,450; (ii) continuation of health benefits over the same twelve-month period, amounting to $11,579 and (iii) payment to him of an amount equal to the premiums necessary to maintain his life and disability insurance over the same twelve-month period, amounting to $8,818. These amounts have been recorded as accrued severance for the nine-month period ending September 30, 2009. In addition, there was the immediate vesting of all options and restricted stock that had been awarded to him and that were unvested as of July 31, 2009, amounting to compensation of $588,126. This accelerated vesting was recorded as additional paid in capital for the nine months ended September 30, 2009. The 96,557 options expire between March 1, 2010 and July 31, 2010 and have exercise prices of between $6.23 and $17.50. The 90,000 shares of restricted stock have now become free of contractual restrictions.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Other Accrued Liabilities:

Set forth below is a detailed listing of other accrued liabilities:

	September 30, 2009	December 31, 2008
	(unaudited)
Accrued professional and consulting fees	$439,169	$186,162
Accrued warranty	694,992	442,527
Accrued sales taxes	275,694	196,121
Accrued other expense	28,905	39,623

Total other accrued liabilities	$1,438,760	$864,433

Note 9 – Notes Payable:

Set forth below is a detailed listing of notes payable. The stated interest rate approximates the effective cost of funds from the notes:

	September 30, 2009	December 31, 2008
	(unaudited)
Note Payable—secured creditor, interest at 6%, payable in monthly principal and interest installments of $2,880 through June 2012	$84,646	$106,214
Note Payable—unsecured creditor, interest at 5.43%, payable in monthly principal and interest payments of $49,803 through February 2010	245,671	—

	330,317	106,214
Less: current maturities	(275,976)	(28,975)

Notes payable, net of current maturities	$54,341	$77,239

Note 10 – Long-term Debt:

In the following table is a summary of the Company’s long-term debt.

	September 30, 2009	December 31, 2008
	(unaudited)
Total borrowings on credit facility	$4,957,290	$8,571,033
Less: current portion	(3,492,847)	(4,663,281)

Total long-term debt	$1,464,443	$3,907,752

Term Note Credit Facility

In December 2007, the Company entered into a term-note facility with CIT Healthcare LLC and Life Sciences Capital LLC, as equal participants (collectively, “CIT”), for which CIT Healthcare acts as the agent. The facility originally had a maximum principal amount of $12 million and was for a term of one year. The stated interest rate for any draw under the credit facility was set as 675 basis points above the three-year Treasury rate. CIT levied no points on a draw. Each draw was secured by specific XTRAC laser systems consigned under usage agreements with physician-customers.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Long-term Debt: – (continued)

The first draw had two discrete components: carryover debt attributable to the former borrowings, as increased by extinguishment costs (including redemption of the certain warrants) which CIT financed; and debt newly incurred to CIT on XTRAC units not previously pledged. The carryover components maintained the monthly debt service payments with increases to principal and changes in the stated interest rates causing minor changes in the number of months set to pay off the discrete draws. The second component was self-amortizing over three years.

The beginning principal of each component was $6,337,325 and $3,990,000, respectively. The effective interest rate for the first draw was 12.50%. The pay-off of each component is between 27 to 36 months. On March 31, 2008, the Company made an additional draw under the credit facility for $840,000. This additional draw is amortized over 36 months at an effective interest rate of 8.55%. On June 30, 2008, the Company made another draw under the credit facility for $832,675 based on the limitations on gross borrowings under the facility. This draw is amortized over 36 months at an effective interest rate of 9.86%.

On September 30, 2008, the Company and CIT amended the credit facility to increase the amount the Company could draw on the credit facility by $1,927,534. The interest rate for draws against this amount was set at 850 basis points above the LIBOR rate two days prior to the draw. Each draw was to be secured by certain XTRAC laser systems consigned under usage agreements with physician-customers and the stream of payments generated from such lasers. Each draw has a repayment period of three years. On September 30, 2008, the Company made another draw under the credit facility for the maximum amount allowable under the credit facility. This draw is amortized over 36 months at an effective interest rate of 12.90%. CIT also raised certain defaults of the Company, which the Company took steps to cure and which CIT waived as of February 27, 2009. The Company has used its entire availability under the CIT credit facility.

In connection with the CIT credit facility, the Company issued warrants to purchase 235,525 shares of the Company’s common stock to each of CIT Healthcare and Life Sciences Capital in December 2007 (33,646 shares as adjusted to reflect the 1-for-7 reverse stock split effective January 26, 2009). In connection with the amendment to the CIT facility, the Company issued warrants to purchase an additional 192,753 shares to CIT Healthcare in September 2008 (27,536 shares as adjusted to reflect the 1-for-7 reverse stock split effective January 26, 2009). The warrants are treated as a discount to the debt and are accreted under the effective interest method over the repayment term of 36 months. The Company has accounted for these warrants as equity instruments since there is no option for cash or net-cash settlement when the warrants are exercised and there is no down-round price protection provision. The Company computed the value of the warrants using the Black-Scholes method. The key assumptions used to value the warrants are, after adjustment to reflect the 1-for-7 reverse stock split effective January 26, 2009, as follows:

	December 2007	September 2008
Number of warrants	67,292	27,536
Exercise price	$7.84	$3.08
Fair value of warrants	$221,716	$44,366
Volatility	59.44%	60.92%
Risk-free interest rate	3.45%	2.98%
Expected dividend yield	0%	0%
Expected warrant life	5 years	5 years

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Long-term Debt: – (continued)

The following table summarizes the future minimum payments that the Company expects to make for the draws made under the credit facility:

Year Ended December 31,
2009 for the last three months	$1,152,592
2010	3,444,783
2011	811,059

Total minimum payments	5,408,434
Less: interest	(401,840)
Less: unamortized warrant discount	(49,304)

Present value of total minimum obligations	$4,957,290

Note 11 – Convertible Debt:

In the following table is a summary of the Company’s convertible debt.

September 30, 2009
(unaudited)
Total borrowings on convertible debt facility	$17,307,824
Less: current portion	—

Total long-term debt	$17,307,824

The February 27, 2009 acquisition of Photo Therapeutics was funded simultaneously through a convertible debt investment of $18 million from the Investor. This convertible note transaction financed the $13 million purchase price of the acquisition, and a further $5 million in working capital at the closing of the acquisition. Under the terms of the investment, the Investor was obligated to invest up to an additional $7 million in convertible debt in the Company in the event that certain earn-out consideration would be payable under the terms of the Photo Therapeutics acquisition; however, based on its analyses, the Company determined that no earn-out payment was due. The intended use of the $5 million working capital provided was for payment of approximately $3 million in expenditures associated with the transaction with the balance to be used for general corporate purposes.

At the closing of the convertible debt financing, and in exchange for the Investor’s payment to the Company of the $18 million purchase price, the Company: (i) issued to the Investor (A) a convertible note in the principal amount of $18 million, and (B) a warrant to purchase 1,046,204 shares of the Company’s common stock; and (ii) paid a transaction fee of $210,000 in cash. The conversion price of the convertible note and the exercise price of the warrant are each $5.16 per share.

The note is due on February 27, 2014 with interest payments bi-annually at 8%, due on September 1 and March 1 of each year. The interest can be paid by the issuance of additional convertible notes. The effective interest rate is 11.64%, which takes into account paid interest as well as accreted interest under an effective interest method from the warrants and loan origination costs. The warrants that were issued give rise to a discount to the debt. This discount, as well as loan origination costs and the transaction fee paid to the Investor, are accreted as interest expense under the effective interest method over the repayment term of 60 months. On September 1, 2009, the Company satisfied an interest payment of $720,000 by issuance of an additional convertible note. This note has the same interest rate, convertible price per share and maturity date as the original convertible note. No warrant was issued with the additional convertible note. As of September 30, 2009, the total amount due under the convertible notes outstanding was $18,720,000 and the two notes are convertible into an aggregate of 3,626,837 shares of the Company’s common stock.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Convertible Debt: – (continued)

As security for the Company’s obligations to the Investor under the convertible notes, the Company granted to the Investor a first priority security interest in: (i) all of the stock of (A) ProCyte Corporation, the Company’s wholly-owned subsidiary, and (B) Photo Therapeutics, Inc., which became a wholly-owned subsidiary of the Company upon the acquisition of Photo Therapeutics; (ii) 65% of the stock of Photo Therapeutics Limited, which also became a wholly-owned subsidiary of the Company upon the acquisition of Photo Therapeutics; and (iii) certain other assets of the Company and its subsidiaries related to their skin care businesses.

Note 12 – Warrants:

The Company accounts for warrants and many convertible instruments that have provisions that protect holders from a decline in the stock price (or “down-round” provisions) as liabilities instead of equity. Down-round provisions reduce the exercise or conversion price of a warrant or convertible instrument if a company either issues equity shares for a price that is lower than the exercise or conversion price of those instruments or issues new warrants or convertible instruments that have a lower exercise or conversion price. The Company evaluated whether warrants to acquire its common stock contain provisions that protect holders from declines in the stock price or otherwise could result in modification of the exercise price and/or shares to be issued under the respective warrant agreements based on a variable that is not an input to the fair value of a “fixed-for-fixed” option.

The warrants issued to the Investor, in conjunction with the $18 million convertible note (see Note 11), contain a down-round provision. The Company concluded that the triggering event of the down-round provision was not based on an input to the fair value of “fixed-for-fixed” option and therefore is not considered indexed to the Company’s stock. The warrant contains a net settlement provision, and because it is not indexed to the Company’s stock, is accounted for as a derivative.

The Company recognizes these warrants as a liability at the fair value on each reporting date. The Company measured the fair value of these warrants as of September 30, 2009, and recorded other income of $281,462 and $1,205,178 resulting from the reduction of the liability associated with the fair value of the warrants for the three and nine months ended September 30, 2009, respectively. The Company has accounted for the Investor’s warrants as a liability due to the “down-round” price protection provision. See Note 1, Fair Value Measurements. The Company computed the value of the warrants using the Black-Scholes method. The following are the key assumptions used to value the warrants as of the dates indicated:

	Feb. 27, 2009	June 30, 2009	Sept. 30, 2009
Number of warrants	1,046,204	1,046,204	1,046,204
Exercise price	$5.16	$5.16	$5.16
Fair value of warrants	$1,550,311	$626,595	$345,133
Volatility	87.89%	88.68%	82.18%
Risk-free interest rate	2.69%	3.19%	2.93%
Expected dividend yield	0%	0%	0%
Expected warrant life	8 years	7.67 years	7.42 years

The Company’s recurring fair value measurements at September 30, 2009 related only to the warrants issued to the Investor, and had a fair value of $345,133. The inputs used in measuring the fair value of these warrants are of Level 3, significant unobservable inputs.

No other warrants issued by the Company contain down-round provisions.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Warrants: – (continued)

Recurring Level 3 Activity and Reconciliation

The table below provides a reconciliation of the beginning and ending balances for the liability measured at fair value using significant unobservable inputs (Level 3). The table reflects gains and losses for the nine months for all financial liabilities categorized as Level 3 as of September 30, 2009.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

Warrant liability:
Balance as of January 1, 2009	$—
Initial measurement of warrants	1,550,311
Decrease in fair value of warrants	(1,205,178)

Balance as of September 30, 2009	$345,133

Note 13 – Employee Stock Benefit Plans

The Company has three active, stock-based compensation plans available to grant, among other things, incentive and non-qualified stock options to employees, directors and third-party service-providers as well as restricted stock to key employees. At our Annual Meeting in January 26, 2009, our stockholders approved an increase of 285,715 shares in the number of shares reserved for the 2005 Equity Compensation Plan. A maximum of 1,165,714 shares of the Company’s common stock have been reserved for issuance under the 2005 Equity Compensation Plan. At September 30, 2009, 193,861 shares were available for future grants under this plan. Under the Outside Director Plan and under the 2005 Investment Plan, 91,787 shares and 55,428 shares, respectively, were available for issuance as of September 30, 2009. The Company’s other stock option plans are frozen and no further grants will be made from them. The foregoing figures reflect the 1-for-7 reverse split.

Stock option activity under all of the Company’s share-based compensation plans for the nine months ended September 30, 2009 was as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding, January 1, 2009	870,865	$12.46
Granted	247,342	1.24
Cancelled	(183,581)	12.86

Outstanding, September 30, 2009	934,626	$9.50

Options exercisable at September 30, 2009	568,674	$12.84

At September 30, 2009, there was $1,299,905 of total unrecognized compensation cost related to non-vested option grants and stock awards that is expected to be recognized over a weighted-average period of 2.94 years. The intrinsic value of options outstanding and exercisable at September 30, 2009 was not significant.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Employee Stock Benefit Plans – (continued)

The Company uses the Black-Scholes option-pricing model to estimate the fair value of stock option grants with the following weighted average assumptions:

Assumptions for Option Grants	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Risk-free interest rate	N/A	3.86%	3.46%	3.73%
Volatility	N/A	82.14%	88.67%	84.13%
Expected dividend yield	N/A	0%	0%	0%
Expected life	N/A	8.1 years	8.1 years	8.1 years
Estimated forfeiture rate	N/A	12%	12%	12%

The Company calculates expected volatility for a share-based grant based on historic daily stock price observations of its common stock during the period immediately preceding the grant that is equal in length to the expected term of the grant. For estimating the expected term of share-based grants made in the three and nine months ended September 30, 2009 and 2008, the Company uses the simplified method. The Company has used historical data to estimate expected employee behaviors related to option exercises and forfeitures and included these expected forfeitures as a part of the estimate of expense as of the grant date.

With respect to both grants of options and awards of restricted stock, the risk-free rate of interest is based on the U.S. Treasury rates appropriate for the expected term of the grant or award.

On June 15, 2009, the Company awarded 28,000 shares of restricted stock to its senior executives. These restricted shares have a purchase price of $0.01 per share; the shares will vest, and no longer be subject to the Company’s right of repurchase, if the Company achieves positive adjusted net income in the year ended December 31, 2010, where adjusted net income is defined as net income after taxes, excluding income and expense from stock options and warrants. The Company determined the fair value of the awards to be the fair value of the Company’s common stock on the date of issuance less the value paid for the award. The value was then weighted based on the probability of achieving the parameters behind the vesting of the restricted stock.

At September 30, 2009, there were 210,857 outstanding restricted shares of stock that had been issued from the Company’s compensation plans.

Compensation expense for the three months ended September 30, 2009 included $80,422 from stock option grants and $54,861 from restricted stock awards. Compensation expense for the three months ended September 30, 2008 included $262,971 from stock option grants and $103,623 from restricted stock awards.

Compensation expense for the nine months ended September 30, 2009 included $354,538 from stock option grants and $262,107 from restricted stock awards. Compensation expense for the nine months ended September 30, 2008 included $698,816 from stock option grants and $310,868 from restricted stock awards.

Compensation expense for the three and nine months ended September 30, 2009 included $249,077 from stock option grants and $339,049 from restricted stock awards related to the accelerated vesting in connection with the termination of the Company’s former chief executive officer. No similar amounts were recorded during 2008.

Compensation expense is presented as part of the operating results in selling, general and administrative expenses. For stock options granted to consultants, an additional selling, general, and administrative expense in the amount of $11,648 and $42,553 was recognized during the three and nine months ended September 30, 2009, respectively. For stock options granted to consultants, an additional selling, general, and administrative expense in the amount of $15,635 and $78,015 was recognized during the three and nine months ended September 30, 2008, respectively.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Business Segment and Geographic Data

Segments are distinguished by the Company’s management structure, products and services offered, markets served and types of customers. The Domestic XTRAC business generally derives its revenues from procedures performed by dermatologists in the United States. The International Dermatology Equipment segment, in comparison, generates revenues from the sale of equipment to dermatologists outside of the United States through a network of distributors. The Skin Care (ProCyte) segment generates primary revenues by selling skincare products. The Photo Therapeutics (PTL) segment generates revenues by selling LED and associated skincare products for the treatment of a range of clinical and aesthetic dermatological conditions and by earning milestone payments and potential royalties, from a licensing agreement. The Surgical Products segment generates revenues by selling laser products and disposables to hospitals and surgery centers on both a domestic and an international basis. For the three and nine months ended September 30, 2009 and 2008, the Company did not have material revenues from any individual customer.

Unallocated operating expenses include costs that are not specific to a particular segment but are general to the group; included are expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses. Unallocated assets include cash, prepaid expenses and deposits. Goodwill from the buy-out of Acculase that was carried at $2,944,423 at September 30, 2009 and 2008 has been allocated to the domestic and international XTRAC segments based upon its fair value as of the date of the buy-out in the amounts of $2,061,096 and $883,327, respectively. Goodwill of $13,973,385 at September 30, 2009 and 2008 from the ProCyte acquisition has been entirely allocated to the Skin Care segment. Goodwill of $2,554,878 at September 30, 2009 from the Photo Therapeutics acquisition has been entirely allocated to the PTL segment.

The following tables reflect results of operations from our business segments for the periods indicated below:

	Three Months Ended September 30, 2009 (unaudited)
	DOMESTIC XTRAC	INTERN’L DERM. EQUIPMENT	SKIN CARE	PTL	SURGICAL PRODUCTS AND OTHER	TOTAL
Revenues	$3,546,777	$819,568	$2,047,089	$1,236,042	$947,516	$8,596,992
Costs of revenues	2,153,152	628,855	589,371	812,462	697,217	4,881,057

Gross profit	1,393,625	190,713	1,457,718	423,580	250,299	3,715,935

Gross profit %	39.3%	23.3%	71.2%	34.3%	26.4%	43.2%
Allocated operating expenses:
Selling, general and administrative	1,732,171	44,510	1,049,813	512,201	40,814	3,379,509
Engineering and product development	—	—	95,381	95,470	120,331	311,182
Unallocated operating expenses	—	—	—	—	—	1,663,042

	1,732,171	44,510	1,145,194	607,671	161,145	5,353,733

Income (loss) from operations	(338,546)	146,203	312,524	(184,091)	89,154	(1,637,798)
Interest expense, net	—	—	—	—	—	(654,721)
Change in fair value of warrant	—	—	—	—	—	281,462

(Loss) income from continuing operations	(338,546)	146,203	312,524	(184,091)	89,154	(2,011,057)
Discontinued operations:
Income from discontinued operations	—	—	—	—	—	—

Net (loss) income	$(338,546)	$146,203	$312,524	$(184,091)	$89,154	$(2,011,057)

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Business Segment and Geographic Data – (continued)

	Three Months Ended September 30, 2008 (unaudited)
	DOMESTIC XTRAC	INTERN’L DERM. EQUIPMENT	SKIN CARE	PTL	SURGICAL PRODUCTS AND OTHER	TOTAL
Revenues	$3,001,878	$1,096,853	$3,627,940	$—	$1,070,455	$8,797,126
Costs of revenues	1,620,060	586,865	1,288,946	—	573,785	4,069,656

Gross profit	1,381,818	509,988	2,338,994	—	496,670	4,727,470

Gross profit %	46.0%	46.5%	64.5%	N/A	46.4%	53.7%
Allocated operating expenses:
Selling, general and administrative	1,933,848	68,665	1,486,800	—	151,690	3,641,003
Engineering and product development	—	—	114,336	—	109,900	224,236
Unallocated operating expenses	—	—	—	—	—	2,568,098

	1,933,848	68,665	1,601,136	—	261,590	6,433,337

Income (loss) from operations	(552,030)	441,323	737,858	—	235,080	(1,705,867)
Interest expense, net	—	—	—	—	—	(251,883)

(Loss) income from continuing operations	(552,030)	441,323	737,858	—	235,080	(1,957,750)
Discontinued operations:
Income from discontinued operations	—	—	—	—	—	39,059
Sale of discontinued operations						131,186

Net (loss) income	$(552,030)	$441,323	$737,858	$—	$235,080	$(1,787,505)

	Nine Months Ended September 30, 2009 (unaudited)
	DOMESTIC XTRAC	INTERN’L DERM. EQUIPMENT	SKIN CARE	PTL*	SURGICAL PRODUCTS AND OTHER	TOTAL
Revenues	$9,381,389	$2,879,259	$6,261,278	$3,262,678	$2,624,040	$24,408,644
Costs of revenues	5,059,613	1,917,810	2,038,094	1,653,087	1,916,170	12,584,774

Gross profit	4,321,776	961,449	4,223,184	1,609,591	707,870	11,823,870

Gross profit %	46.1%	33.4%	67.4%	49.3%	27.0%	48.4%
Allocated operating expenses:
Selling, general and administrative	5,559,618	225,739	3,813,839	1,538,051	217,264	11,354,511
Engineering and product development	—	—	314,433	186,762	348,394	849,589
Unallocated operating expenses	—	—	—	—	—	7,319,077

	5,559,618	225,739	4,128,272	1,724,813	565,658	19,523,177

Income (loss) from operations	(1,237,842)	735,710	94,912	(115,222)	142,212	(7,699,307)
Interest expense, net	—	—	—	—	—	(1,738,567)
Change in fair value of warrant	—	—	—	—	—	1,205,178

(Loss) income from continuing operations	(1,237,842)	735,710	94,912	(115,222)	142,212	(8,232,696)
Discontinued operations:
Income from discontinued operations	—	—	—	—	—	—

Net (loss) income	$(1,237,842)	$735,710	$94,912	$(115,222)	$142,212	$(8,232,696)

*	From February 27, 2009 (the date of acquisition) through September 30, 2009.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Business Segment and Geographic Data – (continued)

	Nine Months Ended September 30, 2008 (unaudited)
	DOMESTIC XTRAC	INTERN’L DERM. EQUIPMENT	SKIN CARE	PTL	SURGICAL PRODUCTS AND OTHER	TOTAL
Revenues	$8,546,583	$2,963,031	$10,327,189	$—	$4,680,936	$26,517,739
Costs of revenues	4,534,644	1,493,553	3,429,410	—	2,765,182	12,222,789

Gross profit	4,011,939	1,469,478	6,897,779	—	1,915,754	14,294,950

Gross profit %	46.9%	49.6%	66.8%	N/A	40.9%	54.0%
Allocated operating expenses:
Selling, general and administrative	5,989,789	206,546	4,891,899	—	459,568	11,547,802
Engineering and product development	168,214	20,790	361,970	—	330,294	881,268
Unallocated operating expenses	—	—	—	—	—	6,911,800

	6,158,003	227,336	5,253,869	—	789,862	19,340,870

Income (loss) from operations	(2,146,064)	1,242,142	1,643,910	—	1,125,892	(5,045,920)
Interest expense, net	—	—	—	—	—	(761,020)

(Loss) income from continuing operations	(2,146,064)	1,242,142	1,643,910	—	1,125,892	(5,806,940)
Discontinued operations:
Income from discontinued operations	—	—	—	—	—	284,929
Loss on sale of discontinued operations	—	—	—	—	—	(414,658)

Net (loss) income	$(2,146,064)	$1,242,142	$1,643,910	$—	$1,125,892	$(5,936,669)

	September 30, 2009	December 31, 2008
	(unaudited)
Assets:
Total assets for reportable segments	$52,458,146	$42,075,242
Other unallocated assets	3,288,414	4,639,027

Consolidated total	$55,746,560	$46,714,269

For the three and nine months ended September 30, 2009 and 2008 there were no material net revenues attributed to any individual foreign country. Net revenues by geographic area were, as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Domestic	$6,512,236	$6,702,085	$18,098,780	$20,766,092
Foreign	2,084,756	2,095,041	6,309,864	5,751,647

	$8,596,992	$8,797,126	$24,408,644	$26,517,739

The Company discusses segmental details in its Management Discussion & Analysis found elsewhere in its Form 10-Q for the period ending September 30, 2009.

PHOTOMEDEX, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Significant Alliances/Agreements

The Company continues its alliance with GlobalMed (Asia) Technologies Co., Inc. as well as with the Mount Sinai School of Medicine as described in our Annual Report on Form 10-K for the year ended December 31, 2008.

With respect to the Clinical Trial Agreement protocol with the University of California at San Francisco, Dr. Koo presented the favorable findings from the study at the Hawaii Dermatology Seminar in March 2008. Dr. Koo concluded that the XTRAC Excimer Laser may be appropriate for the majority of moderate to severe psoriasis sufferers. It also allows dermatologists to treat those patients with a high level of safety, as opposed to the use of many systemic products. Other phototherapy treatments such as broad-band or narrow-band ultraviolet-B (“UVB”) can also be used; however, undesirable aspects of these treatments include exposure of healthy skin to UVB light, and the inconvenience of extended treatment periods, which are often necessary for moderate to severe patients. We expensed $189,000 in 2008 in payment for this study. At the annual meeting of the American Academy of Dermatology in March 2009, Dr. Koo delivered a follow-up presentation of his earlier favorable findings. At the meeting, the Company introduced its XTRAC Velocity™ excimer laser.

Note 16 – Subsequent Events

On October 22, 2009, the Company closed a private placement of 4,165,765 common shares of its common stock at a price of $0.65 per share. Gross proceeds from the private placement were approximately $2.7 million. The purchasers were accredited investors some of which were institutions. On November 10, 2009, the Company issued to an affiliate of one of the accredited investors participating in the October 22, 2009 closing an additional 230,000 shares at a price of $0.65 per share, which yielded additional gross proceeds of $149,500 in the placement. No finders’ fees or warrants were involved in the placement. The Company intends to use the proceeds from the private placement for general working capital purposes.

On November 4, 2009, Christina L. Allgeier was appointed the Chief Financial Officer of the Company.

1,700,000 Shares

PhotoMedex, Inc.

Common Stock

PROSPECTUS

Rodman & Renshaw, LLC	Ladenburg Thalmann & Co. Inc.

                    , 2010

Until                     , 2010, all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All of such expenses are estimates, except the fees payable to the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Securities and Exchange Commission registration fee	$1,798.15

Financial Industry Regulatory Authority fee	$1,500.00

Printing and mailing expenses	$100,000.00

Legal fees and expenses	$350,000.00

Accounting fees and expenses	$45,000.00

Transfer agent and registrar fees	$30,000.00

Miscellaneous fees and expenses	$136,701.85

Total:	$665,000.00

Item 14.	Indemnification of Directors and Officers

Our restated certificate of incorporation, as amended, and our amended and restated bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and stockholders and other items. Our certificate of incorporation and bylaws also contain extensive indemnification provisions, which will permit us to indemnify our officers and directors to the maximum extent provided by Delaware law. Pursuant to our restated certificate of incorporation and under Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. We have also instituted a new form of indemnification agreement between the directors and the Company, whereby directors may be indemnified by us against claims brought against them out of their services to us. All of our current directors have entered into such an indemnification agreement.

We have obtained directors’ and officers’ liability insurance which expires on April 15, 2010. We are required to maintain such insurance as a covenant under the form of indemnification agreement for members of the Board of Directors.

Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145 of the DGCL also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity, for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under Section 145 of the DGCL.

Item 15.	Recent Sales of Unregistered Securities

On October 22, 2009, we sold 694,295 shares of our common stock to certain purchasers in a private placement transaction at a price of $3.90 per share. On November 10, 2009, we issued to an affiliate of one of the accredited investors participating in the October 22, 2009 closing an additional 38,333 shares at the same price of $3.90 per share.

On February 27, 2009, we issued one of the Convertible Notes in an aggregate principal amount of $18.0 million to one of our investors. In connection with the issuance of this Convertible Note, we also issued to this investor a warrant to purchase 174,368 shares of our common stock at price per share of $30.96912. This Convertible Note was initially convertible into 581,225 shares of our common stock at a conversion price of $30.96912 per share. On September 1, 2009, as payment of interest in kind, we issued a second Convertible Note in an aggregate principal amount of $720,000 to this same investor, which Convertible Note was initially convertible into 23,249 shares of our common stock at a conversion price of $30.96912 per share. As of February 4, 2010, the Convertible Notes are convertible into an aggregate of 846,736 shares of our common stock at a conversion price of $22.10844 per share and the warrant is exercisable for 244,251 shares of our common stock at an exercise price of $22.10844 per share.

On September 30, 2008, we issued a warrant to CIT Healthcare LLC, which warrant was initially exercisable for 4,590 shares of our common stock at an exercise price of $18.48 per share.

On December 31, 2007, we issued a warrant to each of CIT Healthcare LLC and Life Sciences Capital LLC, which warrants were each initially exercisable for 5,608 shares of our common stock at an exercise price of $47.04 per share.

We relied on Section 4(2) of the Securities Act and Regulation D promulgated thereunder for an exemption from the registration requirements of the Securities Act for each of the issuances noted above. Each of the certificates representing the shares issued in the private placement consummated in the fourth quarter of 2009 contains (and each share of common stock issued upon conversion or exercise of the Convertible Notes or warrants described above will contain) a restrictive legend preventing the sale, transfer or other disposition of such Shares unless registered or otherwise permitted under the Securities Act.

Item 16.	Exhibits

(a)(1) Financial Statements

Consolidated balance sheet of PhotoMedex, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the 3-year period ended December 31, 2008.

(a)(2) Financial Statement Schedules

All schedules have been omitted because they are not required, not applicable, or the information is otherwise set forth in the consolidated financial statements or notes thereto.

(b) Exhibits

1.1*	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger, dated September 25, 2002, between PhotoMedex, Inc., J Merger Corp., Inc. and Surgical Laser Technologies, Inc.(1)

2.2	Agreement and Plan of Merger, dated December 1, 2004, between PhotoMedex, Inc., Gold Acquisition Merger Corp. and ProCyte Corporation(2)

2.3	Securities Purchase Agreement, dated October 31, 2006, by and between PhotoMedex, Inc. and each purchaser a party thereto(3)

2.4	Purchase Agreement, dated August 4, 2008, by and among PhotoMedex, Inc., Photo Therapeutics Group Limited and Neil Crabb(21)

2.5	Asset Purchase Agreement, dated August 1, 2008, by and between PhotoMedex, Inc. and PRI Medical Technologies, Inc.(21)

3.1	Restated Certificate of Incorporation, filed on August 8, 2000(4)

3.2	Amendment to Restated Certificate of Incorporation, filed on January 6, 2004(22)

3.3	Amendment to Restated Certificate of Incorporation, filed on January 26, 2009(27)

3.4	Certificate of Amendment of Restated Certificate of Incorporation of PhotoMedex, Inc., filed on February 3, 2010(32)

3.5	Amended and Restated Bylaws(5)

3.6	Amended Section 6.01 of the Bylaws, October 30, 2007(19)

4.1	Securities Purchase Agreement, dated August 4, 2008, by and between PhotoMedex, Inc. and Perseus Partners VII, LP, including Form of Convertible Note, Form of Warrant and Registration Rights Agreement(21)

4.2	Amendment No. 1 to Securities Purchase Agreement, dated February 27, 2009(24)

4.3	First Tranche Convertible Promissory Note, dated February 27, 2009(24)

4.4	Pledge and Security Agreement, dated February 27, 2009(24)

4.5	First Tranche Warrant, dated February 27, 2009(24)

4.6	Registration Rights Agreement, dated February 27, 2009(26)

4.7	Form of Securities Purchase Agreement, dated October 22, 2009, between PhotoMedex, Inc. and each Purchaser(29)

4.8	PhotoMedex Inc. Secured Convertible Promissory Note, dated September 1, 2009(30)

5.1*	Opinion of Morgan, Lewis & Bockius LLP

10.1	Lease Agreement dated May 29, 1996, between Surgical Laser Technologies, Inc. and Nappen & Associates (Montgomeryville, Pennsylvania)(5)

10.2	Lease Renewal Agreement, dated January 18, 2001, between Surgical Laser Technologies, Inc. and Nappen & Associates(5)

10.3	Lease Agreement, dated July 10, 2006, PhotoMedex, Inc. and Nappen & Associates(6)

10.4	Standard Industrial/Commercial Multi-Tenant Lease - Net, dated July 30, 2008 (additional facility at Carlsbad, California)(26)

10.5	Standard Industrial/Commercial Multi-Tenant Lease Net, dated March 17, 2005 (Carlsbad, California)(8)

10.6	Industrial Real Estate Lease, dated May 3, 2007, and delivered December 14, 2007(26)

10.7	License and Development Agreement, dated May 22, 2002, between Surgical Laser Technologies, Inc. and Reliant Technologies, Inc.(5)

10.8	Settlement Agreement and Release, dated November 11, 2008, by and among Allergan, Inc., Murray A. Johnstone, MD, PhotoMedex, Inc. and ProCyte Corporation(26)

10.9	Master Purchase Agreement, dated September 7, 2004, between PhotoMedex, Inc. and Stern Laser, srl(9)

10.10	Master Lease Agreement, dated June 25, 2004, between PhotoMedex, Inc. and GE Capital Corporation(10)

10.11	Investment Agreement, dated March 30, 2006, between AzurTec, Inc. and PhotoMedex, Inc.(11)

10.12	License Agreement, dated March 30, 3006, between AzurTec, Inc. and PhotoMedex, Inc.(11)

10.13	License Agreement, dated March 31, 2006, and effective April 1, 1006, between the Mount Sinai School of Medicine and PhotoMedex, Inc.(12)

10.14	2005 Equity Compensation Plan, approved December 28, 2005(13)

10.15	2005 Investment Plan, approved December 28, 2005(13)

10.16	Amended and Restated 2000 Non-Employee Director Stock Option Plan(1)

10.17	Amended and Restated 2000 Stock Option Plan(1)

10.18	2004 Stock Option Plan, assumed from ProCyte(14)

10.19	1996 Stock Option Plan, assumed from ProCyte(14)

10.20	1991 Restated Stock Option Plan for Non-Employee Directors, assumed from ProCyte(14)

10.21	1989 Restated Stock Option Plan, assumed from ProCyte(14)

10.22	Amended and Restated Employment Agreement with Jeffrey F. O’Donnell, dated October 30, 2007(19)

10.23	Amended and Restated Employment Agreement with Dennis M. McGrath, dated September 1, 2007(19)

10.24	Amended and Restated Employment Agreement of Michael R. Stewart, dated September 1, 2007(19)

10.25	Employment Agreement of John F. Clifford, dated March 18, 2005(2)

10.26	Employment Agreement of Robin L. Carmichael, dated March 18, 2005(2)

10.27	Separation Agreement, effective June 30, 2006, between PhotoMedex, Inc. and John F. Clifford.(15)

10.28	Restricted Stock Purchase Agreement of Jeffrey F. O’Donnell, dated January 15, 2006(8)

10.29	Restricted Stock Purchase Agreement of Dennis M. McGrath, dated January 15, 2006(8)

10.30	Consulting Agreement dated January 21, 1998 between the Company and R. Rox Anderson, M.D.(7)

10.31	Restricted Stock Purchase Agreement of Jeffrey F. O’Donnell, dated May 1, 2007(17)

10.32	Restricted Stock Purchase Agreement of Dennis M. McGrath, dated May 1, 2007(17)

10.33	Restricted Stock Purchase Agreement of Michael R. Stewart, dated May 1, 2007(17)

10.34	Restricted Stock Purchase Agreement of Michael R. Stewart, dated August 13, 2007(18)

10.35	Amended and Restated 2000 Non-Employee Director Stock Option Plan, dated as of June 26, 2007(17)

10.36	Amended and Restated 2005 Equity Compensation Plan, dated as of June 26, 2007, as amended on October 28, 2008(25)

10.37	Master Term Loan and Security Agreement, dated December 31, 2007 among PhotoMedex, Inc., CIT Healthcare LLC, as Agent and Lender, and Life Sciences Capital LLC, as Lender(20)

10.38	Omnibus Amendment dated September 30, 2008 by and among CIT Healthcare LLC, Life Sciences Capital LLC and PhotoMedex, Inc.(23)

10.39	Amendment No. 1 to Omnibus Amendment, dated February 27, 2009(24)

10.40	Form of Indemnification Agreement for directors and executive officers of PhotoMedex, Inc.(24)

10.41	Restricted SPA of Dennis M. McGrath, dated June 15, 2009(28)

10.42	Restricted SPA of Michael R. Stewart, dated June 15, 2009(28)

10.43	Co-Promotion Agreement, dated as of January 7, 2010, between PhotoMedex, Inc. and Galderma Laboratories, L.P.(31)

22.1†	List of subsidiaries of the Company

23.1*	Consent of Morgan, Lewis & Bockius, LLP

23.2	Consent of Amper, Politziner & Mattia LLP

*	To be provided by amendment.

†	Previously filed.

(1)	Filed as part of our Registration Statement on Form S-4, as filed with the Commission on October 18, 2002, and as amended.

(2)	Filed as part of our Registration Statement on Form S-4/A filed with the Commission on January 21, 2005, and as amended.

(3)	Filed as part of our Current Report on Form 8-K, dated November 6, 2006.

(4)	Filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(5)	Filed as part of our Annual Report on Form 10-K for the year ended December 31, 2002.

(6)	Filed as part of our Annual Report on Form 10-K for the year ended December 31, 2006.

(7)	Filed as part of our Registration Statement on Form S-1, as filed with the Commission on January 28, 1998, as amended.

(8)	Filed as part of our Annual Report on Form 10-K for the year ended December 31, 2005.

(9)	Filed as part of our Current Report on Form 8-K, dated September 10, 2004.

(10)	Filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

(11)	Filed as part of our Current Report on Form 8-K, filed on April 6, 2006.

(12)	Filed as part of our Current Report on Form 8-K, filed on April 10, 2006.

(13)	Filed as part of our Definitive Proxy Statement on Schedule 14A, as filed with the Commission on November 15, 2005.

(14)	Filed as part of our Registration Statement on Form S-8, as filed with the Commission on April 13, 2005.

(15)	Filed as part of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

(16)	Filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

(17)	Filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

(18)	Filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

(19)	Filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007.

(20)	Filed as part of our amended Annual Report on Form 10-K/A for the year ended December 31, 2007.

(21)	Filed as part of our Current Report on Form 8-K filed on August 4, 2008.

(22)	Fled as part of our Annual Report on Form 10-K for the year ended December 31, 2003.

(23)	Filed as part of our Current Report on Form 8-K on February 27, 2009.

(24)	Filed as part of our Current Report on Form 8-K on March 5, 2009.

(25)	Filed as part of our Definitive Proxy Statement on Schedule 14A on December 18, 2008.

(26)	Filed as part of our Annual Report on Form 10-K for the year ended December 31, 2008.

(27)	Filed as part of our Current Report on Form 8-K on January 26, 2009.

(28)	Filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

(29)	Filed as part of our Current Report on Form 8-K on October 23, 2009.

(30)	Filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

(31)	Filed as part of our Current Report on Form 8-K on January 11, 2010.

(32)	Filed as part of our Current Report on Form 8-K on February 3, 2010.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Montgomeryville, Commonwealth of Pennsylvania, on February 5, 2010.

PHOTOMEDEX, INC.

By:	/s/ DENNIS M. MCGRATH
Dennis M. McGrath
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity in Which Signed	Date

* Richard J. DePiano	Chairman of the Board of Directors	February 5, 2010

/s/ DENNIS M. MCGRATH Dennis M. McGrath	President, Chief Executive Officer and Director (Principal Executive Officer)	February 5, 2010

* Christina L. Allgeier	Chief Financial Officer (Principal Financial and Accounting Officer)	February 5, 2010

* David W. Anderson	Director	February 5, 2010

* Stephen P. Connelly	Director	February 5, 2010

* Leonard L. Mazur	Director	February 5, 2010

* Alan R. Novak	Director	February 5, 2010

*By:	/s/ DENNIS M. MCGRATH
Dennis M. McGrath, Attorney-in-fact